UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE
SECURITIES EXCHANGE ACT OF 1934
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☐	Preliminary Proxy Statement
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☒	Definitive Proxy Statement
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Whole Earth Brands, Inc.
(Name of Registrant as Specified in its Charter)

N/A

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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Whole Earth Brands, Inc.
125 S. Wacker Drive, Suite 1250
Chicago, IL 60606
To the Stockholders of Whole Earth Brands, Inc.:
On behalf of the Board of Directors (the “Whole Earth Board”) of Whole Earth Brands, Inc., a Delaware corporation (“Whole Earth Brands” or the “Company”), you are cordially invited to attend a special meeting of stockholders (together with any adjournment or postponement thereof, the “Special Meeting”) of Whole Earth Brands. The Special Meeting will be held on July 31, 2024, at 9:00 a.m., Eastern time. You may attend the Special Meeting by means of remote communications via a live interactive webcast on the internet at www.virtualshareholdermeeting.com/FREE2024SM. We believe that a virtual meeting provides expanded access, improved communication and cost savings for our stockholders.
At the Special Meeting, you will be asked to consider and vote on a proposal to adopt that certain Agreement of Merger, dated as of February 12, 2024 (as it may be amended, supplemented or modified from time to time, the “Merger Agreement”), by and among Ozark Holdings, LLC, a Delaware limited liability company (“Parent”) and Sweet Oak Merger Sub, LLC, a Delaware limited liability company and a wholly owned subsidiary of Parent (“Merger Sub”) and Whole Earth Brands. Parent and Merger Sub are affiliates of Sababa Holdings FREE LLC (“Sababa”). Upon the terms and subject to the conditions set forth in the Merger Agreement, upon the closing of the transaction, Merger Sub will merge with and into Whole Earth Brands (the “Merger”), with Whole Earth Brands surviving the Merger as a wholly owned subsidiary of Parent. At the Special Meeting, you will also be asked to consider and vote on a proposal to adjourn the Special Meeting, from time to time, to a later date or dates to solicit additional proxies if there are insufficient votes to adopt the Merger Agreement.
If the Merger is completed, at the effective time of the Merger, each share of Whole Earth Brands’ common stock, par value $0.0001 per share (the “Company Common Stock”), that is outstanding as of immediately prior to the effective time of the Merger, subject to certain exceptions specified in the Merger Agreement, will be canceled and extinguished and automatically converted into the right to receive cash in an amount equal to $4.875 per share, without interest thereon. This amount represents an approximately 56% premium to the unaffected closing price of the Common Stock on June 23, 2023, the last full trading day prior to Sababa’s initial $4.00 per share bid.
The proposed Merger is a “going private transaction” under the rules of the Securities and Exchange Commission. If the Merger is completed, Whole Earth Brands will become a privately held company, wholly owned by Parent.
Following the recusal of Whole Earth Board member Mr. Michael Franklin (“Mr. Franklin”), the other six members of the Whole Earth Board (the “Disinterested Directors”) formed a Special Committee comprised solely of three of the Disinterested Directors (the “Special Committee”) to review and evaluate the non-binding proposal received from Sababa in June 2023 and any alternative proposals or other strategic alternatives available to the Company, including maintaining the status quo as a standalone public company. The Special Committee, as more fully described in the enclosed proxy statement, evaluated the Merger with the assistance of outside financial and legal advisors. At the conclusion of its review, the Special Committee, among other things, unanimously (1) determined that the Merger Agreement and the transactions contemplated thereby, including the Merger, are advisable, fair to, and in the best interests of Whole Earth Brands and the Unaffiliated Stockholders (as defined below) and (2) recommended to the Whole Earth Board that the Whole Earth Board (a) adopt resolutions approving, adopting and declaring advisable the Merger Agreement and the transactions contemplated thereby, including the Merger, and (b) recommend that the Company’s stockholders vote for the adoption of the Merger Agreement and the Merger at the Special Meeting. In addition, the Special Committee believes that the Merger is fair to the Company’s “unaffiliated security holders,” as such term is defined in Rule 13e-3 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

The Whole Earth Board, acting upon the unanimous recommendation of the Special Committee and following the recusal of Mr. Franklin, (1) determined that the Merger Agreement and the transactions contemplated thereby, including the Merger, are advisable, fair to, and in the best interests of Whole Earth Brands and the Unaffiliated Stockholders, (2) approved and declared advisable the execution, delivery and performance of the Merger Agreement and the transactions contemplated thereby, including the Merger, and (3) resolved to recommend that the Company’s stockholders vote for the adoption and approval of the Merger Agreement and the Merger at the Special Meeting. In addition, the Disinterested Directors, on behalf of the Company, believe that the Merger is fair to the Company’s “unaffiliated security holders,” as such term is defined in Rule 13e-3 under the Exchange Act.
The Whole Earth Board (excluding Mr. Franklin) recommends that you vote: (1) “FOR” the adoption of the Merger Agreement, and (2) “FOR” the adjournment of the Special Meeting, from time to time, to a later date or dates to solicit additional proxies if there are insufficient votes to adopt the Merger Agreement at the time of the Special Meeting.
Your vote is very important, regardless of the number of shares you own. The approval of the proposal to adopt the Merger Agreement requires the affirmative vote of (1) the holders of a majority in voting power of the outstanding Company Common Stock, voting as a single class, and (2) the holders of at least sixty-six and two-thirds percent of the outstanding Company Common Stock held by the Unaffiliated Stockholders. The “Unaffiliated Stockholders” means the holders of Company Common Stock excluding Parent and any “affiliate” or “associate” (in each case, as defined in Section 203 of the General Corporation Law of the State of Delaware (the “DGCL”)) of Parent. Each record holder of Company Common Stock is entitled to one (1) vote for each share of Company Common Stock owned of record as of the close of business on July 5, 2024 (the “Record Date”). If you fail to vote on the proposal to adopt the Merger Agreement, the effect will be the same as a vote against such proposal.
The accompanying proxy statement provides detailed information about the Special Meeting, the Merger Agreement and the Merger, and the other proposals to be considered at the Special Meeting. A copy of the Merger Agreement is attached as Annex A to the proxy statement. The accompanying proxy statement also describes the actions and determinations of the Disinterested Directors and the Special Committee in connection with their evaluation of, among other things, the Merger Agreement and the Merger. Please read the proxy statement and its annexes, including the Merger Agreement, carefully and in their entirety, as they contain important information.
Even if you plan to attend the Special Meeting, please sign, date and return, as promptly as possible, the enclosed proxy card (a prepaid reply envelope is provided for your convenience) or grant your proxy electronically over the internet or by telephone (using the instructions found on the proxy card). If you attend the Special Meeting in person and vote at the Special Meeting, your vote will revoke any proxy that you have previously submitted. If you fail to return your proxy or to attend the Special Meeting, your shares will not be counted for purposes of determining whether a quorum is present at the Special Meeting in person and will have the same effect as a vote against the adoption of the Merger Agreement.
If your shares are held through a bank, broker or other nominee, you are considered the “beneficial owner” of shares held in “street name.” If you hold your shares in “street name,” you will receive instructions from your bank, broker or other nominee that you must follow in order to submit your voting instructions and have your shares voted at the Special Meeting. Your bank, broker or other nominee cannot vote on any of the proposals to be considered at the Special Meeting without your instructions. As a result, if you do not provide your bank, broker or other nominee with any voting instructions, your shares will not be counted for purposes of a quorum and will not be voted at the Special Meeting, which will have the same effect as a vote against the adoption of the Merger Agreement.

If you have any questions or need assistance voting your shares, please contact our proxy solicitor:
Morrow Sodali LLC
430 Park Avenue
New York, NY 10022
Stockholders call: (800) 662-5200 (toll-free from the U.S. and Canada)
Banks and brokers call collect: (203) 658-9400
Email: FREE@info.morrowsodali.com
Thank you for your support.
Sincerely,

Irwin D. Simon
Executive Chairman of the Whole Earth Board
Neither the Securities and Exchange Commission nor any state securities regulatory agency has approved or disapproved the Merger, passed upon the merits or fairness of the Merger or passed upon the adequacy or accuracy of the disclosure in this document. Any representation to the contrary is a criminal offense.

Whole Earth Brands, Inc.
125 S. Wacker Drive, Suite 1250
Chicago, IL 60606
NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
TO BE HELD ON JULY 31, 2024
Notice is given that a special meeting of stockholders (together with any adjournment or postponement thereof, the “Special Meeting”) of Whole Earth Brands, Inc., a Delaware corporation (“Whole Earth Brands” or the “Company”), will be held on July 31, 2024, at 9:00 a.m., Eastern time, for the following purposes:
1.
To consider and vote on the proposal to adopt that certain Agreement of Merger, dated as of February 12, 2024, (as it may be amended, supplemented or modified from time to time, the “Merger Agreement”), by and among Ozark Holdings, LLC, a Delaware limited liability company (“Parent”), Sweet Oak Merger Sub, LLC, a Delaware limited liability company and a wholly owned subsidiary of Parent (“Merger Sub”) and Whole Earth Brands, pursuant to which Merger Sub will merge with and into Whole Earth Brands (the “Merger”), with Whole Earth Brands surviving the Merger as a wholly owned subsidiary of Parent (the “Merger Proposal”); and

2.
To consider and vote on any proposal to adjourn the Special Meeting, from time to time, to a later date or dates to solicit additional proxies if there are insufficient votes to adopt the Merger Agreement at the time of the Special Meeting (the “Adjournment Proposal”).

Approval of the Merger Proposal requires the affirmative vote of (1) the holders of a majority in voting power of the outstanding shares of Whole Earth’s common stock, par value $0.0001 per share (the “Company Common Stock”), voting as a single class, and (2) the holders of sixty-six and two-thirds percent of the outstanding Company Common Stock held by the Unaffiliated Stockholders (as defined below) in each case, as of the close of business on July 5, 2024, the record date fixed by the Board of Directors of the Company (the “Whole Earth Board”) for determining the stockholders entitled to notice of and vote at the Special Meeting (the “Record Date”). The “Unaffiliated Stockholders” means the holders of the Company’s Common Stock excluding Parent and any “affiliate” or “associate” (in each case, as defined in Section 203 of the General Corporation Law of the State of Delaware (the “DGCL”)) of Parent. Approval of the Adjournment Proposal requires the affirmative vote of the holders of a majority in voting power of the outstanding shares of Company Common Stock present by means of remote communication or represented by proxy at the Special Meeting and entitled to vote thereon.
The Special Meeting will be held by means of remote communication via a live interactive webcast on the internet at www.virtualshareholdermeeting.com/FREE2024SM. The Special Meeting will begin promptly at 9:00 a.m., Eastern time. Online check-in will begin at 8:45 a.m., Eastern time, and you should allow ample time for the check-in procedures. You will need the control number found on your proxy card or voting instruction form in order to be deemed to be present and vote your shares at the Special Meeting.
Only the Company’s stockholders as of the close of business on the Record Date are entitled to notice of, and to vote at, the Special Meeting. We are commencing our solicitation of proxies on June 24, 2024, which is before the Record Date. We will continue to solicit proxies until the Special Meeting on July 31, 2024. Each stockholder of record on July 5, 2024 will receive a proxy statement (whether or not such stockholder received a proxy statement prior to that date) and will have the opportunity to vote on the matters described in the proxy statement. Proxies delivered prior to the Record Date will be valid and effective so long as the stockholder providing the proxy is a stockholder on the Record Date. If you deliver a proxy prior to the Record Date and remain a holder on the Record Date, you do not need to deliver another proxy after the Record Date. If you deliver a proxy prior to the Record Date and do not revoke that proxy, your proxy will be deemed to cover the number of shares of Company Common Stock you own on the Record Date even if that number is different from the number of shares of Company Common Stock you owned when you executed and delivered your proxy. Proxies received from persons who are not holders of record on the Record Date will not be effective. A list of stockholders of record entitled to vote at the Special Meeting will be available at the Company’s principal place of business during ordinary business hours, or on the electronic network accessible in the same manner as you will access the Special Meeting described above, in either case, for a period of ten (10) days ending on the day before the date of the Special Meeting.
The Whole Earth Board, acting upon the unanimous recommendation of the Special Committee of the Whole Earth Board and following the recusal of Mr. Franklin, recommends that you vote: (1) “FOR” the adoption of the Merger Agreement, and (2) “FOR” the adjournment of the Special Meeting, from time to time, to a later date or dates to solicit additional proxies if there are insufficient votes to adopt the Merger Agreement at the time of the Special Meeting.
The Merger Agreement and the Merger are further described in the accompanying proxy statement, which proxy statement is incorporated herein by reference. A copy of the Merger Agreement is attached as Annex A to the accompanying proxy statement and is also incorporated herein by reference.
Company stockholders who do not vote in favor of the proposal to adopt the Merger Agreement and otherwise comply with the requirements under Section 262 of the DGCL will have the right to seek appraisal of the “fair value” of their shares of Company Common Stock (exclusive of any element of value arising from the accomplishment or expectation of the Merger and together with interest (as described in the accompanying proxy statement) to be paid on the amount determined to be “fair value”) in lieu of receiving $4.875 per share in cash if the Merger is completed, in accordance with Section 262 of the DGCL. To do so, a stockholder must properly demand appraisal before the vote is taken on the Merger Agreement and comply with all other requirements of the DGCL, including Section 262 of the DGCL, which are summarized in the accompanying proxy statement (which is incorporated herein by reference), and certain conditions set forth in Section 262(g) of the DGCL must be satisfied. Section 262 of the DGCL is attached to the proxy statement as Annex C and is also incorporated herein by reference.
Even if you plan to attend the Special Meeting in person, please sign, date and return, as promptly as possible, the enclosed proxy card (a prepaid reply envelope is provided for your convenience) or grant your proxy electronically over the internet or by telephone (using the instructions found on the proxy card). If you attend the Special Meeting in person and vote at the Special Meeting, your vote will revoke any proxy that you have previously submitted. If you fail to return your proxy or to attend the Special Meeting in person, your shares will not be counted for purposes of determining whether a quorum is present at the Special Meeting and will have the same effect as a vote against the Merger Proposal.
If your shares are held through a bank, broker or other nominee, you are considered the “beneficial owner” of shares held in “street name.” If you hold your shares in “street name,” you will receive instructions from your bank, broker or other nominee that you must follow in order to submit your voting instructions and have your shares voted at the Special Meeting. Your bank, broker or other nominee cannot vote on any of the proposals to be considered at the Special Meeting without your instructions. As a result, if you do not provide your bank, broker or other nominee with any voting instructions, your shares will not be counted for purposes of a quorum and will not be voted at the Special Meeting, which will have the same effect as a vote against the Merger Proposal.
By Order of the Board of Directors,
Ira W. Schlussel
Vice-President and Chief Legal Officer
Chicago, Illinois
June 24, 2024

WHOLE EARTH BRANDS, INC.
PROXY STATEMENT
FOR
SPECIAL MEETING OF STOCKHOLDERS
TO BE HELD ON JULY 31, 2024
This proxy statement is dated June 24, 2024 and, together with the enclosed form of proxy card, is first being sent to stockholders on or about June 24, 2024.
Neither the Securities and Exchange Commission nor any state securities regulatory agency has approved or disapproved the Merger, passed upon the merits or fairness of the Merger or passed upon the adequacy or accuracy of the disclosure in this document. Any representation to the contrary is a criminal offense.

i

ii

iii

DEFINED TERMS
Unless stated otherwise, whenever used in this proxy statement, the following terms have the meanings set forth below:
2020 LTIP means the Whole Earth Brands, Inc. 2020 Long-Term Incentive Plan, as amended.
Adjournment Proposal means the proposal to approve the adjournment of the Special Meeting, from time to time, to a later date or dates to solicit additional proxies if there are insufficient votes to adopt the Merger Agreement at the time of the Special Meeting.
Certificate of Merger means a certificate of merger in such form as required by and in accordance with the applicable provisions of the DGCL and DLLCA.
Closing means the closing of the Merger.
Closing Date means the date on which the Closing occurs.
Code means the Internal Revenue Code of 1986, as amended.
Company Common Stock means the shares of common stock, par value $0.0001 per share, of Whole Earth Brands.
Company Warrants means warrants exercisable for one-half of one share of Company Common Stock at a price of $11.50 per whole share, subject to certain adjustments.
Debt Commitment Letter means that certain Incremental Term Loan Facility Commitment Letter, dated February 12, 2024, between Parent, Silver Point Finance, LLC (acting directly or indirectly through its parent or one or more of its direct or indirect affiliates, managed funds or accounts) and Fortress Credit Corp., on behalf of itself and/or as agent on behalf of one or more funds or accounts managed by affiliates of Fortress Credit Corp.
Disinterested Directors means the six disinterested members of the Whole Earth Board other than Mr. Franklin.
Dissenting Shares means all shares of Company Common Stock that are issued and outstanding as of immediately prior to the effective time of the Merger and held by stockholders who have neither voted in favor of the Merger nor consented thereto in writing and who have properly and validly exercised and not withdrawn their statutory rights of appraisal in respect of such shares of Company Common Stock in accordance with Section 262 of the DGCL.
DGCL means the General Corporation Law of the State of Delaware.
DLLCA means Delaware Limited Liability Company Act.
DOJ means the Antitrust Division of the Department of Justice.
Equity Commitment Letter means that certain Equity Commitment Letter, dated February 12, 2024, between NewCo and Parent.
Exchange Act means the Securities Exchange Act of 1934, as amended.
FTC means the Federal Trade Commission.
Franklin Parties means, collectively (i) Sababa, (ii) Sir Martin E. Franklin, (iii) the Franklin Trust and (iv) NewCo.
Franklin Trust means the Martin E. Franklin Revocable Trust.
GAAP means U.S. generally accepted accounting principles.
Guarantors means Sababa, Rhône Partners VI L.P., a Cayman Islands limited partnership, Rhône Offshore Partners VI L.P., a Cayman Islands limited partnership, and Rhône Partners VI (DE) L.P, a Delaware limited partnership.
HSR Act means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.

IRS means the Internal Revenue Service.
Jefferies means Jefferies LLC.
Limited Guarantee means that certain Limited Guarantee, dated as of February 12, 2024, entered into by Sababa and the Guarantors in favor of Whole Earth Brands.
Mariposa means Mariposa Capital, LLC, a Delaware limited liability company owned by the Franklin Trust and managed by Sir Martin E. Franklin.
Merger means the merger of Merger Sub with and into Whole Earth Brands pursuant to the Merger Agreement in accordance with the applicable provisions of the DGCL and DLLCA, with Whole Earth Brands surviving the Merger as a direct, wholly owned subsidiary of Parent.
Merger Agreement means that certain Agreement of Merger, dated as of February 12, 2024, by and among Whole Earth Brands, Parent, and Merger Sub, as it may be amended, supplemented or modified from time to time.
Merger Proposal means the proposal to adopt the Merger Agreement, pursuant to which Merger Sub will merge with and into Whole Earth Brands, with Whole Earth Brands continuing surviving the Merger as a direct, wholly owned subsidiary of Parent (the “Surviving Corporation”).
Merger Sub means Sweet Oak Merger Sub, LLC, a wholly owned subsidiary of Parent.
Mr. Franklin means Mr. Michael Franklin.
Nasdaq means the Nasdaq Stock Market LLC.
NewCo means Sweet Oak Holdings LP, a newly formed Delaware limited partnership which indirectly owns Parent.
Outside Date means August 12, 2024.
Owned Shares means the Company Common Stock held by Parent and its affiliates, including Sababa.
Parent means Ozark Holdings, LLC, a Delaware limited liability company.
Parent Entities means, collectively, Parent and Merger Sub.
Payment Agent means Continental Stock Transfer & Trust Company, in its capacity as payment agent.
Per Share Price means $4.875 in cash per share of Company Common Stock.
Purchaser Filing Parties means, collectively, Parent, Merger Sub, Mariposa and the Franklin Parties.
Record Date means July 5, 2024.
Sababa means Sababa Holdings FREE LLC.
SEC means the United States Securities and Exchange Commission.
Securities Act means the Securities Act of 1933, as amended.
Sir Martin means Sir Martin E. Franklin.
Special Committee means a committee established by the Whole Earth Board comprised solely three of the Disinterested Directors.
Special Meeting means the special meeting of the stockholders of Whole Earth Brands to be held on July 31, 2024 at 9:00 a.m., Eastern time, and any adjournment or postponement thereof.
Unaffiliated Stockholders means the holders of Company Common Stock excluding Parent and any “affiliate” or “associate” (in each case, as defined in Section 203 of the DGCL) of Parent.
Warrant Agent means Continental Stock Transfer & Trust Company, in its capacity as warrant agent under the Warrant Agreement.
Warrant Agreement means that certain Amended and Restated Warrant Agreement, dated as of June 25, 2020, by and between the Company and the Warrant Agent.

Whole Earth Brands means Whole Earth Brands, Inc. In addition, the terms “Whole Earth,” “Company,” “we,” “us” and “our” refer to Whole Earth Brands, Inc.
Whole Earth Board means the board of directors of Whole Earth Brands, Inc.
Whole Earth Bylaws means the bylaws of Whole Earth Brands, Inc.
Whole Earth Equity Award means an equity award issued under the 2020 LTIP.

SUMMARY TERM SHEET
This summary term sheet discusses the material terms contained in this proxy statement and may not contain all of the information that may be important to you. Accordingly, we encourage you to carefully read this entire proxy statement, its annexes and the documents referred to or incorporated by reference in this proxy statement in their entirety.
Introduction
On February 12, 2024, Whole Earth Brands entered into the Merger Agreement, pursuant to which, subject to the satisfaction or waiver of certain conditions, Merger Sub will merge with and into Whole Earth Brands, with Whole Earth Brands surviving the Merger as a wholly owned subsidiary of Parent. If the Merger is completed, each outstanding share of Company Common Stock (other than as described below) will be converted into the right to receive the Per Share Price, without interest and subject to any applicable withholding taxes, and Whole Earth Brands will become a privately held company. Whole Earth Brands is asking its stockholders to consider and vote on the adoption of the Merger Agreement.
Following Mr. Franklin’s recusal and departure from a meeting of the Whole Earth Board, the Disinterested Directors resolved to form the Special Committee to review and consider the non-binding proposal received from Sababa in June 2023 and any other strategic alternatives available to the Company, and to deliver a recommendation to the Whole Earth Board from the Special Committee regarding the Company’s response to the non-binding proposal received from Sababa in June 2023 and any other strategic alternatives. As more fully described below, the Special Committee evaluated, among other things, the Merger, with the assistance of outside financial and legal advisors and, where appropriate, the Company’s management. At the conclusion of its review, the Special Committee, among other things, unanimously (1) determined that the Merger Agreement and the transactions contemplated thereby, including the Merger, are advisable, fair to, and in the best interests of Whole Earth Brands and the Unaffiliated Stockholders (as defined below) and (2) recommended to the Whole Earth Board that the Whole Earth Board (a) adopt resolutions approving, adopting and declaring advisable the Merger Agreement and the transactions contemplated thereby, including the Merger, and (b) recommend that the Company’s stockholders vote for the adoption of the Merger Agreement and the Merger at the Special Meeting. In addition, the Special Committee believes that the Merger is fair to the Company’s “unaffiliated security holders,” as such term is defined in Rule 13e-3 under the Exchange Act. The Whole Earth Board, acting upon the unanimous recommendation of the Special Committee and following the recusal of Mr. Franklin, (1) determined that the Merger Agreement and the transactions contemplated thereby, including the Merger, are advisable, fair to, and in the best interests of Whole Earth Brands and the Unaffiliated Stockholders, (2) approved and declared advisable the execution, delivery and performance of the Merger Agreement and the transactions contemplated thereby, including the Merger, and (3) resolved to recommend that the Company’s stockholders vote for the adoption and approval of the Merger Agreement and the Merger at the Special Meeting. In addition, the Disinterested Directors, on behalf of the Company, believe that the Merger is fair to the Company’s “unaffiliated security holders,” as such term is defined in Rule 13e-3 under the Exchange Act.
Because the transactions contemplated by the Merger Agreement constitute a “going private” transaction under the rules of the SEC, Whole Earth Brands and the Purchaser Filing Parties have filed with the SEC a Transaction Statement on Schedule 13E-3 with respect to such transactions. You may obtain additional information about the Schedule 13E-3 under the caption “Where You Can Find Additional Information.”
The Parties to the Merger
•
Whole Earth Brands. In June 2020, Act II Global Acquisition Corp. domesticated into a Delaware corporation and changed its name to Whole Earth Brands, Inc. in connection with its acquisition of certain entities as specified in the Purchase Agreement entered into by and among Act II Global Acquisition Corp. and the other parties thereto, dated as of December 19, 2019, as amended. Whole Earth Brands is a global industry-leading platform, focused on the “better for you” consumer packaged goods and ingredients space. The Company has a global platform of branded products and ingredients, focused on the consumer transition towards natural alternatives and clean label products. The Company Common Stock and Company Warrants are publicly traded on Nasdaq under the symbols “FREE” and

“FREEW,” respectively. The Company’s corporate offices are located at 125 S. Wacker Drive, Suite 1250, Chicago, Illinois 60606. For more information about Whole Earth Brands, see the sections of this proxy statement captioned “The Parties to the Merger—Whole Earth Brands” and “Important Information Regarding Whole Earth Brands.”
•
Parent. Ozark Holdings LLC was formed on May 18, 2016 as a Delaware limited liability company. Parent is a holding company that owns and operates Royal Oak Enterprises, LLC (“Royal Oak”). Royal Oak is a leading manufacturer and distributor of branded and private label fire building products, including charcoal, artificial firelogs, matches, lighter fluid and other consumable products. Parent, going forward, intends to do business as Sweet Oak Parent. Parent’s address is 500 South Pointe Drive, Suite 240, Miami Beach, FL 33139, and its telephone number is (786) 482-6333. For more information about Parent, see the sections of this proxy statement captioned “The Parties to the Merger—Parent Entities” and “Important Information Regarding the Purchaser Filing Parties—Parent Entities.”

•
Merger Sub. Sweet Oak Merger Sub, LLC is a wholly owned subsidiary of Parent and was formed on January 26, 2024 solely for the purpose of engaging in the transactions contemplated by the Merger Agreement. Merger Sub has not engaged in any business activities other than as incidental to its formation and in connection with the transactions contemplated by the Merger Agreement. Merger Sub’s address is 500 South Pointe Drive, Suite 240, Miami Beach, FL 33139, and its telephone number is (786) 482-6333. For more information about Merger Sub, see the sections of this proxy statement captioned “The Parties to the Merger—Parent Entities” and “Important Information Regarding the Purchaser Filing Parties—Parent Entities.”

Parent and Merger Sub are each affiliated with the Franklin Parties. In connection with the transactions contemplated by the Merger Agreement, NewCo has committed to purchase from Parent, or cause to be purchased, directly or indirectly, at or prior to the Closing Date, securities of Parent for an aggregate purchase price in cash not to exceed $300,000,000. The proceeds of the commitment will be used by Parent to (a) fund, together with the proceeds of any third party financing obtained by Parent or its affiliates as of the Closing Date, the aggregate Per Share Price and other amounts required to be paid by Parent pursuant to the Merger Agreement and (b) pay all related fees and expenses required to be paid by Parent or Merger Sub pursuant to the Merger Agreement in connection with the transactions contemplated by the Merger Agreement, as described further in this proxy statement under the caption “Special Factors—Financing of the Merger”.
The Special Meeting
•
Date, Time and Place. The Special Meeting will be held on July 31, 2024 at 9:00 a.m., Eastern time. You may attend the Special Meeting solely by means of remote communications via a live interactive webcast on the internet at www.virtualshareholdermeeting.com/FREE2024SM. You will need the control number found on your proxy card or voting instruction form in order to participate in the Special Meeting (including voting your shares). The Company believes that a virtual meeting provides expanded access, improved communication and cost savings for its stockholders.

•	Purpose. At the Special Meeting, the Company will ask stockholders to vote on the following proposals:
○
The Merger Proposal: the proposal to adopt the Merger Agreement, pursuant to which Merger Sub will merge with and into the Company, with the Company continuing as the Surviving Corporation and becoming a wholly owned subsidiary of Parent; and

○
The Adjournment Proposal: the proposal to approve the adjournment of the Special Meeting, from time to time, to a later date or dates to solicit additional proxies if there are insufficient votes to adopt the Merger Agreement at the time of the Special Meeting.

•
Record Date; Shares Entitled to Vote; Quorum. You are entitled to vote at the Special Meeting if you owned shares of Company Common Stock as of the close of business on the Record Date. As of June 21, 2024, there were 43,582,541 shares of Company Common Stock outstanding and entitled to vote at the Special Meeting. For each share of Company Common Stock that you own as of the close of business on the Record Date, you will have one vote on each matter submitted for a vote at the

Special Meeting. The holders of a majority of the Company Common Stock issued and outstanding and entitled to vote at the Special Meeting, present by means of remote communication via a live interactive webcast or represented by proxy, will constitute a quorum at the Special Meeting.
Votes Required
•
The Merger Proposal. Approval of the Merger Proposal requires the affirmative vote of (1) the holders of a majority in voting power of the outstanding Company Common Stock, voting as a single class, and (2) the holders of sixty-six and two-thirds percent of the outstanding Company Common Stock held by the Unaffiliated Stockholders (the “Requisite Stockholder Approval”).

•
The Adjournment Proposal. Approval of the Adjournment Proposal requires the affirmative vote of the holders of a majority in voting power of Company Common Stock present by means of remote communication via a live interactive webcast or represented by proxy at the Special Meeting and entitled to vote thereon.

Intent of Whole Earth’s Directors and Executive Officers and Certain Stockholders to Vote in Favor of the Merger
•
Intent of Whole Earth’s Directors and Executive Officers to Vote in Favor of the Merger. Those Company directors and executive officers owning shares of Company Common Stock have informed the Company that, as of the date of this proxy statement, they intend to vote all of the shares of Company Common Stock owned directly by them in favor of the Merger Proposal and the Adjournment Proposal. As of June 21, 2024, the Company’s directors and executive officers beneficially owned, in the aggregate, approximately 4.73% of the voting power of the shares of Company Common Stock outstanding as of June 21, 2024. For more information, see the section of this proxy statement captioned “Special Factors—Intent of Whole Earth’s Directors and Executive Officers to Vote in Favor of the Merger.”

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Intent of Certain Stockholders to Vote in Favor of the Merger. As of June 21, 2024, Parent and its affiliates currently hold 20.43% of the outstanding shares of Company Common Stock and are expected to vote such shares in favor of the Merger Proposal and the Adjournment Proposal. However, approval of the Merger Proposal requires the affirmative vote of both (i) the holders of a majority in voting power of the outstanding Company Common Stock, voting as a single class, and (ii) sixty-six and two-thirds percent of the outstanding Company Common Stock held by the Unaffiliated Stockholders (the “Unaffiliated Stockholder Vote”).

Reasons for the Merger; Recommendations of the Special Committee and the Disinterested Directors
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Special Committee’s Recommendation. The Special Committee, pursuant to resolutions adopted at a meeting of the Special Committee held on February 12, 2024, unanimously (1) determined that the Merger Agreement and the transactions contemplated thereby, including the Merger, are advisable, fair to, and in the best interests of Whole Earth Brands and the Unaffiliated Stockholders (as defined below) and (2) recommended to the Whole Earth Board that the Whole Earth Board (a) adopt resolutions approving, adopting and declaring advisable the Merger Agreement and the transactions contemplated thereby, including the Merger, and (b) recommend that the Company’s stockholders vote for the adoption of the Merger Agreement and the Merger at the Special Meeting. In reviewing the Merger, the Special Committee consulted with outside financial and legal advisors and, where appropriate, Whole Earth’s management, and considered other potential strategic alternatives. In addition, the Special Committee believes that the Merger is fair to Whole Earth’s “unaffiliated security holders,” as such term is defined in Rule 13e-3 of the Exchange Act. For a description of the reasons considered by the Special Committee, see the section of this proxy statement captioned “Special Factors—Reasons for the Merger; Recommendations of the Special Committee and the Disinterested Directors.”

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Disinterested Directors’ Recommendation. The Whole Earth Board, acting upon the unanimous recommendation of the Special Committee and following the recusal of Mr. Franklin, (1) determined that the Merger Agreement and the transactions contemplated thereby, including the Merger, are advisable, fair to, and in the best interests of Whole Earth Brands and the Unaffiliated Stockholders,

(2) approved and declared advisable the execution, delivery and performance of the Merger Agreement and the transactions contemplated thereby, including the Merger, and (3) resolved to recommend that the Company’s stockholders vote for the adoption and approval of the Merger Agreement and the Merger at the Special Meeting. In addition, the Disinterested Directors, on behalf of the Company, believe that the Merger is fair to Whole Earth’s “unaffiliated security holders,” as such term is defined in Rule 13e-3 under the Exchange Act. For a description of the reasons considered by the Disinterested Directors, see the section of this proxy statement captioned “Special Factors—Reasons for the Merger; Recommendations of the Special Committee and the Disinterested Directors.”
The Whole Earth Board, acting upon the unanimous recommendation of the Special Committee and following the recusal of Mr. Franklin, recommends that you vote: (1) “FOR” the approval of the Merger Proposal, and (2) “FOR” the approval of the Adjournment Proposal.
Opinion of Jefferies LLC
The Company retained Jefferies as its financial advisor in connection with a possible sale, disposition, or other business transaction involving the Company. In connection with this engagement, the Disinterested Directors requested that Jefferies evaluate the fairness, from a financial point of view, of the Per Share Price to be received by the holders of shares of Company Common Stock (other than Parent, Merger Sub and their respective affiliates) pursuant to the Merger Agreement. At a meeting of the Whole Earth Board (at which Mr. Franklin was initially in attendance and then recused himself) held on February 12, 2024, Jefferies rendered its opinion to the disinterested members of the Whole Earth Board to the effect that, as of that date and based on and subject to various assumptions made, procedures followed, matters considered and limitations and qualifications on the review undertaken as described in its opinion, the Per Share Price to be received by the holders of shares of Company Common Stock pursuant to the Merger Agreement was fair, from a financial point of view, to such holders (other than Parent, Merger Sub and their respective affiliates).
The full text of Jefferies’ opinion, which describes the various assumptions made, procedures followed, matters considered and limitations and qualifications on the review undertaken by Jefferies, is attached as Annex B to this proxy statement and is incorporated herein by reference. The Company encourages you to read the opinion carefully and in its entirety. Jefferies’ opinion was provided for the use and benefit of the Disinterested Directors (in their capacity as such) in their evaluation of the Per Share Price from a financial point of view and did not address any other aspect of the Merger or any other matter. Jefferies’ opinion did not address the relative merits of the Merger or other transactions contemplated by the Merger Agreement as compared to any alternative transaction or opportunity that might be available to the Company, nor did it address the underlying business decision by the Company or the Disinterested Directors to engage in the Merger or any term, aspect or implication of any other agreement (or amendment thereto or related arrangements) entered into in connection with, or contemplated by or resulting from, the Merger or otherwise. Jefferies’ opinion did not constitute a recommendation as to how the Disinterested Directors or any holder of shares of Company Common Stock should act or vote on the Merger or any other matter. The summary of the Jefferies’ opinion contained in this proxy statement is qualified in its entirety by reference to the full text of Jefferies’ opinion, which is attached hereto as Annex B.
For more information, see the section of this proxy statement entitled “Special Factors—Opinion of Jefferies LLC.”
Position of Mr. Michael Franklin as to the Fairness of the Merger
Under the SEC rules governing “going-private” transactions, Mr. Franklin may be deemed to be engaged in a “going private” transaction due to his expected role as the Chief Executive Officer of the Surviving Corporation after Closing and, therefore, required to express his beliefs as to the fairness of the proposed Merger to the Company stockholders, including the unaffiliated security holders. Mr. Franklin was not permitted to participate in the deliberations of the Special Committee or the Disinterested Directors regarding the Merger, did not receive the information received by each of the Disinterested Directors, the Special Committee or the Purchaser Filing Parties relating to the Merger, and did not receive advice from the legal or other advisors of the Disinterested Directors, the Special Committee or the Purchaser Filing Parties as to the fairness of the Merger. Based on, among other things, the factors considered by, and the analysis and resulting conclusions of, the Special Committee and the Disinterested Directors discussed in the section of this proxy statement entitled “Special

Factors — Reasons for the Merger; Recommendation of the Special Committee and the Disinterested Directors,” (which analysis and resulting conclusions Mr. Franklin expressly adopts), although Mr. Franklin was not permitted to participate in the deliberations of the Special Committee or the Disinterested Directors regarding the Merger, did not receive the information received by each of the Disinterested Directors, the Special Committee or the Purchaser Filing Parties relating to the Merger, and did not receive advice from the legal or other advisors of the Disinterested Directors, the Special Committee or the Purchaser Filing Parties as to the fairness of the Merger, Mr. Franklin believes that the Merger is substantively and procedurally fair to the Company stockholders, including the unaffiliated security holders.
Position of the Purchaser Filing Parties as to the Fairness of the Merger
The Purchaser Filing Parties believe that the Merger is substantively and procedurally fair to Whole Earth’s “unaffiliated security holders,” as defined in Rule 13e-3 of the Exchange Act. However, none of the Purchaser Filing Parties has undertaken any formal evaluation of the fairness of the Merger to Whole Earth’s unaffiliated security holders or engaged a financial advisor for such purpose. Moreover, none of the Purchaser Filing Parties participated in the deliberation of the Special Committee or received advice from the Special Committee’s legal or financial advisors in connection with the Merger. The belief of the Purchaser Filing Parties as to the fairness of the Merger is based on the factors discussed in the section of this proxy statement captioned “Special Factors—Reasons for the Merger; Recommendations of the Special Committee and the Whole Earth Board.”
Certain Effects of the Merger
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If the conditions to the completion of the Merger are either satisfied or waived, at the effective time of the Merger (the “Effective Time”): (1) Merger Sub will merge with and into Whole Earth Brands, (2) the separate existence of Merger Sub will cease, and (3) Whole Earth Brands will continue as the Surviving Corporation in the Merger and as a wholly owned subsidiary of Parent. As a result of the Merger, Whole Earth Brands will cease to be a publicly traded company. If the Merger is completed, you will not own any shares of capital stock of the Surviving Corporation as a result of the Merger.

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The time at which the Merger becomes effective will occur upon the filing of the Certificate of Merger with, subject to its acceptance by, the Secretary of State of the State of Delaware (or at a later time as Whole Earth, Parent and Merger Sub may agree and specify in the Certificate of Merger).

Treatment of Shares, Equity Awards and Warrants
Treatment of Company Common Stock. The Merger Agreement provides for the following treatment of shares of Company Common Stock in connection with the Merger:
At the Effective Time, each share of Company Common Stock outstanding immediately prior to the Effective Time (other than shares owned by the Company or any of the Company’s wholly owned subsidiaries, the Owned Shares or Dissenting Shares) will be cancelled and extinguished and automatically converted into the right to receive cash in an amount equal to the Per Share Price, without interest thereon. The Per Share Price represents an approximately 56% premium to the unaffected closing price of the Company Common Stock on June 23, 2023, the last full trading day prior to Sababa’s initial $4.00 per share bid. For more information, see the sections of this proxy statement captioned “Special Factors—Certain Effects of the Merger” and “The Merger Agreement—Merger Consideration—Company Common Stock.”
On the Closing Date, Parent will deposit, or cause to be deposited, with the Payment Agent (as defined in the section of this proxy statement captioned “The Merger Agreement—Exchange and Payment Procedures”) an amount of cash sufficient to pay the aggregate Per Share Price to which Whole Earth stockholders will become entitled pursuant to the Merger Agreement. Once an eligible stockholder has provided the Payment Agent with the documentation required by the Merger Agreement, the Payment Agent will pay the stockholder the appropriate portion of the aggregate Per Share Price in exchange for the shares of Company Common Stock held by that stockholder immediately prior to the Effective Time. For more information, see the section of this proxy statement captioned “The Merger Agreement—Exchange and Payment Procedures.”
After the Merger is completed, you will have the right to receive the Per Share Price for each share of Company Common Stock that you own, but you will no longer have any rights as a stockholder (except that stockholders who have neither voted in favor of the Merger nor consented thereto in writing, properly demanded appraisal of such shares of Company Common Stock pursuant to, and in accordance with, Section 262 of the DGCL, and do not validly withdraw or otherwise lose their appraisal rights may have the right to receive a payment for the “fair value” of their shares as determined pursuant to an appraisal proceeding as contemplated by the DGCL, as described in the section of this proxy statement captioned “Appraisal Rights”).
Treatment of Whole Earth Equity Awards. The Merger Agreement provides for the following treatment of Whole Earth Equity Awards at the Effective Time:
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Each share of Company Common Stock subject to a restricted stock award will become immediately fully vested (and subject to any applicable tax withholding on such acceleration) and treated as a share of Company Common Stock issued and outstanding immediately prior to the Effective Time.

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Each restricted stock unit award with respect to shares of Company Common Stock will become fully vested and, after giving effect to such vesting, automatically be cancelled and converted into the right to receive an amount in cash (less any applicable tax withholding) equal to (A) the total number of shares of Company Common Stock underlying such award, multiplied by (B) the Per Share Price.

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Each performance-based restricted stock unit award with respect to shares of Company Common Stock will become fully vested as to the number of shares of Company Common Stock subject to such award that would vest based on target level achievement of all performance targets (without application of any modifier) and, after giving effect to such vesting, automatically be cancelled and converted into the right to receive an amount in cash (less any applicable tax withholding) equal to (Y) the target number of shares of Company Common Stock underlying such award, multiplied by (Z) the Per Share Price.

For more information about the treatment of Whole Earth Equity Awards, see the sections of this proxy statement captioned “Special Factors—Certain Effects of the Merger,” and “Special Factors—Interests of Whole Earth’s Directors and Executive Officers in the Merger.”
Treatment of ESPP. At or prior to the Effective Time, the Company, the Whole Earth Board and the compensation committee of the Whole Earth Board, as applicable, will unanimously adopt any resolutions and take any actions necessary to terminate the 2020 LTIP, as may be amended from time to time (the “ESPP”) effective as of the Effective Time. No offering period has ever been commenced under the ESPP.
Treatment of Company Warrants. The Merger Agreement provides for the following treatment of Company Warrants in connection with the Merger:
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Pursuant to the Merger Agreement, each Company Warrant outstanding immediately prior to the Effective Time will be treated in the manner set forth in the Amended and Restated Warrant Agreement, dated as of June 25, 2020 (the “Warrant Agreement”), by and between the Company and Continental Stock Transfer & Trust Company, in its capacity as warrant agent under the Warrant Agreement (the “Warrant Agent”).

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Pursuant to the Warrant Agreement, at the Effective Time, each Company Warrant will automatically cease to represent a warrant to purchase shares of Company Common Stock and instead represent a right by the holder upon any subsequent exercise of such warrant to receive the amount of cash receivable at the Effective Time that the holder of the Warrants would have received if such holder had exercised his, her or its warrant(s) immediately prior to the Effective Time, provided that if the holder of such warrant properly exercises such warrant within thirty (30) days following the public disclosure of the consummation of the Merger in a Current Report on Form 8-K, the exercise price of such warrant will be reduced by an amount equal to the difference (but in no event less than zero) of (i) the exercise price of such warrant in effect prior to such reduction minus (ii) (A) the Per Share Price minus (B) the Black-Scholes value of such warrant (determined in accordance with the Warrant Agreement).

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At or as promptly as practicable after the Effective Time, the Surviving Corporation will enter into an amendment to the Warrant Agreement with the Warrant Agent providing for the delivery of the Alternative Issuance (as defined in the Warrant Agreement) that occurs as a result of the consummation of the Merger.

Certain Effects on Whole Earth if the Merger is Not Completed
If the Merger Agreement is not adopted as a result of the failure to obtain the Requisite Stockholder Approval, or if the Merger is not completed for any other reason, the Company’s stockholders will not be entitled to receive any payment for their shares of Company Common Stock in connection with the Merger.
Instead, (1) Whole Earth Brands will remain an independent public company, (2) the Company Common Stock and Company Warrants will continue to be listed and traded on Nasdaq and registered under the Exchange Act, and (3) the Company will continue to file periodic reports with the SEC. For more information, see the section of this proxy statement captioned “Special Factors—Certain Effects on Whole Earth if the Merger is Not Completed.”
Interests of Whole Earth’s Directors and Executive Officers in the Merger
In considering the recommendations of the Special Committee and the Disinterested Directors with respect to the Merger, you should be aware that, aside from their interests as holders of Company Common Stock, the Disinterested Directors and certain of Whole Earth’s executive officers may have interests in the Merger that are different from, or in addition to, your interests as a stockholder. In particular:
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Irwin D. Simon, Executive Chairman of the Whole Earth Board, has entered into a Consulting Agreement with Parent and Whole Earth, pursuant to which Mr. Simon will provide certain transitional services to Whole Earth following the consummation of the Merger for a term of six months unless extended or renewed and will be entitled to a consulting fee of $1.4 million to be paid on the Closing Date;

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Each Disinterested Director is entitled to receive a special one-time fee for services provided in connection with the Merger, payable within 15 days of the filing with the Securities and Exchange Commission of the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2023, see “Special Factors—Interests of Whole Earth’s Directors and Executive Officers in the Merger”;

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Whole Earth’s directors and officers are entitled to continued indemnification and insurance coverage under the Merger Agreement and indemnification agreements between such individuals and Whole Earth;

•	Vesting of certain unvested Whole Earth Equity Awards held by certain of Whole Earth’s directors and executive officers will accelerate upon the effectiveness of the Merger;
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Certain executive officers including Rajnish Ohri and Jeffrey Robinson, Whole Earth’s Co-Chief Executive Officers, Bernardo Fiaux, the Company’s Chief Financial Officer and Brian Litman, the Company’s Chief Accounting Officer, have entered into Transaction Bonus Agreements with Whole Earth pursuant to which they will be entitled, subject to such individual’s continued employment through the Effective Time of the consummation of the Merger, to a cash bonus contingent upon the closing of a change in control of the Company occurring on or before December 31, 2024, which the Merger constitutes. For each of Mr. Ohri and Mr. Robinson, the transaction bonus is $2.1 million, for Mr. Fiaux, the transaction bonus is $897,000 and for Mr. Litman, the transaction bonus is $809,370. These transaction bonuses will be paid as follows: 50% payable within 15 days after the Effective Time and 50% payable on the six-month anniversary of the Effective Time, or earlier if the executive officer’s employment is terminated prior to such date either by the Company without Cause (as defined in the Transaction Bonus Agreement), excluding terminations due to the executive’s death or disability, or by the executive officer for Good Reason (as defined in the Transaction Bonus Agreement).

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Parent is controlled by Sir Martin E. Franklin, the father of Mr. Franklin. Mr. Franklin is currently a member of the Whole Earth Board and was formerly the Chief Executive Officer of Whole Earth. Mr. Franklin has the title of Partner in Mariposa but does not have any voting rights or any decision-making authority or other power with respect to Mariposa or any of the other Franklin Parties. Mr. Franklin also holds “profits interests” in Sababa (an entity in which Sir Martin owns 100% of the voting interests and is the sole manager) pursuant to which Mr. Franklin is entitled to receive a maximum of 10% of the appreciation, if any, in the value of Sababa’s assets (which, as of the date of this proxy statement, consist solely of Company Common Stock). The profits interests vest over a three-year period beginning on May 17, 2022 (such that only one-third currently is vested), subject to immediate vesting upon Sababa’s dissolution or a sale of Sababa to an independent third party (neither of which have occurred or are expected to occur in the near future). Mr. Franklin’s profits interests in Sababa currently have no economic value, will have no economic value as a result of the Merger, nor do they entitle Mr. Franklin to vote on any matter relating to Sababa. Mr. Franklin indirectly owns an immaterial non-voting minority equity interest in Parent and following completion of the Merger will have an immaterial non-voting indirect minority interest of 0.8% in Whole Earth through such ownership interest. In addition, Mr. Franklin is a beneficiary of certain trusts that collectively own non-voting minority equity interests in Parent and, following completion of the Merger, will have, in the aggregate, non-voting indirect minority interests of 1.35% in Whole Earth through such ownership interests. Mr. Franklin has no voting rights related to any such ownership. The Company has been advised by Parent that, following the consummation of the Merger, Mr. Franklin is expected to be appointed as Chief Executive Officer of Parent.
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On July 16, 2023, the Disinterested Directors unanimously resolved to place Mr. Franklin on a paid leave of absence from his role as Chief Executive Officer of the Company. On October 6, 2023, Mr. Franklin resigned as Chief Executive Officer of the Company alleging a material diminution of his duties and authority as a result of the Whole Earth Board placing him on a paid leave of absence from his role as Chief Executive Officer of the Company on July 16, 2023, which provided a basis for resignation for Good Reason (as defined in his offer letter dated April 3, 2023). The Disinterested Directors disagree with this categorization; specifically, that the Disinterested Directors had determined to place Mr. Franklin on a paid leave of absence so that the Company could conduct a disinterested evaluation of the Sababa proposal after the Disinterested Directors and Mr. Franklin were unable to agree on the terms and provisions of the Undertaking (as defined below). Following his resignation as Chief Executive Officer of the Company, Mr. Franklin ceased to remain on paid leave. While, in his role as a Director, Mr. Franklin has continued to have access to information with respect to the business and operations of the Company, Mr. Franklin did not participate in any activities, meetings or communications with respect to the Process on behalf of, or as a representative of, the Company, and did not receive any information from the Company with respect thereto. In addition, the Sababa Holders have advised the Company that Mr. Franklin did not participate in any activities, meetings or communications with respect to Sababa's non-binding proposal on behalf of, or as a representative of, the Sababa Holders and that the Sababa Holders have not received from Mr. Franklin any information related to Sababa's Proposal or the Process. As of the date of this filing, the disagreement regarding the nature of Mr. Franklin’s resignation as Chief Executive Officer of the Company remains unresolved.

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As of the date of this proxy statement, none of the Company’s executive officers have reached an understanding on potential employment with the Surviving Corporation (or any of their respective affiliates) or entered into any definitive agreements or arrangements regarding employment with the Surviving Corporation (or any of their respective affiliates) to be effective following the consummation of the Merger.

The Special Committee and the Disinterested Directors were aware of and considered these interests to the extent that they existed at the time, among other matters. For a more detailed description of the interests of Whole Earth’s executive officers and directors in the Merger, see “Special Factors—Interests of Whole Earth’s Directors and Executive Officers in the Merger.”
U.S. Federal Income Tax Consequences of the Merger
The receipt of cash by Whole Earth stockholders in exchange for shares of Company Common Stock in the Merger will be a taxable transaction to U.S. Holders (as defined under the section entitled, “Special Factors—Certain U.S. Federal Income Tax Consequences of the Merger”) for U.S. federal income tax purposes. Such receipt of cash by a Whole Earth stockholder that is a U.S. Holder generally will result in the recognition of gain or loss in an amount measured by the difference, if any, between the amount of cash that such U.S. Holder receives in the Merger and such U.S. Holder’s adjusted tax basis in the shares of Company Common Stock surrendered in the Merger.
Whole Earth stockholders that are Non-U.S. Holders (as defined under the section entitled, “Special Factors—Certain U.S. Federal Income Tax Consequences of the Merger”) generally will not be subject to U.S. federal income tax with respect to the exchange of Company Common Stock for cash in the Merger unless they have certain connections with the United States.

For a more complete description of the U.S. federal income tax consequences of the Merger, see the section entitled “Special Factors—Certain U.S. Federal Income Tax Consequences of the Merger.” This description does not address any non-income tax consequences, nor does it address state, local, non-U.S. or other tax consequences or the consequences to holders who are subject to special treatment under U.S. federal income tax law. Consequently, you are urged to consult your tax advisor to determine the particular tax consequences to you of the Merger.
Restrictions on Solicitation of Other Acquisition Offers
Under the terms of the Merger Agreement, the Company is subject to customary “no-shop” restrictions on its ability to solicit alternative acquisition proposals from third parties and to provide information to, and participate in discussions and engage in negotiations with, third parties regarding any alternative acquisition proposals, subject to a customary “fiduciary out” provision that allows Whole Earth, under certain specified circumstances and after entry into an Acceptable Confidentiality Agreement (as defined in the Merger Agreement), to provide information to, and participate in discussions and engage in negotiations with, third parties with respect to an unsolicited acquisition proposal if the Special Committee determines in good faith (after consultation with a financial advisor and outside legal counsel) that such alternative acquisition proposal constitutes a Superior Proposal (as defined herein) or is reasonably likely to lead to a Superior Proposal, and the failure to take such actions would be inconsistent with its fiduciary duties pursuant to applicable law. For more information, see the section of this proxy statement captioned “The Merger Agreement—Solicitation of Other Offers.” In the event that the Merger Agreement is terminated either by the Company, in the event of a Company Alternative Transaction (as defined in the Merger Agreement), or by Parent, in the event that a Change of Board Recommendation (as defined in the Merger Agreement) has occurred, the Company has agreed to pay Parent a $20 million termination fee (the “Company Termination Fee”). For more information, see the section of this proxy statement captioned “The Merger Agreement—Recommendation Changes.”
Change in the Whole Earth Board’s Recommendation
The Whole Earth Board (or a committee thereof, including the Special Committee) may not amend, modify or withdraw its recommendation that Whole Earth’s stockholders adopt the Merger Agreement or take certain similar actions other than, under certain circumstances, if the Whole Earth Board, acting upon the recommendation of the Special Committee, or the Special Committee determines in good faith, after consultation with a financial advisor and outside legal counsel, that failure to take such action would reasonably be expected to be inconsistent with its fiduciary duties pursuant to applicable law and the Whole Earth Board, acting upon the recommendation of the Special Committee, or the Special Committee complies with the terms of the Merger Agreement.
Moreover, neither the Whole Earth Board, acting upon the recommendation of the Special Committee, nor the Special Committee may withdraw the Whole Earth Board’s recommendation that Whole Earth’s stockholders adopt the Merger Agreement or take certain similar actions unless the Whole Earth Board complies with certain procedures in the Merger Agreement, including engaging in good faith negotiations with Parent during a specified period. If Whole Earth or Parent terminates the Merger Agreement under certain circumstances, including because the Whole Earth Board, acting upon the recommendation of the Special Committee, or the Special Committee, amends, modifies or withdraws the Whole Earth Board’s recommendation that Whole Earth’s stockholders adopt the Merger Agreement, then Whole Earth must pay to Parent the Company Termination Fee. For more information, see the section of this proxy statement captioned “The Merger Agreement—Recommendation Changes.”
Limited Guarantee
Under the Limited Guarantee, each of the Guarantors, severally (and not jointly and severally), has guaranteed the payment by Parent of such Guarantor’s respective percentage set forth in the Limited Guarantee (such Guarantor’s “Maximum Guarantor Percentage”) of Parent’s obligations under the Merger Agreement with respect to (i) the Parent Termination Fee, (ii) certain related enforcement expenses and (iii) certain reimbursement and/or indemnification obligations of Parent and Merger Sub, in each case, to the extent payable by Parent to the Company under the Merger Agreement and subject to the limitations set forth therein, provided that in no event shall the maximum amount of any Guarantor’s aggregate liability under the Limited Guarantee exceed an amount equal to such Guarantor’s Maximum Guarantor Percentage of the sum of (x) the Parent

Termination Fee, (y) the amount of such enforcement expenses and (z) the amount of such reimbursement and/or indemnification obligations (such maximum aggregate amount, the “Cap”). For more information, please see the section of this proxy statement captioned “Special Factors—Limited Guarantee.”
Financing of the Merger
The obligation of Parent and Merger Sub to consummate the Merger is not subject to any financing condition. In connection with the financing of the Merger, NewCo and Parent entered into the Equity Commitment Letter, pursuant to which, among other things, NewCo has committed to purchase from Parent, or cause to be purchased, directly or indirectly, at or prior to the Closing, securities of Parent for an aggregate purchase price in cash not to exceed $300,000,000. In addition, pursuant to the Debt Commitment Letter provided to Parent, the Incremental Term Loan Lenders (as defined in the section of this proxy statement captioned “Special Factors—Financing of the Merger”) committed to provide, on the terms and subject to the conditions set forth in the Debt Commitment Letter, at or prior to the Closing, an incremental term loan facility of $375,000,000, subject to certain customary conditions. The Equity Commitment and Debt Commitment (each as defined in the section of this proxy statement captioned “Special Factors—Financing of the Merger”) will be used by Parent to (a) fund, together with the proceeds of any third party financing obtained by Parent or its affiliates as of the Closing Date, the aggregate Per Share Price and other amounts required to be paid by Parent pursuant to the Merger Agreement and (b) pay all related fees and expenses required to be paid by Parent or Merger Sub pursuant to the Merger Agreement in connection with the transactions contemplated by the Merger Agreement.
For more information, please see the section of this proxy statement captioned “Special Factors—Financing of the Merger.”
Conditions to the Closing
Obligations of Parent, Merger Sub and Whole Earth. The obligations of Parent, Merger Sub and Whole Earth, as applicable, to consummate the Merger are subject to the satisfaction or waiver of certain conditions, including:
•	the adoption of the Merger Agreement by (a) the holders of a majority in voting power of the outstanding Company Common Stock, voting as a single class, and (b) the Requisite Stockholder Approval;
•	the absence of any law or order prohibiting the consummation of the Merger; and
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the expiration or termination of the waiting periods applicable to the Merger pursuant to the HSR Act; and the receipt of any approvals required by all other required clearances, consents and approvals from specified antitrust, foreign investment and other regulatory authorities.

Obligations of Parent and Merger Sub. The obligations of Parent and Merger Sub to consummate the Merger are subject to the satisfaction or waiver (where permissible pursuant to applicable law) of each of the following conditions:
•	the accuracy of the representations and warranties of Whole Earth in the Merger Agreement, subject to applicable materiality or other qualifiers, as of certain dates set forth in the Merger Agreement;
•	Whole Earth having performed and complied in all material respects with all covenants under the Merger Agreement required to be performed and complied with by it at or prior to the Closing Date;
•	receipt by Parent of a customary closing certificate of Whole Earth; and
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the absence of any Company Material Adverse Effect (as defined in the section of this proxy statement captioned “The Merger Agreement—Representations and Warranties”) having occurred after the date of the Merger Agreement.

Obligations of Whole Earth. The obligations of Whole Earth to consummate the Merger are subject to the satisfaction or waiver (where permissible pursuant to applicable law) of each of the following conditions:
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the accuracy of the representations and warranties of each of Parent and Merger Sub in the Merger Agreement, subject to applicable materiality or other qualifiers, as of certain dates set forth in the Merger Agreement;

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Parent and Merger Sub having each performed and complied in all material respects with all covenants under the Merger Agreement required to be performed and complied with by Parent and Merger Sub at or prior to the Closing Date; and

•	the receipt by Whole Earth of a customary closing certificate of Parent and Merger Sub.
For more information, see the section of this proxy statement captioned “The Merger Agreement—Conditions to the Closing.”
Termination of the Merger Agreement
The Merger Agreement contains certain termination rights for the Company, on the one hand, and Parent, on the other hand, including but not limited to, Parent and the Company each having the right to terminate the Merger Agreement at any time prior to the Effective Time (whether prior to or after the receipt of the Requisite Stockholder Approval) by (1) mutual written agreement or (2) if the Merger is not consummated by August 12, 2024 (the “Outside Date”). Additional termination rights are further described in the section of this proxy statement captioned “The Merger Agreement—Termination of the Merger Agreement.”
Termination Fees and Remedies
Payment of Termination Fee by Whole Earth. Upon termination of the Merger Agreement, and as further described in the section of this proxy statement captioned “The Merger Agreement—Termination Fees,” under specified circumstances, including Whole Earth terminating the Merger Agreement to enter into an Alternative Acquisition Agreement (as defined herein) with respect to a Superior Proposal or Parent terminating the Merger Agreement due to a Recommendation Change, in each case, pursuant to and in accordance with the “fiduciary out” provisions of the Merger Agreement, Whole Earth will be required to pay Parent the Company Termination Fee.
Payment of Termination Fee by Parent. Upon termination of the Merger Agreement, and as further described in the section of this proxy statement captioned “The Merger Agreement—Termination Fees,” under specified circumstances, Parent will be required to pay Whole Earth a termination fee of $40 million (the “Parent Termination Fee”).
Specific Performance. Parent, Merger Sub and Whole Earth are entitled, in addition to any other remedy to which they are entitled at law or equity, to an injunction, specific performance and other equitable relief to prevent breaches (or threatened breaches) of the Merger Agreement and to enforce the terms of the Merger Agreement. Whole Earth has the right, subject to the terms and conditions of the Merger Agreement and the Equity Commitment Letter, to an injunction, specific performance or other equitable remedies in connection with enforcing Parent and Merger Sub’s equity financing.
Appraisal Rights
If the Merger is consummated, holders of record or beneficial owners of Company Common Stock who (1) do not vote in favor of the Merger Proposal (whether by voting against the Merger Proposal, abstaining or otherwise not voting with respect to the Merger Proposal), (2) continuously hold (in the case of holders of record) or continuously own (in the case of beneficial owners) their applicable shares of Company Common Stock through the effective date of the Merger, (3) properly demand appraisal of their applicable shares, (4) meet certain statutory requirements described in this proxy statement, and (5) do not withdraw their demands or otherwise lose their rights to appraisal will be entitled to seek appraisal of their shares in connection with the Merger under Section 262 of the DGCL if certain conditions set forth in Section 262 of the DGCL are satisfied. The requirements under Section 262 of the DGCL for perfecting and exercising appraisal rights are described in further detail the section of this proxy statement captioned “Appraisal Rights,” which description is qualified in its entirety by Section 262 of the DGCL, which is attached hereto and incorporated herein by reference as Annex C.
This means that these holders of record and beneficial owners may be entitled to have their shares of Company Common Stock appraised by the Delaware Court of Chancery and to receive payment in cash of the “fair value” of their shares of Company Common Stock, exclusive of any element of value arising from the accomplishment or expectation of the Merger, together with (unless the Delaware Court of Chancery in its discretion determines otherwise for good cause shown) interest on the amount determined by the Delaware Court of Chancery to be fair value from the effective date of the Merger through the date of payment of the judgment at a rate of five percent over the Federal Reserve discount rate (including any surcharge) as established from time to time during the period between the effective date of the Merger and the date of payment of the judgment, compounded quarterly. If at any time before the entry of judgment in the proceeding, the Surviving Corporation makes a voluntary cash payment to persons entitled to appraisal, interest will accrue thereafter only upon the sum of (1) the difference, if any, between the amount so paid and the fair value of the shares as determined by the Delaware Court of Chancery, and (2) interest theretofore accrued, unless paid at that time. The Surviving Corporation is under no obligation to make such voluntary cash payment prior to such entry of judgment. Due to the complexity of the appraisal process, any persons who wish to seek appraisal of their shares of Company Common Stock are encouraged to seek the advice of legal counsel with respect to the exercise of appraisal rights. Persons considering seeking appraisal should be aware that the fair value of their shares as determined pursuant to Section 262 of the DGCL could be more than, the same as or less than the value of the consideration that they would receive pursuant to the Merger Agreement if they did not seek appraisal of their shares of Company Common Stock. For more information, see the section of this proxy statement captioned “Appraisal Rights—Determination of Fair Value.”
To exercise appraisal rights, a holder of record or a beneficial owner of Company Common Stock must (1) submit a written demand for appraisal of such holder’s shares or such beneficial owner’s shares of Company Common Stock to Whole Earth before the vote is taken on the Merger Proposal, (2) not vote, in person or by proxy, in favor of the Merger Proposal (whether by voting against the Merger Proposal, abstaining or otherwise not voting with respect to the Merger Proposal), (3) continuously hold (in the case of holders of record) or continuously own (in the case of beneficial owners) the subject shares of Company Common Stock through the effective date of the Merger, and (4) strictly comply with all other procedures for exercising appraisal rights under the DGCL. If you are a beneficial owner of shares of Company Common Stock and you wish to exercise your appraisal rights in such capacity, in addition to the foregoing requirements, your demand for appraisal must also (1) reasonably identify the holder of record of the shares of Company Common Stock for which the demand is made, (2) be accompanied by documentary evidence of your beneficial ownership of shares of Company Common Stock and a statement that such documentary evidence is a true and correct copy of what it purports to be, and (3) provide an address at which you consent to receive notices given by the Surviving Corporation under Section 262 of the DGCL and to be set forth on the verified list required by Section 262(f) of DGCL. The failure to follow exactly the procedures specified under the DGCL may result in the loss of appraisal rights.
The requirements under Section 262 of the DGCL for perfecting and exercising appraisal rights are described in further detail in the section of this proxy statement captioned “Appraisal Rights,” which description is qualified in its entirety by Section 262 of the DGCL, the relevant section of the DGCL regarding appraisal rights, which is attached hereto and incorporated by reference as Annex C.

QUESTIONS AND ANSWERS
The following questions and answers address some commonly asked questions regarding the Merger, the Merger Agreement and the Special Meeting. These questions and answers may not address all questions that are important to you. The Company encourages you to carefully read the more detailed information contained elsewhere in this proxy statement, including the annexes to this proxy statement and the other documents to which Whole Earth refers in this proxy statement. You may obtain the information incorporated by reference in this proxy statement without charge by following the instructions in the section of this proxy statement captioned “Where You Can Find Additional Information.”
Q:	Why am I receiving these materials?
A:
On February 12, 2024, the Company entered into the Merger Agreement. Under the Merger Agreement, Parent will acquire all of the outstanding shares of Company Common Stock issued and outstanding immediately prior to the Effective Time for the Per Share Price. In order to complete the Merger, Whole Earth’s stockholders must vote to approve the adoption of the Merger Agreement at the Special Meeting. The affirmative vote of (1) both the holders of a majority in voting power of the outstanding Company Common Stock, voting as a single class, and (2) the holders of at least sixty-six and two-thirds percent of the outstanding shares of Company Common Stock held by the Unaffiliated Stockholders are conditions to the consummation of the Merger. See the section of this proxy statement captioned “The Merger Agreement—Conditions to the Closing.” The Whole Earth Board is furnishing this proxy statement and form of proxy card to the holders of shares of Company Common Stock as of the Record Date in connection with the solicitation of proxies of Whole Earth’s stockholders to be voted at the Special Meeting.

This proxy statement, which you should read carefully, contains important information about the Merger, the Merger Agreement, the Special Meeting and the matters to be voted on at the Special Meeting. The enclosed materials allow you to submit a proxy to vote your shares of Company Common Stock without attending the Special Meeting and to ensure that your shares of Company Common Stock are represented and voted at the Special Meeting.
Your vote is very important. Even if you plan to attend the Special Meeting, the Company encourages you to submit a proxy as soon as possible.
Q:	What is the Merger and what effects will it have on the Company?
A:
The Merger is the acquisition of Whole Earth Brands by Parent. If the Merger Proposal is approved by Whole Earth’s stockholders and the other closing conditions under the Merger Agreement are satisfied or waived, Merger Sub will merge with and into Whole Earth, with Whole Earth continuing as the Surviving Corporation. As a result of the Merger, Whole Earth will become a wholly owned subsidiary of Parent, and the Company Common Stock and Company Warrants will no longer be publicly traded and will be delisted from Nasdaq. In addition, the Company Common Stock and Company Warrants will be deregistered under the Exchange Act, and Whole Earth will no longer file periodic reports with the SEC.

Q:	What will I receive if the Merger is completed?
A:
Upon completion of the Merger, you will be entitled to receive the Per Share Price, without interest thereon, for each share of Company Common Stock that you own, unless you have properly perfected and exercised, and not validly withdrawn or subsequently lost, your appraisal rights under the DGCL, and certain other conditions under the DGCL are satisfied. For example, if you own 100 shares of Company Common Stock, you will receive $487.50 in cash in exchange for your shares of Company Common Stock, without interest thereon.

Q:	How does the Per Share Price compare to the market price of the Company Common Stock?
A:
This amount represents an approximately 56% premium to the unaffected closing price of the Company Common Stock on June 23, 2023, the last full trading day prior to Sababa’s initial $4.00 per share bid.

Q:	What will happen to Whole Earth Equity Awards?
A:	Generally speaking, Whole Earth Equity Awards will be treated as follows at the Effective Time:
•
Each share of Company Common Stock subject to a restricted stock award will become immediately fully vested (and subject to any applicable tax withholding on such acceleration) and treated as a share of Company Common Stock issued and outstanding immediately prior to the Effective Time.

•
Each restricted stock unit award with respect to shares of Company Common Stock will become fully vested and, after giving effect to such vesting, automatically be cancelled and converted into the right to receive an amount in cash (less any applicable tax withholding) equal to (A) the total number of shares of Company Common Stock underlying such award, multiplied by (B) the Per Share Price.

•
Each performance-based restricted stock unit award with respect to shares of Company Common Stock will become fully vested as to the number of shares of Company Common Stock subject to such award that would vest based on target level achievement of all performance targets (without application of any modifier) and, after giving effect to such vesting, automatically be cancelled and converted into the right to receive an amount in cash (less any applicable tax withholding) equal to (Y) the target number of shares of Company Common Stock underlying such award, multiplied by (Z) the Per Share Price.

Q:	What will happen to the Company Warrants?
A:	Generally speaking, the Company Warrants will be treated as follows at the Effective Time:
•	Pursuant to the Merger Agreement, each Company Warrant outstanding immediately prior to the Effective Time will be treated in the manner set forth in the Warrant Agreement.
•
Pursuant to the Warrant Agreement, at the Effective Time, each Company Warrant will automatically cease to represent a warrant to purchase shares of Company Common Stock and instead represent a right by the holder upon any subsequent exercise of such warrant to receive the amount of cash receivable at the Effective Time that the holder of the Warrants would have received if such holder had exercised his, her or its warrant(s) immediately prior to the Effective Time, provided that if the holder of such warrant properly exercises such warrant within thirty (30) days following the public disclosure of the consummation of the Merger in a Current Report on Form 8-K, the exercise price of such warrant will be reduced by an amount equal to the difference (but in no event less than zero) of (i) the exercise price of such warrant in effect prior to such reduction minus (ii) (A) the Per Share Price minus (B) the Black-Scholes value of such warrant (determined in accordance with the Warrant Agreement).

•
At or as promptly as practicable after the Effective Time, the Surviving Corporation will enter into an amendment to the Warrant Agreement with the Warrant Agent providing for the delivery of the Alternative Issuance (as defined in the Warrant Agreement) that occurs as a result of the consummation of the Merger.

Q:	What am I being asked to vote on at the Special Meeting?
A:	You are being asked to vote on the following proposals:
•
The Merger Proposal: the proposal to adopt the Merger Agreement, pursuant to which Merger Sub will merge with and into Whole Earth, with Whole Earth continuing as the Surviving Corporation and becoming a wholly owned subsidiary of Parent; and

•
The Adjournment Proposal: the proposal to approve the adjournment of the Special Meeting, from time to time, to a later date or dates to solicit additional proxies if there are insufficient votes to adopt the Merger Agreement at the time of the Special Meeting.

Q:	When and where is the Special Meeting?
A:
The Special Meeting will take place virtually on July 31, 2024 at 9:00 a.m., Eastern time. You may attend the Special Meeting solely via a live interactive webcast on the Internet at www.virtualshareholdermeeting.com/FREE2024SM. You will need the control number found on your proxy card or voting instruction form in order to participate in the Special Meeting (including voting your shares).

Q:	Who is entitled to vote at the Special Meeting?
A:
All of Whole Earth’s stockholders as of the close of business on July 5, 2024, which is the Record Date for determining the Stockholders of the Company entitled to notice of and vote at the Special Meeting, are entitled to vote their shares of Company Common Stock at the Special Meeting.

Only Whole Earth’s stockholders as of the close of business on the Record Date are entitled to notice of, and to vote at, the Special Meeting. We are commencing our solicitation of proxies on June 24, 2024, which is before the Record Date. We will continue to solicit proxies until the Special Meeting on July 31, 2024. Each stockholder of record on July 5, 2024 will receive a proxy statement (whether or not such stockholder received a proxy statement prior to that date) and will have the opportunity to vote on the matters described in the proxy statement. Proxies delivered prior to the Record Date will be valid and effective so long as the stockholder providing the proxy is a stockholder on the Record Date. If you deliver a proxy prior to the Record Date and remain a holder on the Record Date, you do not need to deliver another proxy after the Record Date. If you deliver a proxy prior to the Record Date and do not revoke that proxy, your proxy will be deemed to cover the number of shares of Company Common Stock you own on the Record Date even if that number is different from the number of shares of Company Common Stock you owned when you executed and delivered your proxy. Proxies received from persons who are not holders of record on the Record Date will not be effective.
As of June 21, 2024, there were 43,582,541 shares of Company Common Stock outstanding and entitled to vote at the Special Meeting. For each share of Company Common Stock that you own as of the close of business on the Record Date, you will have one vote on each matter submitted for a vote at the Special Meeting.
Q:	What vote is required to approve the Merger Proposal?
A:
Approval of the Merger Proposal requires the affirmative vote of (1) the holders of a majority in voting power of the outstanding Company Common Stock, voting as a single class, and (2) the holders of sixty-six and two-thirds percent of the outstanding Company Common Stock held by the Unaffiliated Stockholders.

Q:	What vote is required to approve the Adjournment Proposal?
A:
Approval of the Adjournment Proposal requires the affirmative vote of the holders of a majority in voting power of the Company Common Stock present by means of remote communication or represented by proxy at the Special Meeting and entitled to vote on such proposal.

Q:	What happens if I fail to vote or abstain from voting on a proposal?
A:
If you (1) are a stockholder of record as of the Record Date and fail to submit a signed proxy card, grant a proxy over the internet or by telephone, or vote your shares in person at the Special Meeting, or if you (2) hold in “street name” and you fail to instruct your broker, bank or other nominee on how to vote your shares, your shares will not be counted for purposes of determining whether a quorum is present at the Special Meeting, and such failure to vote will have the same effect as voting “AGAINST” the Merger Proposal, but will not have any effect on the outcome of the vote on the Adjournment Proposal (assuming a quorum is present).

With respect to the Merger Proposal and the Adjournment Proposal, if you abstain from voting, your shares will be counted as present for purposes of determining the presence of a quorum, but such abstention will have the same effect as voting “AGAINST” such proposal.
Q:	How will Whole Earth’s directors and executive officers and certain other stockholders vote on the Merger Proposal?
A:
Whole Earth’s directors and executive officers currently owning shares of Company Common Stock have informed Whole Earth that, as of the date of this proxy statement, they intend to vote all of the shares of Company Common Stock owned directly by them in favor of the Merger Proposal and the Adjournment Proposal. As of June 21, 2024, Whole Earth’s directors and executive officers beneficially owned, in the aggregate, approximately 4.73% of the voting power of the shares of Company Common Stock outstanding as of June 21, 2024. For more information, see the section of this proxy statement captioned “Special Factors—Intent of Whole Earth’s Directors and Executive Officers to Vote in Favor of the Merger.”

As of the date of this proxy statement, Parent and its affiliates currently hold 20.43% of the outstanding shares of Company Common Stock and are expected to vote such shares in favor of the Merger Proposal and the Adjournment Proposal. However, approval of the Merger Proposal requires the affirmative vote of both (i) the holders of a majority in voting power of the outstanding Company Common Stock, voting as a single class, and (ii) sixty-six and two-thirds percent of the outstanding shares of Company Common Stock held by the Unaffiliated Stockholders.
Q:	What do I need to do now?
A:
We encourage you to read this proxy statement, the annexes to this proxy statement and the documents that we refer to in this proxy statement carefully and consider how the Merger affects you. Then, even if you expect to attend the Special Meeting in person, please sign, date and return, as promptly as possible, the enclosed proxy card (a prepaid reply envelope is provided for your convenience) or grant your proxy electronically over the internet or by telephone (using the instructions found on the proxy card), so that your shares can be voted at the Special Meeting. If you hold your shares in “street name,” please refer to the voting instruction form provided by your bank, broker or other nominee for information on how to vote your shares. Please do not send your stock certificates with your proxy card.

Q:	What is the Special Committee, and what role did it play in evaluating the Merger?
A:
The Disinterested Directors formed the Special Committee to review and consider the non-binding proposal received from Sababa in June 2023 and any other strategic alternatives available to the Company, and to deliver a recommendation to the Whole Earth Board from the Special Committee regarding the Company’s response to the non-binding proposal received from Sababa in June 2023 and any other strategic alternatives. The Special Committee is comprised solely of three of the Disinterested Directors. As more fully described in the section of this proxy statement captioned “Special Factors—Reasons for the Merger; Recommendation of the Special Committee and the Disinterested Directors,” the Special Committee evaluated the Merger Agreement, the Limited Guarantee, the Equity Commitment Letter, the Debt Commitment Letter and the transactions contemplated by the Merger Agreement, including the Merger, with the assistance of outside financial and legal advisors and, where appropriate, Whole Earth management. At the conclusion of its review, the Special Committee, among other things, unanimously (1) determined that the Merger Agreement and the transactions contemplated thereby, including the Merger, are advisable, fair to, and in the best interests of Whole Earth Brands and the Unaffiliated Stockholders and (2) recommended to the Whole Earth Board that the Whole Earth Board (a) adopt resolutions approving, adopting and declaring advisable the Merger Agreement and the transactions contemplated thereby, including the Merger, and (b) recommend that the Company’s stockholders vote for the adoption of the Merger Agreement and the Merger at the Special Meeting. The Whole Earth Board, acting upon the unanimous recommendation of the Special Committee and following the recusal of Mr. Franklin, (1) determined that the Merger Agreement and the transactions contemplated thereby, including the Merger, are advisable, fair to, and in the best interests of Whole Earth Brands and the Unaffiliated Stockholders, (2) approved and declared advisable the execution, delivery and performance of the Merger Agreement and the transactions contemplated thereby, including the Merger, and (3) resolved to recommend that the Company’s stockholders vote for the adoption and approval of the Merger Agreement and the Merger at the Special Meeting.

Q:	How does the Whole Earth Board recommend that I vote?
A:	The Whole Earth Board, acting upon the unanimous recommendation of the Special Committee and following the recusal of Mr. Franklin, unanimously recommends that you vote:
•	“FOR” the approval of the Merger Proposal; and
•	“FOR” the approval of the Adjournment Proposal.
You should read the section of this proxy statement captioned “Special Factors—Reasons for the Merger; Recommendation of the Special Committee and the Disinterested Directors” for a discussion of the factors that the Special Committee and the Disinterested Directors considered in deciding to recommend and/or approve, as applicable, the approval of the adoption of the Merger Agreement.
Q:	What happens if the Merger is not completed?
A:	If the Merger Agreement is not adopted as a result of the failure to obtain the Requisite Stockholder

Approval, or if the Merger is not completed for any other reason, Whole Earth’s stockholders will not be entitled to receive any payment for their shares of Company Common Stock. Instead: (1) Whole Earth will remain an independent public company, (2) the Company Common Stock and Company Warrants will continue to be listed and traded on Nasdaq and registered under the Exchange Act, and (3) Whole Earth will continue to file periodic reports with the SEC.
In specified circumstances in which the Merger Agreement is terminated, Whole Earth has agreed to pay Parent a termination fee. For more information, see the section of this proxy statement captioned “The Merger Agreement—Termination Fees.”
Q:	What is the compensation that will or may become payable by the Company to its Disinterested Directors and certain of the Company’s executive officers in connection with the Merger?
A:
The compensation that will or may become payable by Whole Earth to its Disinterested Directors and certain of Whole Earth’s executive officers (“NEOs”) in connection with the Merger is certain compensation that is based on or otherwise relates to the Merger and payable to the Disinterested Directors and certain executive officers pursuant to underlying plans and arrangements that are contractual in nature. For further information, see the section of this proxy statement captioned “Special Factors—Interests of Whole Earth’s Directors and Executive Officers in the Merger.”

Q:	What is the difference between holding shares as a stockholder of record and as a beneficial owner?
A:
If your shares are registered directly in your name with Whole Earth’s transfer agent, Continental Stock Transfer & Trust Company, you are considered, with respect to those shares, to be the “stockholder of record.” If you are a stockholder of record, this proxy statement and your proxy card have been sent directly to you by or on behalf of Whole Earth. As a stockholder of record, you may attend the Special Meeting and vote your shares at the Special Meeting using the control number on the enclosed proxy card.

If your shares are held through a bank, broker or other nominee, you are considered the “beneficial owner” of shares of Company Common Stock held in “street name.” If you are a beneficial owner of shares of Company Common Stock held in “street name,” this proxy statement has been forwarded to you by your bank, broker or other nominee who is considered, with respect to those shares, to be the stockholder of record. As the beneficial owner, you have the right to direct your bank, broker or other nominee how to vote your shares by following their instructions for voting. You are also invited to attend the Special Meeting. However, because you are not the stockholder of record, you may not vote your shares at the Special Meeting unless you provide a “legal proxy” from your bank, broker or other nominee giving you the right to vote your shares at the Special Meeting.
Q:	If my broker holds my shares in “street name,” will my broker vote my shares for me?
A:
No. Your bank, broker or other nominee is permitted to vote your shares on any proposal currently scheduled to be considered at the Special Meeting only if you instruct your bank, broker or other nominee how to vote. You should follow the procedures provided by your bank, broker or other nominee to vote your shares.

If you do not provide your bank, broker or other nominee with voting instructions, your shares will not be voted on any of the proposals, which will have the same effect as if you voted “AGAINST” the Merger Proposal but will have no effect on the outcome of the vote on the Adjournment Proposal, except to the extent affecting the obtaining of a quorum at the meeting.
Q:	How may I vote?
A:
If you are a stockholder of record (that is, if your shares of Company Common Stock are registered in your name with Continental Stock Transfer & Trust Company, Whole Earth’s transfer agent), there are four (4) ways to vote:

•	by signing, dating and returning the enclosed proxy card (a prepaid reply envelope is provided for your convenience);
•	by visiting the internet address on your proxy card;

•	by calling the toll-free (within the United States or Canada) phone number on your proxy card; or
•	by attending the Special Meeting and voting at the Special Meeting using the control number on the enclosed proxy card.
The control number located on your proxy card is designed to verify your identity and allow you to vote your shares of Company Common Stock and to confirm that your voting instructions have been properly recorded when voting electronically over the internet or by telephone. Although there is no charge for voting your shares, if you vote electronically over the internet or by telephone, you may incur costs such as internet access and telephone charges for which you will be responsible.
Even if you plan to attend the Special Meeting, you are strongly encouraged to vote your shares of Company Common Stock by proxy. If you are a stockholder of record or if you provide a “legal proxy” to vote shares that you beneficially own, you may vote your shares of Company Common Stock at the Special Meeting even if you have previously voted by proxy. If you attend the Special Meeting and vote at the Special Meeting, your vote will revoke any previously submitted proxy.
If your shares are held in “street name” through a bank, broker or other nominee, you may vote through your bank, broker or other nominee by completing and returning the voting instruction form provided by your bank, broker or other nominee, or, if such a service is provided by your bank, broker or other nominee, electronically over the internet or by telephone. To vote over the internet or by telephone through your bank, broker or other nominee, you should follow the instructions on the voting instruction form provided by your bank, broker or nominee. However, because you are not the stockholder of record, you may not vote your shares at the Special Meeting unless you provide a “legal proxy” from your bank, broker or other nominee giving you the right to vote your shares at the Special Meeting.
Q:	May I attend the Special Meeting and vote at the Special Meeting?
A:
Yes. You may attend the Special Meeting by means of remote communication via live interactive webcast on the internet at www.virtualshareholdermeeting.com/FREE2024SM. The Special Meeting will begin at 9:00 a.m., Eastern time, on July 31, 2024. Online check-in will begin at 8:45 a.m., Eastern time. You will need the control number found on your proxy card or voting instruction form in order to participate in the Special Meeting (including voting your shares). As the Special Meeting is virtual, there will be no physical meeting location.

Even if you plan to attend the Special Meeting as described above, to ensure that your shares will be represented at the Special Meeting, Whole Earth encourages you to promptly sign, date and return the enclosed proxy card (a prepaid reply envelope is provided for your convenience) or grant your proxy electronically over the internet or by telephone (using the instructions found on the proxy card). If you attend the Special Meeting as described above and vote at the Special Meeting, your vote will revoke any proxy previously submitted.
If, as of the Record Date, you are a beneficial owner of shares held in “street name,” you may not vote your shares at the Special Meeting unless you provide a “legal proxy” from your bank, broker or other nominee giving you the right to vote your shares at the Special Meeting. Otherwise, you should instruct your bank, broker or other nominee how to vote your shares in accordance with the voting instruction form provided by your bank, broker or other nominee. Your bank, broker or other nominee cannot vote on any of the proposals to be considered at the Special Meeting without your instructions.
Q:	Why did the Company choose to hold a virtual Special Meeting?
A:
The Whole Earth Board decided to hold the Special Meeting virtually in order to facilitate stockholder attendance and participation by enabling stockholders to participate fully, and equally, from virtually any location around the world, at no cost. However, you will bear any costs associated with your internet access, such as usage charges from internet access providers and telephone companies. Whole Earth believes this is the right choice for it, as a company with a global footprint. A virtual Special Meeting makes it possible for more stockholders (regardless of size, resources or physical location) to have direct access to information, while saving Whole Earth and its stockholders time and money. Whole Earth also believes that the online tools that it has selected will increase stockholder communication. Whole Earth remains very sensitive to concerns that virtual meetings may diminish stockholder voice or reduce accountability. Accordingly, Whole Earth has designed its virtual format to enhance, rather than constrain, stockholder access, participation and communication.
Q:	What is a proxy?
A:
A proxy is your legal designation of another person, referred to as a “proxy,” to vote your shares of Company Common Stock. The written document describing the matters to be considered and voted on at the Special Meeting is called a “proxy statement.” The document used to designate a proxy to vote your shares of Company Common Stock is called a “proxy card.” You may follow the instructions on the proxy card to designate a proxy by telephone or by the Internet in the same manner as if you had signed, dated and returned a proxy card. Ira W. Schlussel, Vice-President and Chief Legal Officer of the Company, with full power of substitution and re-substitution, has been designated as the proxy holder for the Special Meeting by the Whole Earth Board.

Q:	May I change my vote after I have mailed my signed and dated proxy card?
A:	Yes. If you are a stockholder of record, you may change your vote or revoke your proxy at any time before it is voted at the Special Meeting by:
•	signing another proxy card with a later date and returning it to Whole Earth prior to the Special Meeting;
•	submitting a new proxy electronically over the internet or by telephone after the date of the earlier submitted proxy;
•	delivering a written notice of revocation to Whole Earth’s Secretary; or
•	attending the Special Meeting and voting at the Special Meeting using the control number on the enclosed proxy card.
If you hold your shares of Company Common Stock in “street name,” you should contact your bank, broker or other nominee for instructions regarding how to change your vote. You may also vote at the Special Meeting if you obtain a “legal proxy” from your bank, broker or other nominee giving you the right to vote your shares at the Special Meeting.
Q:	If a stockholder gives a proxy, how are the shares voted?
A:
Regardless of the method you choose to grant your proxy, the individuals named on the enclosed proxy card, with full power of substitution and re-substitution, will vote your shares in the way that you direct. If you sign and date your proxy card but do not mark the boxes showing how your shares should be voted on a matter, the shares represented by your properly signed proxy will be voted as recommended by the Whole Earth Board with respect to each proposal. This means that they will be voted: (1) “FOR” the approval of the Merger Proposal, (2) “FOR” the approval of the Adjournment Proposal, and in the proxyholders’ discretion with respect to any other business that may properly come before the Special Meeting.

Q:	Should I send in my stock certificates now?
A:
No. After the Merger is completed, any holders of physical stock certificates will receive a letter of transmittal containing instructions for how to send your stock certificates to the Payment Agent in order to receive the appropriate cash payment for the shares of Company Common Stock represented by your stock certificates. Unless you are seeking appraisal, you should use the letter of transmittal to exchange your stock certificates for the cash payment to which you are entitled. Please do not send your stock certificates with your proxy card. If you hold your shares of Company Common Stock in book-entry form, the Payment Agent will pay you the appropriate portion of the aggregate Per Share Price (subject to any applicable withholding taxes) upon receipt of a customary “agent’s message” (or such other evidence of transfer as the Payment Agent may reasonably request) and any other items specified by the Payment Agent.

Q:	What happens if I sell or transfer my shares of Company Common Stock after the Record Date but before the Special Meeting?
A:	The Record Date for the Special Meeting is earlier than the date of the Special Meeting and the expected effective date of the Merger. If you sell or transfer your shares of Company Common Stock after the Record Date but before the Special Meeting, unless special arrangements (such as provision of a proxy) are made between you and the person to whom you sell or transfer your shares and each of you notifies Whole Earth in writing of such special arrangements, you will transfer the right to receive the Per Share Price with respect to such shares, if the Merger is completed, to the person to whom you sell or transfer your shares, but you will retain your right to vote those shares at the Special Meeting. Even if you sell or transfer your shares of Company Common Stock after the Record Date, Whole Earth encourages you to sign, date and return the enclosed proxy card (a prepaid reply envelope is provided for your convenience) or grant your proxy electronically over the internet or by telephone (using the instructions found on the proxy card).
Q:	What should I do if I receive more than one set of voting materials?
A:
Please sign, date and return (or grant your proxy electronically over the internet or by telephone for) each proxy card and voting instruction form that you receive to ensure that all of your shares are voted. You may receive more than one set of voting materials, including multiple copies of this proxy statement and multiple proxy cards or voting instruction forms, if your shares are registered differently or are held in more than one account. For example, if you hold your shares in more than one brokerage account, you will receive a separate voting instruction form for each brokerage account in which you hold shares. If you are a stockholder of record as of the Record Date and your shares are registered in more than one name, you will receive more than one proxy card. Please vote all voting materials that you receive.

Q:	Where can I find the voting results of the Special Meeting?
A:
Whole Earth intends to publish final voting results in a Current Report on Form 8-K to be filed with the SEC within four (4) business days following the Special Meeting. All reports that Whole Earth files with the SEC are publicly available when filed. See the section of this proxy statement captioned “Where You Can Find Additional Information.”

Q:	Will I be subject to U.S. federal income tax upon the exchange of common stock for cash pursuant to the Merger?
A:
The exchange of Company Common Stock for cash pursuant to the Merger will be a taxable transaction for U.S. federal income tax purposes. Accordingly, a U.S. Holder (as defined in the section entitled “Special Factors—Certain U.S. Federal Income Tax Consequences of the Merger”) who exchanges shares of Company Common Stock for cash in the Merger will generally recognize gain or loss in an amount equal to the difference, if any, between the amount of cash received with respect to such shares and the U.S. Holder’s adjusted tax basis in such shares. If you are a Non-U.S. Holder (as defined in the section entitled “Special Factors—Certain U.S. Federal Income Tax Consequences of the Merger”), the Merger will generally not result in U.S. federal income tax to you unless you have certain connections with the United States. For a more complete description of the U.S. federal income tax consequences of the Merger, see the section entitled “Special Factors—Certain U.S. Federal Income Tax Consequences of the Merger.” This description does not address any non-income tax consequences, nor does it address state, local, non-U.S. or other tax consequences or the consequences to holders who are subject to special treatment under U.S. federal income tax law. Consequently, you are urged to consult your tax advisor to determine the particular tax consequences to you of the Merger.

Q:	When do you expect the Merger to be completed?
A:
We currently expect to complete the Merger in the second quarter of 2024. However, the exact timing of completion of the Merger, if at all, cannot be predicted because the Merger is subject to the closing conditions specified in the Merger Agreement, many of which are outside of our control.

Q:	What governmental and regulatory approvals are required?
A:	Under the terms of the Merger Agreement, the Merger cannot be completed until the waiting period applicable to the Merger under the HSR Act has expired or been terminated.
Q:	Am I entitled to appraisal rights under the DGCL?
A:
If the Merger is consummated and certain conditions set forth in Section 262 of the DGCL are satisfied, holders of record and beneficial owners of Company Common Stock who (1) do not vote in favor of the

Merger Proposal (whether by voting against the Merger Proposal, abstaining or otherwise not voting with respect to the Merger Proposal), (2) continuously hold (in the case of holders of record) or continuously own (in the case of beneficial owners) their applicable shares of Company Common Stock through the effective date of the Merger, (3) properly demand appraisal of their applicable shares, (4) meet certain statutory requirements as described in this proxy statement, and (5) do not withdraw their demands or otherwise lose their rights to appraisal, will be entitled to seek appraisal of their shares in connection with the Merger under Section 262 of the DGCL. This means that such holders of record and beneficial owners may be entitled to have their shares appraised by the Delaware Court of Chancery and to receive payment in cash of the “fair value” of their shares of Company Common Stock, exclusive of any element of value arising from the accomplishment or expectation of the Merger, together with (unless the Delaware Court of Chancery in its discretion determines otherwise for good cause shown) interest on the amount determined by the Delaware Court of Chancery to be fair value from the effective date of the Merger through the date of payment of the judgment at a rate of five percent over the Federal Reserve discount rate (including any surcharge) as established from time to time during the period between the effective date of the Merger and the date of payment of the judgment, compounded quarterly. If at any time before the entry of judgment in the proceeding, the Surviving Corporation makes a voluntary cash payment to each person seeking appraisal, interest will accrue thereafter only upon the sum of (1) the difference, if any, between the amount so paid and the fair value of the shares as determined by the Delaware Court of Chancery, and (2) interest theretofore accrued, unless paid at that time. The Surviving Corporation is under no obligation to make such voluntary cash payment prior to such entry of judgment. Persons who wish to seek appraisal of their shares of Company Common Stock are encouraged to seek the advice of legal counsel with respect to the exercise of appraisal rights due to the complexity of the appraisal process. The DGCL requirements for perfecting and exercising appraisal rights are described in additional detail in the section of this proxy statement captioned “Appraisal Rights,” which description is qualified in its entirety by Section 262 of the DGCL regarding appraisal rights, which is attached hereto and incorporated by reference as Annex C.
Q:	Do any of Whole Earth’s directors or officers have interests in the Merger that may differ from those of Whole Earth’s stockholders generally?
A:
Yes. In considering the recommendations of the Special Committee and the Whole Earth Board with respect to the Merger Agreement, you should be aware that, aside from their interests as holders of Company Common Stock and equity awards, Whole Earth’s directors and executive officers may have interests in the Merger that are different from, or in addition to, your interests as a stockholder. The Special Committee and the Disinterested Directors were aware of and considered these interests to the extent that they existed at the time, among other matters. For more information, see the section of this proxy statement captioned “Special Factors—Interests of Whole Earth’s Directors and Executive Officers in the Merger.”

Q:	Who can help answer my questions?
A:
If you have any questions concerning the Merger, the Special Meeting or this proxy statement, would like additional copies of the accompanying proxy statement or need help submitting your proxy or voting your shares of Company Common Stock, please contact Whole Earth’s proxy solicitor:

Morrow Sodali LLC
430 Park Avenue
New York, NY 10022
Stockholders call: (800) 662-5200 (toll-free from the U.S. and Canada)
Banks and brokers call collect: (203) 658-9400
Email: FREE@info.morrowsodali.com

SPECIAL FACTORS
Background of the Merger
The following chronology summarizes the key meetings and events that led to and immediately followed the signing of the Merger Agreement. This chronology does not catalogue every communication of or among the Whole Earth Board, the Disinterested Directors, the members of the Special Committee, the representatives of the Company, or other parties, including Sababa and its representatives.
On April 18, 2022, Sir Martin and the Franklin Trust filed a Schedule 13G with the SEC disclosing beneficial ownership of 3,232,380 shares of Company Common Stock, representing approximately 7.8% of the then outstanding shares of Company Common Stock.
Mr. Simon previously served with Sir Martin on the board of directors of another public company until 2016 and worked opposite and adverse to both Sir Martin and Mr. Franklin in 2021 in the course of negotiating and executing a transaction involving the sale of a private company, which transaction was unrelated to the Company. As a result, Mr. Simon personally knew Mr. Franklin and was familiar with his education, experience and qualifications, including that Mr. Franklin was a graduate of the Wharton School, had worked in both private equity and investment banking prior to joining Mariposa, possessed expertise for value creation, M&A execution and strategic operational guidance, and had experience in developing and implementing corporate strategies across various industries including the consumer-packaged goods and food products industries. Given Mr. Franklin’s education, experience and qualifications and Mr. Simon’s prior professional experiences with Mr. Franklin, as well as the significant amount of Company Common Stock beneficially owned by Sir Martin and the Franklin Trust, Mr. Simon determined that it would be in the best interest of the Company and its stockholders to recommend to the Whole Earth Board that Mr. Franklin be appointed as a director of the Company.
A month later, on May 19, 2022, Sir Martin, the Franklin Trust and Sababa (collectively, the “Sababa Holders”) filed an amended Schedule 13G with the SEC disclosing beneficial ownership of 5,766,300 shares of Company Common Stock, representing approximately 13.76% of the then outstanding shares of Company Common Stock.
In late May of 2022, Mr. Simon telephoned Sir Martin and informed him that he intended to recommend to the Whole Earth Board that Mr. Franklin be appointed as a director of the Company. Other than this conversation, there were no arrangements or understandings between Sir Martin, Mr. Franklin or their respective representatives, on the one hand, and Mr. Simon, the Company or their respective representatives, on the other hand, in each case, pursuant to which Mr. Franklin was appointed to serve on the Whole Earth Board.
Subsequent to this exchange, Mr. Simon discussed with members of the Nominating and Corporate Governance Committee of the Whole Earth Board (the “NomGov Committee”) his view that Mr. Franklin be added as a director of the Company. The NomGov Committee considered Mr. Simon’s recommendation and commenced the nomination process by requesting that Mr. Franklin complete a directors & officers questionnaire and provide the NomGov Committee with a resume detailing his education, experience and qualifications. Further, at the request of the NomGov Committee, over the next two months, each member of the Whole Earth Board met with Mr. Franklin individually in order to assess his experience and qualifications.
At a meeting of the Whole Earth Board on August 1, 2022, the NomGov Committee recommended to the Whole Earth Board that Mr. Franklin be added as a director of the Company. Mr. Simon and the NomGov Committee provided the basis for this recommendation, including Mr. Franklin’s education, experience and qualifications, as well as the significant amount of Company Common Stock beneficially owned by Sir Martin and the Franklin Trust. Following such recommendation, discussion and debate took place regarding Mr. Franklin’s proposed appointment to the Whole Earth Board. Following such discussion, the Whole Earth Board unanimously resolved to appoint Mr. Franklin as a director of the Company.
On August 31, 2022, the Company filed a Current Report on Form 8-K with the SEC disclosing that the Whole Earth Board had appointed Mr. Franklin to serve as a director of the Company effective August 25, 2022. Mr. Franklin was appointed based on his education, experience and qualifications. The Form 8-K also disclosed that there were no arrangements or understandings between Mr. Franklin and any other person, in each case, pursuant to which Mr. Franklin was appointed to serve on the Whole Earth Board. The Form 8-K further disclosed that Mr. Franklin is the son of Sir Martin and referenced the beneficial ownership disclosures reflected in the Schedule 13G filed by the Sababa Holders on May 19, 2022. The Form 8-K further disclosed that Mr. Franklin held certain profits interests in Sababa.
On December 12, 2022, the Company announced that Mr. Albert Manzone and the Company mutually agreed that Mr. Manzone would step down from his capacity as Chief Executive Officer and a member of the Whole Earth Board, effective January 1, 2023, and that Mr. Franklin was appointed by the Whole Earth Board to serve as the Company's Interim Chief Executive Officer effective January 1, 2023.
On March 16, 2023, the Sababa Holders filed a Schedule 13D with the SEC disclosing beneficial ownership of 8,416,300 shares of Company Common Stock, representing approximately 19.99% of the then outstanding shares of Company Common Stock. The Schedule 13D disclosed that, as part of its periodic evaluation of its investment in the Company, the Sababa Holders intended to engage in discussions with the Whole Earth Board, other stockholders of the Company and other interested parties that may relate to the business, operations, strategic plans, governance and board composition and the future of the Company.
On June 21, 2023, the Sababa Holders filed an amended Schedule 13D with the SEC disclosing beneficial ownership of 8,905,223 shares of Company Common Stock, representing approximately 21.08% of the then outstanding shares of Company Common Stock.
On June 23, 2023, Sir Martin spoke to Mr. Irwin Simon, Executive Chairman of the Whole Earth Board, to arrange an in-person meeting later that evening. At the in-person meeting, Sir Martin informed Mr. Simon that Sababa would be submitting a proposal to acquire all of the outstanding shares of Company Common Stock not already owned by Sababa for $4.00 per share, payable in cash.
On June 25, 2023, Sir Martin delivered to Mr. Simon, at an in-person meeting, a non-binding proposal for Sababa or one of its affiliates to acquire all of the outstanding shares of Company Common Stock not already owned by the Sababa Holders in an all-cash transaction at a price of $4.00 per share (the “Initial Proposal”). The Initial Proposal stated that any definitive agreement would be subject to the requisite approval of the Company’s other stockholders. Mr. Simon indicated that the Whole Earth Board would convene a meeting to discuss the Initial Proposal. Later that day, Sir Martin electronically transmitted the Initial Proposal to Mr. Simon. Mr. Simon shared the electronic copy of the Initial Proposal with attorneys from DLA Piper LLP (US), legal counsel to the Company (“DLA”).
On June 26, 2023, the Sababa Holders filed with the SEC a further amended Schedule 13D disclosing delivery of the Initial Proposal, a copy of which was attached as an exhibit to the Schedule 13D.
Later on June 26, 2023, Mr. Simon shared the electronic copy of the Initial Proposal with the other members of the Whole Earth Board. The Whole Earth Board held a meeting, also attended by representatives of DLA, to discuss the Initial Proposal. The Whole Earth Board first discussed the conflict of interest posed by Mr. Franklin’s familial relationship with Sir Martin and the profits interests in Sababa held by Mr. Franklin. Following a robust discussion by members of the Whole Earth Board, Mr. Franklin determined to recuse himself from any and all future discussions and deliberations of the Whole Earth Board relating to a potential transaction between Sababa or any of its affiliates and the Company. Mr. Franklin then left the meeting. Following Mr. Franklin’s recusal and departure from the meeting, the Whole Earth Board determined that the other members of the Whole Earth Board did not have any material interests in connection with a potential transaction between Sababa or any of its affiliates and the Company.
Also at the June 26, 2023 meeting, following Mr. Franklin’s recusal and departure from the meeting, the Disinterested Directors resolved to form the Special Committee to review and consider the Initial Proposal, and any other strategic alternatives available to the Company, and to deliver a recommendation to the Whole Earth Board from the Special Committee regarding the Company’s response to the Initial Proposal and any other strategic alternatives (the “Process”). The Disinterested Directors resolved that the Special Committee would be comprised of Mr. Steven Cohen, Mrs. Denise Faltischek and Mr. Simon, each of whom was determined by the Disinterested Directors to not have any material interests in connection with the Initial Proposal. Additionally, the Disinterested Directors determined to instruct Mr. Franklin to execute an undertaking to the Company, whereby, among other things, Mr. Franklin would acknowledge and agree that he would not participate in any discussions regarding the Process or seek to access, receive or use confidential information of the Company or its subsidiaries for any purpose relating to the Process, or communicate or share any confidential information with any of the Sababa Holders (the “Undertaking”). Following the meeting, Mr. Simon called Sir Martin to inform him that the Disinterested Directors held a meeting to discuss the Initial Proposal.
On June 27, 2023, at the direction of the Disinterested Directors, representatives of DLA sent a draft of the Undertaking to Mr. Franklin. Over the course of the next several weeks, representatives of DLA and representatives of Kane Kessler, P.C., personal legal counsel to Mr. Franklin, attempted to negotiate the terms of the Undertaking.
In addition, on June 27, 2023, the Company filed a Current Report on Form 8-K with the SEC disclosing the Company’s receipt of the Initial Proposal on June 27, 2023.
On June 28, 2023, Sir Martin sent Mr. Simon a text message inquiring about a response to the Initial Proposal. Mr. Simon replied that the Disinterested Directors were in receipt of and evaluating the Initial Proposal.
On June 29, 2023, Mr. Simon received a letter from a Company stockholder urging the Whole Earth Board to conduct a robust process to evaluate the Initial Proposal and solicit alternative proposals. Neither Mr. Simon nor any Disinterested Director replied to the stockholder’s letter.
On June 30, 2023, the Disinterested Directors held a meeting to discuss the Process. In addition to the Disinterested Directors, the meeting was also attended by representatives of DLA and, at certain times, representatives of Jefferies. The Disinterested Directors discussed the Process and Mr. Simon’s conversations with various investment banking firms regarding their possible engagement as financial advisor to the Company in connection with the Process. The Disinterested Directors authorized the Special Committee to select and engage a financial advisor on behalf of the Company to advise the Disinterested Directors regarding the Process. Representatives of Jefferies then joined the meeting and reviewed with the Disinterested Directors a summary of certain financial and market analyses related to the Initial Proposal and discussed the approach to and conduct of the Process, including a discussion of broad categories of potential Process participants, as well as Sababa’s potential strategic intentions for the Company.
On July 4, 2023, representatives of Jefferies submitted a draft engagement letter to Mr. Simon in connection with Jefferies’ proposed engagement as the financial advisor to the Company in connection with the Process (the “Jefferies Engagement Letter”).
In connection with its proposed engagement, representatives of Jefferies provided a disclosure memo to the Special Committee describing Jefferies’ previous engagements with certain entities affiliated with Sir Martin and the fees received by Jefferies in connection with such engagements, as further described in the section of this Proxy Statement titled “Opinion of Jefferies LLC”.
On July 6, 2023, a representative of Jefferies communicated electronically with Mr. Ira Schlussel, Vice President and Chief Legal Officer of the Company, concerning a proposed due diligence request list to be used by representatives of Jefferies to perform financial due diligence on the Company and to begin preparation for due diligence with potential transaction counterparties. In addition, at the direction of the Special Committee, representatives of Jefferies spoke with Sir Martin to indicate that Jefferies was in the process of being engaged and to hear his perspectives on the Company and the Initial Proposal.
On July 10, 2023, the Special Committee held a meeting with representatives of Jefferies and DLA in attendance. The Special Committee, on behalf of the Disinterested Directors, determined to engage Jefferies as financial advisor to the Company in connection with the Process. Jefferies was selected as the Company’s financial advisor because, among other things, Jefferies is an internationally recognized investment banking firm with substantial experience in mergers and acquisition transactions and based on its familiarity with the Company’s business and industry. Jefferies is regularly engaged in the valuation of businesses and their securities in connection with mergers, acquisitions, negotiated underwritings, competitive bids, secondary distributions of listed and unlisted securities and private placements. Thereafter, representatives of Jefferies reviewed with the Special Committee an update on the proposed conduct of the Process, including a preliminary discussion of potential bidders in both general and specific terms, Jefferies’ initial views on bidders’ likely interest levels, timing, due diligence requirements and areas of focus, and an overview of various potential strategic alternatives available to the Company and a preliminary financial analysis of the Company based on publicly available information. Following the meeting, at the direction of the Special Committee, representatives of Jefferies began to contact a selection of potentially interested strategic and financial bidders, indicating to each that the Special Committee was in early stages of its strategic review and that no decisions had been made in connection therewith, including with regard to a potential sale of the Company.
On July 11, 2023, a representative of DLA circulated a revised draft of the Jefferies Engagement Letter to a representative of Jefferies. Later the same day, the Company filed a Current Report on Form 8-K with the SEC and published a press release announcing the appointment of Jefferies as the financial advisor to the Company to assist the Special Committee in the review and evaluation of the Initial Proposal as well as any other proposals or strategic alternatives available to the Company, including remaining a standalone publicly traded company.
On July 14, 2023, the Disinterested Directors held a meeting attended by representatives of DLA and Jefferies to discuss the status of the Process, including a discussion of potentially interested bidders to be contacted at the Special Committee’s direction in connection with the Process (including several financial parties that had made inbound inquiries), the ongoing preparations for due diligence both by Jefferies and by potential bidders, and a review of certain preliminary financial analyses. Additionally, at the request of the Disinterested Directors, representatives of Jefferies reviewed with the Disinterested Directors a preliminary summary of the Initial Proposal and provided an update with regards to initial discussions between representatives of Jefferies and Sababa.
On July 15, 2023, at the direction of the Special Committee, representatives of Jefferies spoke with Sir Martin and representatives of Citi to discuss the Initial Proposal and the anticipated Process.
On July 16, 2023, at a meeting also attended by representatives of DLA, the Disinterested Directors (i) reviewed and resolved to adopt the formal charter of the Special Committee and (ii) also resolved to place Mr. Franklin on a paid leave of absence from his role as Chief Executive Officer of the Company and appoint Mr. Rajnish Ohri and Mr. Jeffrey Robinson as Interim Co-Chief Executive Officers of the Company, effective immediately so that the Company could conduct a disinterested evaluation of the Sababa proposal after the Disinterested Directors and Mr. Franklin were unable to agree on the terms and provisions of the Undertaking.
On July 17, 2023, the Company filed a Current Report on Form 8-K with the SEC and published a press release announcing Mr. Franklin’s paid leave of absence from his role as Chief Executive Officer and the appointment of Messrs. Ohri and Robinson as Interim Co-Chief Executive Officers of the Company.
On July 18, 2023, Sir Martin called Mr. Simon to inquire about an update regarding the Initial Proposal. Mr. Simon informed Sir Martin that he could not at that time discuss the Initial Proposal with Sir Martin. Later the same day, representatives of Jefferies sent a revised version of the Jefferies Engagement Letter to DLA.
On July 26, 2023, the Company and Jefferies executed the Jefferies Engagement Letter. Later that same day, at the direction of the Special Committee representatives of Jefferies met with Sir Martin and representatives of Citi to discuss the Company, the Initial Proposal and the Special Committee’s approach to and expectations for the Process.
On July 27, 2023, members of the Special Committee and a representative of DLA held a telephonic meeting to discuss the status of the Process.
On August 1, 2023, the Whole Earth Board held a regularly scheduled meeting (which Mr. Franklin did not attend), also attended by various members of the Company’s management and a representative of DLA. Among other matters, a topic for discussion at the meeting was the projections prepared by management to be provided to potential bidders (the “September Projections”), including the key assumptions underlying the September Projections and the risks and opportunities affecting the Company’s businesses (such projections, which included the September Projections, are summarized under the header “Projections” in the section of this proxy statement captioned “—Unaudited Prospective Financial Information”). The Disinterested Directors discussed with and asked questions of management regarding the September Projections, including the underlying assumptions and the risks and opportunities affecting the Company’s businesses. The participants also discussed the initial due diligence request list provided by representatives of Jefferies to the Company. The Initial Proposal was not discussed at the meeting. Following the meeting, the Company’s management continued to refine the September Projections.
On August 2, 2023, the Special Committee held a meeting attended by representatives of DLA and Jefferies to discuss the Process, including details of the Company- and sector-specific feedback that Jefferies had received in its exploratory discussions with potential bidders, as well as a discussion of the potential timeline required to formally solicit indications of interest from a broad range of potential bidders, support bidder due diligence and potentially secure definitive proposals by late October. Representatives of Jefferies informed the Special Committee that they had, as requested by the Special Committee, met with Sir Martin and his financial advisor to discuss the Initial Proposal on July 26, 2023, wherein Sir Martin reiterated Sababa’s interest in acquiring the Company. Representatives of Jefferies then reviewed with the Special Committee the results of Jefferies’ preliminary outreach to date to approximately thirty potential bidders and indicated that a number of those contacted expressed some level of interest in exploring a potential transaction with the Company.
On August 4, 2023, at the direction of the Special Committee, representatives of Jefferies circulated a proposed non-disclosure agreement to Sir Martin relating to Sababa’s due diligence review of the Company in connection with the Initial Proposal, and simultaneously began providing a draft non-disclosure agreement to potential alternative transaction partners that had expressed interest in learning more about the Company. On August 5, 2023, Sir Martin returned a revised draft of the non-disclosure agreement to representatives of Jefferies, which draft was then shared with representatives of DLA. Between August 5 and August 14, 2023, representatives of DLA and Greenberg Traurig, P.A., legal counsel to Sababa (“GT”), exchanged proposed drafts of the non-disclosure agreement, which included customary confidentiality obligations as well as a standstill provision, pursuant to which, among other things, the Sababa Holders (and its controlled affiliates) agreed not to take certain actions, including (i) proposing any stockholder proposal or engaging in a proxy solicitation involving the Company until February 14, 2024 and (ii) publicly proposing any acquisition or tender offer or joining or participating in a “group” (within the meaning of Section 13(d)(3) of the Exchange Act) until August 14, 2024. Sababa and the Company executed the non-disclosure agreement on August 14, 2023.
In light of such events, the Audit Committee of the Whole Earth Board (the “Audit Committee”), engaged independent investigative counsel to assist the Audit Committee with conducting an internal investigation. The Audit Committee, based upon information from independent investigative counsel, ultimately determined that Mr. Franklin, and the most recent former chief financial officer of the Company at the request of Mr. Franklin, disclosed to representatives of Sababa material non-public information belonging to the Company without a non-disclosure agreement and in violation of the Company’s internal policies. In contrast to the view of the Company, Mr. Franklin has stated that he believes the disclosure of such information was authorized by the Company. The Company has received a written affidavit certification from Sababa and certain affiliated entities that they and their affiliates did not trade in any of the Company’s securities, did not direct any other party to trade in any of the Company’s securities and did not disclose any information that they or their affiliates received from the Company to any third party prior to the public disclosure of such information by the Company. The investigation concluded prior to the date of this filing.
The material non-public information referenced in the preceding paragraph was shared with representatives of Sababa prior to the receipt by the Company of Sababa’s proposal on June 26, 2023 and did not relate to the Process. Following his recusal from the Whole Earth Board discussions on June 26, 2023, Mr. Franklin did not participate in any activities, meetings or communications with respect to the Process on behalf of, or as a representative of, the Company, and as a result did not receive from the Company any information with respect thereto. The Sababa Holders have advised the Company that Mr. Franklin did not participate in any activities, meetings or communications with respect to Sababa’s non-binding proposal on behalf of, or as a representative of, the Sababa Holders and that the Sababa Holders have not received from Mr. Franklin any information related to Sababa’s Proposal or the Process.
On August 8, 2023, the Special Committee held a meeting, attended by Mr. Schlussel as well as Mr. Ira Lamel, a member of the Whole Earth Board, to discuss the current status of the Process and Company management’s efforts to populate a preliminary data room for use by representatives of Jefferies with potentially interested bidders.
On August 15, 2023, the Sababa Holders filed a further amended Schedule 13D disclosing entry into a non-disclosure agreement with the Company, a copy of which was attached as an exhibit to the Schedule 13D.
On August 15, 2023, the Special Committee held a meeting, attended by representatives of Jefferies, to discuss the current status of the Process, including representatives of Jefferies’ outreach to various strategic and financial parties (other than Sababa or its affiliates) and a discussion of the number and identity of specific parties that had expressed interest in the Company to date, as well as those that had declined to participate. Members of the

Special Committee and representatives of Jefferies discussed Company management’s preparation of the September Projections and the preparation of the virtual data room to support the due diligence review of potential bidders (including Sababa and its affiliates and advisors), as well as the timeline for soliciting indications of interest from potential bidders.
On August 24, 2023, the Company’s management shared a revised version of the September Projections with the Special Committee. The Special Committee reviewed and discussed the revised September Projections and provided feedback to the Company’s management, after which the Company’s management continued to refine the September Projections.
On August 29, 2023, representatives of GT sent an email to representatives of DLA to provide notice, as required under the terms of the non-disclosure agreement between the Company and Sababa, that Sababa intended to disclose confidential information relating to the Company and the proposed transaction to certain proposed representatives, including Rhône Capital VI L.P. (“Rhône”), each of whom had agreed to be bound by the terms of the non-disclosure agreement and would be deemed to be “Representatives,” as such term was defined in the non-disclosure agreement, of Sababa going forward.
On September 11, 2023, the Disinterested Directors held a meeting attended by members of the Company’s management and a representative of DLA. Following a discussion of regular agenda items, the Disinterested Directors met in executive session without management present, at which time Mr. Cohen provided the Disinterested Directors with an update on the status of representatives of Jefferies’ outreach to various strategic and financial bidders (other than Sababa or its affiliates) to determine such parties’ interest in a potential transaction with the Company as part of the Process.
Between approximately August 7, 2023 and September 19, 2023, at the direction of the Special Committee, representatives of Jefferies continued to have conversations with an increasingly broad range of potential strategic and financial bidders (other than Sababa or its affiliates) and circulated non-disclosure agreements to those parties who expressed interest in continuing to evaluate a possible transaction involving the Company. These non-disclosure agreements were further negotiated between DLA and legal counsel for such parties, resulting in the execution of non-disclosure agreements with ten additional parties (other than Sababa or its affiliates) by September 19, 2023.
On September 19, 2023, the Company’s management finalized the September Projections, which were subsequently reviewed by the Special Committee and approved for Jefferies’ use. The Special Committee authorized representatives of Jefferies to share the September Projections with potential bidders who previously executed non-disclosure agreements. Later the same day, representatives of Jefferies began distribution of a confidential information memorandum including the September Projections to the eleven parties (inclusive of Sababa and its representatives, including Rhône) who previously executed non-disclosure agreements related to the Process. In addition, these eleven parties (including Sababa) were offered access to an initial data room established by the Company.
On September 28, 2023, Mr. Franklin communicated by electronic means to Mr. Simon that he was considering resigning as Chief Executive Officer of the Company. Mr. Simon discussed the email with a representative of DLA and then, on October 1, 2023, communicated the contents of Mr. Franklin’s email electronically to the Disinterested Directors. Certain of the Disinterested Directors proceeded to discuss by electronic and telephonic means Mr. Franklin’s possible resignation.
On October 6, 2023, Mr. Franklin sent a letter to Mr. Simon whereby he resigned as Chief Executive Officer of the Company alleging the material diminution of his duties and authority when the Whole Earth Board placed him on a leave of absence from his role as Chief Executive Officer of the Company on July 16, 2023, which, Mr. Franklin determined, warranted termination for Good Reason (as defined in his offer letter dated April 3, 2023). As of the date of this filing, the disagreement regarding the nature of Mr. Franklin's resignation, as Chief Executive Officer of the Company, remains unresolved.
On October 9, 2023, the Whole Earth Board held a meeting, attended by a representative of DLA, to discuss Mr. Franklin’s resignation as Chief Executive Officer of the Company. With Mr. Franklin abstaining, the Whole Earth Board determined to accept Mr. Franklin’s resignation as Chief Executive Officer of the Company but disagreed with Mr. Franklin’s categorization of the resignation as being for good reason; specifically, that the Disinterested Directors had determined to place Mr. Franklin on a paid leave of absence so that the Company could conduct a disinterested evaluation of the Sababa proposal after the Disinterested Directors and Mr. Franklin were unable to agree on the terms and provisions of the Undertaking. Following his resignation as Chief Executive Officer of the Company, Mr. Franklin ceased to remain on paid leave. While, in his role as a Director, Mr. Franklin has continued to have access to information with respect to the business and operations of the Company, Mr. Franklin did not participate in any activities, meetings or communications with respect to the Process on behalf of, or as a representative of, the Company, and did not receive any information from the Company with respect thereto. In addition, the Sababa Holders have advised the Company that Mr. Franklin did not participate in any activities, meetings or communications with respect to Sababa’s non-binding proposal on behalf of, or as a representative of, the Sababa Holders and that the Sababa Holders have not received from Mr. Franklin any information related to Sababa’s Proposal or the Process.
In addition, the Whole Earth Board resolved, with Mr. Franklin abstaining, to appoint Mr. Ohri and Mr. Robinson as the Company’s Co-Chief Executive Officers, effective immediately. On October 11, 2023, the Company filed a Current Report on Form 8-K with the SEC disclosing Mr. Franklin’s resignation as Chief Executive Officer of the Company, as well as the appointment of Messrs. Ohri and Robinson as the Company’s Co-Chief Executive Officers.
Also on October 9, 2023, at the direction of the Special Committee, representatives of Jefferies distributed a formal process letter to seven potential transaction partners (other than Sababa or its affiliates) who had previously executed non-disclosure agreements and received the confidential information memorandum and had not yet declined to participate in a potential transaction with the Company, which letter specified the information requested to be provided in an initial indication of interest by any such parties and requested submission of initial indications of interest by October 23, 2023.
On October 16, 2023, the Special Committee held a meeting, attended by representatives of DLA and Jefferies, to discuss the status of representatives of Jefferies’ outreach to various strategic and financial bidders (other than Sababa or its affiliates), including a discussion of the Company’s share price trading history and volume, specific feedback from potential bidders (including both those who evaluated the Company’s information through the data room pursuant to their confidentiality agreements with the Company, and those who passed on the opportunity), and review Jefferies’ updated preliminary financial analyses of the Company based on public information and the September Projections. Representatives of Jefferies reviewed with the Special Committee the Company’s potential strategic alternatives and feedback received from the parties whom representatives of Jefferies had contacted regarding interest in a potential transaction with the Company (other than Sababa and its affiliates).
On October 24, 2023, representatives of Jefferies circulated by electronic means to the Special Committee an update regarding the status of representatives of Jefferies’ outreach to various strategic and financial bidders (other than Sababa or its affiliates) to determine such parties’ interest in a potential transaction with the Company as part of the Process, which indicated that, following the expiration of the October 23, 2023 deadline for receipt of initial indications of interest from potential bidders, no such indications had been received from any such parties, and the majority of previously active parties had formally declined to participate in a potential transaction with the Company.
On November 4, 2023, the Special Committee held a meeting, with representatives of Jefferies in attendance, wherein representatives of Jefferies reviewed with the Special Committee an update on the Process including an updated review of the feedback from potential bidders who, by now, had all (other than Sababa) declined to submit an indication of interest or to proceed further with their review, and reviewed Jefferies’ updated preliminary financial analysis of the Company based on the September Projections.
On November 7, 2023, at the direction of the Special Committee, representatives of Jefferies delivered to Sababa an estimate of the Company’s transaction expenses in connection with the proposed transaction, including financial advisor and legal fees as well as certain change of control and transaction bonuses that would be payable to certain members of the Company’s management in connection with the proposed transaction.
On November 8, 2023, members of the Special Committee and representatives of Jefferies met with Sir Martin to discuss the Initial Proposal. Representatives of Rhône also attended the meeting, at Sir Martin’s invitation. At the meeting, Sir Martin indicated that Sababa might be willing to increase the proposed purchase price from $4.00 per share to $4.50 per share, with an openness to potentially increasing the purchase price further, subject to satisfactory completion of due diligence and securing debt and equity financing. The participants also discussed generally the estimate of the Company’s transaction expenses delivered by representatives of Jefferies to Sababa on November 7, 2023. The members of the Special Committee present indicated that, while the Special Committee would not support a transaction at either $4.00 or $4.50, the Special Committee would consider the Company entering into an exclusivity agreement with Sababa in order to allow Sababa to continue to conduct more comprehensive due diligence in furtherance of a potential further price increase pursuant to a definitive, fully financed proposal.
On November 9, 2023, representatives of GT communicated electronically with representatives of DLA concerning the preparation of an exclusivity agreement between the Company and Sababa (the “Exclusivity Agreement”). Between November 9, 2023 and November 15, 2023, representatives of DLA and GT, with input from their respective clients, negotiated the Exclusivity Agreement. On November 15, 2023, the Company and Sababa executed the Exclusivity Agreement, which provided for a 45-day exclusivity period and included customary restrictions on the Company’s ability to solicit or facilitate any inquiries or offers from any parties (other than Sababa or its affiliates) during the exclusivity period. Upon entry into the Exclusivity Agreement, and in furtherance of its obligations thereunder, the Company and its representatives, including Jefferies, terminated all solicitation of other potential transaction parties (other than Sababa and its affiliates), noting that all parties that had previously engaged in the Process to date had, by this time, declined to participate in a potential transaction with the Company.
On November 22, 2023, representatives of GT sent an email to representatives of DLA to provide notice, as required under the terms of the non-disclosure agreement between the Company and Sababa, that Sababa intended to disclose confidential information relating to the Company and the proposed transaction to Citi as its potential lead M&A financial advisor, who had agreed to be bound by the terms of the non-disclosure agreement and would be deemed to be a “Representative” of Sababa going forward.
Between November 30, 2023 and January 11, 2024, representatives of Sababa and of its potential debt financing sources conducted due diligence of the Company through the review of documents provided by the Company’s management in the virtual data room as well as numerous telephonic conversations and an in-person management presentation concerning specific aspects of the Company’s business, including finance, sales and marketing, human resources, environmental and legal matters. During this period, there were numerous and regular communications between the Company’s advisors and Sababa’s advisors and representatives, including representatives of Citi and Rhône, to facilitate the due diligence and financing process in relation to the potential transaction.
On December 1, 2023, the Company’s management provided the Special Committee with revised projections which incorporated updated operating and financial results generated by the Company subsequent to the finalization of the September Projections (the “December Projections”) (such projections, including the December Projections, are summarized under the header “Projections” in the section of this proxy statement captioned “—Unaudited Prospective Financial Information”). The Special Committee reviewed and discussed the December Projections with management and subsequently approved the December Projections for Jefferies’ use. Following these discussions, the Special Committee authorized representatives of Jefferies to provide the December Projections to Sababa.
On December 6, 2023, members of the Company’s management (telephonically and in-person), with the assistance of representatives of Jefferies, provided a presentation at the New York City office of DLA to representatives of Sababa. Certain members of the Special Committee also attended the presentation telephonically, as did representatives of Rhône and Citi (telephonically and in-person), at Sababa’s invitation. The Company’s management discussed the historical and projected performance of various aspects of the Company’s business (including the December Projections) and provided the representatives of Sababa and Rhône with the opportunity to ask and receive answers to various questions concerning the presentation.
On December 8, 2023, the Special Committee held a meeting attended by representatives of Jefferies wherein the attendees discussed the management presentation and feedback received by representatives of Jefferies following the management presentation on December 6, 2023.
On December 11, 2023, the Disinterested Directors held a meeting attended by certain members of the Company’s management to discuss the management presentation and feedback received by representatives of Jefferies.

On December 12, 2023, given the significant number of outstanding due diligence requests, Sababa submitted to representatives of Jefferies, which was then shared with the Special Committee, a request to extend the term of the Exclusivity Agreement to January 15, 2024 to allow for completion of due diligence and definitive financing commitments, and re-confirmed its prior verbal indication of a potential increase of its offer price to $4.50 per share, subject to further due diligence.
On December 15, 2023, the Special Committee held a meeting attended by representatives of Jefferies wherein representatives of Jefferies reviewed with the Special Committee an update regarding the status of the Process, including Sababa’s request to extend the Exclusivity Agreement, and the progress and remaining scope of Sababa’s due diligence work.
On December 22, 2023, the Special Committee held a meeting to discuss the Process and Sababa’s request to extend the term of the Exclusivity Agreement. The Special Committee resolved not to extend the term of the Exclusivity Agreement, considering, among other factors, the lack of a further increase in the purchase price proposed by Sababa. However, the Special Committee agreed to allow Sababa to continue its due diligence in order to facilitate the submission by Sababa of an improved, definitive and fully financed proposal.
On January 3, 2024, the Special Committee held a meeting attended by representatives of Jefferies to discuss the status of the Process and various potential strategic alternatives following the expiration of the Exclusivity Agreement on December 30, 2023, including the possibility of resuming outreach to potentially interested parties (other than Sababa or its affiliates) to determine such parties’ interest in a potential transaction with the Company and an update on the status of Sababa’s due diligence and its debt and equity financing process. At the direction of the Special Committee, representatives of the Company and Jefferies actively reinitiated and pursued dialog with several of the parties that had previously declined to participate in the Process, as well as with a new financial party that had recently made an inbound inquiry to representatives of Jefferies about the Company, and with an intermediary that had expressed potential interest on behalf of certain of its clients in a portion of the Company’s business. Following these discussions, none of the additional parties progressed to any indication of interest in the Company.
On January 10, 2024, Citi was engaged as lead M&A financial advisor to Parent in connection with a potential transaction with the Company.
On January 16, 2024, Sababa delivered to the Whole Earth Board by electronic means an updated non-binding proposal to acquire all of the outstanding shares of Company Common Stock not already owned by Sababa in an all-cash transaction at a price of $4.50 per share (the “January 16 Proposal”). The January 16 Proposal requested that the Whole Earth Board confirm its intention to move forward with a transaction with Sababa by 8:30 a.m., Eastern time, on January 18, 2024. Substantially concurrently, representatives of GT electronically circulated to representatives of DLA a draft of the proposed Merger Agreement and an executed copy of the Debt Commitment Letter. Subsequent to the delivery of the January 16 Proposal, Sababa’s representatives verbally indicated to representatives of Jefferies Sababa’s willingness to consider an increase of its proposal to a price of $4.75 per share, subject to satisfactory completion of due diligence, which representatives of Jefferies subsequently communicated to the Special Committee.
On January 17, 2024, the Special Committee held a meeting with representatives of Jefferies to discuss the January 16 Proposal. Representatives of Jefferies informed the Special Committee that, over the course of the Process to date, representatives of Jefferies had contacted more than sixty parties concerning their interest in a potential transaction with the Company. A total of eleven parties (including Sababa) executed non-disclosure agreements with the Company and received copies of a confidential information memorandum. Of those eleven parties (including Sababa), six parties (including Sababa) accessed the virtual data room prepared by the Company’s management in connection with the Process. However, other than Sababa, none of the eleven parties who entered into non-disclosure agreements with the Company or the six parties who accessed the virtual data room ultimately submitted an indication of interest, and the new outreach discussions following the expiration of the Exclusivity Agreement had not yielded any additional actionable interest in the Company. Representatives of Jefferies then reviewed with the Special Committee Jefferies’ updated preliminary financial analysis of the Company based on the December Projections, the Company’s share price trading history and volume, and the Company’s shareholder base, as well as a summary of the January 16 Proposal. At the conclusion of the meeting, the Special Committee agreed to meet as soon as possible with Sababa and its representatives to discuss the January 16 Proposal, including the potential to further increase the offer price.

Later on January 17, 2024, members of the Special Committee and a representative of ICR, LLC, the Company’s strategic communications advisor, held a call with a representative of Notch View Management, LLC and its affiliated funds (collectively, “Notch View”). Notch View had filed on January 3, 2024 an amended Schedule 13D with the SEC disclosing beneficial ownership of approximately 5.9% of the then outstanding shares of Company Common Stock, indicating that Notch View intended to have conversations with members of the Company’s management and the Whole Earth Board regarding possible enhancement of stockholder value. The filing also included as an exhibit a letter sent by Notch View on January 3, 2024 to the Whole Earth Board and members of the Company’s management encouraging the Company to negotiate with potential acquirors in pursuit of an immediate sale of the Company. On the call, the representative of Notch View reiterated the view expressed in its letter to the Whole Earth Board and the Company’s management that the Company should pursue an immediate sale transaction and indicated a willingness to take more aggressive action if a transaction involving the Company failed to be consummated.
On January 19, 2024, members of the Special Committee and representatives of Jefferies met in-person with Sir Martin (who also invited a representative of Rhône). In the meeting, the members of the Special Committee and the representatives of Jefferies discussed the Company’s business and outlook and communicated that neither a price of $4.50 nor $4.75 per share would be supported by the Special Committee. After further discussion between the parties, Sir Martin verbally informed the members of the Special Committee that Sababa would be willing to increase its proposed purchase price to $4.875 per share and that such proposal would be its best and final offer, conditioned on a recommendation from the Special Committee to the Whole Earth Board that it approve and accept the increased proposal (the “Final Proposal”). Sir Martin further indicated that if the Final Proposal were not approved by the Whole Earth Board, Sababa would withdraw its proposal, would no longer pursue the proposed transaction and would file an amended Schedule 13D to reflect such decision, as required by the SEC rules. The members of the Special Committee in attendance indicated to the other attendees that the Special Committee would promptly meet in full to discuss the Final Proposal.
On January 20, 2024, the Special Committee held a meeting to discuss the Final Proposal and determined to recommend to the Disinterested Directors that the Special Committee proceed to negotiate definitive documentation concerning the Final Proposal.
On January 21, 2024, the Disinterested Directors held a meeting attended by representatives of DLA and Jefferies to discuss the Final Proposal. At the request of the Disinterested Directors, representatives of Jefferies reviewed with the Disinterested Directors a summary of the outreach to potentially interested bidders in the Process, Jefferies’ updated preliminary financial analysis of the Company based on the December Projections, including the Company’s share price trading history, the Company’s shareholder base, and a summary of the Final Proposal. Following discussion of the results of the Process to date, the Disinterested Directors resolved to instruct the Special Committee, representatives of Jefferies and representatives of DLA to immediately commence negotiations of the definitive documentation concerning the Final Proposal with representatives of Sababa.
On January 23, 2024, the Whole Earth Board held a regularly scheduled meeting to discuss, among other things, the Company’s fiscal year 2024 annual budget. In addition, the Whole Earth Board discussed and confirmed its intention to proceed with negotiations of the definitive documentation concerning the Final Proposal. The approved budget and related presentation materials were subsequently provided to Sababa and its representatives in the virtual data room.
On January 24, 2024, representatives of Sababa delivered electronically to the Whole Earth Board a letter memorializing the Final Proposal.
On January 25, 2024, representatives of DLA circulated electronically to representatives of GT a revised draft of the Merger Agreement. The following day, representatives of both counsels held a telephonic meeting to discuss certain material terms of the draft Merger Agreement and related transaction documents, including Sababa’s proposed financing structure, the amount of the reverse termination fee that would be payable by Sababa if the proposed transaction was not completed as a result of a financing failure, the limited guarantee to be provided by Sababa to the Company with respect to the proposed reverse termination fee, and the parties’ expense reimbursement obligations if the proposed transaction was not consummated. In particular, representatives of DLA communicated the Special Committee’s proposal that the reverse termination fee be increased from

$20 million, as originally proposed by Sababa, to an amount equal to 10% of the Company’s enterprise value; that the limited guarantee be provided by Sababa and Rhône, jointly and severally; and that Sababa reimburse the Company for its transaction expenses in the event that the proposed transaction was not approved by the Company’s stockholders.
On January 28, 2024, members of the Special Committee held a telephonic meeting with representatives of DLA to discuss certain material terms in the draft Merger Agreement and related transaction documents, including the reverse termination fee amount, the structure of the limited guarantee, and the proposed expense reimbursement in the event of a failed transaction.
Between January 27, 2024 and January 31, 2024, representatives of GT and DLA held a series of telephone conversations to negotiate certain terms of the Merger Agreement requiring particular subject matter expertise.
On January 31, 2024, representatives of DLA and GT held a telephonic meeting to discuss certain material terms of the draft Merger Agreement and related transaction documents, including the size of the proposed reverse termination fee, the structure of the limited guarantee, and the parties’ expense reimbursement obligations in the event of a failed transaction. In particular, representatives of GT communicated Sababa’s proposal that the reverse termination fee be equal to $30 million, that the limited guarantee be provided by Sababa and Rhône severally (and not jointly and severally), and that neither party be required to reimburse the other party’s transaction expenses in the event the proposed transaction was not approved by the Company’s stockholders. Later the same day, representatives of GT circulated to representatives of DLA a revised draft of the Merger Agreement as well as drafts of the limited guarantee and the financing documents.
Also on January 31, 2024, the Company’s management provided the Special Committee with revised projections which incorporated the previously approved fiscal year 2024 annual budget of the Company into the December Projections (the “February Projections”) (such projections, including the February Projections, are summarized under the header “Projections” in the section of this proxy statement captioned “—Unaudited Prospective Financial Information”). The Special Committee reviewed and discussed the February Projections with Company management. The Special Committee also reviewed an updated disclosure memo provided by representatives of Jefferies describing Jefferies’ previous engagements with certain affiliates of Sababa, Rhone and certain portfolio companies of Rhone, and the fees received by Jefferies in connection with such engagements, as further described in the section of this Proxy Statement titled “Opinion of Jefferies LLC”. Following these discussions, on February 2, 2024, the Special Committee approved the February Projections for Jefferies’ use in connection with its financial analyses.
On February 2, 2024, representatives of DLA and GT held a telephonic meeting to discuss open issues in the draft Merger Agreement, including the size of the reverse termination fee and other proposed remedies applicable in the event of a failed transaction. In particular, representatives of DLA communicated the Special Committee’s proposal that the reverse termination fee be equal to $45 million. DLA also proposed a cooperation agreement to be entered into between the Sababa Holders and the Company to govern certain governance matters in the event that the transaction failed to be consummated (the “Letter Agreement”).
Later that same day, the Special Committee held a meeting to review and discuss proposed revisions to the draft Merger Agreement and provided direction to DLA. Later still, a member of the Special Committee and a representative of Sababa held a telephonic meeting to discuss the proposed Letter Agreement.
On February 4, 2024, representatives of DLA sent to representatives of GT revised drafts of the Merger Agreement, the limited guarantee and the financing documents. In addition, representatives of DLA sent to representatives of GT draft agreements with respect to certain change of control and transaction bonuses that would be payable to members of the Company’s management in connection with the proposed transaction, including the proposed amount of such bonuses.
Later that same day, Sir Martin and a member of the Special Committee held a telephone conversation to discuss open issues under the draft Merger Agreement and related transaction documents, including the Letter Agreement, which primarily related to the allocation of certain transaction expenses and directors’ and officers’ liability insurance coverage.

On February 5, 2024, the Special Committee, representatives of Sababa and representatives of Jefferies, Citi, DLA and GT held a telephonic meeting to discuss open issues in the draft Merger Agreement, limited guarantee and financing documents and the proposed Letter Agreement, primarily related to the allocation of certain transaction expenses and directors’ and officers’ liability insurance coverage.
On February 6, 2024, representatives of DLA sent a further revised draft of the Merger Agreement to representatives of GT. Later that same day, the Company and Parent entered into a non-disclosure agreement pursuant to which certain financial information of Parent was provided to representatives of Jefferies and DLA in connection with the Special Committee’s review of Parent’s financial ability to pay the proposed reverse termination fee under the Merger Agreement. In addition, a member of the Special Committee held telephone conversations with Sir Martin to discuss and resolve certain open items in the Merger Agreement and the proposed Letter Agreement, primarily the allocation of certain transaction expenses and directors’ and officers’ liability insurance coverage.
On February 7, 2024, representatives of GT circulated a revised draft of the Merger Agreement to representatives of DLA. The proposed changes included, among other things, a reverse termination fee of $40 million, which amount was ultimately accepted by the Special Committee.
Between February 7 and February 11, 2024, representatives of DLA and GT negotiated and exchanged several drafts of the Merger Agreement and related transaction documents.
On February 11, 2024, members of the Special Committee held a telephone conversation with a representative of Sababa (in which a representative of Rhône also participated, at the invitation of the Sababa representative) to discuss open issues in the draft Merger Agreement and related transaction documents including the treatment of certain transaction expenses and directors’ and officers’ liability insurance coverage. The parties ultimately agreed to split certain transaction expenses and to cooperate to obtain “tail” coverage of at least the same coverage and amounts as already in existence at the lowest premium available.
Between February 11, 2024 and February 12, 2024, legal counsels finalized the definitive documentation concerning the Final Proposal.
On February 12, 2024, the Special Committee held a meeting attended by representatives of Jefferies and DLA wherein the Special Committee reviewed the Merger Agreement and discussed the financial and legal terms of the proposed transaction with the representatives of DLA and Jefferies in attendance. Representatives of Jefferies reviewed with the Special Committee Jefferies’ financial analysis of the Company based on the February Projections and a summary of the Final Proposal. After further discussion, including a discussion regarding the various factors described in the section of this proxy statement captioned “—Reasons for the Merger; Recommendations of the Special Committee and the Disinterested Directors,” the Special Committee unanimously (i) determined that the terms of the Merger Agreement and the transactions contemplated thereby were fair and in the best interests of the Company and the holders of Company Common Stock (other than Parent and its affiliates), (ii) resolved to recommend to the Whole Earth Board that the Whole Earth Board adopt resolutions approving, adopting and declaring advisable the Merger Agreement and the transactions contemplated thereby, and (iii) resolved to recommend to the Whole Earth Board that the Whole Earth Board recommend that the holders of Company Common Stock vote for the adoption of the Merger Agreement and the transactions contemplated thereby at the Special Meeting.
Immediately following the Special Committee meeting, on February 12, 2024, the Whole Earth Board held a meeting attended by representatives of Jefferies and DLA. Mr. Franklin was initially in attendance but recused himself and left the meeting promptly. Following Mr. Franklin’s recusal and departure from the meeting, the remaining members of the Whole Earth Board reviewed the Merger Agreement and discussed the financial and legal terms of the transaction with the representatives of DLA and Jefferies in attendance. Representatives of Jefferies then reviewed Jefferies’ financial analysis of the Company based on the February Projections and a summary of the Final Proposal. Thereafter, Jefferies rendered its opinion to the effect that, as of February 12, 2024 and based on and subject to various assumptions made, procedures followed, matters considered and limitations and qualifications on the review undertaken as described in its opinion, the Per Share Price to be received by the holders of shares of Company Common Stock pursuant to the Merger Agreement was fair, from a financial point of view, to such holders (other than Parent, Merger Sub and their respective affiliates). The representative of Jefferies then answered questions posed by the members of the Whole Earth Board in attendance related to the financial terms of the Merger Agreement. Following this discussion, a representative of

DLA answered questions from the members of the Whole Earth Board in attendance regarding the legal terms of the Merger Agreement and certain other legal matters to be considered for approval by the members of the Whole Earth Board in attendance, including the Transaction Bonus Agreements, the Change in Control and Severance Agreements, the special one-time fees payable to the Disinterested Directors and the members of the Special Committee in recognition of their efforts during the Process and the Simon Consulting Agreement. After further discussion, including a discussion regarding the various factors described in the section of this proxy statement captioned “—Reasons for the Merger; Recommendations of the Special Committee and the Disinterested Directors,” the Whole Earth Board (excluding Mr. Franklin) unanimously (i) determined that the terms of the Merger Agreement and the transactions contemplated thereby were fair to and in the best interests of the Company and the holders of Company Common Stock (other than the Parent and its affiliates), (ii) approved and declared advisable the execution, delivery and performance of the Merger Agreement and the transactions contemplated thereby, (iii) resolved to recommend that the holders of Company Common Stock vote for the adoption and approval of the Merger Agreement and the transactions contemplated thereby, (iv) approved the Transaction Bonus Agreements, (v) approved the Bonus and Severance Change in Control Agreements, (v) approved the one-time fees payable to the Disinterested Directors and the members of the Special Committee in recognition of their efforts during the Process, and (vi) with Mr. Simon abstaining, approved the Simon Consulting Agreement.
Following these meetings, on the evening of February 12, 2024, a member of the Special Committee, representatives of Sababa and representatives of DLA and GT held a telephonic meeting (in which representatives of Rhône also participated at the invitation of Sababa’s representatives) to discuss the process and timing for execution and delivery of the Merger Agreement and related transaction documents. Following such meeting, the parties executed the Merger Agreement and related definitive documentation, including the Letter Agreement, on the evening of February 12, 2024. Pursuant to the Letter Agreement, (i) the Sababa Holders agreed not to nominate any candidate for election to the Whole Earth Board, or participate in any proxy solicitation related to the election of directors, at the 2024 annual meeting of stockholders, (ii) the Company agreed to hold the 2024 and 2025 annual meetings of stockholders within the time frames set forth in the Letter Agreement, and (iii) the Sababa Holders and the Company agreed to cooperate in connection with any stockholder communications, press releases and other public announcements regarding the termination.
On February 13, 2024, prior to the open of trading on Nasdaq, the Company published a press release announcing the execution of the Merger Agreement and related documentation. Following the close of trading on Nasdaq the same day, the Company filed a Current Report on Form 8-K with the SEC disclosing, among other things, its entry into the Merger Agreement. Shortly thereafter, the Sababa Holders filed a further amended Schedule 13D to disclose Sababa’s entry into the Merger Agreement and related documentation.
Reasons for the Merger; Recommendation of the Special Committee and the Disinterested Directors
Recommendation of the Special Committee
In evaluating the Merger Agreement, the Limited Guarantee, the Equity Commitment Letter, the Debt Commitment Letter, and the transactions contemplated thereby, including the Merger, the Special Committee consulted with outside financial and legal advisors and, where appropriate, Whole Earth management. At the conclusion of its review, the Special Committee unanimously (1) determined that the Merger Agreement and the transactions contemplated thereby, including the Merger, are advisable, fair to, and in the best interests of Whole Earth Brands and the Unaffiliated Stockholders and (2) recommended to the Whole Earth Board that the Whole Earth Board (a) adopt resolutions approving, adopting and declaring advisable the Merger Agreement and the transactions contemplated thereby, including the Merger, and (b) recommend that the Company’s stockholders vote for the adoption of the Merger Agreement and the Merger at the Special Meeting. In addition, the Special Committee believes that the Merger is fair to Whole Earth’s “unaffiliated security holders,” as such term is defined in Rule 13e-3 of the Exchange Act (the “unaffiliated security holders”).
In the course of reaching its determination and making its recommendations, the Special Committee considered the following material factors, which are not presented in any relative order of importance and each of which the Special Committee viewed as being generally supportive of its determination and recommendations to the Whole Earth Board:
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Process Prior to Execution of Merger Agreement. The Special Committee felt that the extensive nature of the Process, including the fact that over sixty (60) parties were contacted, 11 (including Sababa) of which entered into non-disclosure agreements with Whole Earth and six (including Sababa) of which accessed the virtual data room prepared by members of Whole Earth’s management was sufficient to identify any other viable strategic alternatives, none of which were identified. For more information on the Process, see the section of this proxy statement captioned “—Background of the Merger”.
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Potential Strategic Alternatives. The assessment of the Special Committee that none of the possible alternatives to the Merger (including continuing to operate Whole Earth as an independent company or pursuing a different transaction with an as yet to be identified party, and the desirability and perceived risks of those alternatives, as well as the potential benefits and risks to the unaffiliated security holders of those alternatives and the timing and likelihood of effecting such alternatives) was reasonably likely to present superior opportunities for Whole Earth to create greater value for stockholders, taking into account execution risks as well as business, financial, industry, competitive and regulatory risks associated with any such possible alternatives.

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Certainty of Value. The consideration to be received by the unaffiliated security holders in the Merger consists entirely of cash, which provides the unaffiliated security holders certainty of value and immediate liquidity at an attractive price measured against the ongoing business and financial execution risks of Whole Earth’s business plan and its continued operations as an independent company and allows the unaffiliated security holders to realize that value immediately upon the consummation of the Merger. In that regard, the Special Committee noted that the amount of cash to be received for each outstanding share of Company Common Stock is fixed and will not be reduced if the price per share of Company Common Stock declines prior to the effective time of the Merger, which would benefit the unaffiliated stockholders by protecting against potential volatility or uncertainty in the amount of consideration to be received by such stockholders if the consideration had consisted of securities or other non-cash consideration.

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Value Reasonably Obtainable. The belief of the Special Committee that the Per Share Price represented Parent’s best and final offer and the best value that Whole Earth could reasonably obtain for the shares of Company Common Stock, taking into account (1) Sababa’s statements as a bidder; (2) the Special Committee’s assessment, which included advice from Jefferies that other parties did not have the interest in, or capability to, acquire Whole Earth at a higher price; and (3) the Special Committee’s familiarity with the business, operations, prospects, business strategy, assets, liabilities and general financial condition of Whole Earth on a historical and prospective basis and its assessment of associated risks, including execution risks with respect to Whole Earth’s business plan. The Special Committee believed that, after negotiations at the direction of the Special Committee and with the assistance of experienced outside legal and financial advisors, the Special Committee obtained the best terms and highest price that Sababa was willing to pay for Whole Earth, pursuant to a thorough process, and that further negotiations would have created a risk of causing Sababa to abandon the Merger altogether or materially delay the entry into definitive transaction agreements with respect to the Merger. In addition, the Special Committee believed that, measured against the execution risks regarding other potential strategic alternatives as yet to be identified, the Per Share Price reflected a fair and favorable price for the shares of Company Common Stock. The Special Committee also considered that the Per Share Price represented (1) an approximately 56% premium to the unaffected closing price of the Company Common Stock on June 23, 2023, the last full trading day prior to Sababa’s initial $4.00 per share bid; and (2) a premium of approximately 37 percent to the volume weighted average price of the Company Common Stock for the sixty (60) days ending February 12, 2024.

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Loss of Opportunity. The possibility that, if the Special Committee declined to recommend that the Whole Earth Board approve the Merger Agreement, there may not be another opportunity for Whole Earth’s stockholders to receive a comparably priced offer with a comparable level of closing certainty.

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Financial Condition, Results of Operations and Prospects of Whole Earth; Risks of Execution. The current, historical and projected financial condition, results of operations and business of Whole Earth, as well as Whole Earth’s prospects and risks if it were to remain an independent public company. Whole Earth’s then-current business plan, including management’s then-current estimated projections of Whole Earth’s financial prospects, as reflected in the Unaudited Prospective Financial Information. As part of its analysis of these factors, the Special Committee considered Whole Earth’s current business plan and the potential opportunities and risks that it presented against, among other things, various execution, operational and other risks to achieving the business plan and related uncertainties, including: (1) the impact of market, customer and competitive trends on Whole Earth; (2) the likelihood that the business plan could be achieved in the face of operational and execution risks, including loss of market share, customer dissatisfaction or employee attrition; and (3) general risks related to market conditions that could negatively impact our valuation or reduce the price of the Company Common Stock. In particular, the Special Committee considered the likelihood and timing of, and risks to, achieving the operational improvements, objectives and market share improvement assumptions underlying the business plan, as well as the estimated projections of Whole Earth’s financial prospects, all as described in the section of this proxy statement captioned “ – Unaudited Prospective Financial Information.”
Among the potential risks identified and analyzed by the Special Committee were consideration of (1) Whole Earth’s ability to sustain its growth and to manage infrastructure to support such growth; (2) Whole Earth’s ability to attract new customers; (3) Whole Earth’s ability to introduce new products successfully; and (4) Whole Earth’s ability to navigate the competitive industry landscape and to maintain or improve market share within its industry.
The Special Committee was also aware that the price of the Company Common Stock could be negatively impacted if Whole Earth failed to meet investor expectations, including if Whole Earth failed to meet its growth and profitability objectives.
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Opinion of Jefferies LLC. The financial analysis of the Per Share Price reviewed by representatives of Jefferies with the disinterested members of the Whole Earth Board as well as the opinion of Jefferies rendered to the disinterested members of the Whole Earth Board at a meeting held on February 12, 2024, at which Mr. Franklin was initially in attendance and then recused himself, to the effect that, as of that date and based on and subject to various assumptions made, procedures followed, matters considered and limitations and qualifications on the review undertaken as described in its opinion, the Per Share Price to be received by the holders of shares of Company Common Stock pursuant to the Merger Agreement was fair, from a financial point of view, to such holders (other than Parent, Merger Sub and their respective affiliates).

•	Negotiations with Parent and Terms of the Merger Agreement. The terms and conditions of the Merger Agreement, which was the product of arm’s-length negotiations, including:
○	Whole Earth’s ability, under certain circumstances, to furnish information to, and conduct negotiations with, third parties submitting unsolicited alternative acquisition proposals.
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The Special Committee’s belief that the terms of the Merger Agreement would be unlikely to deter third parties from making a Superior Proposal. The ability of the Whole Earth Board, acting upon the recommendation of the Special Committee, and the Special Committee’s ability, in each case under certain circumstances, to change, withdraw or modify the recommendation that the Company’s stockholders (including the unaffiliated security holders) vote in favor of the adoption of the Merger Agreement.

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The Whole Earth Board’s ability, acting upon the recommendation of the Special Committee, under certain circumstances, to terminate the Merger Agreement to enter into a definitive agreement with respect to a Superior Proposal. In that regard, the Special Committee believed that the termination fee payable by Whole Earth in such instance in accordance with the terms of the Merger Agreement was reasonable, consistent with or below similar fees payable in comparable transactions, and not preclusive of other offers.

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The remedies available to Whole Earth under the Merger Agreement in the event the Merger is not consummated, including monetary damages and the fact that the Merger Agreement provides that Parent could be liable for breaches under the Merger Agreement and responsible for payment of the Parent Termination Fee.

○
The terms of the Merger Agreement provide Whole Earth with sufficient operating flexibility to conduct its business in the ordinary course until the earlier of the consummation of the Merger or the termination of the Merger Agreement.

•	Reasonable Likelihood of Consummation. The belief of the Special Committee that an acquisition by Parent has a reasonable likelihood of closing, based on, among other matters:
○	the limited conditions to Parent’s obligation to consummate the Merger as provided by the Merger Agreement, including the absence of a financing condition;
○	no anticipated substantive issues expected in connection with the required regulatory approvals and the meaningful obligation of Parent to obtain such regulatory approval;
○
Whole Earth’s ability to specifically enforce Parent’s obligations under the Merger Agreement in accordance with its terms and the terms of the Equity Commitment Letter (including Whole Earth’s third-party beneficiary rights to enforce NewCo’s equity commitment under the Equity Commitment Letter in accordance with its terms and the terms of the Merger Agreement) which commits NewCo to cause the equity financing to be funded if the conditions to closing in the Merger Agreement are satisfied (provided that such right is exercisable only if and to the extent the Company has the right to seek specific performance pursuant to the terms of the Merger Agreement);

○	Parent’s business reputation and financial resources, which provided the Special Committee comfort that the equity financing would be available.
•
Appraisal Rights. Eligible Whole Earth stockholders have the right to exercise their statutory appraisal rights under Section 262 of the DGCL and receive payment of the fair value of their shares of the Company Common Stock in lieu of the Per Share Price, subject to and in accordance with the terms and conditions of the Merger Agreement and Section 262 of the DGCL, unless and until any such Whole Earth stockholder fails to perfect or effectively withdraws or loses such holder’s rights to appraisal and payment under Section 262 of the DGCL.

•
Current and Historical Market Prices. The current and historical market prices of the Company Common Stock, including as set forth in the table under “Important Information Regarding Whole Earth Brands—Market Price of Whole Earth’s Common Stock” and “Special Factors—Opinion of Jefferies LLC” taking into account (i) the fact that the Per Share Price represents an approximately 56% premium to the unaffected closing price of the Company Common Stock on June 23, 2023, the last full trading day prior to Sababa’s initial $4.00 per share bid and the resulting share price volatility and (ii) the market performance of the Company Common Stock, independently and also relative to the capital stock of other participants in the industries in which Whole Earth operates and general market indices.

The Special Committee also considered a number of factors relating to the procedural safeguards that it believes were and are present to ensure the fairness of the Merger and to permit the Special Committee to represent effectively the interests of the Unaffiliated Stockholders and the unaffiliated security holders of Whole Earth Brands. In light of such procedural safeguards, the Special Committee did not consider it necessary to retain an unaffiliated representative to act solely on behalf of the Unaffiliated Stockholders and the unaffiliated security holders of Whole Earth for purposes of negotiating the terms of the Merger Agreement or preparing a report concerning the fairness of the Merger Agreement and the Merger. The Special Committee believes these factors support its determinations and recommendations and provide assurance of the procedural fairness of the Merger to the Unaffiliated Stockholders and the unaffiliated security holders of Whole Earth:
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Independence. The Special Committee has consisted solely of Disinterested Directors that are not affiliated with, and are independent of, any of the potential counterparties to a potential acquisition of Whole Earth and were otherwise disinterested with respect to a potential acquisition of Whole Earth (including a potential acquisition of Whole Earth that has a transaction or series of transactions in which one or more significant stockholders of Whole Earth have an interest that is in addition to, and/or different from, the interests of Whole Earth’s stockholders as a whole), other than as discussed in the section of this proxy statement captioned “Special Factors—Interests of Whole Earth’s Directors and Executive Officers in the Merger”;

•
Prior Special Committee Action. The Whole Earth Board was not permitted to approve any potential acquisition of Whole Earth (including a potential acquisition of Whole Earth that also included a transaction or series of transactions in which one or more significant stockholders of Whole Earth had an interest that was in addition to, and/or different from, the interests of Whole Earth’s stockholders as a whole) or recommend for approval any such transactions by Whole Earth’s stockholders without a prior favorable recommendation of the transaction by the Special Committee.
•
Active Involvement and Oversight. The numerous meetings held by the Special Committee over an eight-month period to discuss and evaluate, among other things, the Process, and the Special Committee’s active oversight of the Process. The Special Committee was actively engaged in the Process and was provided with full access to Whole Earth management and its advisors in connection with the Process.

•
Full Knowledge. The Special Committee made its evaluation of a potential acquisition of Whole Earth by Parent based upon the factors discussed in this proxy statement and with the full knowledge of the interests of Parent and its affiliates.

•
No Obligation to Recommend. The recognition by the Special Committee that it had no obligation to recommend to the Disinterested Directors the approval of the Merger or any other transaction and had the authority to reject any proposals made.

•
Supermajority of the Minority Approval. The consummation of the Merger requires the affirmative vote to adopt the Merger Agreement of the holders of sixty-six and two-thirds percent of the outstanding shares of Company Common Stock held by the Unaffiliated Stockholders.

In the course of reaching its determinations and making its recommendations, the Special Committee also considered the following countervailing factors concerning the Merger Agreement and the Merger, which are not presented in any relative order of importance, and weighed such factors against those factors viewed as being generally supportive of its determination and recommendations to the Whole Earth Board, ultimately determining that such countervailing factors were outweighed by the potential benefits of the Merger Agreement and the Merger:
•
No Stockholder Participation in Future Growth or Earnings. The nature of the Merger as a cash transaction means that the Company’s stockholders (including the unaffiliated security holders) will not participate in Whole Earth’s future earnings or growth and will not benefit from any appreciation in value of the Surviving Corporation.

•
No-Shop Restrictions. The restrictions in the Merger Agreement on Whole Earth’s ability to solicit competing transactions (subject to certain exceptions to allow the Whole Earth Board, acting upon the recommendation of the Special Committee, or the Special Committee, to exercise their respective fiduciary duties and, in the case of Whole Earth Board, acting upon the recommendation of the Special Committee, to accept a superior proposal, and then only upon the payment of a termination fee by Whole Earth to Parent) and that the interests of Parent and its affiliates in the Merger would likely be considered by third parties evaluating whether to make superior proposals.

•
Risk Associated with Failure to Consummate the Merger. The possibility that the Merger might not be consummated, and if it is not consummated, that: (1) Whole Earth’s Disinterested Directors, management team and other employees will have expended extensive time and effort and will have experienced significant distractions from their work on behalf of Whole Earth during the pendency of the Merger; (2) Whole Earth will have incurred significant transaction and other costs; (3) Whole Earth’s continuing business relationships with customers, business partners and employees may be adversely affected, which could include the loss of key personnel; (4) the trading price of the Company Common Stock could be adversely affected; (5) the contractual and legal remedies available to Whole Earth in the event of the breach or termination of the Merger Agreement may be insufficient, costly to pursue, or both; and (6) the failure of the Merger to be consummated could result in an adverse perception among the Company’s customers, potential customers, employees and investors about Whole Earth’s prospects.

•
Regulatory Risks. The possibility that regulatory agencies may delay, object to, challenge or seek to enjoin the Merger, or may seek to impose terms and conditions on their approvals that are not acceptable to Parent, notwithstanding its obligations under the Merger Agreement.

•
Impact of Interim Restrictions on Whole Earth’s Business Pending the Completion of the Merger. The restrictions on the conduct of Whole Earth’s business prior to the consummation of the Merger, which may delay or prevent us from undertaking strategic initiatives before the completion of the Merger that, absent the Merger Agreement, we might have pursued, or from taking certain actions aimed at incentivizing and retaining our employees.

•
Effects of the Merger Announcement. The effects of the public announcement of the Merger, including the: (1) effects on our employees, customers, operating results and stock price; (2) impact on our ability to attract and retain key management, sales and marketing, and technical personnel; and (3) potential for litigation in connection with the Merger.

•
Termination Fee Payable by Whole Earth. The requirement that Whole Earth pay Parent the Company Termination Fee under certain circumstances following termination of the Merger Agreement, including if Whole Earth terminates the Merger Agreement to accept a Superior Proposal or if Parent terminates the Merger Agreement because the Special Committee and/or the Disinterested Directors change their respective recommendations (as further described under “The Merger Agreement—Termination Fees and Expenses”) and the potentially discouraging impact that this termination fee could have on a third party’s interest in making a competing proposal to acquire Whole Earth.

•	Cap on Parent Liability. That the Merger Agreement provides that the maximum aggregate liability of Parent for breaches under the Merger Agreement will not exceed $40 million.
•
Taxable Consideration. The receipt of cash in exchange for shares of Company Common Stock in the Merger will be a taxable transaction for U.S. federal income tax purposes for many of the unaffiliated security holders.

•
Interests of Whole Earth’s Directors and Executive Officers. The interests that Whole Earth’s directors and executive officers may have in the Merger, which may be different from, or in addition to, those of the other unaffiliated security holders.

•	Transaction Costs. Whole Earth has incurred and will incur substantial costs in connection with the transactions contemplated by the Merger Agreement, even if the transactions are not consummated.
The Special Committee determined to undertake the Merger at this time because the Special Committee, with the assistance of outside financial and legal advisors, had conducted an extensive process to evaluate other potential strategic alternatives to undertaking the Merger, as discussed in the section of this proxy statement captioned “—Background of the Merger”. Following the conclusion of this process and the receipt of no alternative proposals, the Special Committee concluded that the uncertainties, risks and potentially negative factors relevant to the Merger Agreement and the Merger were outweighed by the potential benefits of the Merger Agreement and the Merger, such as the provision of immediate liquidity to the Company’s stockholders at an attractive price measured against the ongoing financial execution risks of the Company’s business plan and its continued operations as an independent company.
Recommendation of the Disinterested Directors
Based on the unanimous recommendation of the Special Committee and on the basis of the other factors described above, the Whole Earth Board, following the recusal of Mr. Franklin, (1) determined that the Merger Agreement and the transactions contemplated thereby, including the Merger, are advisable, fair to, and in the best interests of Whole Earth Brands and the Unaffiliated Stockholders, (2) approved and declared advisable the execution, delivery and performance of the Merger Agreement and the transactions contemplated thereby, including the Merger, and (3) resolved to recommend that the Company’s stockholders vote for the adoption and approval of the Merger Agreement and the Merger at the Special Meeting.
In addition, the Disinterested Directors, on behalf of the Company, believe, based on the factors described below, that the Merger is fair to the “unaffiliated security holders,” as such term is defined in Rule 13e-3 under the Exchange Act.

In the course of reaching its determination and making its recommendations, the Whole Earth Board, following the recusal of Mr. Franklin, considered the following material factors and countervailing factors, which are not presented in any relative order of importance:
•
Determinations of the Special Committee. The Special Committee’s analysis (as to both substantive and procedural aspects of the Merger), conclusions and unanimous determination, which the Whole Earth Board, following the recusal of Mr. Franklin, adopted, that the Merger Agreement and the transactions contemplated thereby, including the Merger, are advisable, fair to, and in the best interests of the Company and the Unaffiliated Stockholders; the Special Committee’s unanimous recommendation of the Disinterested Directors approval and adoption the Merger Agreement and the transactions contemplated thereby, including the Merger.

•
Opinion of Jefferies LLC. The financial analysis of the Per Share Price reviewed by representatives of Jefferies with the disinterested members of the Whole Earth Board as well as the opinion of Jefferies rendered to the disinterested members of the Whole Earth Board on February 12, 2024, to the effect that, as of that date and based on and subject to various assumptions made, procedures followed, matters considered and limitations and qualifications on the review undertaken as described in its opinion, the Per Share Price to be received by the holders of shares of Company Common Stock pursuant to the Merger Agreement was fair, from a financial point of view, to such holders (other than Parent, Merger Sub and their respective affiliates). In determining the terms and conditions of the Merger Agreement and the transactions contemplated thereby, including the Merger, are advisable, fair to, and in the best interests of Whole Earth Brands and the Unaffiliated Stockholders, the Whole Earth Board (with the exclusion of Mr. Franklin) expressly adopts the analysis and conclusions of Jefferies in issuing its fairness opinion as part of its considerations in making such determination.

•
Procedural Protections. The procedural fairness of the Merger, including that (1) it was negotiated by the Special Committee consisting solely of three Disinterested Directors that are not affiliated with any of the potential counterparties to a potential acquisition of Whole Earth and were otherwise disinterested with respect to a potential acquisition of Whole Earth (including a potential acquisition of Whole Earth that has a transaction or series of transactions in which one or more significant stockholders of the Company have an interest that is in addition to, and/or different from, the interests of Whole Earth’s stockholders as a whole), other than as discussed in the section titled “Special Factors—Interests of Whole Earth’s Directors and Executive Officers in the Merger”; and (2) the Special Committee was advised by outside legal and financial advisors;

•
Unaffiliated Stockholder Vote. Although consummation of the Merger does not specifically require that the Merger Agreement be adopted by Whole Earth’s “unaffiliated security holders,” as defined under Rule 13e-3 of the Exchange Act, the Merger Agreement provides that consummation of the Merger is conditioned upon Whole Earth obtaining the Unaffiliated Stockholder Vote, as required by Section 203 of the DGCL. The directors that hold shares of Company Common Stock (the “Stockholder Directors”), are considered Unaffiliated Stockholders; accordingly, the shares they beneficially own will be counted toward the Unaffiliated Stockholder Vote.

•	Other Factors Considered by the Special Committee. The other material factors and countervailing factors considered by the Special Committee and listed above.
The Whole Earth Board, following the recusal of Mr. Franklin, concluded that the uncertainties, risks and potentially negative factors relevant to the Merger Agreement and the Merger were outweighed by the potential benefits of the Merger Agreement and the Merger.
The foregoing discussion of the information and factors considered by the Special Committee and by the Whole Earth Board is not intended to be exhaustive and includes only the material factors considered. In light of the variety of factors considered by the Special Committee and by the Whole Earth Board and the complexity of these factors, neither the Special Committee nor the Whole Earth Board found it practicable to, and did not, quantify or otherwise assign relative weights, ranks or values to the foregoing factors in reaching their respective determinations and recommendations. Moreover, each Disinterested Director and each member of the Special Committee applied his or her own personal business judgment to the process and may have assigned different relative weights, ranks or values to the different factors, and the recommendations, determinations and approvals, where applicable, by the Special Committee and the Disinterested Directors were based upon the totality of the information presented to, and considered by, the Special Committee and the Disinterested Directors.
In the course of evaluating the Merger Agreement and the transactions contemplated thereby, including the Merger, and making the decisions, determinations and recommendations described above (as applicable), the Disinterested Directors and the Special Committee did not consider the liquidation value of Whole Earth because (1) they considered Whole Earth to be a viable, going concern; (2) they believed that liquidation sales generally result in proceeds substantially less than sales of a going concern; and (3) they considered determining a liquidation value to be impracticable given the significant execution risk involved in any breakup of Whole Earth. For the foregoing reasons, the Disinterested Directors and the Special Committee did not consider liquidation value to be a relevant factor. Further, the Disinterested Directors and the Special Committee did not consider Whole Earth’s net book value, which is an accounting concept, as a factor because they believed (1) that net book value is not a material indicator of the value of Whole Earth as a going concern but rather is indicative of historical costs and (2) net book value does not take into account the prospects of Whole Earth, market conditions, trends in the industry in which Whole Earth operates or the business risks inherent in the industry. In addition, the Disinterested Directors and the Special Committee did not view the purchase prices paid in the transactions described in the section of this proxy statement captioned “Important Information Regarding Whole Earth Brands—Transactions in Company Common Stock” to be relevant except to the extent that those prices indicated the trading price of the Company Common Stock during the applicable periods. The Disinterested Directors and the Special Committee believe that the trading price of the shares of Company Common Stock at any given time represents the best available indicator of Whole Earth’s going concern value at that time so long as the trading price at that time is not impacted by speculation regarding the likelihood of a potential transaction. In addition, the Disinterested Directors and the Special Committee implicitly considered the value of Whole Earth as a going concern by taking into account the value of Whole Earth’s current and anticipated business, financial condition, results of operations, prospects, and other forward-looking matters.
Other than as described in this proxy statement, the Whole Earth Board is not aware of any firm offer by any other person during the prior two (2) years for (1) a merger or consolidation of Whole Earth with another company; (2) the sale or transfer of all or substantially all of Whole Earth’s assets; or (3) a purchase of Whole Earth’s securities that would enable such person to exercise control of Whole Earth.
Opinion of Jefferies LLC
The Company retained Jefferies as its financial advisor in connection with a possible sale, disposition, or other business transaction involving the Company. In connection with this engagement, the Disinterested Directors requested that Jefferies evaluate the fairness, from a financial point of view, of the Per Share Price to be received by the holders of shares of Company Common Stock (other than Parent, Merger Sub and their respective affiliates) pursuant to the Merger Agreement. At a meeting of the Whole Earth Board held on February 12, 2024 (at which Mr. Franklin was initially in attendance and then recused himself), Jefferies rendered its opinion to the disinterested members of the Whole Earth Board to the effect that, as of that date and based on and subject to various assumptions made, procedures followed, matters considered and limitations and qualifications on the review undertaken as described in its opinion, the Per Share Price to be received by the holders of shares of Company Common Stock pursuant to the Merger Agreement was fair, from a financial point of view, to such holders (other than Parent, Merger Sub and their respective affiliates).
The full text of Jefferies’ opinion, which describes the various assumptions made, procedures followed, matters considered and limitations and qualifications on the review undertaken by Jefferies, is attached as Annex B to this proxy statement and is incorporated herein by reference. The Company encourages you to read the opinion carefully and in its entirety. Jefferies’ opinion was provided for the use and benefit of the Disinterested Directors (in their capacity as such) in their evaluation of the Per Share Price from a financial point of view and did not address any other aspect of the Merger or any other matter. Jefferies’ opinion did not address the relative merits of the Merger or other transactions contemplated by the Merger Agreement as compared to any alternative transaction or opportunity that might be available to the Company, nor did it address the underlying business decision by the Company or the Disinterested Directors to engage in the Merger or any term, aspect or implication of any other agreement (or amendment thereto or related arrangements) entered into in connection with, or contemplated by or resulting from, the Merger or otherwise. Jefferies’ opinion did not constitute a recommendation as to how the Disinterested Directors or any holder of shares of Company Common Stock should act or vote on the Merger or any other matter. The following summary is qualified in its entirety by reference to the full text of Jefferies’ opinion.
In arriving at its opinion, Jefferies, among other things:
•	reviewed a draft dated February 11, 2024 of the Merger Agreement;
•	reviewed certain publicly available financial and other information about the Company;
•
reviewed certain information furnished to Jefferies by Company management and approved for Jefferies’ use by the Company, including financial forecasts and analyses, relating to the business, operations and prospects of the Company (the “Projections”) see “Special Factors—Unaudited Prospective Financial Information”;

•	held discussions with members of senior management of the Company concerning the matters described in the second and third bullets above;
•	reviewed the share trading price history and valuation multiples for the Company Common Stock and compared them with those of certain publicly traded companies that Jefferies deemed relevant;
•	compared the proposed financial terms of the Merger with the financial terms of certain other transactions that Jefferies deemed relevant; and
•	conducted such other financial studies, analyses and investigations as Jefferies deemed appropriate.
In Jefferies’ review and analysis and in rendering its opinion, with the permission of the disinterested members of the Whole Earth Board, Jefferies assumed and relied upon, but did not assume any responsibility to independently investigate or verify, the accuracy and completeness of all financial and other information that was supplied or otherwise made available to Jefferies by the Company or that was publicly available to Jefferies (including, without limitation, the information described above), or that was otherwise reviewed by Jefferies. Jefferies relied on assurances of the management of the Company that it was not aware of any facts or circumstances that would make any of the foregoing information incomplete, inaccurate or misleading. In Jefferies’ review, Jefferies did not obtain any independent evaluation or appraisal of any of the assets or liabilities (contingent, accrued, derivative, off-balance sheet or otherwise), nor did Jefferies conduct a physical inspection of any of the properties or facilities of, the Company, and Jefferies was not furnished with and assumed no responsibility to obtain, any such evaluations, appraisals or physical inspections. Jefferies did not evaluate the solvency or fair value of the Company or any other entity under any laws relating to bankruptcy, insolvency or similar matters.
With respect to the Projections provided to and reviewed by Jefferies, Jefferies noted that projecting future results of any company is inherently subject to uncertainty. However, Jefferies was advised, and Jefferies assumed, that the Projections were reasonably prepared on bases reflecting the best currently available estimates and good faith judgments of the management of the Company as to the future financial performance of the Company and the other matters covered thereby. Jefferies expressed no opinion as to the Projections or the assumptions on which they were based.
Jefferies’ opinion was based on economic, monetary, regulatory, market and other conditions existing and which could be evaluated as of the date thereof. Jefferies expressly disclaimed any undertaking or obligation to advise any person of any change in any fact or matter affecting its opinion of which Jefferies became aware after the date thereof.
Jefferies made no independent investigation of, and Jefferies expressed no view or opinion as to, any legal, regulatory, accounting or tax matters affecting or relating to the Company, and Jefferies assumed the correctness in all respects material to its analyses and opinion of all legal, regulatory, accounting and tax advice given to the Company and the Whole Earth Board, including, without limitation, with respect to changes in, or the impact of, accounting standards or tax and other laws, regulations and governmental and legislative policies affecting the Company or the Merger and legal, regulatory, accounting and tax consequences of the terms of, and transactions contemplated by, the Merger Agreement and related documents to the Company and its stockholders. In addition, in preparing its opinion, Jefferies did not take into account any tax consequences of the transaction to any holder of Company Common Stock. Jefferies assumed that the Merger would be consummated in accordance with the terms of the Merger Agreement without waiver, modification or amendment of any term, condition or agreement and in compliance with all applicable laws, documents and other requirements and that the final form of the Merger Agreement would be substantially similar to the last draft reviewed by Jefferies. Jefferies also assumed that in the course of obtaining the necessary governmental, regulatory or third-party approvals, consents, waivers and releases for the Merger or otherwise, including with respect to any divestitures or other requirements, no delay, limitation, restriction or condition would be imposed or occur that would have an adverse effect on the Company, Parent or the contemplated benefits of the Merger or that otherwise would be material in any respect to Jefferies’ analyses or opinion.
Jefferies’ opinion did not address the relative merits of the transactions contemplated by the Merger Agreement as compared to any alternative transaction or opportunity that might be available to the Company, nor did it address the underlying business decision by the Company or the disinterested members of the Whole Earth Board to engage in the Merger or the terms of the Merger Agreement or the documents referred to therein, including the form or structure of the Merger or any term, aspect or implication of any other agreements, arrangements or understandings entered into in connection with, or contemplated by or resulting from the Merger or otherwise. Jefferies’ opinion did not constitute a recommendation as to how any holder of shares of Company Common Stock should vote on the Merger or any matter related thereto. Jefferies was not asked to address, and its opinion did not address, the fairness to, or any other consideration of, the holders of any class of securities, creditors or other constituencies of the Company or any other party, other than the holders of shares of Company Common Stock (other than Parent, Merger Sub and their respective affiliates). Jefferies expressed no view or opinion as to the price at which shares of Company Common Stock would trade or otherwise be transferrable at any time. Furthermore, Jefferies did not express any view or opinion as to the fairness, financial or otherwise, of the amount or nature of any compensation or other consideration payable to or to be received by any of the Company’s officers, directors or employees, or any class of such persons, in connection with the Merger relative to the Per Share Price to be received by holders of shares of Company Common Stock or otherwise. Jefferies’ opinion was authorized by the Fairness Committee of Jefferies LLC.
In connection with rendering its opinion to the disinterested members of the Whole Earth Board, Jefferies performed certain financial and comparative analyses, including those described below. The following summary is not a complete description of all analyses performed and factors considered by Jefferies in connection with its opinion. The preparation of a financial opinion is a complex process involving subjective judgments and is not necessarily susceptible to partial analysis or summary description. With respect to the selected public companies and selected transactions analysis summarized below, no company used as a comparison was identical or directly comparable to the Company. These analyses necessarily involved complex considerations and judgments concerning financing characteristics and other factors that could affect the public trading or other values of the companies concerned.
Jefferies believes that its analyses and the summary below must be considered as a whole and in context and that selecting portions of its analyses and factors or focusing on information presented in tabular format, without considering all analyses and factors or the narrative description of the analyses, could create a misleading or incomplete view of the processes underlying Jefferies’ analyses and opinion. Jefferies did not draw, in isolation, conclusions from or with regard to any one factor or method of analysis for purposes of its opinion, but rather arrived at its ultimate opinion based on the results of all analyses undertaken by it and assessed as a whole.
The estimates of the future performance of the Company in or underlying Jefferies’ analyses are not necessarily indicative of future results or values, which may be significantly more or less favorable than those estimates. In performing its analyses, Jefferies considered industry performance, general business and economic conditions and other matters, many of which are beyond the control of the Company. Estimates of the financial value of companies or businesses do not purport to be appraisals or necessarily reflect the prices at which companies, businesses or securities actually may be sold or acquired. Accordingly, the estimates used in, and the implied reference ranges resulting from, any particular analysis described below are inherently subject to substantial uncertainty and should not be taken as Jefferies’ view of the actual value of the Company or its businesses or securities.
The terms of the Merger were determined through negotiations between the Special Committee and Parent, and the decision by the Company to enter into the Merger Agreement was solely that of the Whole Earth Board (excluding Mr. Franklin), acting upon the recommendation of the Special Committee. Jefferies’ opinion and financial analyses were only one of many factors considered by the Disinterested Directors in their evaluation of the Per Share Price and should not be viewed as determinative of the views of the Disinterested Directors, or Company management with respect to the Merger or the Per Share Price payable in the Merger.
Financial Analyses
The summary of the financial analyses described in this section is a summary of the material financial analyses reviewed with the Whole Earth Board (excluding Mr. Franklin) and performed by Jefferies in connection with its analyses and opinion. The financial analyses summarized below include information presented in tabular format. In order to fully understand Jefferies’ financial analyses, the tables must be read together with the text of each summary.
The tables alone do not constitute a complete description of the financial analyses. Considering the data below without considering the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of Jefferies’ financial analyses. The order in which the financial analyses summarized below appear does not necessarily reflect the relative importance or weight given to such analyses. The following quantitative information, to the extent that it is based on market data, is based on market data as it existed on or before February 9, 2024, and is not necessarily indicative of current or future market conditions.
Selected Public Companies Analysis
Jefferies reviewed publicly available financial, stock market and operating information of the Company and eleven selected publicly traded ingredients and sweeteners and mid-cap packaged foods companies that Jefferies considered generally relevant for purposes of its analysis, which are collectively referred to as the “selected companies.”
Jefferies reviewed, among other information and to the extent publicly available, enterprise values (“EVs”) of the selected companies, calculated as fully diluted equity values based on closing stock prices on February 9, 2024, plus total debt, preferred equity and non-controlling interests, minus cash and cash equivalents, as a multiple of each such company’s estimated earnings before interest, taxes, depreciation and amortization, and stock-based compensation (“EBITDA”), for the calendar years 2023 and 2024, which we refer to as CY 2023E and CY 2024E, respectively. Financial data of the selected companies were based on publicly available research analysts’ estimates, public filings and other publicly available information.
The financial data and the selected companies reviewed included the following:
Selected Public Companies Analysis
Company	EV / CY 2023E Multiple	EV / CY 2024E Multiple
Ingredients and Sweeteners
Ingredion Incorporated	7.3x	7.1x
Südzucker AG	4.3x	4.9x
Tate & Lyle PLC	7.8x	7.4x
Mid-Cap Packaged Foods
BellRing Brands, Inc.	24.3x	21.8x
B&G Foods, Inc.	9.1x	9.4x
Flowers Foods, Inc.	10.9x	10.2x
Post Holdings, Inc.	9.7x	9.6x
The Hain Celestial Group, Inc.	10.7x	9.6x
The Simply Good Foods Company	15.1x	13.8x
TreeHouse Foods, Inc.	10.5x	9.8x
Utz Brands, Inc.	16.0x	14.8x

Selected Public Companies Analysis
	EV / CY 2023E EBITDA Multiples			EV / CY 2024E EBITDA Multiples
Company Sector	Low	Median	High	Low	Median	High
Ingredients & Sweeteners	4.3x	7.3x	7.8x	4.9x	7.1x	7.4x
Mid-Cap Packaged Foods	9.1x	10.8x	24.3x	9.4x	10.0x	21.8x
Jefferies applied a selected range of enterprise value to estimated adjusted EBITDA multiples of 7.3x to 9.1x and 7.1x to 9.4x, based on its professional judgment and experience, to corresponding data of the Company based on the February Projections for estimated adjusted EBITDA for CY 2023E and CY 2024E, respectively, to determine ranges of implied enterprise values for the Company. Jefferies then subtracted the Company’s net debt as of September 30, 2023, as disclosed in the Company’s public filings, to calculate a range of implied equity values, and divided the result by the number of fully diluted shares of Company Common Stock outstanding to calculate a range of implied per share equity values for the Company. This analysis indicated reference ranges of implied per share equity values of $3.45 to $6.45 and $4.55 to $8.90 (each rounded to the nearest $0.05) based on estimated adjusted EBITDA for CY 2023E and CY 2024E, respectively, as compared to the Per Share Price of $4.875 per share.
No company utilized in the selected public companies analysis is identical to the Company. In evaluating the selected public companies, Jefferies made judgments and assumptions with regard to industry performance, general business, economic, market and financial conditions and other matters, many of which are beyond the Company’s and Jefferies’ control.
Selected Transactions Analysis
Jefferies reviewed publicly available financial, stock market and operating information of the Company and company filings, definitive proxy statements, press releases and Wall Street research relating to sixteen historical M&A transactions, announced since September 2018, involving ingredients and sweeteners and packaged food companies that have financial and operating characteristics that Jefferies, in its professional judgment, considered generally relevant for purposes of its analysis, which are collectively referred to as the “selected transactions.”
Jefferies reviewed transaction values of the selected transactions as a multiple of such target company’s latest twelve months (“LTM”) EBITDA. Financial data of the selected transactions were based on public filings and other publicly available information. Financial data of the Company was based on the February Projections.
The multiple ranges for financial data and the selected transactions reviewed were as follows:
Selected Transactions Analysis
Date Announced	Target	Acquiror	Enterprise Value (in millions)	EV / LTM EBITDA Multiple
October 2023	Orkla Food Ingredients	Rhone	$1,380	NA
January 2023	Kerry Group plc	Irca S.p.A.	€500	12.2x
January 2023	Birch Benders (Sovos Brands, Inc.)	Hometown Food Company	$40	NA
October 2022	Denali Ingredients	Orkla Food Ingredients	$200	13.9x
June 2022	Natra S.A.	CapVest Partners LLP	$503	NA
May 2022	General Mills, Inc. (Helper and Suddenly Salad)	Eagle Family Foods Group (Kelso & Company)	$610	NA
April 2021	Olde Thompson (Kainos Capital)	Olam International (Olam Food Ingredients)	$950	11.5x
December 2020	Wholesome Sweeteners Incorporated	Whole Earth Brands, Inc.	$180	7.8x
November 2020	Swerve, L.L.C.	Whole Earth Brands, Inc.	$80	14.8x
October 2020	Crisco (The J.M. Smucker Co.)	B&G Foods, Inc.	$550	7.9x
August 2020	Birch Benders, LLC	Sovos Brands, Inc.	$146	NA
April 2020	Pure Circle, Inc.	Ingredion Inc.	$317	NA
January 2020	Frulact S.A.	Ardian	€128	NA

Date Announced	Target	Acquiror	Enterprise Value (in millions)	EV / LTM EBITDA Multiple
December 2019	Merisant Co. / MAFCO Worldwide LLC (Whole Earth Brands, Inc.)	Act II Global Acquisition Corp.	$516	8.2x
January 2019	Natra S.A.	Investindustrial VI L.P. (World Confectionary Group S.a r.l.)	$215	5.5x
September 2018	SIS ’88 Pte. (ED&F Man Holdings)	Mitsui Sugar Co. (Mitsui & Co.)	$100	NA
Selected Transactions Analysis
EV / LTM EBITDA Multiple
Financial Metric	Low	Median	High
LTM EBITDA	5.5x	9.9x	14.8x
Note: “NA” means that LTM EBITDA figures were not available for the selected transaction. The selected transactions for which LTM EBITDA figures were not available were not included the calculation of the summary statistics above.
Jefferies applied a selected range of enterprise value to LTM EBITDA multiples derived from the selected transactions analysis of 7.8x to 9.9x, based on its professional judgment and experience, to the adjusted LTM EBITDA of the Company for the twelve months ended December 31, 2023, to determine a range of implied enterprise values for the Company. Jefferies then subtracted the Company’s net debt as of December 31, 2023, as provided by Company management, to calculate a range of implied equity values, and divided the result by the number of fully diluted shares of Company Common Stock outstanding to calculate a range of implied per share equity values. This analysis indicated a reference range of implied per share equity values of approximately $4.55 to $8.05, as compared to the Per Share Price of $4.875 per share.
No transaction utilized as a comparison in the selected transactions analysis is identical to the Merger. In evaluating the Merger, Jefferies made numerous judgments and assumptions with regard to industry performance, general business, economic, market, and financial conditions and other matters, many of which are beyond the control of the Company and Jefferies.
Discounted Cash Flow Analysis
Jefferies performed a discounted cash flow analysis of the Company by calculating the estimated present value of the stand-alone unlevered, after-tax free cash flows that the Company was forecasted to generate during the calendar years ending December 31, 2024 through December 31, 2028 based on the February Projections. The terminal values of the Company were calculated by applying a selected range of perpetuity growth rates of 2.0% to 3.0% to the Company’s estimated unlevered free cash flows for the calendar year ending December 31, 2028 (including normalized levels of capital expenditures, working capital and depreciation and amortization), based on the February Projections. The present values of the unlevered free cash flows and terminal values were then calculated using a selected discount rate range of 10.5% to 12.0%, based on an estimate of the Company’s weighted average cost of capital, to determine a range of implied enterprise values for the Company. Jefferies then subtracted the Company’s net debt as of December 31, 2023, as provided by Company management, to calculate a range of implied equity values, and divided the result by the number of fully diluted shares of Company Common Stock outstanding to calculate a range of implied per share equity values for the Company. This analysis indicated a reference range of implied per share equity values of $5.65 to $9.95 (rounded to the nearest $0.05), as compared to the Per Share Price of $4.875 per share.
Other Factors
Jefferies reviewed certain additional information that was not considered part of Jefferies’ financial analysis with respect to its opinion but was noted for informational purposes, including the following:
Discounted Cash Flow Margin Sensitivity Analysis
Jefferies performed, for informational purposes only, a discounted cash flow margin sensitivity analysis of the Company by calculating the estimated present value of the stand-alone unlevered, after-tax free cash flows that the Company was forecasted to generate during the calendar years ending December 31, 2024 through

December 31, 2028, using the selected range of perpetuity growth rates and the selected discount rate range as described above under “—Discounted Cash Flow Analysis”, based on the February Projections and using a selected range of EBITDA (prior to stock-based compensation) margins of 15.0% to 18.0%, as compared to the Company’s calendar year 2023 EBITDA margin of 14.2% and the February Projections’ EBITDA margin progression from 14.2% in calendar year 2023 to 17.8% in calendar year 2028. This analysis indicated a reference range of implied per share equity values of $3.60 to $9.55 (rounded to the nearest $0.05), as compared to the Per Share Price of $4.875 per share.
Financial Buyer Analysis
Jefferies reviewed, for informational purposes only, theoretical purchase prices that could be paid by a hypothetical financial buyer in a leveraged buyout of the Company based on (i) the February Projections for the calendar years ending December 31, 2024 through December 31, 2028, (ii) estimated exit values for the Company derived by applying a selected range of EV / Adjusted EBITDA multiples of 7.5x to 9.5x to the Company’s estimated adjusted EBITDA for calendar year 2028, (iii) assumed total transaction debt of 4.5x the Company’s estimated adjusted EBITDA for CY 2023E, and (iv) required internal rates of return for the financial buyer ranging from 20.0% to 25.0%. This analysis indicated a reference range of implied per share equity values of $3.40 to $6.65, as compared to the Per Share Price of $4.875 per share.
Premiums Paid Analysis
Jefferies reviewed, for informational purposes only, the implied premiums paid in 186 selected all-cash transactions in the U.S. and Canada across all industries, with implied equity values ranging from $100 million to $500 million announced since January 2018.
The median of the premiums paid to the closing stock prices of the target companies involved in the selected transactions one trading day and thirty days prior to public announcement of such transactions, respectively, were as follows:
Illustrative Premiums Paid Analysis
	1-day Prior	4-weeks Prior
All Industries	38%	40%
Jefferies applied the selected ranges of implied premiums set forth in the table below, based on the 25 and 75 percentile of the implied 1-day prior and 4-week prior premiums derived from the analysis of the selected transactions in all industries to the unaffected closing price of the shares of Company Common Stock one day prior and thirty days prior to June 26, 2023. This analysis indicated a range of implied per share equity values (rounded to the nearest $0.05) set forth in the table below, in each case as compared to the Per Share Price of $4.875 per share.
Illustrative Premiums Paid Analysis
	Selected Range of Implied Premium	Implied Per Share Equity Value
All Industries – 1-day Prior	19% - 63%	$3.70 - $5.10
All Industries – 30-day Prior	21% - 64%	$3.45 - $4.70
Miscellaneous
The Company has agreed to pay Jefferies for its financial advisory services in connection with the Merger an aggregate fee based upon a percentage of the transaction value of the Merger, which fee is estimated as of the date of this proxy statement to be approximately $10 million, $1 million of which became payable upon delivery of Jefferies’ opinion to the disinterested members of the Whole Earth Board and the remainder of which is payable contingent upon the closing of the Merger. In addition, the Company agreed to reimburse Jefferies for expenses, including fees and expenses of counsel, incurred in connection with Jefferies’ engagement and to indemnify Jefferies and related parties against liabilities, including liabilities under federal securities laws, arising out of or in connection with the services rendered and to be rendered by Jefferies under its engagement.

During the two-year period prior to the date of Jefferies’ opinion, Jefferies and its affiliates have provided financial advisory or financing services to certain affiliates of Sababa, Rhône and certain portfolio companies of Rhône for which Jefferies or its affiliates received aggregate fees of less than $6 million, less than $2 million and less than $7 million, respectively. During the two-year period prior to the date of Jefferies’ opinion, Jefferies and its affiliates have not provided financial advisory or financing services to the Company or Parent for which Jefferies or its affiliates received fees. Jefferies and its affiliates may provide financial advisory and/or financing services to the Company, Sababa, Rhône and/or their respective affiliates in the future, for which services Jefferies and its affiliates would expect to receive compensation. In the ordinary course of business, Jefferies and its affiliates may trade or hold securities or financial instruments (including loans and other obligations) of the Company, Sababa, Rhône and/or their respective affiliates for Jefferies’ own account and for the accounts of Jefferies’ customers and, accordingly, may at any time hold long or short positions in those securities.
Jefferies was selected as the Company’s financial advisor in connection with the Merger because, among other things, Jefferies is an internationally recognized investment banking firm with substantial experience in mergers and acquisition transactions and based on its familiarity with the Company’s business and industry. Jefferies is regularly engaged in the valuation of businesses and their securities in connection with mergers, acquisitions, negotiated underwritings, competitive bids, secondary distributions of listed and unlisted securities and private placements.
Other Preliminary Discussion Materials
In addition to the presentation made to the Whole Earth Board (excluding Mr. Franklin) on February 12, 2024, the date on which Jefferies delivered its opinion, as described above, Jefferies made preliminary presentations to the Whole Earth Board (excluding Mr. Franklin) on January 21, 2024 and July 14, 2023, and to the Special Committee on January 17, 2024, November 4, 2023, October 16, 2023, October 24, 2023, August 2, 2023, July 10, 2023 and June 30, 2023, which are referred to as the preliminary Jefferies presentations. Copies of the preliminary Jefferies presentations that were provided by Jefferies to the Disinterested Directors and to the Special Committee, as described above, have been attached as exhibits to the Schedule 13E-3 related to the Merger. None of the preliminary Jefferies presentations, alone or together, constitutes an opinion of Jefferies with respect to the Per Share Price.
January 21, 2024 Discussion Materials
The January 21, 2024 discussion materials included an update regarding Jefferies’ outreach to potentially interested parties as of such date, and preliminary financial analyses that were substantially similar to those contained in the February 12, 2024 presentation based on the December Projections, the then-current market information and the then-current terms of the draft Merger Agreement. The preliminary selected public companies analysis, using the selected ranges of EV / Adjusted EBITDA multiples of 7.6x to 9.2x and 7.3x to 9.3x for CY 2023E and CY 2024E, respectively, indicated reference ranges of implied per share equity values of $3.90 to $6.60 and $5.40 to $9.30 (each rounded to the nearest $0.05), based on the estimated adjusted EBITDA of the Company for CY 2023E and CY 2024E, respectively. The preliminary selected public companies analysis also included a selected range of EV / Adjusted EBITDA multiples of 7.3x to 9.3x that were applied to the CY2024E Adjusted EBITDA in the Company’s draft budget, which indicated a reference range of implied per share equity values of $4.95 to $8.70 (each rounded to the nearest $0.05). The preliminary selected transactions analysis, using a selected range of EV / LTM Adjusted EBITDA multiples of 7.8x to 9.9x for CY 2023E, indicated a reference range of implied per share equity values of $4.55 to $8.05, based on the LTM adjusted EBITBA of the Company as of December 31, 2023. The preliminary discounted cash flow analysis, using the selected ranges of perpetuity growth rates and discount rates described above under “—Discounted Cash Flow Analysis”, indicated reference ranges of implied per shares equity values of approximately $6.05 to $10.40 (rounded to the nearest $0.05). The preliminary Jefferies presentation also included, for informational purposes only, a preliminary discounted cash flow margin sensitivity analysis, a preliminary financial buyer analysis, a preliminary premiums paid analysis, each as described above under “—Discounted Cash Flow Margin Sensitivity Analysis”, “—Financial Buyer Analysis” and “—Premiums Paid Analysis”, as well as an illustrative theoretical future stock price analysis, a review of Wall Street equity research analysts price targets and a review of the historical 52-week trading range of the Company Common Stock.

January 17, 2024 Discussion Materials
The January 17, 2024 discussion materials included an update regarding Jefferies’ outreach to potentially interested parties as of such date, and preliminary financial analyses that were substantially similar to those contained in the January 21, 2024 presentation based on the December Projections, the then-current market information and the then-current terms of the draft Merger Agreement. The preliminary selected public companies analysis, using the selected ranges of EV / Adjusted EBITDA multiples of 7.5x to 9.4x and 7.1x to 9.4x for CY 2023E and CY 2024E, respectively, indicated reference ranges of implied per share equity values of $3.70 to $6.85 and $5.00 to $9.50 (each rounded to the nearest $0.05), based on the estimated adjusted EBITDA of the Company for CY 2023E and CY 2024E, respectively. The preliminary selected transactions analysis, using a selected range of EV / LTM Adjusted EBITDA multiples of 7.8x to 9.9x for CY 2023E, indicated a reference range of implied per share equity values of $4.40 to $7.85, based on the LTM adjusted EBITBA of the Company as of December 31, 2023. The preliminary discounted cash flow analysis, using the selected ranges of perpetuity growth rates and discount rates described above under “—Discounted Cash Flow Analysis”, indicated reference ranges of implied per shares equity values of approximately $5.95 to $10.30 (rounded to the nearest $0.05). The preliminary Jefferies presentation also included, for informational purposes only, a preliminary discounted cash flow margin sensitivity analysis, a preliminary financial buyer analysis, a preliminary premiums paid analysis, each as described above under “—Discounted Cash Flow Margin Sensitivity Analysis”, “—Financial Buyer Analysis” and “—Premiums Paid Analysis”, as well as an illustrative theoretical future stock price analysis, a review of Wall Street equity research analysts price targets and a review of the historical 52-week trading range of the Company Common Stock.
November 4, 2023 Discussion Materials
The November 4, 2023 discussion materials included an update regarding Jefferies’ outreach to potentially interested parties as of such date, and preliminary financial analyses that were substantially similar to those contained in the January 17, 2024 presentation based on the September Projections and the then-current market information. The preliminary selected public companies analysis, using the selected ranges of EV / Adjusted EBITDA multiples of 7.0x to 9.0x and 6.8x to 8.8x for CY 2023E and CY 2024E, respectively, indicated reference ranges of implied per share equity values of $2.90 to $6.15 and $4.75 to $8.65 (each rounded to the nearest $0.05), based on the estimated adjusted EBITDA of the Company for CY 2023E and CY 2024E, respectively. The preliminary selected transactions analysis, using a selected range of EV / LTM Adjusted EBITDA multiples of 7.8x to 9.8x for CY 2023E, indicated a reference range of implied per share equity values of $4.25 to $7.50, based on the estimated adjusted EBITBA of the Company for CY 2023E. The preliminary discounted cash flow analysis, using the selected ranges of perpetuity growth rates described above under “—Discounted Cash Flow Analysis”, and a selected range of discount rates of 11.0% to 12.5% indicated reference ranges of implied per shares equity values of approximately $5.00 to $8.80 (rounded to the nearest $0.05). The preliminary Jefferies presentation also included, for informational purposes only, a preliminary illustrative financial buyer analysis, a preliminary illustrative premiums paid analysis, as described above under “—Financial Buyer Analysis” and “—Premiums Paid Analysis”, as well as an illustrative theoretical future stock price analysis, a review of Wall Street equity research analysts price targets and a review of the historical 52-week trading range of the Company Common Stock.
October 24, 2023 Discussion Materials
The October 24, 2023 discussion materials included an update regarding Jefferies’ outreach to potentially interested parties as of such date.
October 16, 2023 Discussion Materials
The October 16, 2023 discussion materials included a preliminary review of potential strategic alternatives, an update regarding Jefferies’ outreach to potentially interested parties as of such date, and preliminary financial analyses that were substantially similar to those contained in the November 4, 2023 presentation based on the September Projections and the then-current market information. The preliminary selected public companies analysis, using the selected ranges of EV / Adjusted EBITDA multiples of 7.0x to 9.0x and 6.8x to 8.8x for CY 2023E and CY 2024E, respectively, indicated reference ranges of implied per share equity values of $2.90 to $6.15 and $4.75 to $8.65 (each rounded to the nearest $0.05), based on the estimated adjusted EBITDA of the Company for CY 2023E and CY 2024E, respectively. The preliminary selected transactions analysis, using a selected range of EV / LTM Adjusted EBITDA multiples of 7.8x to 9.8x for CY 2023E, indicated a reference range of implied per share equity values of $4.25 to $7.50, based on the estimated adjusted EBITBA of the Company for CY 2023E. The preliminary discounted cash flow analysis, using the selected ranges of perpetuity growth rates described above under “—Discounted Cash Flow Analysis”, and a selected range of discount rates of 11.0% to 12.5% indicated reference ranges of implied per shares equity values of approximately $5.00 to $8.80 (rounded to the nearest $0.05). The preliminary Jefferies presentation also included, for informational purposes only, a preliminary illustrative financial buyer analysis, a preliminary illustrative premiums paid analysis, as described above under “—Financial Buyer Analysis” and “—Premiums Paid Analysis”, as well as a review of Wall Street equity research analysts price targets and a review of the historical 52-week trading range of the Company Common Stock.
August 2, 2023 Discussion Materials
The August 2, 2023 discussion materials included a summary of Jefferies’ preliminary outreach to potentially interested parties as of such date, an illustrative M&A process timeline and a list of additional potentially interested parties.
July 14, 2023 Discussion Materials
The July 14, 2023 discussion materials included a preliminary summary of the Initial Proposal and an update regarding the initial discussions between representatives of Jefferies and Sababa.
July 10, 2023 Discussion Materials
The July 10, 2023 discussion materials included a preliminary summary of the Initial Proposal, a preliminary list of potentially interested parties, and preliminary selected public companies and selected transactions analyses that were substantially similar to those contained in the October 16, 2023 presentation, each based on Wall Street equity research analyst estimates for the Company and then-current market information, but which did not include any selected multiple reference ranges nor implied per share equity value ranges. The preliminary Jefferies presentation also included, for informational purposes only, a preliminary illustrative premiums paid analysis, as well as a review of Wall Street equity research analysts price targets and a review of the historical 52-week trading range of the Company Common Stock.
June 30, 2023 Discussion Materials
The June 30, 2023 discussion materials included a preliminary summary of the Initial Proposal and an overview of the businesses of Royal Oak. The preliminary Jefferies presentation also included, for informational purposes only, a review of Wall Street equity research analysts price targets, a review of the historical 52-week trading range of the Company Common Stock, and a preliminary illustrative premiums paid analysis, each based on Wall Street equity research analyst estimates for the Company and then-current market information.
Position of Mr. Franklin as to the Fairness of the Merger
Under the SEC rules governing “going-private” transactions, Mr. Franklin may be deemed to be engaged in a “going private” transaction due to his expected role as Chief Executive Officer of Parent after Closing and, therefore, is required to express his beliefs as to the fairness of the proposed Merger to the Company’s stockholders, including the unaffiliated security holders. Mr. Franklin is making the statements in this section solely for the purposes of complying with the requirements of Rule 13e-3 and related rules under the Exchange Act. As described below, Mr. Franklin believes that the Merger is fair to the Company’s stockholders, including the unaffiliated security holders on the basis of the factors described under “Special Factors — Reasons for the Merger; Recommendation of the Special Committee and the Disinterested Directors.” However, the view of Mr. Franklin as to the fairness of the Merger is not intended to be, and should not be construed as, a recommendation to any Whole Earth stockholder as to how that stockholder should vote on the Merger Proposal. Mr. Franklin was not permitted to participate in the deliberations of the Special Committee or the Disinterested Directors regarding the Merger, did not receive the information received by each of the Disinterested Directors, the Special Committee or the other Purchaser Filing Parties relating to the Merger, and did not receive advice from the legal or other advisors of the Disinterested Directors, the Special Committee or the other Purchaser Filing Parties as to the fairness of the Merger. Given Mr. Franklin’s exclusion from, and lack of participation in, the Process, Mr. Franklin has not verified the accuracy or completeness of any information contained in the Schedule 13E-3 or the Proxy Statement that was supplied by either the Company or any of the Purchaser Filing Parties. As disclosed under “Special Factors — Interests of Whole Earth’s Directors and Executive Officers in the Merger,” Mr. Franklin has interests in the Merger different from those of the Company’s stockholders.
The Company’s stockholders were represented by the Disinterested Directors, which as a body and through the Special Committee, negotiated the terms and conditions of the Merger Agreement on their behalf, with the assistance of the Company’s independent legal and financial advisors and management team. The Merger was approved by the Special Committee and the Disinterested Directors. Mr. Franklin has not performed, or engaged a financial advisor to perform, an evaluation of the fairness of the Merger to the Company’s stockholders. Mr. Franklin did not participate in any aspect of the Process. Based on, among other things, the factors considered by, and the analysis and resulting conclusions of, the Special Committee and the Disinterested Directors discussed in the section of this proxy statement entitled “Special Factors — Reasons for the Merger; Recommendation of the Special Committee and the Disinterested Directors,” (which analysis and resulting conclusions Mr. Franklin expressly adopts) although Mr. Franklin was not permitted to participate in the deliberations of the Special Committee or the Disinterested Directors regarding the Merger, did not receive the information received by each of the Disinterested Directors, the Special Committee or the other Purchaser Filing Parties relating to the Merger, and did not receive advice from the legal or other advisors of the Disinterested Directors, the Special Committee or the other Purchaser Filing Parties as to the fairness of the Merger, Mr. Franklin believes that the Merger is substantively and procedurally fair to the Company’s stockholders, including the unaffiliated security holders.
Position of the Purchaser Filing Parties as to the Fairness of the Merger
Under the SEC rules governing “going-private” transactions, each Purchaser Filing Party may be deemed to be an affiliate of Whole Earth, and, therefore, required to express its belief as to the fairness of the proposed Merger to Whole Earth’s “unaffiliated security holders,” as defined under Rule 13e-3 of the Exchange Act. The Merger is a Rule 13e-3 transaction for which a Schedule 13e-3 Transaction Statement has been filed with the SEC. The Purchaser Filing Parties are making the statements included in this section solely for purposes of complying with the requirements of Rule 13e-3 and related rules and regulations under the Exchange Act. However, the view of the Purchaser Filing Parties as to the fairness of the Merger is not intended to be and should not be construed as a recommendation to any Whole Earth stockholder as to how that stockholder should vote on the Merger Proposal. The Purchaser Filing Parties have interests in the Merger that are different from, and/or in addition to, the unaffiliated security holders of Whole Earth.
The Purchaser Filing Parties believe that the interests of the unaffiliated security holders were represented by the Special Committee, which negotiated the terms and conditions of the Merger Agreement with the assistance of legal counsel and financial advisors. The Purchaser Filing Parties did not participate in the deliberation of the Special Committee regarding, nor received advice from the respective legal counsel or other advisors of the Special Committee as to, the fairness of the Merger. The Purchaser Filing Parties have not performed, or engaged a financial advisor to perform, any valuation or other analysis for the purposes of assessing the fairness of the Merger to the unaffiliated security holders of Whole Earth. Based on, among other things, their knowledge and analysis of available information regarding Whole Earth, as well as discussions with Whole Earth’s senior management regarding Whole Earth and its business and the factors considered by, and the analysis and resulting conclusions of, the Whole Earth Board and the Special Committee discussed in the section of this proxy statement entitled “Special Factors—Reasons for the Merger; Recommendation of the Special Committee and the Whole Earth Board” (which analysis and resulting conclusions the Purchaser Filing Parties adopt), the Purchaser Filings Parties believe that the Merger is substantively fair to the unaffiliated security holders of Whole Earth. In particular, the Purchaser Filing Parties considered the following:
•
the fact that the Special Committee unanimously determined that the Merger Agreement and the transactions contemplated thereby, including the Merger, are fair to, and in the best interests of, Whole Earth and the Unaffiliated Stockholders and, accordingly, Whole Earth’s unaffiliated security holders, as defined in Rule 13e-3 under the Exchange Act;

•
the fact that the Whole Earth Board following the recusal of Mr. Franklin, acting in reliance upon the recommendation of the Special Committee, determined that the Merger Agreement and the transactions contemplated thereby, including the Merger, are fair to, and in the best interests of, Whole Earth and the Unaffiliated Stockholders and, accordingly, Whole Earth’s unaffiliated security holders;

•
the members of the Special Committee consisted solely of Disinterested Directors that are not affiliated with, and are independent of, any of the Purchaser Filing Parties and were otherwise disinterested with respect to a potential acquisition of Whole Earth, and do not have any interests in the Merger different from, or in addition to, those of the unaffiliated security holders, other than (i) the members’ receipt of compensation for Whole Earth Board service and Special Committee compensation (which is not contingent upon the completion of the Merger or the Special Committee’s or the Whole Earth Board’s recommendation and/or authorization and approval of the Merger) and their indemnification and liability insurance rights under their respective indemnification agreement entered into with Whole Earth and in connection with the Merger Agreement, (ii) the consulting agreement between Irwin D. Simon and Parent pursuant to which he agreed to provide certain transitional services with respect to the business of the Company following the Effective Time for a term of six months commencing on the Closing for which he is to receive a consulting fee of $1.4 million, which will be paid in a single lump sum on the Closing Date, and (iii) certain executive officers will be entitled to a cash bonus contingent upon the closing of a change in control of Whole Earth;

•
the fact that the Per Share Price will be paid to the unaffiliated security holders in all cash, thus allowing the unaffiliated security holders of Whole Earth to immediately realize a certain and fair value for their shares, which value represents a 56% premium to the unaffected closing price of the Company Common Stock on June 23, 2023, the last full trading day prior to Sababa’s initial $4.00 per share bid, and a 37% premium to the 60-day volume weighted average price of the Company Common Stock as of February 12, 2024;

•
the fact that the Merger will provide liquidity for the unaffiliated security holders of Whole Earth without the delays that would otherwise be necessary in order to liquidate the positions of larger holders, and without incurring brokerage and other costs typically associated with market sales;

•
the fact that the Merger is not conditioned on any financing being obtained by Parent, increasing the likelihood that the Merger will be consummated and that the consideration to be paid to the unaffiliated security holders of Whole Earth in the Merger will be received; and

•
the fact that Whole Earth has the ability to seek specific performance under the Merger Agreement to prevent breaches of the Merger Agreement and to specifically enforce the terms of the Merger Agreement.

The Purchaser Filing Parties did not establish, and did not consider, a going concern value for Whole Earth as a public company to determine the fairness of the Merger consideration to unaffiliated security holders because, following the Merger, Whole Earth will have a significantly different capital structure.
Other than to the extent known to the Purchaser Filing Parties as disclosed in the section of this proxy statement captioned “—Background of the Merger”, the Purchaser Filing Parties were not aware of, and thus did not consider, any other firm offers made by any unaffiliated person during the past two (2) years for (i) a merger or consolidation of Whole Earth with another company, (ii) the sale or transfer of all or substantially all of Whole Earth’s assets or (iii) the purchase of all or a substantial portion of the shares that would enable such person to exercise control of or significant influence over Whole Earth.
The Purchaser Filing Parties did not receive any reports, opinions or appraisals from any outside party materially related to the fairness of the Merger or the Merger consideration, and thus did not consider any such reports, opinions or appraisals in determining the substantive and procedural fairness of the Merger to unaffiliated security holders.
The Purchaser Filing Parties further believe that the Merger is procedurally fair to the unaffiliated security holders of Whole Earth based upon, among other things, the following factors, which are not listed in any relative order of importance:
•
the fact that the Special Committee and the Whole Earth Board were fully informed about the extent to which the interests of the Purchaser Filing Parties in the Merger differed from those of the unaffiliated security holders of Whole Earth;

•
the fact that consideration and negotiation of the Merger Agreement were conducted under the control and supervision of the Special Committee, which consists solely of Disinterested Directors, each of whom is an outside, non-employee director not affiliated with any of the Purchaser Filing Parties;

•
the fact that, in considering the transaction with the Purchaser Filing Parties, the Special Committee acted solely to represent the interests of the unaffiliated security holders, and the Special Committee had independent control of the extensive negotiations with the members of the Purchaser Filing Parties and their respective advisors on behalf of the unaffiliated security holders;

•	the fact that the Special Committee had the benefit of advice from nationally recognized legal counsel;
•	the fact that the Disinterested Directors had the benefit of advice from nationally recognized legal and financial advisors;
•	the fact that the Merger consideration, and the terms and conditions of the Merger were the result of the Special Committee’s extensive arm’s length negotiations with Parent;
•
the fact that the Special Committee had the full power and authority to negotiate the terms and conditions of any strategic transaction involving Whole Earth (including the Merger), including to reject any proposals made by Parent or any other person;

•
the fact that the closing of the Merger is conditioned on Whole Earth’s receipt of the requisite Whole Earth stockholder approvals, including the affirmative vote of the holders of 66 2/3% of the outstanding shares of Company Common Stock held by the Unaffiliated Stockholders to adopt the Merger Agreement;

•
Whole Earth’s ability, under certain circumstances as set out in the Merger Agreement, to provide information to, or participate in discussions or negotiations with, third parties regarding any Takeover Proposal that constitutes, or is reasonably likely to lead to, a Superior Proposal;

•
Whole Earth’s ability, under certain circumstances as set out in the Merger Agreement, to terminate the Merger Agreement to enter into a definitive agreement related to a Superior Proposal, subject to paying Parent a termination fee of $20,000,000 in cash, subject to and in accordance with the terms and conditions of the Merger Agreement;

•
the recognition by the Special Committee that it had no obligation to recommend to the Whole Earth Board that it approve the Merger Agreement, and the recognition by the Whole Earth Board that it had no obligation to approve the Merger Agreement;

•
the fact that the Whole Earth Board (following the recusal of Mr. Franklin) concluded that the potential benefits of the Merger Agreement and the Merger outweighed the uncertainties, risks and potentially negative factors and determined that the Merger Agreement and the transaction contemplated thereby, including the Merger, were fair to, and in the best interests of, Whole Earth and the Unaffiliated Stockholders;

•
the fact that, in certain circumstances under the terms of the Merger Agreement, the Whole Earth Board is able to change, withhold, withdraw, qualify or modify its recommendation that Whole Earth stockholders vote in favor of the proposal to adopt the Merger Agreement; and

•
the availability of appraisal rights to Whole Earth’s stockholders who comply with all of the required procedures under Delaware law for exercising appraisal rights, which allow such holders to seek appraisal of the fair value of their shares.

The Purchaser Filing Parties also considered a variety of risks and other countervailing factors related to the substantive and procedural fairness of the proposed Merger, including:
•
(1) the fact that the unaffiliated security holders of Whole Earth will not participate in any future earnings, appreciation in value or growth of Whole Earth’s business and will not benefit from any potential sale of Whole Earth or its assets to a third party in the future and (2) the risk that the Merger might not be completed in a timely manner or at all;

•
the restrictions on the conduct of Whole Earth’s business prior to the completion of the Merger set forth in the Merger Agreement, which may delay or prevent Whole Earth from undertaking business opportunities that may arise and certain other actions it might otherwise take with respect to the operations of Whole Earth pending completion of the Merger;

•	the negative effect that the pendency of the Merger, or a failure to complete the Merger, could potentially have on Whole Earth’s business and relationships with its employees, vendors and customers;
•
subject to the terms and conditions of the Merger Agreement, Whole Earth and its subsidiaries are restricted from soliciting, proposing, initiating or knowingly encouraging the submission of acquisition proposals from third parties or the making of any inquiry, proposal or offer that would reasonably be expected to lead to a Takeover Proposal;

•
the possibility that the amounts that may be payable by Whole Earth upon the termination of the Merger Agreement, including payment to Parent of the Company Termination Fee, and the processes required to terminate the Merger Agreement, including the opportunity for Parent to negotiate to make adjustments to the Merger Agreement, could discourage other potential acquirors from making a competing bid to acquire Whole Earth; and

•	the fact that the receipt of cash by a U.S. Holder in exchange for shares of Company Common Stock pursuant to the Merger will be a taxable transaction for U.S. federal income tax purposes.
The foregoing discussion of the information and factors considered and given weight by the Purchaser Filing Parties in connection with the fairness of the Merger is not intended to be exhaustive but is believed to include all material factors considered by them. The Purchaser Filing Parties did not find it practicable to, and did not, quantify or otherwise attach relative weights to the foregoing factors in reaching their conclusion as to the fairness of the Merger. Rather, the Purchaser Filing Parties reached their position as to the fairness of the Merger after considering all of the foregoing as a whole.
The Purchaser Filing Parties believe these factors provide a reasonable basis upon which to form their position regarding the fairness of the Merger to the unaffiliated security holders of Whole Earth. This position, however, is not intended to be and should not be construed as a recommendation to any Whole Earth stockholder to approve the Merger Agreement. The Purchaser Filing Parties make no recommendation as to how stockholders of Whole Earth should vote their shares relating to the Merger. The Purchaser Filing Parties attempted to negotiate the terms of a transaction that would be most favorable to them, and not to the unaffiliated security holders of Whole Earth, and, accordingly, did not negotiate the Merger Agreement with a goal of obtaining terms that were fair to the unaffiliated security holders of Whole Earth.
Discussion Materials of Citigroup Global Markets Inc. Provided to Sababa
Sababa engaged Citi as its financial advisor in connection with the Merger. Citi was not requested to, and did not, render an opinion to any party in connection with the Merger. Citi provided Sababa, for informational purposes, with illustrative discussion materials in June 2023 and October 2023. The materials provided by Citi were provided to facilitate discussions between the parties. Further, such materials were preliminary in nature and were provided prior to the date of Citi’s engagement letter (January 10, 2024) providing for Citi’s retention to act as Sababa’s financial advisor. While the Purchaser Filing Parties did not rely on these materials in making its decision in February 2024 to proceed with the Merger, summaries of these materials are provided below.
Copies of these illustrative discussion materials are also attached as exhibits to the Schedule 13E-3 of which this proxy statement forms a part. None of these illustrative discussion materials, alone or together, constitute, or form the basis of, an opinion of Citi with respect to the Merger consideration, and the illustrative financial analyses therein were based on economic, monetary, market and other conditions as in effect on, and the information made available to Citi as of, the dates of the respective materials.
The description of Citi’s discussion materials contained in this proxy statement is qualified in its entirety by reference to the full materials attached as exhibits to the Schedule 13E-3 of which this proxy statement forms a part. Citi expressed no view as to, and its materials did not address, the underlying business decision of the Purchaser Filing Parties to effect or enter into the Merger, the relative merits of the Merger as compared to any alternative business strategies that might exist for Sababa or the effect of any other merger which Sababa or any other party might engage in or consider. Citi’s illustrative discussion materials were not intended to be and do not constitute a recommendation as to how Sababa or any securityholder of any party should vote or act on any matters relating to the Merger or otherwise.
Citi acted as financial advisor to Sababa in connection with the Merger and will receive a fee of $3 million for such services payable upon the consummation of the Merger. In addition, Citi assisted Parent or one of its affiliates as a capital markets advisor with respect to private credit financing obtained by Parent to finance the Merger, and expects to receive compensation for such services (currently estimated to range from $2.5 million to $3.5 million) upon consummation of the financing. Sababa agreed to reimburse Citi for its expenses, including fees and expenses of counsel, incurred in connection with its engagement. In addition, Sababa agreed to indemnify Citi and related parties against certain liabilities, including liabilities under the federal securities laws, relating to or arising out of Citi’s engagement. Citi or one of its affiliates engaged in the commercial lending business is a lender in one or more credit facilities of Royal Oak and its affiliates. In the ordinary course of its business, Citi and its affiliates may actively trade or hold the securities of Whole Earth.
In preparing its preliminary analyses, Citi assumed and relied, without independent verification, upon the accuracy and completeness of all financial and other information and data publicly available or provided to or otherwise reviewed by or discussed with Citi and upon the assurances of the management of Sababa that they were not aware of any relevant information that has been omitted or that remains undisclosed to Citi. With respect to financial forecasts and other information and data relating to the Merger and the transaction parties reviewed by or discussed with Citi, Citi assumed, with Sababa’s consent, that such forecasts and other information and data reflected reasonable estimates to use in its financial analyses. Citi expressed no opinion as to financial projections and other information or data (or the underlying assumptions on which any such financial projections and other information or data are based).
Citi did not express any view or opinion with respect to accounting, tax, regulatory, legal or similar matters, including, without limitation, as to tax or other consequences of the Merger or otherwise or changes in, or the impact of, accounting standards or tax and other laws, regulations and governmental and legislative policies affecting the Merger (including the contemplated benefits thereof) or the transaction parties, and Citi relied, with Sababa’s consent, upon the assessments of representatives of Sababa as to such matters. Citi had not made or been provided with an independent evaluation or appraisal of the assets or liabilities (contingent or otherwise) of any of the transaction parties, nor had Citi made any physical inspection of the properties or assets of any of the transaction parties. Citi did not evaluate the solvency or fair value of any of the transaction parties under any state, federal or other laws relating to bankruptcy, insolvency or similar matters. Citi expressed no view or opinion as to the potential impact on any of the transaction parties of any actual or potential litigation, claims or governmental, regulatory or other proceedings, enforcement actions, consent or other orders or investigations.
Citi expressed no view as to the underlying business decision of Sababa to effect or enter into the Merger, the relative merits of the Merger as compared to any alternative business strategies that might exist for Sababa or the effect of any other transaction which Sababa might engage in or consider. Citi expressed no view as to the fairness (financial or otherwise) of the amount or nature or any other aspect of any compensation or other consideration to any officers, directors or employees of any parties to the transaction, or any class of such persons, relative to the Merger consideration or otherwise. Citi’s materials were necessarily based upon information available to Citi, and financial, stock market and other conditions and circumstances existing, as of the respective dates thereof. Although developments occurring or coming to Citi’s attention after the date of such materials may affect Citi’s analyses, Citi had no obligation to update, revise or reaffirm its analyses.
Citi performed a variety of financial and comparative analyses, including those described below. The summary of the analyses below is not a complete description of Citi’s analyses and factors considered in connection therewith. Citi believes that selecting portions of its analyses and factors or focusing on information presented in tabular format, without considering all analyses and factors or the narrative description of the analyses, could create a misleading or incomplete view of the processes underlying such analyses.
No company, business or transaction used in Citi’s analyses for comparative purposes is identical to any of the transaction parties. The reference ranges indicated by Citi’s financial analyses are illustrative and not necessarily indicative of actual values nor predictive of future results or values, which may be significantly more or less favorable than those suggested by the analyses. In addition, any analyses relating to the value of assets, businesses or securities do not purport to be appraisals or to reflect the prices at which businesses or securities actually may be sold, which may depend on a variety of factors, many of which are beyond the control of Citi and the transaction parties. Much of the information used in, and accordingly the results of, Citi’s analyses are inherently subject to substantial uncertainty.
Citi was selected by Sababa to act as its financial advisor based on Citi’s qualifications, experience and reputation. Citi was not requested to, and it did not, render any opinion regarding the Merger or the Merger consideration, recommend or determine the specific consideration payable in the Merger or opine that any specific consideration constituted the only appropriate consideration for the Merger. The type and amount of consideration payable in the Merger were determined through negotiations between the transaction parties and the decision of Sababa to enter into the Merger Agreement was solely that of Sababa.
Summary of June 2023 Discussion Materials of Citi
The following is a summary of the principal analyses reviewed in Citi’s June 2023 illustrative discussion materials. The following summary is not a complete description of the financial analyses performed and factors considered by Citi in preparing the materials, nor does the order of analyses described represent the relative importance or weight given to those analyses. Except as otherwise noted, the following quantitative information, to the extent that it is based on market data, is based on market data as it existed on or before June 19, 2023. Some of these summaries of financial analyses include information presented in tabular format. In order to fully understand the financial analyses used by Citi, the tables must be read together with the text of each summary. The tables alone do not constitute a complete description of the financial analyses. The analyses listed in the tables and described below must be considered as a whole. Assessing any portion of such analyses and of the factors reviewed, without considering all analyses and factors, could create a misleading or incomplete view of the materials. Furthermore, mathematical analysis is not in itself a meaningful method of using the data referred to below.
Selected Public Companies Analysis
Citi performed selected public companies analyses regarding Whole Earth for which Citi reviewed certain financial and stock market information relating to Whole Earth and the selected publicly traded companies listed below that Citi deemed comparable to Whole Earth in one or more respects. In these analyses, Citi considered two categories of companies: Mid-Cap Branded Foods companies and Ingredients companies.
For Whole Earth and the selected companies noted below, Citi considered, among other things, the ratio of firm value (defined as market capitalization plus net debt, preferred equity and minority interests) to 2023 and 2024 estimated EBITDA (calculated as earnings before interest, taxes, depreciation, and amortization) based on publicly available research consensus estimates.
The selected companies considered by Citi for its analysis of Whole Earth and the applicable multiples were:
Selected Companies (Mid-Cap Branded Foods)	Firm Value / 2023E EBITDA	Firm Value / 2024E EBITDA
Utz Brands Inc.	21.5x	20.2x
J&J Snack Foods Corp.	17.5x	14.3x
Sovos Brands, Inc.	16.5x	15.1x
Simply Good Foods Co.	16.1x	14.7x
Hostess Brands, Inc.	13.6x	12.8x
Flowers Foods Inc.	12.6x	11.8x
SunOpta Inc.	12.0x	10.0x
Hain Celestial Group Inc.	11.0x	9.8x
B&G Foods, Inc.	10.2x	9.8x
Post Holdings Inc.	10.2x	9.9x

Selected Companies (Ingredients)
Kerry Group plc	14.9x	13.6x
Sensient Technologies Corp.	14.3x	13.6x
International Flavors & Fragrances Inc.	13.5x	12.1x
Corbion N.V.	10.5x	9.5x
Tate & Lyle plc	9.7x	9.0x
Ingredion Incorporated	8.0x	7.5x
Darling Ingredients Inc.	6.9x	6.5x
Citi noted that, based on market data as of June 19, 2023, the median Firm Value to 2023E and 2024E EBITDA multiples for the Mid-Cap Branded Foods selected companies were 13.1x and 12.3x, respectively. Citi noted that, based on market data as of June 19, 2023, the median Firm Value to 2023E and 2024E EBITDA multiples for the Ingredients selected companies were 10.5x and 9.5x, respectively. Citi also noted that the Firm Value to 2023E and 2024E EBITDA multiples for Whole Earth were 7.1x and 6.5x, respectively. Based on the application of its professional judgment and experience, Citi applied the multiple range of 7.0x to 9.0x to Whole Earth’s then estimated 2023E EBITDA (based on research consensus estimates) and the multiple range of 6.5x to 8.5x to Whole Earth’s then estimated 2024E EBITDA (based on research consensus estimates). This analysis indicated approximate implied per share equity value reference ranges for Whole Earth of $2.95 to $6.40 (based on 2023E EBITDA multiple) and $3.10 to $6.85 (based on 2024E EBITDA multiple).
Selected Precedent Transactions Analysis
Citi performed a selected precedent transactions analysis regarding Whole Earth, which is designed to derive an implied value of a company based on publicly available financial terms for selected transactions. In connection with its analysis, Citi reviewed publicly available financial data for certain transactions since 2016 involving targets deemed comparable in one or more respects.
The selected transactions and the applicable multiples were:
Date Announced	Target	Acquiror	Transaction Value (In millions)	Transaction Value / Forward EBITDA
July 2016	Hostess Brands	The Gores Group	$2,300	10.5x
September 2016	ACH Food Companies, Inc. (spices business)	B&G Foods, Inc.	$365	9.4x
April 2017	Atkins Nutritionals Inc.	Conyers Park Acquisition Corp.	$856	11.6x
August 2017	Back to Nature Foods Company	B&G Foods, Inc.	$163	9.6x
December 2017	Unilever plc (spreads)	KKR	$8,040	10.0x(1)
November 2018	Schwan’s Co.	CJ CheilJedang Corp.	$1,840	8.0x
April 2019	Kellogg Company (cookies)	The Ferrero Group	$1,300	9.0x(1)
December 2019	Voortman Cookies Limited	Hostess Brands	$320	16.0x
December 2019	Whole Earth Brands (Merisant Co. and MAFCO Worldwide)	Act II Global Acquisition Corp.	$575	9.1x(1)
November 2020	Swerve	Whole Earth Brands, Inc.	$80	14.8x
December 2020	Wholesome Sweeteners	Whole Earth Brands, Inc.	$180	7.8x
November 2021	Unilever plc (tea)	CVC Capital Partners	$5,000	12.0x
August 2022	TreeHouse Foods	Investindustrial	$950	13.6x
(1)	Multiple based on EBITDA for the last twelve months prior to announcement of transaction.
The financial data reviewed by Citi included the implied transaction value as a multiple of EBITDA for the twelve months following the announcement of the transaction, or Forward EBITDA (or if an estimate of Forward EBITDA was not publicly available, a multiple of EBITDA for the twelve months preceding the announcement of the transaction). Citi noted that the median transaction value to Forward EBITDA multiple for the selected transactions was 10.0x. Based on the application of its professional judgment and experience, Citi applied the multiple range of 8.0x to 10.0x to Whole Earth’s then expected 2023E EBITDA (based on based on research consensus estimates). This analysis indicated an approximate implied per share equity value reference range for Whole Earth of $4.70 to $8.15.

Discounted Cash Flow Analysis
Citi performed a discounted cash flow analysis for Whole Earth by calculating the estimated present value (as of December 31, 2023) of the standalone unlevered free cash flows that Whole Earth was forecasted to generate during the fiscal years ending December 31, 2024 through December 31, 2028 based on research consensus estimates as extrapolated based on discussions with Sababa. Based on its judgment and experience, Citi applied a multiple range of 6.5x to 8.5x to Whole Earth’s 2028E EBITDA to derive an estimated terminal value. The present values (as of December 31, 2023) of the cash flows and implied terminal values were then calculated using a selected range of discount rates of 12.5 % to 14.5%. This analysis indicated an approximate implied per share equity value reference range for Whole Earth of $2.75 to $6.25 (and $3.25 to $6.80 were the Merger able to generate run-rate synergies of $20 million, as estimated by Sababa).
Historical Trading Prices
Citi reviewed the historical trading range of the Company Common Stock for the 52-week period through June 19, 2023. Citi noted that the low and high intraday prices for Company Common Stock were as follows:
Subject	Low	High
Whole Earth common stock	$2.09	$6.74
Equity Research
Whole Earth - Citi reviewed sell-side analyst price targets for shares of Company Common Stock published by seven equity research analysts during the time period from March 2023 through May 2023. These targets generally reflect each analyst’s estimate of the 12-month future public market trading price per share of Company Common Stock and were not discounted to reflect present values. The range of undiscounted price targets for shares of Company Common Stock was $5.00 per share to $10.00 per share. The price targets published by equity research analysts do not necessarily reflect current market trading prices for shares of Company Common Stock and these estimates are subject to uncertainties, including the future financial performance of Whole Earth and future financial market conditions.
Illustrative Sponsor Ability to Pay Analysis
Citi considered the potential offer prices per share of Company Common Stock that a sponsor could pay and achieve a return on investment ranging from 15% to 25%, assuming, among other things, projections for Whole Earth based on research consensus estimates as extrapolated based on discussions with Sababa, run-rate synergies of $20 million, as estimated by Sababa, exit Adjusted EBITDA multiples ranging from 6.5x to 8.5x and certain debt-related assumptions. This analysis indicated an approximate range of per share offer prices for Whole Earth of $2.10 to $7.70.
Summary of October 2023 Discussion Materials of Citi
Citi’s October 2023 discussion materials included a review of the September Projections provided by Whole Earth and an alternative scenario reflecting a sensitivity analysis to the September Projections made by Citi after discussions with Sababa (including, among others, a reduction in the compound average growth rate over the forecast period from 4.8% to 4.0% for total revenue and a reduction in Adjusted EBITDA margins through the forecast period to 14%), along with a discussion of hypothetical returns applying various financial assumptions, including with respect to (among other things) purchase price per share, investment exit assumptions, required debt amount and required equity contribution. The September Projections are summarized under “—Unaudited Prospective Financial Information”.
Plans for Whole Earth After the Merger
At the Effective Time, the directors of Merger Sub immediately prior to the Effective Time will become the initial directors of the Surviving Corporation, and the officers of Whole Earth immediately prior to the Effective Time will become the officers of the Surviving Corporation, in each case until their successor is duly elected or appointed and qualified or until the earlier of his or her death, resignation or removal in accordance with the certificate of incorporation and bylaws of the Surviving Corporation and the DGCL. At the Effective Time, the certificate of incorporation of Whole Earth as the Surviving Corporation will be amended and restated in its entirety to read as set forth on Exhibit A to the Merger Agreement, and the bylaws of Whole Earth, as in effect immediately prior to the Effective Time, will become the bylaws of the Surviving Corporation, until thereafter amended in accordance with the applicable provisions of the surviving company’s certificate of incorporation and bylaws and applicable laws.
The Purchaser Filing Parties currently anticipate that Whole Earth’s operations initially will be conducted following completion of the Merger substantially as they are currently being conducted (except that Whole Earth will cease to be a public company and will instead be a wholly owned subsidiary of Parent). The Purchaser Filing Parties are currently conducting a review of Whole Earth and its business and operations with a view towards determining how to redirect Whole Earth’s operations to improve Whole Earth’s long-term earnings potential as a private company and expect to complete such review following completion of the Merger. The Purchaser Filing Parties plan to combine Whole Earth with Royal Oak if, upon the completion of such review, the Purchaser Filing Parties deem such combination to be in the best interests of Whole Earth and Royal Oak. Although presently there are no definitive contracts, arrangements, plans, proposals, commitments or understandings regarding any such transactions, the Purchaser Filing Parties and certain of their affiliates may seek, from and after the Effective Time, to acquire target companies or assets that operate in Whole Earth’s industry.
Further, following completion of the Merger, the Purchaser Filing Parties will continue to assess Whole Earth’s assets, corporate and capital structure, capitalization, operations, business, properties and personnel to determine what additional changes, if any, would be desirable following the Merger to enhance the business and operations of Whole Earth
Certain Effects of the Merger
If the Requisite Stockholder Approval is obtained and all other conditions to Closing are satisfied or waived, upon the terms and subject to the conditions of the Merger Agreement, and in accordance with the DGCL and DLLCA, at the Effective Time, (1) Merger Sub will merge with and into Whole Earth, (2) the separate existence of Merger Sub will cease, and (3) Whole Earth will continue as the Surviving Corporation in the Merger and a wholly owned subsidiary of Parent. As a result of the Merger, Whole Earth will cease to be a publicly traded company, the Company Common Stock and Company Warrants will be delisted from Nasdaq and deregistered under the Exchange Act and Whole Earth will no longer file periodic reports with the SEC. If the Merger is completed, you will not own any shares of capital stock of the Surviving Corporation.
The Effective Time will occur upon the filing of a Certificate of Merger with, and acceptance of that certificate by, the Secretary of State of the State of Delaware (or at a later time as Whole Earth, Parent and Merger Sub may agree and specify in such Certificate of Merger).
Upon the terms and subject to the conditions of the Merger Agreement, at the Effective Time:
•
each share of Company Common Stock outstanding immediately prior to the Effective Time (other than shares owned by the Company or any of the Company’s wholly owned subsidiaries, the Owned Shares or Dissenting Shares) will be cancelled and extinguished and automatically converted into the right to receive cash in an amount equal to the Per Share Price, without interest thereon;

•
each Company Warrant will automatically cease to represent a warrant to purchase shares of Company Common Stock and instead represent a right by the holder upon any subsequent exercise of such warrant to receive the amount of cash receivable at the Effective Time that the holder of the Warrants would have received if such holder had exercised his, her or its warrant(s) immediately prior to the Effective Time, provided that if the holder of such warrant properly exercises such warrant within thirty (30) days following the public disclosure of the consummation of the Merger in a Current Report on Form 8-K, the exercise price of such warrant will be reduced by an amount equal to the difference (but in no event less than zero) of (i) the exercise price of such warrant in effect prior to such reduction minus (ii) (A) the Per Share Price minus (B) the Black-Scholes value of such warrant (determined in accordance with the Warrant Agreement).

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each share of Company Common Stock subject to a restricted stock award will become immediately fully vested (and subject to any applicable tax withholding on such acceleration) and treated as a share of Company Common Stock issued and outstanding immediately prior to the Effective Time;

•
each restricted stock unit award with respect to shares of Company Common Stock will become fully vested and, after giving effect to such vesting, automatically be cancelled and converted into the right to receive an amount in cash (less any applicable tax withholding) equal to (A) the total number of shares of Company Common Stock underlying such award, multiplied by (B) the Per Share Price; and

•
each performance-based restricted stock unit award with respect to shares of Company Common Stock will become fully vested as to the number of shares of Company Common Stock subject to such award that would vest based on target level achievement of all performance targets (without application of any modifier) and, after giving effect to such vesting, automatically be cancelled and converted into the right to receive an amount in cash (less any applicable tax withholding) equal to (Y) the target number of shares of Company Common Stock underlying such award, multiplied by (Z) the Per Share Price.

At or prior to the Closing, a sufficient amount of cash will be deposited with the Payment Agent to pay the aggregate Per Share Price. Once a stockholder has provided the Payment Agent with his, her or its stock certificates (or an affidavit of loss in lieu of a stock certificate) or customary agent’s message (or such other evidence of transfer as the Payment Agent may reasonably request) with respect to book-entry shares, appropriate letter of transmittal and other items specified by the Payment Agent, then the Payment Agent will pay the stockholder the appropriate portion of the aggregate Per Share Price. For more information, see the section of this proxy statement captioned “The Merger Agreement—Exchange and Payment Procedures.”
Following the Merger, all of the equity interests in the Surviving Corporation will be owned, indirectly through Parent, by the Purchaser Filing Parties and their affiliates. If the Merger is consummated, Parent will be the sole beneficiary of Whole Earth’s future earnings and growth, if any, and will be entitled to vote on corporate matters affecting Whole Earth following the Merger. Similarly, Parent will also bear the risks of ongoing operations, including the risks of any decrease in Whole Earth’s value after the Merger. In connection with the Merger, certain members of Whole Earth’s management will receive benefits and be subject to obligations that are different from, or in addition to, the benefits and obligations of Whole Earth’s stockholders generally, as described in more detail under “—Interests of Whole Earth’s Directors and Executive Officers in the Merger.”
Benefits of the Merger for the Unaffiliated Security Holders
The primary benefit of the Merger to the “unaffiliated security holders,” as defined in Rule 13e-3 of the Exchange Act, will be their right to receive the Per Share Price for each share of Company Common Stock held by such stockholders as described above. This amount constitutes an approximately 56% premium to the unaffected closing price of the Company Common Stock on June 23, 2023, the last full trading day prior to Sababa’s initial $4.00 per share bid. Additionally, such stockholders will avoid the risk after the Merger of any possible decrease in Whole Earth’s future earnings, growth or value.
Detriments of the Merger to the Unaffiliated Security Holders
The primary detriment of the Merger to the “unaffiliated security holders,” as defined in Rule 13e-3 of the Exchange Act, is the lack of an interest of such stockholders in the potential future earnings, growth, or value realized by Whole Earth after the Merger, including as a result of any sale of the Company or its assets to a third party in the future. Additionally, the receipt of cash in exchange for Company Common Stock pursuant to the Merger will generally be a taxable sale transaction for U.S. federal income tax purposes to U.S. Holders (as defined in the section entitled “—Certain U.S. Federal Income Tax Consequences of the Merger”) who surrender their Company Common Stock in the Merger to the extent that such stockholders have any gain on their shares of Company Common Stock.
Certain Effects of the Merger for the Purchaser Filing Parties
If the Merger is completed, all of the equity interests in Whole Earth will be beneficially owned, indirectly through Parent, by the Purchaser Filing Parties and their affiliates.
The benefits of the Merger to the Purchaser Filing Parties include the fact that, following the completion of the Merger, Parent will directly own 100% of the outstanding equity interests of the Surviving Corporation and will therefore have a corresponding 100% interest in the Surviving Corporation’s net book value and net earnings. The table below sets forth the beneficial ownership of Company Common Stock and resulting interests in Whole Earth’s net book value and net earnings of the Purchaser Filing Parties prior to, based on Whole Earth’s net book value at March 31, 2024 and net earnings for the year ended December 31, 2023 and for the quarter ended March 31, 2024, as if the Merger were completed on such date.

	Beneficial Ownership of Whole Earth Prior to the Merger(1)
($ in thousands)	% Ownership	Net Book Value at March 31, 2024(2)	Net (Loss) Income for the year ended December 31, 2023(3)	Net Loss for the quarter ended March 31, 2024(4)
Parent	—	$—	$—	$—
Merger Sub	—	$—	$—	$—
NewCo	—	$—	$—	$—
Mariposa	—	$—	$—	$—
Sir Martin E. Franklin	20.43%	$47,803,544.10	$(7,783,012.80)	$(1,919,602.80)
Franklin Trust	20.43%	$47,803,544.10	$(7,783,012.80)	$(1,919,602.80)
Sababa	20.43%	$47,803,544.10	$(7,783,012.80)	$(1,919,602.80)
	Beneficial Ownership of Whole Earth After the Merger(1)
($ in thousands)	% Ownership	Net Book Value at March 31, 2024(2)	Net (Loss) Income for the year ended December 31, 2023(3)	Net Loss for the quarter ended March 31, 2024(4)
Parent	100%	$233,987,000	$(38,096,000)	$(9,396,000)
NewCo	100%	$233,987,000	$(38,096,000)	$(9,396,000)
Mariposa	—	$—	$—	$—
Sir Martin E. Franklin(5)	60%	$140,392,200	$(22,857,600)	$(5,637,600)
Franklin Trust(5)	60%	$140,392,200	$(22,857,600)	$(5,637,600)
Sababa(5)	60%	$140,392,200	$(22,857,600)	$(5,637,600)
(1)	Based on 43,582,541 shares of Company Common Stock outstanding as of June 21, 2024.
(2)	Based on total stockholders’ equity of $233,987 million as of March 31, 2024.
(3)	Based on net loss of $38.1 million for the year ended December 31, 2023.
(4)	Based on net loss of $9.4 million for the quarter ended March 31, 2024.
(5)	Includes indirect non-voting minority interests of certain investors in Sababa over which Sir Martin has beneficial ownership.
In addition, the Purchaser Filing Parties will benefit from the savings associated with Whole Earth no longer being required to file reports under or otherwise having to comply with provisions of the Exchange Act. Detriments of the Merger to the Purchaser Filing Parties include the lack of liquidity for Company Common Stock following the Merger and the risk that Whole Earth will decrease in value following the Merger.
Certain Effects of the Merger for Mr. Franklin
Mr. Franklin currently does not beneficially own any shares of Company Common Stock and as such, has no interest in the net book value or net earnings of Whole Earth, and will not have any beneficial ownership in Whole Earth after the Merger. Mr. Franklin’s profits interests, which are based on Sababa’s investment in Company Common Stock (see the section of this proxy statement entitled “Important Information Regarding Whole Earth Brands - Security Ownership of Certain Beneficial Owners and Management” for more information on Sababa’s beneficial ownership of Company Common Stock), have no current value and are expected to be canceled subsequent to the Merger. Based solely on Mr. Franklin’s current immaterial non-voting indirect minority interest in Parent, after giving effect to the Merger, Mr. Franklin is expected to have an immaterial non-voting indirect minority interest of 0.8% in Whole Earth, which corresponds to an 0.8% interest in the net book value, which as of March 31, 2024 would be approximately $1.87, and net loss of Whole Earth, which as of December 31, 2023 and March 31, 2024 would be approximately $(304,768) and $(75,168), respectively. The foregoing excludes any potential equity interests Mr. Franklin may receive as compensation if he is appointed as Chief Executive Officer of Parent.

Certain Effects on Whole Earth if the Merger is Not Completed
If the Merger Agreement is not adopted as a result of the failure to obtain the Requisite Stockholder Approval, or if the Merger is not completed for any other reason, Whole Earth’s stockholders will not have the right to receive any payment for their shares of Company Common Stock in connection with the Merger. Instead, (1) Whole Earth will remain an independent public company, (2) the Company Common Stock and Company Warrants will continue to be listed and traded on Nasdaq and registered under the Exchange Act, and (3) Whole Earth will continue to file periodic reports with the SEC. In addition, if the Merger is not completed, Whole Earth expects that: (x) our management will continue to operate the business as it is currently being operated, and (y) Whole Earth’s stockholders will continue to be subject to the same risks and opportunities to which they are currently subject, including risks related to the highly competitive industry in which Whole Earth operates and adverse economic conditions.
Furthermore, if the Merger is not completed, and depending on the circumstances that cause the Merger not to be completed, the price of the Company Common Stock may decline significantly. If that were to occur, it is uncertain when, if ever, the price of the Company Common Stock would return to the price at which Company Common Stock trades as of the date of this proxy statement. Accordingly, there can be no assurance as to the effect of the Merger not being completed on the future value of your shares of Company Common Stock. If the Merger is not completed, the Whole Earth Board will continue to evaluate and review, among other things, Whole Earth’s business, operations, strategic direction and capitalization, and will make whatever changes it deems appropriate. If the Merger Agreement is not adopted as a result of the failure to obtain the Requisite Stockholder Approval, or if the Merger is not completed for any other reason, Whole Earth’s business, prospects or results of operation may be adversely impacted.
In addition, in specified circumstances in which the Merger Agreement is terminated, Whole Earth has agreed to pay Parent the Company Termination Fee, and Parent has agreed to pay Whole Earth the Parent Termination Fee under certain circumstances, as more fully described in “The Merger Agreement—Termination of the Merger Agreement” and “The Merger Agreement—Termination Fees.”
Unaudited Prospective Financial Information
Other than in connection with our regular earnings press releases and related investor materials, we do not, as a matter of course, make public projections as to our long-term future financial performance, due to, among other reasons, the uncertainty, unpredictability and subjectivity of the underlying assumptions and estimates. However, the Company’s management does prepare projections as to our future financial performance for internal use.
Projections
In connection with the Process, the Company’s management prepared the September Projections, the December Projections and the February Projections, each concerning unaudited non-public prospective financial information of the Company (the “Unaudited Prospective Financial Information”), on a standalone basis without giving effect to the Merger, for fiscal year 2023 through fiscal year 2028 (collectively, the “Projections”). The Projections were provided to the Special Committee in connection with the Process and reviewed and approved by the Special Committee for Jefferies’ use in connection with its preliminary financial analyses.
As described in the section of this proxy statement captioned “—Background of the Merger,” information containing the September Projections as summarized below was made available to potential proposed bidders, including Sababa, in connection with their due diligence review of a potential transaction. Information containing the December Projections, as summarized below, was made available to Sababa, as the sole interested potential acquisition party at such point, in connection with its due diligence review of a potential transaction. Information containing the February Projections, as summarized below, was made available to representatives of Jefferies for Jefferies’ use in connection with its preliminary financial analyses.
Although the information in the Projections is presented with numerical specificity, it reflects numerous estimates and assumptions made by the Company’s management with respect to industry performance, general business, economic, regulatory, market and financial conditions and other future events, as well as matters specific to the Company’s business, in each case as of the date it was prepared, all of which are difficult or impossible to predict accurately and many of which are beyond the Company’s control.

The September Projections include the following assumptions and estimates:
•	consolidated revenue growth rate CAGR of 4.8% from 2023 to 2028, reflecting the Company management’s assumptions and estimates for future growth;
•	cost of goods sold growth rate CAGR of 4.1% from 2023 to 2028;
•	improvement of adjusted gross profit margins from 30.9% in 2023 to 33.3% in 2026, after which such margins would remain steady through 2028;
•	marketing expenses growth rate CAGR of 7.2% from 2023 to 2028 in order to support revenue growth;
•	other SG&A expenses growth rate CAGR of 2.6% from 2023 to 2028;
•	adjusted EBITDA margin expansion from 14.4% in 2023 to 18.0% in 2028 driven by improved adjusted gross profit margins; and
•	no material acquisitions or divestures by the Company.
These values and amounts were determined by the Company’s management based on their experience and judgment and their expectations of the Company’s operation as a standalone company.
The following table summarizes the September Projections:
	(Amounts in millions)(1)
	2023E	2024E	2025E	2026E	2027E	2028E
Revenue	$550.6	$578.3	$611.1	$638.6	$667.3	$697.4
Cost of Goods Sold	$380.6	$388.4	$409.3	$426.2	$445.3	$465.4
Adjusted Gross Profit(1)	$170.1	$189.8	$201.9	$212.4	$222.0	$232.0
Marketing	$12.0	$13.5	$14.9	$15.6	$16.3	$17.1
Other SG&A	$78.7	$81.6	$84.4	$86.1	$87.8	$89.6
Adjusted EBITDA(2)	$79.3	$94.7	$102.5	$110.7	$117.9	$125.4
(1)
We define Adjusted Gross Profit as Gross Profit excluding all cash and non-cash adjustments impacting Cost of Goods Sold included in the determination of Adjusted EBITDA. Such adjustments include: depreciation, stock-based compensation expense, certain severance and related charges, supply chain reinvention and other items adjusted by management to better understand our financial results.

(2)
We define Adjusted EBITDA as excluding interest income and expense, other expense and income, income taxes, depreciation and amortization, intangible asset impairment charges, stock-based compensation expense, certain severance and related charges, non-cash pension expense, transaction-related costs, supply chain reinvention as well as certain other items that arise outside of the ordinary course of our continuing operations.

The December Projections were prepared to incorporate updated operating and financial results generated by the Company subsequent to the finalization of the September Projections and include the following assumptions and estimates:
•	consolidated revenue growth rate CAGR of 4.5% from 2023 to 2028, reflecting the Company management’s assumptions and estimates for future growth;
•	cost of goods sold growth rate CAGR of 3.5% from 2023 to 2028;
•	improvement of adjusted gross profit margins from 30.3% in 2023 to 33.6% in 2026, after which such margins would remain steady through 2028;
•	marketing expenses growth rate CAGR of 9.9% from 2023 to 2028 in order to support revenue growth;
•	other SG&A expenses growth rate CAGR of 2.7% from 2023 to 2028;
•	adjusted EBITDA margin expands from 14.2% in 2023 to 18.0% in 2028 driven by improved adjusted gross profit margins; and
•	no material acquisitions or divestures by the Company.
These values and amounts were determined by the Company’s management based on their experience and judgment and their expectations of the Company’s operation as a standalone company.

The following table summarizes the December Projections:
	(Amounts in millions)(1)
	2023E	2024E	2025E	2026E	2027E	2028E
Revenue	$549.6	$567.1	$599.3	$626.3	$654.4	$683.9
Cost of Goods Sold	$383.2	$381.2	$399.3	$415.8	$434.5	$454.1
Adjusted Gross Profit(1)	$166.4	$186.0	$200.0	$210.4	$219.9	$229.8
Marketing	$11.6	$14.6	$16.3	$17.0	$17.8	$18.6
Other SG&A	$76.9	$80.2	$83.0	$84.6	$86.3	$88.1
Adjusted EBITDA(2)	$78.0	$91.1	$100.7	$108.8	$115.8	$123.2
(1)
We define Adjusted Gross Profit as Gross Profit excluding all cash and non-cash adjustments impacting Cost of Goods Sold included in the determination of Adjusted EBITDA. Such adjustments include: depreciation, stock-based compensation expense, certain severance and related charges, supply chain reinvention and other items adjusted by management to better understand our financial results.

(2)
We define Adjusted EBITDA as excluding interest income and expense, other expense and income, income taxes, depreciation and amortization, intangible asset impairment charges, stock-based compensation expense, certain severance and related charges, non-cash pension expense, transaction-related costs, supply chain reinvention as well as certain other items that arise outside of the ordinary course of our continuing operations.

The February Projections were prepared to incorporate the previously approved fiscal year 2024 annual budget of the Company into the December Projections and include the following assumptions and estimates:
•	consolidated revenue growth rate CAGR of 4.2% from 2023 to 2028 reflecting the Company management’s assumptions and estimates for future growth;
•	cost of goods sold growth rate CAGR of 3.1% from 2023 to 2028;
•	improvement of adjusted gross profit margins from 30.4% in 2023 to 34.0% in 2026, after which such margins would remain steady through 2028;
•	marketing expenses growth rate CAGR of 9.3% from 2023 to 2028 in order to support revenue growth;
•	other SG&A expenses growth rate CAGR of 3.3% from 2023 to 2028;
•	adjusted EBITDA margin expands from 14.2% in 2023 to 17.8% in 2028 driven by improved adjusted gross profit margins; and
•	no material acquisitions or divestures by the Company.
These values and amounts were determined by the Company’s management based on their experience and judgment and their expectations of the Company’s operation as a standalone company.
The following table summarizes the February Projections:
	(Amounts in millions)(1)
	2023E	2024E	2025E	2026E	2027E	2028E
Revenue	$550.9	$562.2	$591.9	$618.5	$646.3	$675.4
Cost of Goods Sold	$383.5	$377.1	$392.1	$408.3	$426.7	$445.9
Adjusted Gross Profit(1)	$167.4	$185.2	$199.8	$210.2	$219.7	$229.5
Marketing	$11.9	$14.5	$16.2	$16.9	$17.7	$18.5
Other SG&A	$77.2	$82.6	$85.7	$87.5	$89.2	$91.0
Adjusted EBITDA(2)	$78.3	$88.0	$97.8	$105.8	$112.7	$120.0
(1)
We define Adjusted Gross Profit as Gross Profit excluding all cash and non-cash adjustments impacting Cost of Goods Sold included in the determination of Adjusted EBITDA. Such adjustments include: depreciation, stock-based compensation expense, certain severance and related charges, supply chain reinvention and other items adjusted by management to better understand our financial results.

(2)
We define Adjusted EBITDA as excluding interest income and expense, other expense and income, income taxes, depreciation and amortization, intangible asset impairment charges, stock-based compensation expense, certain severance and related charges, non-cash pension expense, transaction-related costs, supply chain reinvention as well as certain other items that arise outside of the ordinary course of our continuing operations.

The Projections were prepared for internal use only and not for public disclosure and were provided to the Special Committee in connection with its evaluation of the proposed Merger. The Projections were reviewed and approved by the Special Committee and provided to Jefferies for its use and reliance in connection with its preliminary financial analyses and, with respect to the February Projections, for Jefferies’ use and reliance in connection with its opinion. Additionally, as described above, information containing the Projections as summarized above was made available to potential acquisition parties, including Sababa, in connection with their due diligence review of a potential transaction.
The Unaudited Prospective Financial Information was not prepared with a view towards public disclosure or complying with GAAP, published guidelines of the SEC or the guidelines established by the American Institute of Certified Public Accountants for preparation or presentation of prospective financial information. The Unaudited Prospective Financial Information includes Adjusted EBITDA and Adjusted Gross Profit, which are non-GAAP financial measures. The Company included such measures in the Unaudited Prospective Financial Information because they believed such measures may be useful in evaluating, on a prospective basis, the potential operating performance of the Company.
Adjusted EBITDA is not a presentation made in accordance with GAAP, and our use of the term Adjusted EBITDA may vary from the use of similarly-titled measures by others in our industry due to the potential inconsistencies in the method of calculation and differences due to items subject to interpretation.
We use Adjusted EBITDA to measure our performance from period to period both at the consolidated level as well as within our operating segments, to evaluate and fund incentive compensation programs and to compare our results to those of our competitors. In addition to Adjusted EBITDA being a significant measure of performance for management purposes, we also believe that this presentation provides useful information to investors regarding financial and business trends related to our results of operations.
Adjusted EBITDA should not be considered as an alternative to net income or loss, operating income, cash flows from operating activities or any other performance measures derived in accordance with GAAP as measures of operating performance or cash flows as measures of liquidity. Adjusted EBITDA has important limitations as an analytical tool and should not be considered in isolation or as a substitute for analysis of our results as reported under GAAP.
The Unaudited Prospective Financial Information included in this section of the proxy statement has been prepared by, and is the responsibility of, the Company’s management. Neither the Company’s independent auditor nor any other independent accountants have audited, reviewed, examined, compiled nor applied agreed-upon procedures with respect to the Unaudited Prospective Financial Information, nor have they expressed an opinion or any other form of assurance on such information or its achievability, and assume no responsibility for, and disclaim any association with, the prospective financial information.
Although the Unaudited Prospective Financial Information is presented with numerical specificity, it reflects numerous assumptions and estimates as to future events, including those detailed above, made by the Company’s management that the Company’s management believed in good faith were reasonable. The Company’s ability to achieve the financial results contemplated by the Unaudited Prospective Financial Information will be affected by its ability to achieve its strategic goals, objectives and targets over the applicable periods, and will be subject to operational and execution risks associated therewith. The Unaudited Prospective Financial Information reflects assumptions as to certain business decisions that are subject to change. Important factors that may affect actual results and cause the Unaudited Prospective Financial Information not to be achieved include, among others, (1) general economic conditions; (2) its ability to achieve operating objectives with respect to expenses and operating margins, as well the risks to our ability to grow revenues resulting from the execution of those objectives; (3) its ability to achieve the various monetization, market share and other assumptions and estimates underlying the Unaudited Prospective Financial Information; (4) changes in laws, regulations and taxes relevant to the Company’s business; (5) competitive pressures industries in which the Company operates, including new products and market entrants and changes in the competitive environment; (6) customer demand for the Company’s products and services; (7) the Company’s ability to attract, integrate and retain qualified personnel; and (8) uncertainty in the timing of relevant transactions and resulting cash inflows and outflows. Additional factors that may impact the Company or its business can be found in the various risk factors included in our periodic filings with the SEC. All of these factors are difficult to predict, and many of them are outside of the Company’s control. As a result, there can be no assurance that the Unaudited Prospective Financial Information will be realized, and actual results may be materially better or worse than those contained in the Unaudited Prospective Financial Information. The Unaudited Prospective Financial Information described in this section of the proxy statement may differ from publicized analyst estimates and forecasts. You should evaluate the Unaudited Prospective Financial Information, if at all, in conjunction with the Company’s historical financial statements and other information regarding the Company contained in its public filings with the SEC. The Unaudited Prospective Financial Information may not be consistent with the Company’s historical operating data as a result of the assumptions and estimates detailed above. Except to the extent required by applicable federal securities laws, the Company does not intend to update or otherwise revise the Unaudited Prospective Financial Information to reflect circumstances existing after the date that such information was prepared or to reflect the occurrence of future events.
Because the Unaudited Prospective Financial Information reflects estimates and judgments, it is susceptible to sensitivities and assumptions, as well as to multiple interpretations based on actual experience and business developments. The Unaudited Prospective Financial Information also covers multiple years, and such information by its nature becomes less predictive with each succeeding year. The Unaudited Prospective Financial Information is not, and should not be considered to be, a guarantee of future operating results. The Unaudited Prospective Financial Information should not be regarded as an indication that the Company’s management, the Special Committee or any of their respective advisors, or any other person, considered or now considers the Unaudited Prospective Financial Information to be necessarily predictive of actual future results. Further, the Unaudited Prospective Financial Information is not fact and should not be relied upon as being necessarily indicative of the Company’s future results or for purposes of making any investment decision.
Certain of the financial measures included in the Unaudited Prospective Financial Information are not calculated in accordance with GAAP. These non-GAAP financial measures should not be viewed as a substitute for GAAP financial measures and may be different from similarly titled non-GAAP financial measures used by other companies. Furthermore, there are limitations inherent in non-GAAP financial measures because they exclude charges and credits that are required to be included in a GAAP presentation. Accordingly, these non-GAAP financial measures should be considered together with, and not as an alternative to, financial measures prepared in accordance with GAAP. Financial measures included in forecasts provided to a financial advisor and a board of directors in connection with a business combination transaction, such as the Unaudited Prospective Financial Information, are excluded from the definition of “non-GAAP financial measures” under applicable SEC rules and regulations. As a result, the Unaudited Prospective Financial Information is not subject to SEC rules regarding disclosures of non-GAAP financial measures, which would otherwise require a reconciliation of a non-GAAP financial measure to a GAAP financial measure. Reconciliations of non-GAAP financial measures were not provided to or relied upon by the Special Committee, Jefferies or Sababa. Accordingly, no reconciliation of the financial measures included in the Unaudited Prospective Financial Information is provided in this proxy statement.
The Unaudited Prospective Financial Information constitutes forward-looking statements. By including the Unaudited Prospective Financial Information in this proxy statement, none of the Company, its financial advisor or any of the Company’s or its financial advisor’s representatives has made or makes any representation to any person regarding the Company’s ultimate performance as compared to the information contained in the Unaudited Prospective Financial Information. The inclusion of the Unaudited Prospective Financial Information should not be regarded as an indication that the Special Committee, the Company, its financial advisor or any other recipient of the Unaudited Prospective Financial Information considered, or now considers, the Unaudited Prospective Financial Information to be predictive of the Company’s performance or actual future results. For information on factors that may cause our future results to materially vary, see the section of this proxy statement captioned “Forward-Looking Statements.” Further, the inclusion of the Unaudited Prospective Financial Information in this proxy statement does not constitute an admission or representation by the Company that the information presented is material. The Unaudited Prospective Financial Information is included in this proxy statement solely to give our stockholders access to the information that was made available to the Special Committee, Jefferies and Sababa. The Unaudited Prospective Financial Information is not included in this proxy statement in order to influence any Company stockholder as to how to vote at the Special Meeting with respect to the Merger, or whether to seek appraisal rights with respect to their shares.
In light of the foregoing factors and the uncertainties inherent in the Projections, the Company’s stockholders are cautioned not to place undue reliance on the Unaudited Prospective Financial Information.

Interests of Whole Earth’s Directors and Executive Officers in the Merger
In considering the recommendations of the Special Committee and the Whole Earth Board with respect to the Merger, you should be aware that, aside from their interests as holders of Company Common Stock, the Disinterested Directors and certain of Whole Earth’s executive officers may have interests in the Merger that are different from, or in addition to, your interests as a stockholder. The Special Committee and the Whole Earth Board were aware of and considered these interests to the extent that they existed at the time, among other matters. In particular:
•
Irwin D. Simon, Executive Chairman of the Whole Earth Board, has entered into a Consulting Agreement with Parent and Whole Earth, pursuant to which Mr. Simon will provide certain transitional services to Whole Earth following the consummation of the Merger for a term of six months unless extended or renewed and will be entitled to a consulting fee of $1.4 million to be paid on the Closing Date;

•
Each Disinterested Director is entitled to receive a special one-time fee for their services in connection with the Merger, payable within 15 days of the filing with the Securities and Exchange Commission of the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2023, see “Special Factors—Interests of Whole Earth’s Directors and Executive Officers in the Merger”;

•
Whole Earth’s directors and officers are entitled to continued indemnification and insurance coverage under the Merger Agreement and indemnification agreements between such individuals and Whole Earth;

•	Vesting of certain unvested Whole Earth Equity Awards held by certain of Whole Earth’s directors and executive officers will accelerate upon the effectiveness of the Merger;
•
Certain executive officers including Rajnish Ohri and Jeffrey Robinson, Whole Earth’s Co-Chief Executive Officers, Bernardo Fiaux, the Company’s Chief Financial Officer and Brian Litman, the Company’s Chief Accounting Officer, have entered into Transaction Bonus Agreements with Whole Earth pursuant to which they will be entitled, subject to such individual’s continued employment through the Effective Time of the consummation of the consummation of the Merger, to a cash bonus contingent upon the closing of a change in control of the Company occurring on or before December 31, 2024, which the Merger constitutes. For each of Mr. Ohri and Mr. Robinson, the transaction bonus is $2.1 million, for Mr. Fiaux, the transaction bonus is $897,000 and for Mr. Litman, the transaction bonus is $809,370. These transaction bonuses will be paid as follows: 50% payable within 15 days after the Effective Time and 50% payable on the six-month anniversary of the Effective Time, or earlier if the executive officer’s employment is terminated prior to such date either by the Company without Cause (as defined in the Transaction Bonus Agreement), excluding terminations due to the executive’s death or disability, or by the executive officer for Good Reason (as defined in the Transaction Bonus Agreement).

•
Parent is controlled by Sir Martin E. Franklin, the father of Mr. Franklin. Mr. Franklin is a currently a member of the Whole Earth Board and was formerly the Chief Executive Officer of Whole Earth. Mr. Franklin has the title of Partner in Mariposa but does not have any voting rights or any decision-making authority or other power with respect to Mariposa or any of the other Franklin Parties. Mr. Franklin also holds “profits interests” in Sababa (an entity in which Sir Martin owns 100% of the voting interests and is the sole manager) pursuant to which Mr. Franklin is entitled to receive a maximum of 10% of the appreciation, if any, in the value of Sababa’s assets (which, as of the date of this proxy statement, consist solely of Company Common Stock). The profits interests vest over a three-year period beginning on May 17, 2022 (such that only one-third currently is vested), subject to immediate vesting upon Sababa’s dissolution or a sale of Sababa to an independent third party (neither of which have occurred or are expected to occur in the near future). Mr. Franklin’s profits interests in Sababa currently have no economic value, will have no economic value as a result of the Merger, nor do they entitle Mr. Franklin to vote on any matter relating to Sababa. Mr. Franklin indirectly owns an immaterial non-voting minority equity interest in Parent and following completion of the Merger will have an immaterial non-voting indirect minority interest of 0.8% in Whole Earth through such ownership interest. In addition, Mr. Franklin is a beneficiary of certain trusts that collectively own non-voting minority equity interests in Parent and, following completion of the Merger, will have in the aggregate non-voting indirect minority interests of 1.35% in Whole Earth through such ownership interests. Mr. Franklin has no voting rights related to any such ownership. The Company has been advised by Parent that, following the consummation of the Merger, Mr. Franklin is expected to be appointed as Chief Executive Officer of Parent.
•
On July 16, 2023, the Disinterested Directors unanimously resolved to place Mr. Franklin on a paid leave of absence from his role as Chief Executive Officer of the Company. On October 6, 2023, Mr. Franklin resigned as Chief Executive Officer of the Company alleging a material diminution of his duties and authority as a result of the Whole Earth Board placing him on a paid leave of absence from his role as Chief Executive Officer of the Company on July 16, 2023, which provided a basis for resignation for Good Reason (as defined in his offer letter dated April 3, 2023). The Disinterested Directors disagree with this categorization; specifically, that the Disinterested Directors had determined to place Mr. Franklin on a paid leave of absence so that the Company could conduct a disinterested evaluation of the Sababa proposal after the Disinterested Directors and Mr. Franklin were unable to agree on the terms and provisions of the Undertaking. Following his resignation as Chief Executive Officer of the Company, Mr. Franklin ceased to remain on paid leave. While, in his role as a Director, Mr. Franklin has continued to have access to information with respect to the business and operations of the Company, Mr. Franklin did not participate in any activities, meetings or communications with respect to the Process on behalf of, or as a representative of, the Company, and did not receive any information from the Company with respect thereto. In addition, the Sababa Holders have advised the Company that Mr. Franklin did not participate in any activities, meetings or communications with respect to Sababa's non-binding proposal on behalf of, or as a representative of, the Sababa Holders and that the Sababa Holders have not received from Mr. Franklin any information related to Sababa's Proposal or the Process. As of the date of this filing, the disagreement regarding the nature of Mr. Franklin’s resignation as Chief Executive Officer of the Company remains unresolved.

•
As of the date of this proxy statement, none of the Company’s executive officers have reached an understanding on potential employment with the Surviving Corporation (or any of their respective affiliates) or entered into any definitive agreements or arrangements regarding employment with the Surviving Corporation (or any of their respective affiliates) to be effective following the consummation of the Merger.

Special Director Fees
The Whole Earth Board has approved compensation to each Disinterested Director in recognition of their efforts in connection with the Merger, including heightened compensation for those Disinterested Directors who served on the Special Committee, consisting of a one-time fee payable within 15 days of the filing with the Securities and Exchange Commission of the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2023. For Irwin Simon, this fee will be in the amount of $100,000; for Steve Cohen, this fee will be in the amount of $130,000; for Denise Faltischek, this fee will be in the amount of $120,000; for Ira Lamel, this fee will be in the amount of $35,000; and for Anuraag Agarwal and Mike Goss, this fee will be in the amount of $25,000.
Insurance and Indemnification of Directors and Executive Officers
Pursuant to the terms of the Merger Agreement, directors and officers of Whole Earth will be entitled to certain ongoing indemnification and insurance coverage, including under directors’ and officers’ liability insurance policies. For more information, see the section of this proxy statement captioned “The Merger Agreement—Indemnification and Insurance.”
Treatment of Whole Earth Equity Awards
Treatment of Whole Earth Equity Awards
As of June 21, 2024, there were outstanding Whole Earth Equity Awards to acquire an aggregate of 2,872,432 shares of Company Common Stock, 141,280 of which were held by our current non-employee directors and 842,624 of which were held by our current executive officers. The Merger Agreement provides for the following treatment of Whole Earth Equity Awards at the Effective Time:
•
Each share of Company Common Stock subject to a restricted stock award will become immediately fully vested (and subject to any applicable tax withholding on such acceleration) and treated as a share of Company Common Stock issued and outstanding immediately prior to the Effective Time.

•
Each restricted stock unit award with respect to shares of Company Common Stock will become fully vested and, after giving effect to such vesting, automatically be cancelled and converted into the right to receive an amount in cash (less any applicable tax withholding) equal to (A) the total number of shares of Company Common Stock underlying such award, multiplied by (B) the Per Share Price.

•
Each performance-based restricted stock unit award with respect to shares of Company Common Stock will become fully vested as to the number of shares of Company Common Stock subject to such award that would vest based on target level achievement of all performance targets (without application of any modifier) and, after giving effect to such vesting, automatically be cancelled and converted into the right to receive an amount in cash (less any applicable tax withholding) equal to (Y) the target number of shares of Company Common Stock underlying such award, multiplied by (Z) the Per Share Price.

Equity Interests of Whole Earth’s Directors and Executive Officers
The following table sets forth for each of Whole Earth’s executive officers and directors (1) the number of shares of Company Common Stock beneficially owned and (2) the number of shares of Company Common Stock subject to his or her Whole Earth Equity Awards, in each case expected to be held on the Closing Date, assuming the following and such additional assumptions set forth in the footnotes to the table:
•	June 21, 2024 as the Closing Date (which is the assumed date solely for purposes of this proxy statement); and
•
the number of outstanding shares of Company Common Stock and equity awards for each executive officer and director on the Closing Date is equal to the number of shares of Company Common Stock and equity awards that were outstanding as of June 21, 2024, and do not forecast any vesting, deferrals or forfeitures of equity-based awards following such date.

	Shares Held Directly(1)		Shares underlying Whole Earth Equity Awards(2)
Name	Number of Shares (#)	Value of Shares ($)	Number of Shares (#)	Value ($)
Irwin D. Simon	1,201,545	5,857,531.88	61,425	299,446.88
Anuraag Agarwal	37,656	183,573.00	15,971	77,858.63
Steven M. Cohen	22,656	110,448.00	15,971	77,858.63
Denise Faltischek	27,656	134,823.00	15,971	77,858.63
Michael Franklin	0	0	0	0
Michael Goss	0	0	15,971	77,858.63
Ira Lamel	174,434	850,365.75	15,971	77,858.63
Jeffrey Robinson	140,487	684,874.13	168,275	820,340.63
Rajnish Ohri	133,232	649,506.00	390,200	1,902,225.00
Bernardo Fiaux	149,731	729,938.63	100,000	487,500
Brian Litman	78,387	382,136.63	184,149	897,726.38
(1)
Represents shares of Company Common Stock held as of June 21, 2024 (without regard to any change in control-related accelerated vesting). The values shown with respect to the shares held directly are determined as the product of the Per Share Price multiplied by the total number of shares of Company Common Stock held by such individual.

(2)
Represents shares of Company Common Stock subject to Whole Earth Equity Awards, including restricted stock awards, restricted stock unit awards and performance-based restricted stock unit awards, outstanding as of June 21, 2024 (without regard to any change in control-related accelerated vesting). The values shown with respect to Whole Earth Equity Awards are determined as the product of the Per Share Price multiplied by the total number of shares of Company Common Stock subject to such Whole Earth Equity Awards. As described further in the section of this proxy statement captioned “—Employment Agreements with Current Executive Officers,” each of the Company’s executive officers is eligible for vesting acceleration of his or her Whole Earth Equity Awards in connection with certain qualifying terminations of employment under their respective employment agreements. For additional information regarding the Whole Earth Equity Awards for our executive officers, see the section of this proxy statement captioned “—Golden Parachute Compensation.”

Change in Control and Severance Benefits Under Existing Agreements
Employment Agreements with Current Executive Officers
Jeffrey Robinson Offer Letter
Mr. Robinson executed an offer letter effective December 7, 2020, with the Company for the position of President at Mafco Worldwide LLC.
Pursuant to the terms of his offer letter, Mr. Robinson’s compensation includes (a) a base salary of $390,000; (b) an annual performance bonus opportunity with a target level of 75% of his base salary; and (c) a discretionary long-term incentive award opportunity beginning January 1, 2021, which bonus will be prorated based on the number of days of employment during the performance period. Mr. Robinson also remained eligible for previously granted equity awards as well as his vested benefits in connection with the termination of the Company’s legacy defined benefit pension plan; and (c) a transaction cash bonus equal to $1,200,000, to be paid within fourteen business days following the closing of a future Company sale, subject to Mr. Robinson’s employment through the closing date of a Company sale. In addition to standard Company benefits, Mr. Robinson is entitled to use of a Company car.
Under his offer letter, if Mr. Robinson’s employment is terminated without “cause” (as defined in his employment agreement), then, subject to his timely execution and non-revocation of a general release of claims, he will be eligible to receive (i) continued payment of his base salary for six (6) months following termination and (ii) a prorated portion of his long-term incentive awards. Mr. Robinson’s severance entitlement is subject to a duty to mitigate damages by seeking comparable employment during the severance term. If Mr. Robinson secures employment during the severance term, his severance entitlement will be reduced by any income earned during such period. Mr. Robinson’s employment agreement contains non-competition, non-solicitation and no-hire covenants that will apply for twelve (12) months following his termination.
Rajnish Ohri Offer Letter
Mr. Ohri executed an employment contract effective October 2021, with the Company for the position of Vice President & General Manager IMEA and was promoted to Interim Co-Chief Executive Officer in July 2023 and Co-Chief Executive Officer effective October 9, 2023.
On August 1, 2023, the Board of Directors of the Company approved the following compensation arrangements for Mr. Ohri in connection with his appointment as an Interim Co-Chief Executive Officer of the Company: (a) Mr. Ohri will receive an annual base salary of $500,000, (b) at the end of each calendar year while employed, Mr. Ohri will be eligible for a discretionary annual incentive bonus with a target level equal to 100% of his base salary; and (c) Mr. Ohri has been granted a stock award under the 2020 LTIP consisting of 187,032 restricted stock units, which will vest in three equal annual installments beginning on the first anniversary of the date of grant (August 1, 2023). Mr. Ohri will be eligible to participate in the employee benefit programs made available to other senior executives of the Company from time to time, subject to the terms of the applicable plan documents and generally applicable Company policies.
If Mr. Ohri is terminated by the Company without cause (excluding death or disability), the Company will pay to Mr. Ohri an amount equal to twelve months base salary, payable during the Company’s normal payroll. Mr. Ohri will be subject to standard non-compete, non-solicit, and confidentiality clauses.
Bernardo Fiaux Offer Letter
Mr. Fiaux executed an offer letter effective April 24, 2023, with the Company for the position of Chief Financial Officer.
Pursuant to the terms of his offer letter, Mr. Fiaux’s compensation includes (a) a base salary of $325,000; (b) an annual performance bonus opportunity with a target level of 100% of his base salary (which bonus amount was prorated for 2023); and (c) a discretionary long-term incentive award opportunity (the “Discretionary Award”) paid in cash or stock of up to $500,000 per year for a period of four years from the start date, comprised of: up to (i) 89,286 restricted stock units (both time- and performance-based) and (ii) $250,000 in cash, in each case, provided that Mr. Fiaux’s continued employment through such applicable grant and vesting dates. Mr. Fiaux’s compensation also includes a time equity award under the 2020 LTIP consisting of performance-based restricted stock units in respect of 200,000 shares of Company Common Stock, which will vest only upon achievement of certain performance or event goals subject to Mr. Fiaux’s continuous employment prior to vesting. Mr. Fiaux is eligible to participate in the employee benefit programs made available to other senior executives of the Company from time to time, subject to the terms of the applicable plan documents and generally applicable Company policies.
If Mr. Fiaux is terminated by the Company without cause (excluding death or disability), the Company will pay to Mr. Fiaux an amount equal to six months’ base salary, payable during the Company’s normal payroll cycle and up to 50% of the unvested Discretionary Award for the year of termination, which shall vest, if at all, as approved by the Board in its discretion. Mr. Fiaux’s offer letter contains standard non-compete, non-solicit, and confidentiality clauses.
Brian Litman Offer Letter
Mr. Litman executed an offer letter effective June 2020, with the Company for the position of Corporate Controller and was promoted to Chief Accounting Officer effective September 28, 2021.
Pursuant to the terms of his offer letter and promotion to Chief Accounting Officer, Mr. Litman’s compensation includes (a) a base salary of $340,000; (b) an annual performance bonus opportunity with a target level of 40% of his base salary; and (c) a discretionary long-term incentive award opportunity with a target payment of $255,000 (75% of his base salary), which bonus will be prorated based on the number of days of employment during the performance period. Mr. Litman was also awarded a sign-on/retention cash bonus equal to $150,000, subject to Mr. Litman’s continuing employment through the second anniversary of his hire date. At the time of Mr. Litman’s promotion, he was also granted an additional number of restricted stock units under the 2020 LTIP. In January 2021, Mr. Litman’s offer letter was amended to clarify the payment date and repayment terms with respect to his sign-on bonus.
Under his offer letter, if Mr. Litman’s employment is terminated without “cause” (as defined in his employment agreement), then, subject to his timely execution and non-revocation of a general release of claims, he will be eligible to receive (i) continued payment of his base salary for six (6) months following termination and (ii) a prorated portion of his long-term incentive awards. Mr. Litman’s severance entitlement is subject to a duty to mitigate damages by seeking comparable employment during the severance term. If Mr. Litman secures employment during the severance term, his severance entitlement will be reduced by any income earned during such period. Mr. Litman’s employment agreement contains non-competition, non-solicitation and no-hire covenants that will apply for six (6) months following his termination.
The employment terms and conditions and the benefits provided to these executives under their respective offer letters were approved by the Company Board and/or the compensation committee of the Company Board and were determined to be reasonable and necessary in order to hire and retain these individuals. For an estimate of the value of the payments and benefits described above that would be payable to Whole Earth’s executive officers upon an involuntary termination in connection with the Merger, see “—Golden Parachute Compensation” below.
Equity Award Agreements with Directors and Executive Officers
Whole Earth has granted certain Whole Earth Equity Awards under the 2020 LTIP. The vesting of each such award is subject to the executive’s continuous service with the Company through the applicable vesting dates. Such awards provide that, upon a change in control (including the Merger), 100% of the unvested portion of the Whole Earth Option Award will accelerate and vest at the target opportunity.
For an estimate of the value of the payments and benefits described above that would be payable to Whole Earth’s NEOs upon consummation of the Merger, see “—Golden Parachute Compensation” below. The estimated aggregate value of the Whole Earth Equity Awards held by Whole Earth’s executive officers who are not NEOs that will accelerate and become vested if the Merger were to be completed on June 21, 2024 is $3,620,292. The estimated aggregate value of the Whole Earth Equity Awards held by Whole Earth’s non-employee directors that will accelerate and become vested if the Merger were to be completed on June 21, 2024 is $688,740.
Transaction Bonus Agreements
On February 12, 2024, the Company entered into Transaction Bonus Agreements with certain executives and key employees of the Company, including (i) Rajnish Ohri, its Co-Chief Executive Officer, (ii) Jeffrey Robinson, its

Co-Chief Executive Officer, (iii) Bernardo Fiaux its Chief Financial Officer and (iv) Brian Litman, its Chief Accounting Officer. The Transaction Bonus Agreements were approved by the Disinterested Directors. Under the agreements, each executive is eligible to receive a cash bonus contingent upon the closing of a “Change in Control” of the Company (as defined in the Transaction Bonus Agreements), so long as such Change in Control occurs on or before December 31, 2024. For each of Mr. Ohri and Mr. Robinson, the transaction bonus is $2.1 million, for Mr. Fiaux, the transaction bonus is $897,000 and for Mr. Litman, the transaction bonus is $809,370. Each bonus is payable in two installments, subject to the executive's execution of a release of claims in favor of the Company: 50% of the bonus is payable no later than fifteen days following the closing of a Change in Control and the remaining 50% is payable on (a) the six-month anniversary of the Change in Control so long as the executive is still employed by the Company or (b) the date on which the executive’s employment with the Company is terminated either (i) by the Company without “Cause” (as defined in the Transaction Bonus Agreements), excluding terminations due to the executive’s death or disability, or (ii) by the executive for “Good Reason” (as defined in the Transaction Bonus Agreements), if earlier. If the executive terminates employment with the Company for any reason prior to the six-month anniversary of the Effective Time, the executive receives no severance benefits. Following such initial six-month period following the Effective Time, each executive will be eligible to receive severance payments and benefits upon termination of the executive’s employment pursuant to the terms of any severance plans or policies (including any employment agreement or offer letter terms that provide for severance benefits) as in effect at such time. The agreements also provide that, in the event that any payments or benefits provided to an executive constitute “parachute payments” under Section 280G of the Internal Revenue Code, such parachute payments are subject to cut-back to the extent needed so that the excise tax under Section 4999 of the Internal Revenue Code of 1986, as amended, does not apply. The agreements include, among other things, covenants of the executives that exist with respect to confidentiality, non-competition, and non-solicitation of employees.
Simon Consulting Agreement
In connection with the Merger, the Company, Parent and Irwin D. Simon entered into a consulting agreement pursuant to which Mr. Simon agreed to provide certain transitional consulting services with respect to the business of the Company during the six-month period following the Effective Time (the “Simon Consulting Agreement”). The Simon Consulting Agreement will provide for a term of six months commencing on the Closing Date unless the parties agree to an extension or renewal of the Simon Consulting Agreement. As compensation for Mr. Simon’s services, the Company has agreed to pay Mr. Simon a consulting fee of $1.4 million, which will be paid in a single lump sum on the Closing Date. The Simon Consulting Agreement also contains other customary terms and provisions.
Golden Parachute Compensation
The information set forth in the tables below is intended to comply with Item 402(t) of Regulation S-K, which requires disclosure of information about certain compensation for each of Whole Earth’s NEOs that is based on or otherwise relates to the Merger and assumes, among other things, that the Merger is consummated and that the NEOs will incur a severance-qualifying termination of employment immediately following consummation of the Merger. This termination is purely hypothetical and is solely for purposes of showing estimated severance compensation. The determination of which persons are NEOs is based on compensation awarded or paid to, earned by, the Company’s executive officers for the most recently completed fiscal year. With respect to the Company’s NEOs named in the Company’s last proxy filing regarding 2022 compensation, only Jeffrey Robinson is eligible to receive golden parachute compensation because the employment with the Company of the other NEOs was previously terminated. However, in accordance with SEC guidance, Rajnish Ohri, our current co-principal executive officer (but who was not one of our NEOs during 2022), is also considered an NEO for purposes of the information required by Item 402(t) of SEC Regulation S-K. In addition, information related to Bernardo Fiaux and Brian Litman are also included in this section because they qualify as NEOs based on 2023 compensation. Accordingly, the discussion in this section is limited to Messrs. Robinson, Ohri, Fiaux, and Litman.
The amounts indicated below are estimates based on multiple assumptions that may or may not actually occur or be accurate on the relevant date, including assumptions described below, and do not reflect certain compensation actions that may occur before the consummation of the merger. For purposes of calculating such amounts, on a pre-tax basis, Whole Earth has assumed:
•	June 21, 2024, which is the latest practicable date prior to this filing, as the Closing Date;

•
each NEO experiences a qualifying involuntary termination on June 21, 2024, based on the terms of his or her respective agreement(s) (as described above in “—Change in Control and Severance Benefits under Existing Agreements”);

•	each NEO’s base salary rate and annual target bonus remain unchanged from those in effect as of June 21, 2024; and
•
all unvested Whole Earth Equity Awards held by the NEOs fully vest upon the closing of the Merger and are valued based upon the Per Share Price, and do not forecast any vesting, deferrals or forfeitures of equity-based awards following June 21, 2024.

If payments or benefits to an NEO under his or her respective agreement(s) (as described above in “—Change in Control and Severance Benefits under Existing Agreements”) would be subject to excise taxes under Section 280G and 4999 of the Code, such payments will be reduced if and to the extent needed so that the excise tax under Section 4999 of the Code does not apply.
The actual amount of any payments will likely differ from the below estimated amounts. No NEO is entitled to any pension, nonqualified deferred compensation or tax reimbursement payments from the Company.
Golden Parachute Compensation
Name	Cash ($)(1)	Equity ($)(2)	Perquisites/ Benefits ($)(3)	Total ($)
Named Executive Officers
Jeffrey Robinson, Co-Chief Executive Officer	$2,100,000	$820,341	$0	$2,920,341
Rajnish Ohri, Co-Chief Executive Officer	$2,100,000	$1,902,225	$0	$4,002,225
Bernardo Fiaux, Chief Financial Officer	$897,000	$487,500	$0	$1,384,500
Brian Litman, Chief Accounting Officer	$809,370	$897,726	$0	$1,707,096
(1)
Cash. The amounts in this column represent estimates of the transaction bonuses. The transaction bonuses are “single trigger” in nature; namely, eligibility to receive the bonus requires the occurrence of a change in control but does not require an involuntary termination of employment from the Company on or after such change in control. As more fully described above, each transaction bonus is payable in two installments, subject to the executive's execution of a release of claims in favor of the Company: 50% of the bonus is payable no later than fifteen days following the closing of a change in control and the remaining 50% is payable on (a) the six-month anniversary of the change in control so long as the executive is still employed by the Company or (b) the date on which the executive’s employment with the Company is terminated either (i) by the Company without “Cause” (as defined in the Transaction Bonus Agreements), excluding terminations due to the executive’s death or disability, or (ii) by the executive for “Good Reason” (as defined in the Transaction Bonus Agreements), if earlier. No value is included as hypothetical cash severance benefits for our NEOs because, pursuant to the terms of the Transaction Bonus Agreements, the NEOs are not eligible for severance under their respective employment agreement or Company policy for the six-month period immediately following the closing of a change in control. As the disclosure assumes an involuntary termination occurs immediately after Closing, the amount reflects 100% of the transaction bonus.

(2)
Equity. As noted above, each NEO is eligible for “single-trigger” acceleration of all Whole Earth Equity Awards in connection with the Merger, calculated as the product of the total number of vested units underlying the accelerated portion of the NEO’s equity award multiplied by the Per Share Price (with performance-based equity awards calculated based on target level achievement).

(3)
Perquisites/Benefits. No hypothetical Perquisites/Benefits are included for our NEOs because, pursuant to the terms of the Transaction Bonus Agreements, the NEOs are not eligible for any additional benefits under their respective employment agreement or Company policy for the six-month period immediately following the closing of a change in control.

Employment Arrangements Following the Merger
As of the date of this proxy statement, other than the Transaction Bonus Agreements and the Simon Consulting Agreement described above, none of Whole Earth’s executive officers have (1) reached an understanding on potential employment or other retention terms or equity participation with the Surviving Corporation or with Parent or Merger Sub (or any of their respective affiliates), or (2) entered into any definitive agreements or arrangements regarding employment or other retention terms or equity participation with the Surviving Corporation or with Parent or Merger Sub (or any of their respective affiliates) to be effective following the consummation of the Merger. However, prior to the Effective Time, Parent or Merger Sub (or their respective affiliates) may have discussions with certain of Whole Earth’s employees (including certain of its executive officers) regarding employment or other retention terms and may enter into definitive agreements regarding employment, retention, or the right to purchase or participate in the equity of the Surviving Corporation or one or more of its affiliates in connection with the Merger. Any such agreements will not increase or decrease the Per Share Price paid to Whole Earth’s stockholders in the Merger.

Intent of Whole Earth’s Directors and Executive Officers to Vote in Favor of the Merger
Whole Earth’s directors and executive officers have informed Whole Earth that, as of the date of this proxy statement, they intend to vote all of the shares of Company Common Stock owned directly by them in favor of the Merger Proposal and each of the other proposals listed in this proxy statement. As of June 21, 2024, Whole Earth’s directors and executive officers beneficially owned, in the aggregate, 4.73% of the voting power of the shares of Company Common Stock outstanding as of June 21, 2024.
Closing and Effective Time of the Merger
The Closing will take place (1) on a date that is no later than the third business day following the satisfaction or waiver (to the extent permitted under the Merger Agreement) of the last to be satisfied or waived of the closing conditions of the Merger Agreement (described in the section of this proxy statement captioned “The Merger Agreement—Conditions to the Closing”), other than conditions that by their terms are to be satisfied at the Closing, but subject to the satisfaction or waiver of each of such conditions, or (2) at such other time agreed to in writing by Whole Earth and Parent; provided, however, that in the event that the Closing would occur within ten (10) days of the end of any calendar month, the parties have agreed to use commercially reasonable efforts, to the extent practicable, to effect the Closing on the last day of a calendar month. On the closing date of the Merger, the parties will file a Certificate of Merger with the Secretary of State of the State of Delaware as provided under the DGCL and DLLCA. The Merger will become effective upon the filing and acceptance of such Certificate of Merger, or at a later time agreed to in writing by the parties and specified in such Certificate of Merger in accordance with the DGCL and DLLCA.
Accounting Treatment
The Merger will be accounted for as a “purchase transaction” for financial accounting purposes.
Certain U.S. Federal Income Tax Consequences of the Merger
The following discussion is a summary of certain U.S. federal income tax consequences of the Merger that may be relevant to U.S. Holders and Non-U.S. Holders (each as defined below) whose shares of Company Common Stock are converted into the right to receive cash pursuant to the Merger. This discussion is based upon the Code, Treasury Regulations promulgated under the Code, court decisions, published positions of the IRS, and other applicable authorities, all as in effect on the date of this proxy statement and all of which are subject to change or to differing interpretations at any time, possibly with retroactive effect.
This discussion is limited to Whole Earth stockholders who hold their shares of Company Common Stock as “capital assets” within the meaning of Section 1221 of the Code (generally, property held for investment purposes) and does not address any tax consequences applicable to holders of Whole Earth Equity Awards or Company Warrants. In addition, this summary does not describe any tax consequences arising under the laws of any state, local or foreign jurisdiction and does not consider any aspects of the alternative minimum tax, the Medicare tax on net investment income, or other U.S. federal non-income tax law (e.g., estate or gift taxation) that may be relevant or applicable to a particular holder in connection with the Merger. For purposes of this discussion, a “holder” means either a U.S. Holder or a Non-U.S. Holder (each as defined below) or both, as the context may require.
This discussion is for general information purposes only and does not address all of the tax consequences that may be relevant to holders in light of their particular circumstances, nor does it address any consequences to holders subject to special rules under U.S. federal income tax law, including, for example:
•	banks or other financial institutions;
•	mutual funds;
•	insurance companies;
•	tax-exempt organizations (including private foundations), governmental agencies, instrumentalities or other governmental organizations;
•	retirement or other tax deferred accounts;

•
S corporations, partnerships or any other entities or arrangements treated as partnerships or pass-through entities for U.S. federal income tax purposes (or investors in such entities or arrangements);

•	controlled foreign corporations, passive foreign investment companies or corporations that accumulates earnings to avoid U.S. federal income tax;
•	dealers or brokers in securities, currencies or commodities;
•	traders in securities that elect to use the mark-to-market method of accounting for their securities;
•	regulated investment companies or real estate investment trusts, or entities subject to the U.S. anti-inversion rules;
•	U.S. expatriates or certain former citizens or long-term residents of the United States;
•	holders that own or have owned (directly, indirectly or constructively) five percent or more of Company Common Stock (by vote or value);
•	holders holding the shares as part of a hedging, constructive sale or conversion, straddle or other risk reduction transaction;
•	holders that received their shares of Company Common Stock in a compensatory transaction, through a tax qualified retirement plan or pursuant to the exercise of options or warrants;
•	holders that hold their Company Common Stock as “qualified small business stock” for purposes of Sections 1045 and 1202 of the Code;
•	holders who own an equity interest, actually or constructively, in Parent or the Surviving Corporation following the Merger;
•	U.S. Holders whose “functional currency” is not the U.S. dollar; or
•	holders that do not vote in favor of the Merger and properly demand appraisal of their shares under Section 262 of the DGCL.
If a partnership (including an entity or arrangement, domestic or non-U.S., treated as a partnership for U.S. federal income tax purposes) is a beneficial owner of shares of Company Common Stock, then the tax treatment of a partner in such partnership will generally depend upon the status of the partner and the activities of the partner and the partnership. Partnerships holding shares of Company Common Stock and partners therein should consult their tax advisors regarding the consequences of the Merger.
No ruling has been or will be sought from the IRS regarding the U.S. federal income tax consequences of the Merger described herein. No assurance can be given that the IRS will agree with the views expressed herein, or that a court will not sustain any challenge by the IRS in the event of litigation.
THIS DISCUSSION IS PROVIDED FOR GENERAL INFORMATION ONLY AND DOES NOT CONSTITUTE LEGAL ADVICE TO ANY HOLDER. HOLDERS SHOULD CONSULT THEIR OWN TAX ADVISORS CONCERNING THE U.S. FEDERAL INCOME TAX CONSEQUENCES RELATING TO THE MERGER IN LIGHT OF THEIR PARTICULAR CIRCUMSTANCES AND ANY CONSEQUENCES UNDER STATE, LOCAL, NON-U.S. OR OTHER TAX LAWS.
U.S. Holders
For purposes of this discussion, a “U.S. Holder” is a beneficial owner of shares of Company Common Stock who or that is for U.S. federal income tax purposes:
•	an individual who is a citizen or resident of the United States;
•	a corporation, or other entity taxable as a corporation, created or organized in or under the laws of the United States or any state thereof or the District of Columbia;
•	an estate, the income of which is subject to U.S. federal income taxation regardless of its source; or

•
a trust (1) that is subject to the primary supervision of a court within the United States and the control of one or more United States persons as defined in Section 7701(a)(30) of the Code or (2) that has a valid election in effect under applicable Treasury Regulations to be treated as a U.S. person as defined in section 7701(a)(30) of the Code.

The receipt of cash by a U.S. Holder in exchange for shares of Company Common Stock pursuant to the Merger will be a taxable transaction for U.S. federal income tax purposes. Such U.S. Holder’s gain or loss generally will be equal to the difference, if any, between the amount of cash received and the U.S. Holder’s adjusted tax basis in the shares surrendered pursuant to the Merger. A U.S. Holder’s adjusted tax basis generally will equal the amount that such U.S. Holder paid for the shares. Such gain or loss generally will be capital gain or loss and will be long-term capital gain or loss if such U.S. Holder’s holding period in such shares is more than one (1) year at the time of the completion of the Merger. A reduced tax rate on capital gain generally will apply to long-term capital gain of a non-corporate U.S. Holder (including individuals). The deductibility of capital losses is subject to limitations. If a U.S. Holder acquired different blocks of common stock at different times or different prices, such U.S. Holder must determine its tax basis, holding period, and gain or loss separately with respect to each block of Company Common Stock.
Non-U.S. Holders
For purposes of this discussion, the term “Non-U.S. Holder” means a beneficial owner of Company Common Stock that is neither a U.S. Holder nor a partnership for U.S. federal income tax purposes.
Subject to the discussion under “Information Reporting and Backup Withholding” and “Foreign Account Tax Compliance Act” below, any gain realized by a Non-U.S. Holder pursuant to the Merger generally will not be subject to U.S. federal income tax unless:
•
the gain is effectively connected with the conduct of a trade or business of such Non-U.S. Holder in the United States (and, if required by an applicable income tax treaty, is attributable to a permanent establishment maintained by such Non-U.S. Holder in the United States), in which case such gain generally will be subject to U.S. federal income tax, net of certain deductions, at rates generally applicable to U.S. persons, and, if the Non-U.S. Holder is a corporation, such gain may also be subject to an additional “branch profits tax” at a rate of 30% (or a lower rate under an applicable income tax treaty);

•
such Non-U.S. Holder is an individual who is present in the United States for 183 days or more in the taxable year of the Merger, and certain other specified conditions are met, in which case such gain generally will be subject to U.S. federal income tax at a rate of 30% (or a lower rate under an applicable income tax treaty), which gain may be offset by certain U.S. source capital losses of such Non-U.S. Holder; or

•
the Company is or has been a “United States real property holding corporation” as such term is defined in Section 897(c) of the Code (“USRPHC”), at any time within the shorter of the five-year period preceding the Merger or such Non-U.S. Holder’s holding period with respect to the applicable shares of Company Common Stock (the “Relevant Period”) and, if shares of Company Common Stock are regularly traded on an established securities market (within the meaning of Section 897(c)(3) of the Code), such Non-U.S. Holder owns directly or is deemed to own pursuant to attribution rules more than five percent of Company Common Stock at any time during the Relevant Period, in which case such gain will be subject to U.S. federal income tax at rates generally applicable to U.S. persons (as described in the first bullet point above), except that the branch profits tax will not apply. Although there can be no assurances in this regard, we believe that we are not, and have not been, a USRPHC at any time during the five-year period preceding the Merger.

Non-U.S. Holders should consult their tax advisors regarding the tax consequences to them of the Merger.
Information Reporting and Backup Withholding
Information reporting will and backup withholding (currently, at a rate of 24%) may apply to the proceeds received by a holder pursuant to the Merger. Backup withholding generally will not apply to (1) a U.S. Holder that furnishes a correct taxpayer identification number and certifies that such holder is not subject to backup withholding on IRS Form W-9 (or a substitute or successor form) or (2) a Non-U.S. Holder that (i) provides a certification of such Non U.S. Holder’s foreign status on an applicable IRS Form W-8 (or a substitute or successor form) or (ii) otherwise establishes an exemption from backup withholding. Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules may be allowed as a refund or a credit against the holder’s U.S. federal income tax liability; provided that the required information is timely furnished to the IRS.
Foreign Account Tax Compliance Act
Sections 1471 through 1474 of the Code and the Treasury Regulations and administrative guidance promulgated thereunder (“FATCA”) imposes a 30% U.S. federal withholding tax on dividends in respect of, and (subject to the proposed Treasury Regulations discussed below) gross proceeds from the sale or other disposition of, securities (including shares of Company Common Stock) paid to (i) “foreign financial institutions” (as specifically defined in FATCA), whether such foreign financial institution is the beneficial owner or an intermediary, unless such foreign financial institution agrees to verify, report and disclose its United States “account” holders (as specifically defined in FATCA) and meets certain other specified requirements and (ii) non-financial foreign entities, whether such non-financial foreign entity is the beneficial owner or an intermediary, unless such entity provides a certification that the beneficial owner of the payment does not have any substantial United States owners or provides the name, address and taxpayer identification number of each such substantial United States owner and certain other specified requirements are met. In certain cases, the relevant foreign financial institution or non-financial foreign entity may qualify for an exemption from, or be deemed to be in compliance with, these rules. If the country in which a Non-U.S. Holder is resident has entered into an “intergovernmental agreement” with the United States regarding FATCA, the Non-U.S. Holder may be permitted to report to that country instead of the United States, and the intergovernmental agreement may otherwise modify the requirements described in this paragraph. While withholding under FATCA generally would apply to payments of gross proceeds from the sale or other disposition of securities, proposed Treasury Regulations eliminate FATCA withholding on payments of gross proceeds entirely. Taxpayers generally may rely on these proposed Treasury Regulations until final Treasury Regulations are issued. Non-U.S. Holders should consult their own tax advisors regarding the possible implications of FATCA and whether it applies to their disposition of shares of Company Common Stock in the Merger.
THE FOREGOING SUMMARY DOES NOT DISCUSS ALL ASPECTS OF U.S. FEDERAL INCOME TAXATION THAT MAY BE RELEVANT TO PARTICULAR HOLDERS. HOLDERS ARE URGED TO CONSULT THEIR TAX ADVISORS AS TO THE PARTICULAR TAX CONSEQUENCES TO THEM OF THE RECEIPT OF CASH FOR THEIR SHARES OF COMMON STOCK PURSUANT TO THE MERGER UNDER ANY U.S. FEDERAL, STATE, FOREIGN, LOCAL OR OTHER TAX LAWS, OR UNDER ANY APPLICABLE INCOME TAX TREATY.
Regulatory Approvals Required for the Merger
General Efforts
Under the Merger Agreement, Parent, Merger Sub and the Company agreed to use reasonable best efforts to take, or cause to be taken, all actions, do, or cause to be done, all things and assist and cooperate with the other parties in doing, or causing to be done, all things necessary, proper or advisable under applicable law to consummate the Merger, including: (1) obtaining all consents, waivers, approvals, orders and authorizations from governmental authorities, and (2) making all registrations, declarations and filings with governmental authorities, in each case that are necessary or advisable to consummate the Merger.
HSR Act; Competition Laws
Under the HSR Act, the Merger cannot be completed until Parent and Whole Earth file a Notification and Report Form with the FTC and the DOJ and the applicable waiting period has expired or been terminated. The parties filed a notification and report form with the FTC and DOJ on March 4, 2024. A transaction notifiable under the HSR Act may not be completed until the expiration of a 30-calendar day waiting period following the parties’ filing of their respective HSR Act notification forms or the early termination of that waiting period. The waiting period under the HSR Act expired at 11:59 p.m., Eastern time, on April 3, 2024.
Whole Earth and Parent have each agreed to (1) use its respective reasonable best efforts to supply (or cause the other to be supplied) with any additional information that reasonably may be required or requested by the FTC, the DOJ or the governmental authorities of any other applicable jurisdiction in which any such filing is made, and (2) use its respective reasonable best efforts to take all action necessary to, as soon as practicable, (a) cause the expiration or termination of the applicable waiting periods pursuant to the HSR Act and any other antitrust laws applicable to the Merger and (b) obtain any required consents pursuant to any antitrust laws applicable to the Merger.
At any time before or after consummation of the Merger, notwithstanding the termination of the waiting period under the HSR Act, the FTC or the DOJ could take such action under the antitrust laws as it deems necessary or desirable, including seeking to enjoin the completion of the Merger, seeking divestiture of substantial assets of the parties or requiring the parties to license, or hold separate, assets or terminate existing relationships and contractual rights. At any time before or after the completion of the Merger, and notwithstanding the termination of the waiting period under the HSR Act, any state could take such action under its antitrust laws as it deems necessary or desirable. Such action could include seeking to enjoin the completion of the Merger or seeking divestiture of substantial assets of Whole Earth or Parent. Private parties may also seek to take legal action under the antitrust laws under certain circumstances.
Limited Guarantee
Pursuant to the Limited Guarantee, which was entered into by the Guarantors in favor of Whole Earth on February 12, 2024, each of the Guarantors has agreed to guarantee the due and punctual payment by Parent to Whole Earth of Parent’s obligations with respect such Guarantor’s Maximum Guarantor Percentage of (a) the Parent Termination Fee, if, as and when due pursuant to, and in accordance with, the terms and conditions the Merger Agreement, (b) the Enforcement Expenses, to the extent payable by Parent to the Company pursuant to, and in accordance with the Merger Agreement, and (c) any reimbursement and/or indemnification obligations that may arise pursuant to the Merger Agreement, subject to the limitations set forth therein (the obligations described in clauses (b) and (c) above, collectively, the “Expense Obligations” and, together with the obligation described in clause (a) above, collectively, the “Obligations”), provided that in no event shall the maximum amount of any Guarantor’s aggregate liability under the Limited Guarantee exceed an amount equal to such Guarantor’s Maximum Guarantor Percentage of the sum of (x) the Parent Termination Fee and (y) the Expense Obligations (such maximum aggregate amount, the “Cap”).
Subject to specified exceptions, the Limited Guarantee will terminate upon the earliest of
•	the consummation of the Closing;
•	the valid termination of the Merger Agreement in accordance with its terms under circumstances in which no portion of the Obligations is or becomes payable;
•
the date that is thirty (30) days from the termination of the Merger Agreement in accordance with its terms under circumstances in which any portion of the Obligations is payable (unless Whole Earth has made a claim under the Limited Guarantee prior to such date, in which case the relevant date for termination pursuant to this clause shall be the date that such claim is finally resolved pursuant to a final and non-appealable judgment of a court of competent jurisdiction or by agreement of Whole Earth and the Guarantors and the Obligations, as finally determined or agreed to be owed by the Guarantors, are satisfied in full);

•	the satisfaction of the Obligations pursuant to the terms of the Limited Guarantee and the Merger Agreement; and
•
Whole Earth or any of its controlled affiliates acting on its behalf seeks to impose liability upon the Guarantors in excess of their respective Maximum Guarantor Percentages of the Cap or otherwise challenges any limit on the liability of the Guarantors or makes another form of impermissible claim under the transaction documents.

Financing of the Merger
The Equity Commitment and Debt Commitment, each as described below, will be used to (a) fund, together with the proceeds of any third party financing obtained by Parent or its affiliates as of the Closing, the aggregate Per Share Price and other amounts required to be paid by Parent pursuant to the Merger Agreement (b) repay the obligations under our existing credit agreement, and (c) pay all related fees and expenses required to be paid by Parent or Merger Sub pursuant to the Merger Agreement in connection with the transactions contemplated by the Merger Agreement.

As of the date of this proxy statement, Parent and Merger Sub have not executed, nor negotiated, any alternative financing arrangements. In the event that all or any portion of the equity or debt financing commitments becomes unavailable on the terms and subject to the conditions contemplated in each of the Equity Commitment Letter and the Debt Commitment Letter, Parent and Merger Sub may use its reasonable best efforts to find replacement financings.
Equity Commitment
Pursuant to the Equity Commitment Letter and subject to the terms and conditions set forth therein, NewCo committed to purchase, or cause to be purchased, at or prior to the Effective Time, directly or indirectly, securities of Parent (including, without limitation, by way of direct or indirect contributions in the form of ordinary equity interests, preferred equity or in such other form as NewCo in its sole discretion deems appropriate) for an aggregate purchase price in cash not to exceed $300 million (the “Equity Commitment”).
The Equity Commitment will be funded by Newco with the proceeds of the equity investment in Newco to be made by Rhône Partners VI L.P., a Cayman Islands limited partnership, Rhône Offshore Partners VI L.P., a Cayman Islands limited partnership, and Rhône Partners VI (DE) L.P, a Delaware limited partnership (collectively, the “Rhône Investors”), contemporaneously with the Closing, subject to the satisfaction of certain conditions precedent to such investment.
NewCo’s obligation to fund the Equity Commitment is subject to the following conditions:
•
the satisfaction or waiver, to the extent permitted by applicable law, by Parent and Merger Sub (with the prior written consent of NewCo) of all conditions precedent to the Closing set forth in the Merger Agreement (except those conditions that by their nature cannot be satisfied except by actions to be taken at the Closing, provided that such conditions are actually satisfied or validly waived, to the extent permitted by applicable law, at the Closing); and

•
the substantially simultaneous consummation of (i) the Closing in accordance with the Merger Agreement, (ii) the funding of the equity financing transactions contemplated by the equity commitment provided by the Rhône Investors in connection with their investment in NewCo, and (iii) the funding of the Debt Commitment in accordance with the Debt Commitment Letter.

NewCo’s obligations under the Equity Commitment Letter will terminate automatically and immediately upon the earliest to occur of (a) the consummation of the Closing, (b) the valid termination of the Merger Agreement in accordance with the terms thereof, (c) the funding in full of the Equity Commitment or (d) any time when the Company or any of its affiliates commences any litigation or other proceeding, directly or indirectly, asserting that certain provisions of the Equity Commitment Letter limiting NewCo’s or certain of its related parties’ liability under the Equity Commitment Letter are illegal, invalid or unenforceable, in whole or in part, or asserting that NewCo is liable in excess of the Equity Commitment, or asserting any claim against NewCo or any of its related parties (other than a claim (i) against Parent and Merger Sub pursuant to the Merger Agreement to the extent permitted thereunder, (ii) pursuant to the Company’s third-party beneficiary rights under the Equity Commitment Letter, including its right to cause the Equity Commitment to be funded in accordance with the terms of the Equity Commitment Letter and to the extent permitted by the Merger Agreement, and (iii) in respect of the Confidentiality Agreement (as defined in the Equity Commitment Letter), solely with respect to the parties thereto).
The Company is an express third-party beneficiary of the rights granted to Parent under the Equity Commitment Letter and is entitled to obtain specific performance of Parent’s right to cause the Equity Commitment to be funded pursuant to, and in accordance with, the terms of the Equity Commitment Letter solely if the Company is awarded specific performance of Parent’s obligation to cause the Equity Financing to be funded pursuant to the Merger Agreement.
Debt Commitment
Pursuant to the Debt Commitment Letter, provided, severally and not jointly, by Silver Point Finance, LLC (acting directly or indirectly through its parent or one or more of its direct or indirect affiliates, managed funds or accounts) (“SPC”) and Fortress Credit Corp. on behalf of itself and/or as agent on behalf of one or more funds or accounts managed by affiliates of Fortress Credit Corp. (“Fortress” and together with SPC, collectively, the “Incremental Term Loan Lenders”) to Parent, the Incremental Term Loan Lenders committed to provide, on the terms and subject to the conditions set forth in the Debt Commitment Letter, at or prior to the closing of the Merger, an incremental term loan facility (the “Incremental Term Loan Facility”) consisting of $375,000,000 in term loans (the “Incremental Term Loans”), upon the terms and subject to the conditions set forth in the Debt Commitment Letter (the “Debt Commitment”). SPC committed to provide up to 60% of the Incremental Term Loan Facility, and Fortress committed to provide up to 40% of the Incremental Term Loan Facility. The Incremental Term Loans will be required to be paid in full on December 16, 2027 (the “Maturity Date”), and will be secured by substantially all of the assets of Parent, Sababa Holdings LLC and the subsidiaries of Parent pursuant to a customary security agreement.
At Parent’s option, the Incremental Term Loans will accrue interest at a rate per annum equal to (i) Term SOFR plus 6.00%, or (ii) Alternate Base Rate plus 5.00% (calculated based on the actual days elapsed in a year of 360 days or, in the case of Incremental Term Loans accruing interest at a rate equal to the Alternate Base Rate determined by reference to the Prime Rate (as defined in the Debt Commitment Letter), 365 or 366 days, as the case may be). Parent may elect interest periods of one, three or six months for SOFR borrowings. At the option of the Incremental Term Loan Lenders, during the occurrence and continuation of an event of default, interest on the Incremental Term Loans shall accrue at a rate equal to 2.00% per annum (the “Default Rate”) in addition to the rate currently in effect. Interest will be payable (a) for Incremental Term Loans accruing interest at a rate equal to the Term SOFR, in arrears at the end of each interest period and, for interest periods greater than three months, every three months, and on the Maturity Date, and (b) for Incremental Term Loans accruing interest at a rate equal to the Alternate Base Rate, quarterly in arrears, and on the Maturity Date.
Commencing with the first full fiscal quarter ending after the Closing Date, the Incremental Term Loans will be payable in equal quarterly installments in an aggregate principal amount equal to 1.00% of the original principal amount of the Incremental Term Loans, with the balance due and payable on the Maturity Date. Mandatory prepayments are required in connection with certain asset dispositions, subject to customary reinvestment rights, and casualty events, subject to customary repair or replacement rights. In addition, Parent may prepay Incremental Term Loans at any time, without premium or penalty.
The obligation of the Incremental Term Loan Lenders to fund the Incremental Term Loans described above is subject to customary conditions, including the following:
•
the prior consummation or substantially simultaneous consummation of the Merger in all material respects in accordance with the Merger Agreement, without any amendments, consents or waivers that would be materially adverse to the interests of the Incremental Term Loan Lenders (in their capacity as such) without the consent of the Incremental Term Loan Lenders (such consent not to be unreasonably withheld, delayed or conditioned);

•	the occurrence or substantially concurrent funding of the equity contribution;
•	the execution and delivery of definitive loan, guarantee and security documentation for the term loan facility and the delivery of customary closing documents;
•	the delivery of customary “know your customer” documentation and information and certain financial statements;
•	the prior payment or substantially concurrent payment of applicable fees and expenses;
•
subject to customary limitations, the accuracy of certain representations and warranties made by, or with respect to, Whole Earth in the Merger Agreement (giving effect to the materiality qualifiers contained in the Merger Agreement) but only to the extent that Parent or any of its affiliates have the right (taking into account any applicable cure provisions) to terminate their obligations under the Merger Agreement or not to consummate the transactions contemplated by the Merger Agreement as a result of a breach of such representations;

•	no default or event of default has occurred and is continuing under Parent’s credit agreement;
•	the prior consummation or substantially simultaneous consummation of the repayment of all obligations under Whole Earth’s existing credit agreement; and
•
no Company Material Adverse Effect (as defined in the section of this proxy statement captioned “The Merger Agreement—Representations and Warranties”) has occurred since the date of the Merger Agreement that is continuing.

The Incremental Credit Facility will require Parent to comply with certain affirmative and negative covenants customary for a transaction of this type, including, but not limited to, a customary financial covenant of a maximum consolidated leverage ratio, limitations on indebtedness, liens, fundamental changes, dispositions, investments, loans, advances, guarantees, acquisitions, dividends and other restricted payments, transactions with affiliates, swap transactions, sale and leaseback transactions, prepayments on subordinated debt, and amendments to organizational and other material agreements.
As used in the Debt Commitment Letter, the following defined terms have the following meanings:
“Alternate Base Rate” means, for any day, a rate per annum equal to the greatest of (a) the Prime Rate in effect on such day, (b) the Federal Funds Rate in effect on such day plus 1/2 of 1.00% per annum, (c) the Term SOFR for a one-month tenor in effect on such day plus 1.00% and (d) 1.75% per annum.
“Floor” means a rate of interest equal 0.75% per annum.
“SOFR” means a rate equal to the secured overnight financing rate as administered by the SOFR Administrator.
“SOFR Administrator” means the Federal Reserve Bank of New York (or a successor administrator of the secured overnight financing rate).
“SOFR Loan” means a Loan that bears interest at a rate based on Adjusted Term SOFR, other than pursuant to clause (c) of the definition of “Alternate Base Rate”.
“Term SOFR” means,
(a)
for any calculation with respect to a SOFR Loan, the Term SOFR Reference Rate for a tenor comparable to the applicable interest period on the day (such day, the “Periodic Term SOFR Determination Day”) that is two (2) U.S. Government Securities Business Days prior to the first day of such interest period, as such rate is published by the Term SOFR Administrator; provided, however, that if as of 5:00 p.m. (New York City time) on any Periodic Term SOFR Determination Day the Term SOFR Reference Rate for the applicable tenor has not been published by the Term SOFR Administrator and a Benchmark Replacement Date with respect to the Term SOFR Reference Rate has not occurred, then Term SOFR will be the Term SOFR Reference Rate for such tenor as published by the Term SOFR Administrator on the first preceding U.S. Government Securities Business Day for which such Term SOFR Reference Rate for such tenor was published by the Term SOFR Administrator so long as such first preceding U.S. Government Securities Business Day is not more than three (3) U.S. Government Securities Business Days prior to such Periodic Term SOFR Determination Day, and

(b)
for any calculation with respect to an Alternate Base Rate Loan on any day, the Term SOFR Reference Rate for a tenor of one month on the day (such day, the “Alternate Base Rate Term SOFR Determination Day”) that is two (2) U.S. Government Securities Business Days prior to such day, as such rate is published by the Term SOFR Administrator; provided, however, that if as of 5:00 p.m. (New York City time) on any Alternate Base Rate Term SOFR Determination Day the Term SOFR Reference Rate for the applicable tenor has not been published by the Term SOFR Administrator and a Benchmark Replacement Date with respect to the Term SOFR Reference Rate has not occurred, then Term SOFR will be the Term SOFR Reference Rate for such tenor as published by the Term SOFR Administrator on the first preceding U.S. Government Securities Business Day for which such Term SOFR Reference Rate for such tenor was published by the Term SOFR Administrator so long as such first preceding U.S. Government Securities Business Day is not more than three (3) U.S. Government Securities Business Days prior to such Alternate Base Rate SOFR Determination Day;

provided that if Term SOFR as so determined is ever less than the Floor, then Term SOFR will be deemed to be the Floor.
“Term SOFR Administrator” means CME Group Benchmark Administration Limited (CBA) (or a successor administrator of the Term SOFR Reference Rate selected by the Administrative Agent (as defined in the Debt Commitment Letter) in its reasonable discretion).

“Term SOFR Reference Rate” means the forward-looking term rate based on SOFR.
“U.S. Government Securities Business Day” means any day except for (a) a Saturday, (b) a Sunday or (c) a day on which the Securities Industry and Financial Markets Association recommends that the fixed income departments of its members be closed for the entire day for purposes of trading in United States government securities.
Delisting and Deregistration of Company Common Stock
If the Merger is completed, the Company Common Stock and Company Warrants will no longer be traded on Nasdaq and will be deregistered under the Exchange Act. Whole Earth will no longer be required to file periodic reports, current reports and proxy and information statements with the SEC on account of the Company Common Stock or Company Warrants.
Fees and Expenses
Except as described under “The Merger Agreement—Termination Fees,” if the Merger is not completed, all fees and expenses incurred in connection with the Merger will be paid by the party incurring those fees and expenses, and in the case of the Special Committee, all fees and expenses will be paid by Whole Earth. If the Merger is completed, all costs and expenses incurred by Parent or Merger Sub in connection with the transaction, to the extent not paid at or prior to Closing, will be paid by the Surviving Corporation. Total fees and expenses incurred or to be incurred by Whole Earth (including the Special Committee) are estimated at this time to be as follows:
Description	Amount ($)
Financial advisory fees and expenses	$10,600,000
Legal and other professional fees and expenses	$3,500,000
SEC filing fees	$27,357
Printing, proxy solicitation, EDGAR filing and mailing expenses	$136,936
Total	$14,264,293
It is also expected that Merger Sub and/or Parent will incur approximately $40.0 million of financing costs, legal fees, exchange agent fees, insurance fees and other advisory fees.
The amounts listed above incurred by Whole Earth (including the Special Committee) include those financial advisory fees payable and expected to be payable to Jefferies (as disclosed in the section of this proxy statement captioned “Special Factors—Opinion of Jefferies LLC”).

FORWARD-LOOKING STATEMENTS
This proxy statement, the documents to which the Company refers you in this proxy statement and information included in oral statements or other written statements made or to be made by Whole Earth or on Whole Earth’s behalf contain “forward-looking statements” that do not directly or exclusively relate to historical facts, including, without limitation, statements relating to the completion of the Merger. You can typically identify forward-looking statements by the use of forward-looking words, such as “may,” “will,” “should,” “could,” “project,” “believe,” “anticipate,” “expect,” “estimate,” “continue,” “potential,” “plan,” “forecast,” “intend,” “target,” “possible,” “contemplate,” “predict,” “continue” and other words of similar import, or the negative versions of such words. Whole Earth’s stockholders are cautioned that any forward-looking statements are not guarantees of future performance and may involve significant risks and uncertainties, and that actual results may vary materially from those in the forward-looking statements. These risks and uncertainties include, but are not limited to, the risks detailed in Whole Earth’s filings with the SEC, including in its most recent filings on Forms 10-K and 10-Q, factors and matters described or incorporated by reference in this proxy statement, and the following factors:
•	uncertainties related to the consummation of the Merger;
•
our ability to complete the Merger, if at all, on the anticipated terms and timing, including obtaining the Requisite Stockholder Approval and regulatory approvals, and the satisfaction of other conditions to the completion of the Merger;

•	our obligation to pay a termination fee under certain circumstances if the Merger is terminated;
•	uncertainties about the pendency of the Merger and the effect of the Merger on employees, customers and other third parties who deal with the Company;
•	the impact of certain interim covenants that we are subject to under the Merger Agreement;
•
provisions in the Merger Agreement that limit our ability to pursue alternatives to the Merger, which might discourage a third party that has an interest in acquiring all or a significant part of the Company from considering or proposing that acquisition;

•	the fact that we and our directors and officers may be subject to lawsuits relating to the Merger;
•	the substantial transaction-related costs we will continue to incur in connection with the Merger;
•	our efforts to complete the Merger could disrupt our relationships with third parties and employees, divert management’s attention, or result in negative publicity or legal proceedings;
•	the inability of stockholders to participate in any further upside of Whole Earth’s business if the Merger is consummated;
•	our ability to retain and hire key personnel;
•	competitive responses to the Merger;
•	continued availability of capital and financing and rating agency actions;
•	legislative, regulatory and economic developments affecting our business;
•	general economic and market developments and conditions;
•
unpredictability and severity of catastrophic events, including but not limited to acts of terrorism, pandemics, outbreaks of war or hostilities, as well as our response to any of the aforementioned factors;

•	the fact that receipt of the all-cash Per Share Price will be taxable to Whole Earth’s stockholders that are treated as U.S. Holders for U.S. federal income tax purposes; and
•	the risk that Whole Earth’s stock price may fluctuate during the pendency of the Merger and may decline significantly if the Merger is not completed.
Consequently, all of the forward-looking statements that Whole Earth makes in this proxy statement are qualified by the information contained or incorporated by reference in this proxy statement, including: (1) the information contained under this caption, and (2) information in Whole Earth’s most recent filings on Form 10-K and

Form 10-Q, including the information contained under the caption “Risk Factors,” and information in its consolidated financial statements and notes thereto. While the list of factors presented here is considered representative, no such list should be considered a complete statement of all potential risks and uncertainties. Unlisted factors may present significant additional obstacles to the realization of forward-looking statements. Consequences of material differences in results as compared with those anticipated in the forward-looking statements could include, among other things, business disruption, operational problems, financial loss, legal liability to third parties and similar risks, any of which could have a material impact on our financial condition, results of operations, credit rating or liquidity.
The forward-looking statements in this proxy statement are based upon information available to us as of the date of this proxy statement, and while we believe such information forms a reasonable basis for such statements, such information may be limited or incomplete, and our statements should not be read to indicate that we have conducted an exhaustive inquiry into, or review of, all potentially available relevant information. These statements are inherently uncertain and investors are cautioned not to unduly rely upon these statements.
You should read this proxy statement and the documents that we reference and have filed as exhibits to this proxy statement with the understanding that our actual future results, performance and achievements may be materially different from what we expect. We qualify all of our forward-looking statements by these cautionary statements. These forward-looking statements speak only as of the date of this proxy statement. Except as required by applicable law, we do not plan to publicly update or revise any forward-looking statements contained in this proxy statement, whether as a result of any new information, future events or otherwise. Whole Earth’s stockholders are advised to consult any future disclosures that Whole Earth makes on related subjects as may be detailed in its other filings made from time to time with the SEC.

THE PARTIES TO THE MERGER
Whole Earth Brands
In June 2020, Act II Global Acquisition Corp. domesticated into a Delaware corporation and changed its name to Whole Earth Brands, Inc. in connection with its acquisition of certain entities as specified in the Purchase Agreement entered into by and among Act II Global Acquisition Corp. and the other parties thereto, dated as of December 19, 2019, as amended. Whole Earth Brands is a global industry-leading platform, focused on the “better for you” consumer packaged goods and ingredients space. The Company has a global platform of branded products and ingredients, focused on the consumer transition towards natural alternatives and clean label products. The Company Common Stock and Company Warrants began trading on Nasdaq under the symbols “FREE” and “FREEW,” respectively. The Company’s corporate offices are located at 125 S. Wacker Drive, Suite 1250, Chicago, Illinois 60606.
Parent Entities
Parent
Parent is managed by Mariposa Capital, LLC, a Delaware limited liability company owned by the Franklin Trust and managed by Sir Martin E. Franklin (“Mariposa”). The current business address of Parent is 500 South Pointe Drive, Suite 240, Miami Beach, FL 33139, and its telephone number is (786) 482-6333. Parent is a Delaware limited liability company, and its principal business is to serve as a holding company that owns and operates Royal Oak and to hold the capital stock of Merger Sub. Following the consummation of the Merger, Parent will own all of the outstanding capital stock of Whole Earth. The sole member of Parent is Sababa Holdings, LLC, a Delaware limited liability company. The sole member of Sababa Holdings, LLC is NewCo and the manager of Sababa Holdings, LLC is Mariposa.
Merger Sub
Merger Sub is managed by Mariposa. The current business address of Merger Sub is 500 South Pointe Drive, Suite 240, Miami Beach, FL 33139, and its telephone number is (786) 482-6333. Merger Sub is a Delaware limited liability company, and its principal business is to engage in the transactions contemplated by the Merger Agreement. The sole stockholder of Merger Sub is Parent.

THE SPECIAL MEETING
Date, Time and Place
Whole Earth will hold the Special Meeting on July 31, 2024, at 9:00 a.m., Eastern time. You may attend the Special Meeting via a live interactive webcast on the Internet at www.virtualshareholdermeeting.com/FREE2024SM. You will need the control number found on your proxy card or voting instruction form in order to participate in the Special Meeting (including voting your shares). Whole Earth believes that a virtual meeting provides expanded access, improved communication and cost savings for its stockholders.
If you encounter technical difficulties accessing the Special Meeting or during the Special Meeting, a support line will be available on the login page of the Special Meeting website.
Purpose of the Special Meeting
At the Special Meeting, Whole Earth will ask stockholders to vote on the Merger Proposal and the Adjournment Proposal.
Whole Earth’s stockholders must approve the Merger Proposal in order for the Merger to be consummated. Approval of the Adjournment Proposal is not a condition to consummation of the Merger. A copy of the Merger Agreement is attached as Annex A to this proxy statement and is incorporated by reference in this proxy statement in its entirety. Whole Earth encourages you to read the Merger Agreement carefully in its entirety.
Attending the Special Meeting
The Special Meeting will begin at 9:00 a.m., Eastern time. Online check-in will begin at 8:45 a.m., Eastern time. Whole Earth encourages you to access the meeting prior to the start time.
As the Special Meeting is virtual, there will be no physical meeting location. To attend the Special Meeting, log in at www.virtualshareholdermeeting.com/FREE2024SM. You will need the control number found on your proxy card or voting instruction form in order to participate in the Special Meeting (including voting your shares). If you encounter technical difficulties accessing the Special Meeting or during the Special Meeting, a support line will be available on the login page of the Special Meeting website.
Once online access to the Special Meeting is open, shareholders may submit questions pertinent to meeting matters, if any, through the Special Meeting website. You will need the control number found on your proxy card or voting instruction form in order to submit questions. Questions pertinent to meeting matters will be answered during the meeting, subject to time constraints.
Record Date; Shares Entitled to Vote; Quorum
Only Whole Earth’s stockholders as of the close of business on the Record Date are entitled to notice of, and to vote at, the Special Meeting. We are commencing our solicitation of proxies on June 24, 2024, which is before the Record Date. We will continue to solicit proxies until the Special Meeting on July 31, 2024. Each stockholder of record on July 5, 2024 will receive a proxy statement (whether or not such stockholder received a proxy statement prior to that date) and will have the opportunity to vote on the matters described in the proxy statement. Proxies delivered prior to the Record Date will be valid and effective so long as the stockholder providing the proxy is a stockholder on the Record Date. If you deliver a proxy prior to the Record Date and remain a holder on the Record Date, you do not need to deliver another proxy after the Record Date. If you deliver a proxy prior to the Record Date and do not revoke that proxy, your proxy will be deemed to cover the number of shares of Company Common Stock you own on the Record Date even if that number is different from the number of shares of Company Common Stock you owned when you executed and delivered your proxy. Proxies received from persons who are not holders of record on the Record Date will not be effective. A list of stockholders of record entitled to vote at the Special Meeting will be available at the Company’s principal place of business during ordinary business hours, or on the electronic network accessible in the same manner as you will access the Special Meeting described above, in either case, for a period of ten (10) days ending on the day before the date of the Special Meeting.
As of June 21, 2024, there were 43,582,541 shares of Company Common Stock outstanding and entitled to vote at the Special Meeting. For each share of Company Common Stock that you own as of the close of business on the Record Date, you will have one vote on each matter submitted for a vote at the Special Meeting.

The holders of a majority of the Company Common Stock issued and outstanding and entitled to vote at the Special Meeting, present by means of remote communication or represented by proxy, will constitute a quorum at the Special Meeting.
Votes Required
Approval of the Merger Proposal requires the affirmative vote of (1) the holders of a majority in voting power of the outstanding Company Common Stock, voting as a single class, and (2) the holders of sixty-six and two-thirds percent of the outstanding Company Common Stock held by the Unaffiliated Stockholders.
Approval of the Adjournment Proposal requires the affirmative vote of the holders of a majority in voting power of Company Common Stock present by means of remote communication or represented by proxy at the Special Meeting and entitled to vote thereon.
Abstentions
Abstentions will be counted as present for purposes of determining whether a quorum exists. If a stockholder abstains from voting on the Merger Proposal or the Adjournment Proposal, that abstention will have the same effect as if the stockholder voted “AGAINST” the Merger Proposal or the Adjournment Proposal, respectively.
Broker Non-Votes
Each “broker non-vote” will also count as a vote “AGAINST” the Merger Proposal but will have no effect on the Adjournment Proposal. Broker non-votes are shares of Company Common Stock held by brokers on behalf of the beneficial owners of such shares of Company Common Stock that are present by means of remote communication or by proxy at the Special Meeting, but with respect to which the broker is not instructed by the applicable beneficial owner of such shares of Company Common Stock how to vote on a particular proposal, and the broker does not have discretionary voting power on such proposal. Because brokers do not have discretionary voting authority with respect to any of the proposals described in this proxy statement, if a beneficial owner of shares of Company Common Stock held in “street name” does not give voting instructions to the broker, then those shares of Company Common Stock will not be present by means of remote communication or by proxy at the Special Meeting, and, therefore, will not count towards the quorum of the Special Meeting. For shares of Company Common Stock held in “street name,” only shares of Company Common Stock affirmatively voted “FOR” the Merger Proposal will be counted as a vote in favor of such proposal. Approval of the Adjournment Proposal requires the affirmative vote of the holders of a majority in voting power of Company Common Stock present by means of remote communication or represented by proxy at the Special Meeting and entitled to vote thereon, therefore, broker non-votes will have no effect on the approval of the Adjournment Proposal.
Shares Held by Whole Earth’s Directors and Executive Officers
As of June 21, 2024, Whole Earth’s directors and executive officers beneficially owned, in the aggregate, 2,107,064 shares of Company Common Stock, collectively representing approximately 4.73% of the voting power of the shares of Company Common Stock outstanding as of June 21, 2024. Whole Earth’s directors and executive officers have informed Whole Earth that they intend to vote all of their shares of Company Common Stock: (1) “FOR” the Merger Proposal, and (2) “FOR” the Adjournment Proposal.
Voting of Proxies
If you are a stockholder of record (that is, your shares are registered in your name with Whole Earth’s transfer agent, Continental Stock Transfer & Trust Company), you may vote your shares by returning a signed and dated proxy card (a proxy card and a prepaid reply envelope is provided for your convenience), or you may vote at the Special Meeting using the control number located on the enclosed proxy card. Additionally, you may grant a proxy electronically over the internet or by telephone by following the instructions on your proxy card. You must have the enclosed proxy card available, and follow the instructions on the proxy card, in order to grant a proxy electronically over the internet or by telephone. Based on your proxy cards or internet and telephone proxy, the proxy holders will vote your shares according to your direction.
If you attend the Special Meeting by remote communications and wish to vote at the Special Meeting, you will need the control number located on the enclosed proxy card. Beneficial owners of shares held in “street name”

must also have a “legal proxy” from their bank or broker in order to vote at the Special Meeting. You are encouraged to vote by proxy even if you plan to attend the Special Meeting. If you attend the Special Meeting and vote at the Special Meeting, your vote will revoke any previously submitted proxy.
All shares represented by properly signed and dated proxies (or proxies granted electronically over the internet or by telephone) will, if received before the Special Meeting, be voted at the Special Meeting in accordance with the instructions of the stockholder. Properly signed and dated proxies (or proxies granted electronically over the internet or by telephone) that do not contain voting instructions will be voted: (1) “FOR” the Merger Proposal, and (2) “FOR” the Adjournment Proposal.
If your shares are held in “street name” through a bank, broker or other nominee, you may vote through your bank, broker or other nominee by completing and returning the voting instruction form provided by your bank, broker or other nominee. You may also attend the Special Meeting and vote at the Special Meeting if you have a “legal proxy” from your bank, broker or other nominee giving you the right to vote your shares at the Special Meeting. If available from your bank, broker or other nominee, you may vote over the internet or telephone through your bank, broker or other nominee by following the instructions on the voting instruction form provided by your bank, broker or other nominee. If you do not (1) return your bank’s, broker’s or other nominee’s voting instruction form, (2) vote over the internet or by telephone through your bank, broker or other nominee, or (3) attend the Special Meeting and vote at the Special Meeting with a “legal proxy” from your bank, broker or other nominee, it will have the same effect as if you voted “AGAINST” the Merger Proposal. It will not, however, have any effect on stockholder vote on the Adjournment Proposal.
Revocability of Proxies
If you are a stockholder of record, you may change your vote or revoke your proxy at any time before it is voted at the Special Meeting by:
•	signing another proxy card with a later date and returning it to Whole Earth prior to the Special Meeting;
•	submitting a new proxy electronically over the internet or by telephone after the date of the earlier submitted proxy;
•	delivering a written notice of revocation to Whole Earth’s Secretary; or
•	attending the Special Meeting and voting at the Special Meeting using the control number on the enclosed proxy card.
If you have submitted a proxy, your attendance at the Special Meeting, in the absence of voting at the Special Meeting or submitting an additional proxy or revocation, will not have the effect of revoking your prior proxy.
If you hold your shares of Company Common Stock in “street name” through a bank, broker or other nominee, you should contact your bank, broker or other nominee for instructions regarding how to change your vote. You may also vote at the Special Meeting if you obtain a “legal proxy” from your bank, broker or other nominee giving you the right to vote your shares at the Special Meeting.
Any adjournment or postponement of the Special Meeting, including for the purpose of soliciting additional proxies, will allow Whole Earth’s stockholders who have already sent in their proxies to revoke them at any time prior to their use at the Special Meeting as adjourned or postponed.
Adjournment
In addition to the Merger Proposal, Whole Earth’s stockholders are also being asked to approve the Adjournment Proposal. If a quorum is not present, the chairperson of the Special Meeting or the stockholders entitled to vote at the Special Meeting, present in person or represented by proxy, may adjourn the Special Meeting, from time to time, without notice other than announcement at the meeting, until a quorum is present or represented. The chairperson may also adjourn the meeting to another place, date or time, even if a quorum is present. In addition, the Special Meeting could be postponed before it commences, subject to the terms of the Merger Agreement. If the Special Meeting is adjourned or postponed, Whole Earth’s stockholders who have already submitted their proxies will be able to revoke them at any time before they are voted at the Special Meeting.

Solicitation of Proxies
The Company, on behalf of the Whole Earth Board, is soliciting proxies from Whole Earth’s stockholders for the Special Meeting. Under applicable SEC rules and regulations, the members of the Whole Earth Board are “participants” with respect to the solicitation of proxies in connection with the Special Meeting.
The expense of soliciting proxies will be borne by Whole Earth. Whole Earth has retained Morrow Sodali LLC a professional proxy solicitation firm, to assist in the solicitation of proxies, and provide related advice and informational support during the solicitation process, for a fee of approximately $37,500.00. Whole Earth will indemnify this firm against losses arising out of its provisions of these services on its behalf. In addition, Whole Earth may reimburse banks, brokers and other nominees representing beneficial owners of shares of Company Common Stock for their expenses in forwarding soliciting materials to such beneficial owners. Proxies may also be solicited by Whole Earth’s directors, officers and employees, personally or by telephone, email, fax or over the internet. No additional compensation will be paid for such services.
Anticipated Date of Completion of the Merger
Whole Earth currently expects to complete the Merger in the second quarter of 2024. However, the exact timing of completion of the Merger, if at all, cannot be predicted because the Merger is subject to the closing conditions specified in the Merger Agreement, many of which are outside of the Company’s control.
Appraisal Rights
If the Merger is consummated, holders of record or beneficial owners of Company Common Stock who (1) do not vote in favor of the Merger Proposal (whether by voting against the Merger Proposal, abstaining or otherwise not voting with respect to the Merger Proposal), (2) continuously hold (in the case of holders of record) or continuously own (in the case of beneficial owners) their applicable shares of Company Common Stock through the effective date of the Merger, (3) properly demand appraisal of their applicable shares, (4) meet certain statutory requirements described in this proxy statement, and (5) do not withdraw their demands or otherwise lose their rights to appraisal will be entitled to seek appraisal of their shares in connection with the Merger under Section 262 of the DGCL if certain conditions set forth in Section 262 of the DGCL are satisfied. The requirements under Section 262 of the DGCL for perfecting and exercising appraisal rights are described in further detail in the section of this proxy statement captioned “Appraisal Rights,” which description is qualified in its entirety by Section 262 of the DGCL, the relevant section of the DGCL regarding appraisal rights, a copy of which is attached hereto and incorporated herein by reference as Annex C.
Holders of record and beneficial owners of Company Common Stock who are entitled to have their shares appraised by the Delaware Court of Chancery may receive payment in cash of the “fair value” of their shares of Company Common Stock, exclusive of any element of value arising from the accomplishment or expectation of the Merger, together with (unless the Delaware Court of Chancery in its discretion determines otherwise for good cause shown) interest on the amount determined by the Delaware Court of Chancery to be fair value from the effective date of the Merger through the date of payment of the judgment at a rate of five percent over the Federal Reserve discount rate (including any surcharge) as established from time to time during the period between the effective date of the Merger and the date of payment of the judgment, compounded quarterly. If at any time before the entry of judgment in the proceeding, the Surviving Corporation makes a voluntary cash payment to persons entitled to appraisal, interest will accrue thereafter only upon the sum of (1) the difference, if any, between the amount so paid and the fair value of the shares as determined by the Delaware Court of Chancery, and (2) interest theretofore accrued, unless paid at that time. The Surviving Corporation is under no obligation to make such voluntary cash payment prior to such entry of judgment. Due to the complexity of the appraisal process, any persons who wish to seek appraisal of their shares are encouraged to seek the advice of legal counsel with respect to the exercise of appraisal rights. Persons considering seeking appraisal should be aware that the fair value of their shares as determined pursuant to Section 262 of the DGCL could be more than, the same as or less than the value of the consideration that they would receive pursuant to the Merger Agreement if they did not seek appraisal of their shares of Company Common Stock. For more information, see the section of this proxy statement captioned “Appraisal Rights—Determination of Fair Value.”
To exercise appraisal rights, a holder of record or a beneficial owner of Company Common Stock must (1) submit a written demand for appraisal of such holder’s shares or such beneficial owner’s shares of Company Common Stock to the Company before the vote is taken on the Merger Proposal, (2) not vote, in person or by proxy, in favor of the Merger Proposal (whether by voting against the Merger Proposal, abstaining or otherwise not voting with respect to the Merger Proposal), (3) continuously hold (in the case of holders of record) or continuously own (in the case of beneficial owners) the subject shares of Company Common Stock through the effective date of the Merger, and (4) strictly comply with all other procedures for exercising appraisal rights under the DGCL. If you are a beneficial owner of shares of Company Common Stock and you wish to exercise appraisal rights in such capacity, in addition to the foregoing requirements, your demand for appraisal must also (1) reasonably identify the holder of record of the shares of Company Common Stock for which the demand is made, (2) be accompanied by documentary evidence of your beneficial ownership of shares of Company Common Stock and a statement that such documentary evidence is a true and correct copy of what it purports to be, and (3) provide an address at which you consent to receive notices given by the Surviving Corporation under Section 262 of the DGCL and to be set forth on the verified list required by Section 262(f) of DGCL. The failure to follow exactly the procedures specified under the DGCL may result in the loss of appraisal rights.
The requirements under Section 262 of the DGCL for perfecting and exercising appraisal rights are described in further detail in the section of this proxy statement captioned “Appraisal Rights,” which description is qualified in its entirety by Section 262 of the DGCL, the relevant section of the DGCL regarding appraisal rights, a copy of which is attached hereto and incorporated herein by reference as Annex C.
Other Matters
No other matters may be voted on at the Special Meeting.
Important Notice Regarding the Availability of Proxy Materials for the Stockholder Meeting to be Held on July 31, 2024
This proxy statement is available on the “Investor Relations” section of Whole Earth’s website located at https://investor.wholeearthbrands.com.
Householding of Special Meeting Materials
Whole Earth has adopted a procedure approved by the SEC called “householding.” Under this procedure, stockholders who have the same address will receive only one copy of this proxy statement unless one or more of these stockholders notifies Whole Earth that they wish to continue receiving individual copies. This procedure reduces printing costs, postage fees and the use of natural resources. Each stockholder who participates in householding will continue to be able to access or receive a separate proxy card upon request. If you wish to receive a separate set of Whole Earth’s disclosure documents at this time, please contact Broadridge Financial Solutions, Inc. at 1 (866) 540-7095 or in writing at Broadridge Financial Solutions, Inc., Householding Department, 51 Mercedes Way, Edgewood, New York 11717.
If you are currently a stockholder sharing an address with another stockholder and wish to receive only one copy of future proxy materials for your household, please contact Broadridge Financial Solutions, Inc. at the above phone number or address.
Questions and Additional Information
If you have any questions concerning the Merger, the Special Meeting or this proxy statement, would like additional copies of this proxy statement or need help submitting your proxy or voting your shares of Company Common Stock, please contact Whole Earth’s proxy solicitor at:
Morrow Sodali LLC
430 Park Avenue
New York, NY 10022
Stockholders call: (800) 662-5200 (toll-free from the U.S. and Canada)
Banks and brokers call collect: (203) 658-9400
Email: FREE@info.morrowsodali.com

THE MERGER AGREEMENT
The discussion of the terms of the Merger Agreement in this section and elsewhere in this proxy statement is qualified in its entirety by reference to the complete text of the Merger Agreement, a copy of which is attached as Annex A to this proxy statement and is incorporated into this proxy statement by reference. The following description of the Merger Agreement is a summary and may not contain all of the information about the Merger that is important to you. You are encouraged to read the Merger Agreement carefully and in its entirety as it is the legal document that governs the Merger.
Explanatory Note Regarding the Merger Agreement
The following description of the Merger Agreement is a summary and is qualified in its entirety by reference to the full text of the Merger Agreement, which is included as Annex A hereto. The Merger Agreement has been included to provide Whole Earth stockholders with information regarding its terms. It is not intended to provide any other factual information about Whole Earth, Parent, Merger Sub, or their respective subsidiaries or affiliates. The representations, warranties and covenants contained in the Merger Agreement were made only for purposes of the Merger Agreement as of the specific dates therein, were solely for the benefit of the parties to the Merger Agreement, may be subject to limitations agreed upon by the contracting parties, including being qualified by confidential disclosures made for the purposes of allocating contractual risk among the parties to the Merger Agreement instead of establishing these matters as facts, and may be subject to standards of materiality applicable to the contracting parties that differ from those applicable to Whole Earth’s stockholders. Whole Earth’s stockholders should not rely on the representations, warranties and covenants or any descriptions thereof as characterizations of the actual state of facts or condition of the parties thereto or any of their respective subsidiaries or affiliates. Moreover, information concerning the subject matter of representations and warranties may change after the date of the Merger Agreement, which subsequent information may or may not be reflected in the Company’s public disclosures. Accordingly, the representations, warranties, covenants and other agreements in the Merger Agreement should not be read alone, and you should read the information provided elsewhere in this document and in our filings with the SEC regarding Whole Earth and its business. Please see the section of this proxy statement captioned “Where You Can Find More Information.”
Effect of the Merger
The Merger Agreement provides that, upon the terms and subject to the conditions of the Merger Agreement, and the applicable provisions of the DGCL and DLLCA, at the Effective Time, Merger Sub will be merged with and into Whole Earth, whereupon the separate corporate existence of Merger Sub will thereupon cease, and Whole Earth will continue as the Surviving Corporation of the Merger. As a result of the Merger, the Surviving Corporation will become a wholly owned subsidiary of Parent, and the Company Common Stock and Company Warrants will no longer be publicly traded. In addition, the Company Common Stock and Company Warrants will be delisted from Nasdaq and deregistered under the Exchange Act, in each case, in accordance with applicable laws, rules and regulations, and Whole Earth will no longer file periodic reports with the SEC. If the Merger is consummated, you will not own any shares of capital stock of the Surviving Corporation. The Effective Time will occur upon the filing of the Certificate of Merger with, and the acceptance for record of such filing by, the Secretary of State of the State of Delaware (or at such later time as Whole Earth, Parent and Merger Sub may agree and specify in the Certificate of Merger).
Closing and Effective Time
The Closing will take place no later than the third business day following the satisfaction or waiver (to the extent permitted under the Merger Agreement) of the last to be satisfied or waived of the closing conditions of the Merger Agreement (described in the section of this proxy statement captioned “—Conditions to the Closing”) (other than those conditions to be satisfied at the Closing, but subject to the satisfaction or waiver (to the extent permitted in the Merger Agreement) of such conditions) or such other time agreed to in writing by Whole Earth and Parent. On the Closing Date, the parties will file the Certificate of Merger with the Secretary of State for the State of Delaware as provided under the DGCL and DLLCA. The Merger will become effective upon the filing and acceptance for record of the Certificate of Merger with the Secretary of State for the State of Delaware, or such later time as may be agreed by the parties and specified in the Certificate of Merger.

Directors and Officers; Certificate of Incorporation; Bylaws
At the Effective Time, (i) the board of directors of the Surviving Corporation will consist of the directors of Merger Sub as of immediately prior to the Effective Time, each to hold office in accordance with the certificate of incorporation and bylaws of the Surviving Corporation until their respective successors are duly elected or appointed and qualified, and (ii) the officers of Whole Earth as of immediately prior to the Effective Time will be the officers of the Surviving Corporation, until their successors are duly appointed. At the Effective Time, (i) the certificate of incorporation of Whole Earth as the Surviving Corporation will be amended and restated in its entirety to read as set forth in Exhibit A to the Merger Agreement and, as so amended and restated, will be the certificate of incorporation of the Surviving Corporation until thereafter amended in accordance with such certificate of incorporation and applicable laws, and (ii) the bylaws of the Company, as in effect immediately prior to the Effective Time, will be the bylaws of the Surviving Corporation, until thereafter amended in accordance with the applicable provisions of the certificate of incorporation of the Surviving Corporation, such bylaws and applicable laws.
Merger Consideration
Company Common Stock
At the Effective Time, each share of Company Common Stock outstanding as of immediately prior to the Effective Time (other than shares owned by the Company or any of the Company’s wholly owned subsidiaries, the Owned Shares or the Dissenting Shares, as applicable) will be cancelled and extinguished and automatically converted into the right to receive $4.875 in cash, without interest thereon. At the Effective Time, each share of Company Common Stock owned by the Company or any of the Company’s wholly owned subsidiaries and any Owned Share will be cancelled and extinguished without any conversion thereof or consideration paid therefor.
After the Merger is completed, Whole Earth stockholders will have the right to receive the Per Share Price, but Whole Earth stockholders will no longer have any rights as a stockholder of Whole Earth (except that Whole Earth stockholders who properly exercise their appraisal rights may have the right to receive payment for the “fair value” of their shares determined pursuant to an appraisal proceeding, as contemplated by Delaware law). For more information, please see the section of this proxy statement captioned “Appraisal Rights.”
Equity Awards
Treatment of Whole Earth Equity Awards
The Merger Agreement provides for the following treatment of Whole Earth Equity Awards at the Effective Time:
•
Each share of Company Common Stock subject to a restricted stock award will become immediately fully vested (and subject to any applicable tax withholding on such acceleration) and treated as a share of Company Common Stock issued and outstanding immediately prior to the Effective Time.

•
Each restricted stock unit award with respect to shares of Company Common Stock will become fully vested and, after giving effect to such vesting, automatically be cancelled and converted into the right to receive an amount in cash (less any applicable tax withholding) equal to (A) the total number of shares of Company Common Stock underlying such award, multiplied by (B) the Per Share Price.

•
Each performance-based restricted stock unit award with respect to shares of Company Common Stock will become fully vested as to the number of shares of Company Common Stock subject to such award that would vest based on target level achievement of all performance targets (without application of any modifier) and, after giving effect to such vesting, automatically be cancelled and converted into the right to receive an amount in cash (less any applicable tax withholding) equal to (Y) the target number of shares of Company Common Stock underlying such award, multiplied by (Z) the Per Share Price.

Treatment of Company Warrants. The Merger Agreement provides for the following treatment of Company Warrants in connection with the Merger:
•	Pursuant to the Merger Agreement, each Company Warrant outstanding immediately prior to the Effective Time will be treated in the manner set forth in the Warrant Agreement.
•	Pursuant to the Warrant Agreement, at the Effective Time, each Company Warrant will automatically cease to represent a warrant to purchase shares of Company Common Stock and instead represent a right by the holder upon any subsequent exercise of such warrant to receive the amount of cash receivable at the Effective Time that the holder of the Warrants would have received if such holder had exercised his, her or its warrant(s) immediately prior to the Effective Time, provided that if the holder of such warrant properly exercises such warrant within thirty (30) days following the public disclosure of the consummation of the Merger in a Current Report on Form 8-K, the exercise price of such warrant will be reduced by an amount equal to the difference (but in no event less than zero) of (i) the exercise price of such warrant in effect prior to such reduction minus (ii) (A) the Per Share Price minus (B) the Black-Scholes value of such warrant (determined in accordance with the Warrant Agreement).
•
At or as promptly as practicable after the Effective Time, the Surviving Corporation will enter into an amendment to the Warrant Agreement with the Warrant Agent providing for the delivery of the Alternative Issuance (as defined in the Warrant Agreement) that occurs as a result of the consummation of the Merger.

Exchange and Payment Procedures
Prior to the Effective Time, Parent will appoint Continental Stock Transfer & Trust Company to act as the paying agent for the Merger (the “Payment Agent”) and to make payments of the Per Share Price to Whole Earth stockholders. On the Closing Date, Parent will deposit (or cause to be deposited) with the Payment Agent an amount of cash sufficient to pay the aggregate Per Share Price to which Whole Earth stockholders will become entitled pursuant to the Merger Agreement.
Promptly following the Closing Date (and in any event within two (2) business days), the Payment Agent will send to each holder of record of shares of Company Common Stock as of immediately prior to the Effective Time (A) a letter of transmittal in customary form (which will specify that delivery will be effected, and risk of loss and title to the certificates representing such shares (the “Certificates”) will pass, only upon delivery of the Certificates to the Payment Agent with a validly executed letter of transmittal (and such other documents as the Payment Agent may reasonably request) and (B) instructions for use in effecting the surrender of the shares of Company Common Stock represented by the Certificates and book-entry shares, as applicable, in exchange for the Per Share Price.
If any cash deposited with the Payment Agent is not claimed within twelve (12) months following the Closing Date, such cash will be returned to the Surviving Corporation, and any holders of Company Common Stock who have not complied with the exchange procedures in the Merger Agreement will thereafter look only to Parent or the Surviving Corporation for payment of the Per Share Price (subject to applicable law).
Representations and Warranties
The Merger Agreement contains representations and warranties of Whole Earth and Parent and Merger Sub.
Some of the representations and warranties in the Merger Agreement made by Whole Earth are qualified as to materiality or Company Material Adverse Effect. For purposes of the Merger Agreement, “Company Material Adverse Effect” means, with respect to Whole Earth, an event, occurrence, fact, condition, change, development, circumstance or effect or cause thereof (each, an “Effect”) that, individually or in the aggregate with any other Effect, has had or would reasonably be expected to have a material adverse effect on (a) the business, results of operations, assets, financial condition or prospects of the Company and its subsidiaries, taken as a whole, or (b) the ability of the Company to consummate the Merger by the Outside Date, with the exception of any adverse Effect on the business, results of operations, assets, financial condition or prospects of the Company and its subsidiaries, taken as a whole, arising after the date of the Merger Agreement from or related to the following:
•	general business or economic conditions in or affecting the United States, or changes therein, or the global economy generally,
•	acts of war, whether declared or undeclared, sabotage or terrorism (including cyberterrorism) or national or international emergency in the United States or any other countries or region in the world,
•	changes in conditions of the economic, financial, banking, credit, capital or securities markets generally,
•	changes in any applicable laws or accounting requirements or principles required by GAAP or any official interpretation thereof,

•	any Effect that is generally applicable to the industries or markets in which the Company or its subsidiaries operates,
•	the execution or public announcement of the Merger Agreement or the pendency or consummation of the Merger,
•	any failure by the Company to meet, or changes to, any internal or published budgets, projections, forecasts, estimates, guidance, milestones, operating statistics or predictions for any period, or
•	any outbreaks of diseases or public health events, acts of God or other natural disasters or comparable events, or any escalation of the foregoing;
provided, however, that any Effect resulting from a matter described in bullets 1-5 or 8 above may be taken into account in determining whether a Company Material Adverse Effect has occurred or is reasonably likely to occur to the extent such Effect has a disproportionate adverse effect on the Company and its subsidiaries, taken as a whole, relative to other participants operating in the industries or markets in which the Company and its subsidiaries operate.
In the Merger Agreement, Whole Earth made customary representations and warranties to Parent and Merger Sub (as used herein, the “Buyer Parties”) that are subject, in some cases, to specified exceptions and qualifications contained in the Merger Agreement. These representations and warranties relate to, among other things:
•	Whole Earth’s due organization, valid existence, good standing and authority and qualification to conduct business;
•	Whole Earth’s corporate power and authority to enter into and perform the Merger Agreement and the enforceability of the Merger Agreement;
•	the necessary approval of the Disinterested Directors and the Special Committee;
•	the rendering of a fairness opinion by Jefferies to the Special Committee;
•	the inapplicability of anti-takeover statutes to the Merger Agreement, the Merger and the transactions contemplated thereby;
•	the necessary vote of Whole Earth stockholders and Unaffiliated Stockholders in connection with the Merger Agreement;
•
the absence of any conflict or violation of any organizational documents of Whole Earth, certain existing contracts of Whole Earth and its subsidiaries, applicable laws to Whole Earth or its subsidiaries or the resulting creation of any lien upon the properties or assets of Whole Earth or its subsidiaries due to the execution and delivery of the Merger Agreement and performance thereof;

•	required consents, approvals and regulatory filings in connection with the Merger Agreement and performance thereof;
•	the capital structure of Whole Earth as well as the ownership and capital structure of its subsidiaries;
•
the absence of any contract relating to the voting of, requiring registration of, or granting any preemptive rights, anti-dilutive rights or rights of first refusal or other similar rights with respect to any of Whole Earth’s securities;

•
the absence of any undisclosed exchangeable security, option, warrant or other right convertible into shares of capital stock, or other equity or voting interest in Whole Earth or any of Whole Earth’s subsidiaries;

•	the accuracy and completeness of Whole Earth’s SEC filings and financial statements;
•	Whole Earth’s disclosure controls and procedures;
•	Whole Earth’s internal accounting controls and procedures;
•	Whole Earth’s and its subsidiaries’ indebtedness and cash on hand;
•	the absence of specified undisclosed liabilities;

•	the conduct of the business of Whole Earth and its subsidiaries in the ordinary course consistent with past practices and the absence of any Company Material Adverse Effect;
•
the existence and enforceability of specified categories of Whole Earth’s and its subsidiaries’ material contracts, and any notices with respect to termination or intent not to renew those material contracts therefrom;

•	real property and personal property owned, leased or subleased by Whole Earth and its subsidiaries;
•	environmental matters;
•	trademarks, patents, copyrights and other intellectual property matters;
•	data security and privacy matters;
•	tax matters;
•	employee benefit plans;
•	labor matters;
•	Whole Earth’s and its subsidiaries’ compliance with laws and possession of necessary permits;
•	litigation matters;
•	insurance matters;
•	absence of any contract, transactions, arrangements or understandings between Whole Earth or any of its subsidiaries and any affiliate or related person;
•	payment of fees to brokers in connection with the Merger Agreement;
•	international trade and anti-corruption regulations;
•	laws related to food manufacture, processing, preparation, safety, labeling, packaging, repackaging, holding, handling, distribution, storing, warehousing, sanitation, transportation and delivery; and
•	regulatory matters.
In the Merger Agreement, the Buyer Parties made customary representations and warranties to Whole Earth that are subject, in some cases, to specified exceptions and qualifications contained in the Merger Agreement. These representations and warranties relate to, among other things:
•	due organization, good standing, authority and qualification to conduct business, and availability of the organizational documents of the Buyer Parties;
•	the Buyer Parties’ authority to enter into and perform the Merger Agreement;
•
the absence of any conflict or violation of the Buyer Parties’ organizational documents, existing contracts, applicable laws or the resulting creation of any lien upon the Buyer Parties’ properties or assets due to the execution and delivery of the Merger Agreement and performance thereof;

•	required consents and regulatory filings in connection with the Merger Agreement and performance thereof;
•	the absence of litigation and orders;
•	ownership of capital stock of Whole Earth;
•	payment of fees to brokers in connection with the Merger Agreement;
•	operations of the Buyer Parties;
•	the absence of any required consent of holders of voting interests in the Buyer Parties;
•	delivery and enforceability of the Limited Guarantee;
•	matters with respect to Parent’s financing and sufficiency of funds;
•	interim operations of Merger Sub;

•	the solvency of the Surviving Corporation following the consummation of the Merger and the transactions contemplated by the Merger Agreement; and
•	the exclusivity and terms of the representations and warranties made by Whole Earth.
The representations and warranties contained in the Merger Agreement will not survive the consummation of the Merger.
Conduct of Business Pending the Merger
The Merger Agreement provides that, subject to certain exceptions, during the period of time between the date of the signing of the Merger Agreement and the Effective Time, Whole Earth will, and will cause each of its subsidiaries to, use its commercially reasonable efforts to:
•	conduct its operations in the ordinary course of business consistent with past practices in all material respects;
•	maintain and preserve intact its business organization;
•	retain the services of its present officers and key employees; and
•	preserve the good will of its customers, suppliers and other persons with whom the Company currently has contractual business relationships.
In addition, Whole Earth has also agreed that, subject to certain exceptions, during the period of time between the date of the signing of the Merger Agreement and the Effective Time, Whole Earth will not, and will cause each of its subsidiaries not to, among other things:
•	amend the Company’s or any of its subsidiaries’ organizational documents;
•	adjust, split, combine or reclassify its capital stock or any securities convertible or exchangeable into or exercisable for any shares of its capital stock;
•
issue (subject to certain exceptions), grant, sell, transfer, pledge or otherwise dispose of or encumber any shares of its capital stock or any securities convertible or exchangeable into or exercisable for any shares of its capital stock, including any options, warrants, stock appreciation rights, shares of restricted stock, restricted stock units, performance-based restricted stock units;

•
amend or modify any material terms of any options, warrants, restricted stock units, performance-based restricted stock units, restricted stock or other rights to acquire any shares of its capital stock or any securities convertible or exchangeable into or exercisable for any shares of its capital stock (including by reducing the exercise price and/or extending the expiration date of any such options, warrants or other rights);

•	enter into any agreement, arrangement or understanding with respect to the sale, issuance, voting, registration or repurchase of its capital stock or any other equity or voting securities;
•
make, declare, set aside or pay any dividend or other distribution, or directly or indirectly, redeem, purchase or otherwise acquire, any shares of its capital stock or any securities convertible or exchangeable into or exercisable for any shares of its capital stock, subject to certain exceptions;

•
subject to certain exceptions, materially increase the compensation or benefits payable to any of its directors, officers, employees or individual consultants; pay any material compensation or benefits not required by any existing plan or arrangement or grant any material severance or termination pay to any of its directors, officers, employees or individual consultants; establish, adopt, enter into, amend or terminate any material Company Benefit Plan (as defined in the Merger Agreement), or take any action to accelerate the vesting, exercisability or funding of any rights under, any material Company Benefit Plan; or terminate without cause the employment of or hire or promote any senior officer, employee or consultant;

•
merge or consolidate the Company or any of its subsidiaries, adopt a plan of liquidation, dissolution, restructuring, recapitalization or other reorganization of the Company or any of its subsidiaries;

•	sell, lease, license, transfer, pledge or otherwise dispose of or encumber all or any material portion of the Company’s assets;

•	acquire or purchase any material assets or properties;
•	incur any indebtedness, issue any debt securities, assume, guarantee or endorse any indebtedness, redeem, repurchase, cancel or otherwise acquire any indebtedness, subject to certain exceptions;
•	make any loans, advances or capital contributions;
•	terminate or cancel, or agree to any material amendment to or waiver under any material contract of the Company;
•	make or authorize any capital expenditures in excess of $1,000,000, individually or in the aggregate;
•	adopt or implement any change in its tax elections, accounting policies, practices, principles, methods or procedures;
•	waive, release, assign, settle or compromise any material rights, claims, litigation or proceedings;
•	implement or announce any mass layoffs, plant closings, or other such actions;
•	waive or release any noncompetition, non-solicitation, nondisclosure, noninterference, non-disparagement or similar obligations of any current or former officer, employee or consultant;
•
enter into any Contract that would limit or otherwise restrict in any material respect the Company or any of its subsidiaries from engaging or competing in any line of business or in any geographic area;

•	fail to maintain insurance;
•	take any action that could reasonably be expected to prevent, materially delay or materially impair the ability of the Company to consummate the Merger; or
•	authorize, propose or commit to do any of the foregoing.
Solicitation of Other Offers
For purposes of this proxy statement and the Merger Agreement:
“Acceptable Confidentiality Agreement” means any confidentiality agreement executed, delivered and effective after the date of the Merger Agreement containing terms (including confidentiality and use terms) that are not less favorable in any substantive respect to the Company than those contained in the Confidentiality Agreement between the Company and Sababa, except that such confidentiality agreement need not contain any “standstill” or similar provision or otherwise prohibit the making of any Takeover Proposal, and provided that such agreement does not (i) contain provisions which prohibit the Company from providing any information to Parent or that otherwise prohibits the Company from complying with its obligations under the Merger Agreement, or (ii) require the Company to negotiate exclusively with any party thereto.
“Takeover Proposal” means any transaction or series of related transactions (other than the Merger) involving:
•
any direct or indirect purchase or other acquisition by any person, other than an affiliate of Parent, of (A) shares of Company Common Stock representing 20% or more of the Company Common Stock outstanding after giving effect to the consummation of such purchase or other acquisition or (B) any other securities representing 20% or more of the outstanding voting or equity interests of the Company or any class of equity or voting securities of the Company, in each case, including pursuant to a tender offer or exchange offer;

•
any tender or exchange offer by any person, other than an affiliate of Parent, that would result in such person beneficially owning (A) 20% or more of the outstanding Company Common Stock or (B) any other securities representing 20% or more of the outstanding voting or equity interests of the Company or any class of equity or voting securities of the Company;

•
any direct or indirect purchase or other acquisition (including by means of a dividend, contribution, exclusive license, exchange, transfer or acquisition of capital stock or other equity interests of any subsidiaries of the Company) by any person, other than an affiliate of Parent, of 20% or more of the consolidated assets or the consolidated net revenue of the Company and its subsidiaries, taken as a whole;

•
any merger, consolidation, business combination, share exchange, recapitalization, reorganization, liquidation, dissolution or other transaction involving the Company or any of its subsidiaries pursuant to which any Person, other than an affiliate of Parent, would hold, directly or indirectly, shares of Company Common Stock representing 20% or more of the outstanding Company Common Stock or 20% or more of the outstanding equity interests of the surviving or resulting entity of such transaction; or

•	any combination of the foregoing (with all references to a “person” in this definition including any “group” as defined pursuant to Section 13(d) of the Exchange Act).
“Superior Proposal” means any bona fide, written and unsolicited Takeover Proposal that is received after the date of the Merger Agreement and (i) is on terms that the Whole Earth Board (or the Special Committee) has determined in good faith (after consultation with a financial advisor and outside legal counsel) are more favorable from a financial point of view to the Company’s stockholders (other than Parent and its affiliates) than those contemplated by the Merger Agreement and (ii) is reasonably likely to be consummated on the terms and timing proposed; provided, however¸ that, for purposes of the reference to a “Takeover Proposal” in this definition, the term “Takeover Proposal” shall have the meaning assigned to such term herein, except that the references to 20% in such definition shall be deemed to be references to 50%.
No-Shop
From the date of the Merger Agreement until the earlier to occur of the valid termination of the Merger Agreement and the Effective Time, Whole Earth and its subsidiaries will not, and will cause its subsidiaries, directors, executive officers or controlled affiliates not to, and will instruct its other or representatives not to, directly or indirectly:
•
solicit, initiate, propose, cause (including by providing information), induce the making, submission or announcement of, or take any action designed to, or which could reasonably be expected to, facilitate, encourage or assist, directly or indirectly, any inquiries, offers or proposals that constitute, or could reasonably be expected to lead to, any Takeover Proposal;

•	initiate, enter into, participate or engage in discussions or negotiations with any Person with respect to a Takeover Proposal;
•
furnish or otherwise disclose any non-public information relating to the Company or any of its subsidiaries, or afford access to the business, properties, assets, books, records or personnel of the Company or any of its subsidiaries, in each case, to any Person that has made or may be evaluating or considering making any inquiry, offer or proposal that constitutes, or could reasonably be expected to lead to, any Takeover Proposal, or otherwise with the intent to induce, facilitate, encourage or assist the making, submission or announcement of, any Takeover Proposal;

•
accept, approve, publicly endorse, publicly recommend or enter into any letter of intent, term sheet, memorandum of understanding, merger agreement, acquisition agreement, stock purchase agreement, asset purchase agreement, option agreement, joint venture agreement, partnership agreement or other agreement, arrangement or understanding, in each instance, relating to any Takeover Proposal (each, an “Alternative Acquisition Agreement”);

•	take any other action inconsistent with the obligations of the Company under this provision of the Merger Agreement; or
•	resolve, agree, or propose, or publicly announce an intention to, do any of the foregoing.
From and after the date of the Merger Agreement, the Company will, and will cause each of its subsidiaries and its and their respective representatives to, immediately (i) cease any existing solicitations, discussions or negotiations with any person or its representatives with respect to any Takeover Proposal, (ii) other than in the ordinary course of business consistent with past practices, cease providing any non-public information to any person or its representatives with respect to the Company, any of the Company’s subsidiaries, the Company’ assets or any Takeover Proposal, (iii) terminate all existing access of any person or its representatives to any physical or electronic data room (or any other diligence access to the business, properties, assets, books, records and personnel of the Company or its subsidiaries) maintained in connection with the purpose of facilitating, encouraging or assisting (or that could reasonably be expected to facilitate, encourage or assist) a Takeover

Proposal and (iv) instruct each person (other than Parent and its representatives) that has entered into a confidentiality agreement in connection with such person’s consideration of any Takeover Proposal to return or destroy (and cause its representatives to return or destroy) all confidential information provided thereunder. The Company will promptly inform its representatives of the Company’s obligations under this provision of the Merger Agreement.
From the date of the Merger Agreement until the earlier to occur of the valid termination of the Merger Agreement and the Effective Time, the Company will promptly (and, in any event, within 24 hours) notify Parent if it receives any inquiries, offers or proposals or requests for non-public information or discussions that constitute or could reasonably be expected to lead to any Takeover Proposal, or any material revisions to the terms and conditions of any Takeover Proposal or any requests for non-public information or discussions that could reasonably be expected to be related to a Takeover Proposal.
The notice will include (i) the identity of the person or persons making such inquiries, offers or proposals or requests, and (ii) a summary of the material terms and conditions of such inquiries, offers or proposals or requests. Thereafter, the Company will keep Parent reasonably informed, on a reasonably prompt basis, of the status of any such inquiries, offers or proposals or requests.
Whole Earth is not entitled to terminate the Merger Agreement for the purpose of entering into an Alternative Acquisition Agreement, unless it complies with certain procedures in the Merger Agreement and pays a termination fee to Parent, as described in the subsection below captioned “—Termination Fees.”
Recommendation Changes
As described above, and subject to the provisions described below, the Disinterested Directors and Special Committee have made the recommendation that Whole Earth stockholders vote “FOR” the Merger Proposal. The Merger Agreement prohibits the Whole Earth Board (or a committee thereof, including the Special Committee) from effecting a Recommendation Change (as defined below) except as described below.
Prior to obtaining the Requisite Stockholder Approval, the Whole Earth Board (or a committee thereof, including the Special Committee) may not take any of the following actions (any such action, a “Recommendation Change”):
•
withhold, withdraw, amend, qualify or modify, or publicly propose to withhold, withdraw, amend, qualify or modify, the Special Committee’s recommendation or the Whole Earth Board’s recommendation in a manner adverse to Parent;

•
adopt, approve, endorse, recommend or otherwise declare advisable (or propose to adopt, approve, endorse, recommend or otherwise declare advisable) any Takeover Proposal by a person other than an affiliate of Parent;

•	fail to include the Special Committee’s recommendation or the Whole Earth Board’s recommendation in this proxy statement; or
•	resolve or agree to do any of the foregoing.
Notwithstanding the restrictions described above, prior to obtaining the Requisite Stockholder Approval, the Whole Earth Board, may effect a Recommendation Change in response to an Intervening Event (as defined below) if and only if:
•
the Whole Earth Board has determined in good faith (after consultation with a financial advisor and outside legal counsel) that the failure to do so would reasonably be likely to be inconsistent with its fiduciary duties pursuant to applicable law;

•
Whole Earth has provided prior written notice to Parent at least four (4) business days in advance to the effect that the Whole Earth Board intends to make a Recommendation Change pursuant to the Merger Agreement, which notice must specify the applicable Intervening Event in reasonable detail; and

•	prior to effecting such Recommendation Change, Whole Earth and its affiliates and representatives, during such four (4) business day period, have negotiated with Parent and its affiliates and representatives in good faith (to the extent that Parent desires to so negotiate) to make such adjustments to the terms and conditions of the Merger Agreement and the other documents contemplated thereby, as would enable the Company to proceed with the Merger; and
•
after taking into account any revisions to the terms of the Merger Agreement and the other documents contemplated thereby, the Whole Earth Board determines that the failure to make a Recommendation Change in response to such Intervening Event would reasonably be likely to be inconsistent with its fiduciary duties pursuant to applicable law.

In addition, prior to obtaining the Requisite Stockholder Approval, if Whole Earth has received a bona fide written and unsolicited Takeover Proposal that the Whole Earth Board has concluded in good faith (after consultation with a financial advisor and outside legal counsel) constitutes a Superior Proposal, then the Whole Earth Board, may effect a Recommendation Change with respect to such Takeover Proposal or authorize Whole Earth to terminate the Merger Agreement to enter into an Alternative Acquisition Agreement with respect to such Takeover Proposal, but only if:
•	Whole Earth has complied in all material respects with their obligations pursuant to the Merger Agreement with respect to such Takeover Proposal;
•
the Whole Earth Board has determined in good faith (after consultation with a financial advisor and outside legal counsel) that the failure to do so would reasonably be likely to be inconsistent with its fiduciary duties pursuant to applicable law;

•
Whole Earth has provided prior written notice to Parent at least four (4) business days in advance to the effect that the Whole Earth Board intends to take such action, which notice shall specify the basis for such proposed action and describe the material terms and conditions of such Takeover Proposal in reasonable detail;

•
Prior to effecting such Recommendation Change, Whole Earth and its affiliates and representatives, during such four (4) business day period, have negotiated with Parent and its affiliates and representatives reasonably and in good faith in furtherance of making such amendments or adjustments to the terms and conditions of the Merger Agreement as would cause the applicable Takeover Proposal to no longer constitute, in the determination of the Whole Earth Board, a Superior Proposal; and

•
after taking into account any such revisions proposed by Parent, the Whole Earth Board concludes in good faith that such Takeover Proposal remains a Superior Proposal and the failure to effect a Board Recommendation with respect to such Superior Proposal and/or terminate this Merger Agreement and enter into an Alternative Acquisition Agreement providing for the implementation of such Superior Proposal would reasonably be expected to be inconsistent with the fiduciary duties of the Whole Earth Board under applicable law.

If Whole Earth terminates the Merger Agreement prior to the Effective Time to enter into an Alternative Acquisition Agreement to consummate the transactions contemplated by such Superior Proposal, Whole Earth must pay Parent the Company Termination Fee prior to or substantially concurrently with such termination.
For purposes of this proxy statement and the Merger Agreement, an “Intervening Event” means any Effect that materially affects the business, assets or operations of the Company and its subsidiaries, taken as a whole, and that (i) was not known to, or reasonably foreseeable by, the Company as of the date of the Merger Agreement (or, if known or reasonably foreseeable as of the date of the Merger Agreement, the material consequences of which were not known to, or reasonably foreseeable by, the Company as of the date of the Merger Agreement), which Effect, or the material consequences thereof, becomes known to, or reasonably foreseeable by, the Company prior to the time the Requisite Stockholder Approval is obtained and (ii) does not involve or relate to a Takeover Proposal.
Employee Benefits
Until the first anniversary of the Closing Date (or, if earlier, the applicable termination date of the employee), (1) the Surviving Corporation and its subsidiaries will provide each employee employed by Whole Earth or its subsidiaries immediately prior to the Effective Time who continues to be so employed as of immediately following the Effective Time (each, a “Continuing Employee”) with a benefits and compensation package (“Overall Compensation”) that is no less favorable in the aggregate than the Overall Compensation provided by the Company immediately prior to the Closing Date. “Overall Compensation” includes (i) a base salary, commission rate and hourly wage rate, (ii) cash incentive compensation opportunities and (iii) employee benefits (including paid time off and vacation, but excluding retiree benefits, defined benefit pension benefits and accruals and equity and equity-based compensation). In addition, for a period of six months following the Closing Date, the Surviving Corporation will cause each Continuing Employee (other than any Continuing Employee (x) covered by an individual agreement providing for severance benefits outside of the Company’s written severance policies or limiting benefits provided under such written severance policies or (y) eligible for statutory severance pay and other statutory termination entitlements) to be provided with severance benefits that are no less favorable than the severance benefits provided under the Company’s written severance policies in effect immediately prior to the Closing Date. The Surviving Corporation may condition any such payments and benefits upon the execution by the applicable Continuing Employee of a commercially standard release of claims in a form reasonably satisfactory to the Surviving Corporation.
Conditions to the Closing
The respective obligations of the Buyer Parties and Whole Earth to consummate the Merger are subject to the satisfaction or waiver (where permissible pursuant to applicable law, except with respect to the Requisite Stockholder Approval, which is not waivable) of each of the following conditions:
•	the receipt of the Requisite Stockholder Approval;
•	the expiration or termination of the applicable waiting period under the HSR Act; and
•	the consummation of the Merger not being restrained, enjoined, rendered illegal or otherwise prohibited by any law or order of any governmental authority of competent jurisdiction.
In addition, the obligations of the Buyer Parties to consummate the Merger are subject to the satisfaction or waiver (where permitted by applicable law) of each of the following additional conditions, any of which may be waived exclusively by Parent:
•
the representations and warranties of Whole Earth relating to certain aspects of Whole Earth’s organization and good standing, corporate power, authorization, enforceability, certain aspects of Whole Earth’s capitalization, and the absence of brokers other than Jefferies that (1) are not qualified by Company Material Adverse Effect or other materiality qualifications being true and correct in all material respects as of the Closing Date as if made at and as of the Closing Date (except to the extent that any such representation and warranty expressly speaks as of a specific date or time, in which case such representation and warranty will be true and correct in all material respects as of such date or time), and (2) are qualified by Company Material Adverse Effect or other materiality qualifications being true and correct in all respects as of the Closing Date as if made at and as of the Closing Date (except to the extent that any such representation and warranty expressly speaks as of a specific date or time, in which case such representation and warranty will be true and correct in all respects as of such specific date or time);

•
the representations and warranties of Whole Earth relating to certain other aspects of Whole Earth’s capitalization being true and correct in all respects at and as of the Closing Date as if made at and as of the Closing Date (except to the extent that any such representation and warranty expressly speaks as of a specific date or time, in which case such representation and warranty will be true and correct as of such date or time), except for any de minimis inaccuracies;

•
the representations and warranties of Whole Earth (other than the representations and warranties in the foregoing two bullets) set forth in the Merger Agreement being true and correct (without giving effect to any materiality or Company Material Adverse Effect qualifications set forth therein) as of the Closing Date as if made at and as of the Closing Date (except to the extent that any such representation and warranty expressly speaks as of an a specific date or time, in which case such representation and warranty will be true and correct as of such date or time), except for such failures to be true and correct that would not, individually or in the aggregate, have a Company Material Adverse Effect;

•
Whole Earth having performed and complied in all material respects with all covenants and agreements of the Merger Agreement required to be performed or complied with by Whole Earth at or prior to the Closing Date;

•	the absence of any Company Material Adverse Effect since the date of the Merger Agreement; and
•
the receipt by Parent of a certificate, signed by the chief executive officer of Whole Earth. certifying that the foregoing conditions to the obligations of the Buyer Parties to consummate the Merger have been satisfied.

In addition, the obligation of Whole Earth to consummate the Merger is subject to the satisfaction or waiver (where permitted by applicable law) of each of the following additional conditions, any of which may be waived exclusively by Whole Earth:
•
the representations and warranties of the Buyer Parties set forth in the Merger Agreement being true and correct as of the Closing Date as if made on the Closing Date, except for representations or warranties that relate to a specific date or time (which need only be true and correct as of such date or time), except where the failure of any such representation or warranty to be so true and correct would not, individually or in the aggregate, prevent, materially impede or materially delay the consummation of the Merger;

•	the Buyer Parties having performed in all material respects all obligations of the Merger Agreement required to be performed by the Buyer Parties at or prior to the Closing Date; and
•
the receipt by Whole Earth of a certificate, signed by the chief executive officer or chief financial officer of Parent, certifying that the foregoing conditions to the obligations of Whole Earth to effect the Merger have been satisfied.

Indemnification and Insurance
The Merger Agreement provides that the rights to indemnification, advancements and exculpation from liability for acts or omissions occurring at or prior to the Effective Time existing in favor of any current or former director, officer, employee or agent of Whole Earth or its subsidiaries under the certificates of incorporation, bylaws, and other similar organizational documents, or in any agreement between such persons and Whole Earth or any subsidiary of Whole Earth, will survive the Effective Time and continue in full force and effect in accordance with their terms for a period of not less than six (6) years after the Effective Time.
In addition, the Merger Agreement provides that from and after the Effective Time, the Surviving Corporation will indemnify and hold harmless each current or former director, officer, employee or agent of Whole Earth or any of its subsidiaries from and against all claims, losses, liabilities, damages, judgments, inquiries, fines and fees, costs and expenses, including reasonable attorneys’ fees and disbursements, incurred in connection with any claim, action, suit or proceeding, whether civil, criminal, administrative or investigative (including with respect to matters existing or occurring at or prior to the Effective Time (including the Merger)), by reason of the fact that the indemnified person is or was a director, officer or employee of the Company or any subsidiary or is or was serving at the request of the Company or any subsidiary as a director, officer or employee of another Person, whether asserted or claimed prior to, at or after the Effective Time, to the fullest extent permitted under applicable law. The Merger Agreement also provides that the Surviving Corporation and its subsidiaries will advance all fees and expenses (including fees and expenses of any counsel) as incurred by any such indemnified person in the defense of such legal proceeding.
In addition, the Merger Agreement requires the Surviving Corporation to maintain the current policies of directors’ and officers’ liability insurance maintained by the Company or policies of at least the same coverage and amounts containing terms and conditions which are no less advantageous with respect to claims arising out of or relating to events which occurred before or at the Effective Time, for a period of at least six years commencing at the Effective Time, provided that if the Surviving Corporation is unable to obtain the insurance coverage required under the prior sentence, the Surviving Corporation will obtain as much comparable insurance coverage as possible for each year within such six-year period. The Merger Agreement further provides that the foregoing obligations will be deemed to have been satisfied if prepaid “tail” policies have been obtained by Parent or the Surviving Corporation on or prior to the Effective Time, which policies provide directors and officers with coverage substantially similar in scope and amount to the coverage available to them under the policies currently in place (but excluding cyber ransomware coverage), for an aggregate period of six years with respect to acts or omissions occurring or alleged to have occurred prior to the Effective Time that were committed or alleged to have been committed by such directors and officers. Prior to the Closing, Whole Earth and Parent will cooperate to obtain such “tail” coverage (of at least the same coverage and amounts (but excluding cyber ransomware coverage) and containing terms and conditions which are no less advantageous with respect to claims arising out of or relating to events which occurred before or at the Effective Time, in the reasonable judgment of the Special Committee) at the lowest total premium available.
For more information, please refer to the section of this proxy statement captioned “Special Factors—Interests of Whole Earth’s Directors and Executive Officers in the Merger.”
Other Covenants
Stockholders’ Meeting
Whole Earth has agreed to take all necessary action (in accordance with applicable law, Nasdaq rules and Whole Earth’s organizational documents) to establish a record date for, duly call, give notice of, convene and hold the Special Meeting as promptly as reasonably practicable following the mailing of this proxy statement for the purpose of voting upon the adoption of the Merger Agreement and the approval of the Merger.
Transaction Litigation
Prior to the Effective Time, Whole Earth will not settle or offer to settle any legal action against Whole Earth, its subsidiaries or any of their respective present or former directors or officers by any stockholder of Whole Earth arising out of or relating to the Merger Agreement or the Merger without the prior written consent of Parent (which consent shall not be unreasonably withheld, conditioned or delayed). In addition, Whole Earth will:
•	promptly notify Parent of any such litigation and keep Parent reasonably and promptly informed (including by providing copies of all pleadings with respect thereto) with respect to the status thereof,
•	give Parent reasonable opportunity to participate in the defense or settlement of any such litigation,
•	consult in good faith with Parent with respect to the defense, settlement and prosecution of any such litigation, and
•	direct its counsel to consider in good faith Parent’s advice, comments, recommendations and suggestions relating to proposed strategy and other significant decisions with respect to such litigation.
Regulatory Efforts
Whole Earth and the Buyer Parties have agreed to use their respective reasonable best efforts to obtain any approvals and make any filings and notifications necessary to consummate and make effective the Merger. Notwithstanding the foregoing, the reasonable best efforts shall not require Parent or Whole Earth to offer or agree to (i) sell or hold separate and agree to sell, divest or to discontinue or limit, before or after the Effective Time, any assets, businesses, or interest in any assets or businesses of Parent, Whole Earth or any of their respective affiliates (or to consent to any sale, or agreement to sell, or discontinuance or limitation by Parent or Whole Earth, as the case may be, of any of its assets or businesses) or (ii) agree to any conditions relating to, or changes or restriction in, the operations of any such asset or businesses, in either case, which could reasonably be expected, individually or in the aggregate, to (A) be materially adverse to Whole Earth and its subsidiaries, taken as a whole, or Parent and its subsidiaries, taken as a whole, either before or after giving effect to the Merger, or (B) materially and adversely impact the economic, business or other benefits of the Merger to such party.
Financing
Subject to the terms and conditions of the Merger Agreement, Parent will:
•	use reasonable best efforts to take, or cause to be taken, all actions and do, or cause to be done, all things necessary or advisable to consummate the Equity Financing on the Closing Date, and
•
use its commercially reasonable efforts to take, or cause to be taken, all actions and do, or cause to be done, all things necessary or advisable to arrange the Debt Financing in an amount necessary, together with the Equity Financing, to fund the Financing Amounts and to consummate the Debt Financing on the Closing Date.

Debt Financing Cooperation
Prior to the Effective Time, the Company shall use commercially reasonable efforts to provide such cooperation in connection with the arrangement of the Debt Financing as is customary for similar debt financings and is reasonably requested by Parent. Such assistance shall include the following, each of which shall be at Parent’s sole cost and expense:
•
participation by the senior management team of the Company in the customary marketing activities undertaken in connection with assignments permitted under the Debt Commitment Letter, including due diligence sessions related thereto and meetings with prospective lenders and debt investors;

•
participation by senior management of the Company in, and assistance with, the preparation of rating agency presentations and meetings with rating agencies required in connection with the Debt Financing (including customary authorization letters), if necessary;

•
delivery to Parent of certain financial information and from time to time, other pertinent and customary information regarding the Company and its subsidiaries reasonably requested and reasonably available to the Company;

•
participation by senior management of the Company in the negotiation and furnishing of the Debt Financing documents as may be reasonably requested by Parent, provided that such Debt Financing documents shall be effective no earlier than as of the Effective Time;

•	cooperating reasonably with the parties’ due diligence, to the extent reasonable and customary;
•
reasonably facilitating the taking of all corporate actions reasonably requested by Parent to permit the consummation of the Debt Financing and to permit the proceeds thereof to be made available to Parent (or its subsidiaries) immediately after; and

•	providing any information about the Company required by any of the parties to comply with applicable “know your customer” and anti-money laundering rules and regulations.
Obtaining the Debt Financing is not a condition to the Closing. If the Debt Financing has not been obtained, the Buyer Parties will each continue to be obligated, subject to the satisfaction or waiver of the closing conditions set forth in the Merger Agreement, to consummate the Merger.
Repaid Indebtedness
The Company is required to deliver to Parent, at least three business days prior to the Closing Date, payoff letters executed by certain holders of indebtedness to evidence the full repayment and satisfaction of such indebtedness (subject to any liabilities that survive by their express terms) and discharge and termination of associated liens (if any), cooperate in making arrangements reasonably satisfactory to Parent for such holders of indebtedness to deliver all related lien and guarantee releases to Parent on or prior to the Closing Date and use reasonable best efforts to obtain the relevant lien releases, effective on or prior to the Closing Date.
Termination of the Merger Agreement
The Merger Agreement may be terminated:
by mutual consent:
•	at any time prior to the Effective Time (whether prior to or after the receipt of the Requisite Stockholder Approval) by mutual written agreement of Whole Earth and Parent;
by either Whole Earth or Parent at any time prior to the Effective Time:
•
if the Merger has not been consummated by the Outside Date, except that this right to terminate the Merger Agreement will not be available to any party failure to fulfill any of its obligations has been a principal cause of, or resulted in, the failure to consummate the Merger by the Outside Date; or

•
if (1) any statute, rule, regulation or order is enacted, entered, enforced or deemed applicable to the Merger that prohibits, makes illegal or enjoins the consummation of the Merger, or (2) any permanent injunction or other judgment or order issued by a governmental authority of competent jurisdiction or other legal or regulatory restraint or prohibition imposed by a governmental authority preventing the consummation of the Merger is in effect, in each case, that prohibits, makes illegal or enjoins the consummation of the Merger and has become final and non-appealable (except that this right to terminate the Merger Agreement will not be available to any party whose failure to comply with its obligations under the Merger Agreement resulted in the failure to resolve or lift, as applicable, such injunction, action, statute, rule, regulation or order); or
•	if Whole Earth fails to obtain the Requisite Stockholder Approval at the Special Meeting (or any adjournment or postponement thereof);
by Whole Earth at any time prior to the Effective Time:
•
if, prior to obtaining the Requisite Stockholder Approval, the Whole Earth Board determined to accept a Superior Proposal and authorized the Company to enter into, and the Company concurrently enters into, an Alternative Acquisition Agreement with respect to such Superior Proposal.

•
if Parent has breached any of its representations, warranties, covenants or agreements contained in the Merger Agreement, which would give rise to the failure of a condition to the obligations of Parent to effect the Merger and either is not capable of cure prior to the Outside Date or has not been cured by the Parent within 30 business days after Parent’s receipt of written notice of such breach from the Company; provided, that Whole Earth shall not have a right to terminate the Merger Agreement if the Company is in material breach of any representation, warranty, agreement or covenant contained in the Merger Agreement.

•
if all of the conditions (other than those conditions that by their nature or terms are to be satisfied at the Closing, so long as such conditions are at the time capable of being satisfied as if such time were the Closing) have been satisfied, Parent fails to consummate the Merger by three business days after the date on which Parent is required to consummate the Closing, and the Company has irrevocably confirmed to Parent in writing that such conditions have been satisfied or have been waived by the Company, as the case may be, and the Company is prepared, willing and able to consummate the Closing, and Parent and Merger Sub fail to consummate the Merger within three business days following the delivery of such notice.

or by Parent at any time prior to the Effective Date:
•	if, prior to the time the Requisite Stockholder Approval is obtained, there is a Change of Board Recommendation.
•
if the Company has breached any of its representations, warranties, covenants or agreements contained in the Merger Agreement, which would give rise to the failure of a condition to the obligations of Whole Earth to effect the Merger and either is not capable of cure prior to the Outside Date or has not been cured by the Company within 30 business days after the Company’s receipt of written notice of such breach from Parent; provided, that Parent shall not have a right to terminate the Merger Agreement if Parent or Merger Sub is in material breach of any representation, warranty, agreement or covenant contained in the Merger Agreement.

Termination Fees
If the Merger Agreement is validly terminated in specified circumstances, Whole Earth or Parent may be required to pay a termination fee.
Whole Earth must pay the Company Termination Fee if:
•
the Merger Agreement is terminated by the Company prior to obtaining the Requisite Stockholder Approval because the Whole Earth Board determined to accept a Superior Proposal and authorized the Company to enter into, and the Company concurrently enters into, an Alternative Acquisition Agreement with respect to such Superior Proposal;

•	the Merger Agreement is terminated by Parent prior to the time the Requisite Stockholder Approval is obtained because there is a Change of Board Recommendation; or
•
if a Takeover Proposal is made or proposed to the Company or its stockholders or publicly announced prior to the Special Meeting (and not publicly withdrawn at least five business days prior to the Special

Meeting), the Merger Agreement is validly terminated by either Parent or the Company, and within twelve (12) months of the date of such termination, the Company or any of its subsidiaries enters into an agreement, arrangement or understanding providing for the implementation of any Takeover Proposal and such Takeover Proposal is ultimately consummated, payment shall be made concurrently with the consummation of such Takeover Proposal.
Parent must pay the Parent Termination Fee if:
•
the Merger Agreement is validly terminated by the Company because the Company has breached any of its representations, warranties, covenants or agreements contained in the Merger Agreement, which would give rise to the failure of a condition to the obligations of Whole Earth to effect the Merger and either is not capable of cure prior to the Outside Date or has not been cured by the Company within 30 business days after the Company’s receipt of written notice of such breach from Parent; or

•
the Merger Agreement is validly terminated by the Company because all of the conditions (other than those conditions that by their nature or terms are to be satisfied at the Closing, so long as such conditions are at the time capable of being satisfied as if such time were the Closing) have been satisfied, Parent fails to consummate the Merger by three business days after the date on which Parent is required to consummate the Closing, and the Company has irrevocably confirmed to Parent in writing that such conditions have been satisfied or have been waived by the Company, as the case may be, and the Company is prepared, willing and able to consummate the Closing, and Parent and Merger Sub fail to consummate the Merger within three business days following the delivery of such notice.

Specific Performance
Subject to specified exceptions, the Buyer Parties and Whole Earth are entitled to seek an injunction, specific performance and other equitable relief to prevent breaches (or threatened breaches) of the Merger Agreement and to enforce the terms of the Merger Agreement, in addition to any other remedy to which they are entitled at law or in equity.
Fees and Expenses
Except in specified circumstances, whether or not the Merger is completed, Whole Earth, on the one hand, and the Buyer Parties, on the other hand, are each responsible for all of their respective costs and expenses incurred in connection with the Merger and the other transactions contemplated by the Merger Agreement.
Amendment
The Merger Agreement may be amended in writing signed on behalf of each of the Buyer Parties and Whole Earth (pursuant to authorized action by the Whole Earth Board) at any time before or after the adoption of the Merger Agreement by Whole Earth stockholders. However, after the adoption of the Merger Agreement by Whole Earth stockholders, no amendment that requires further approval by such stockholders pursuant to the DGCL may be made without such approval.
Governing Law
The Merger Agreement is governed by Delaware law.

PROVISIONS FOR UNAFFILIATED STOCKHOLDERS
No provision has been made (1) to grant Whole Earth’s unaffiliated security holders access to the corporate files of Whole Earth, any other party to the Merger or any of their respective affiliates, or (2) to obtain counsel or appraisal services at the expense of Whole Earth or any other such party or affiliate.
IMPORTANT INFORMATION REGARDING WHOLE EARTH BRANDS
Company Background
In June 2020, Act II Global Acquisition Corp. domesticated into a Delaware corporation and changed its name to Whole Earth Brands, Inc. in connection with its acquisition of certain entities as specified in the Purchase Agreement entered into by and among Act II Global Acquisition Corp. and the other parties thereto, dated as of December 19, 2019, as amended. Whole Earth Brands is a global industry-leading platform, focused on the “better for you” consumer packaged goods and ingredients space. The Company has a global platform of branded products and ingredients, focused on the consumer transition towards natural alternatives and clean label products. The Company Common Stock and Company Warrants began trading on Nasdaq under the symbols “FREE” and “FREEW,” respectively. The Company’s corporate offices are located at 125 S. Wacker Drive, Suite 1250, Chicago, Illinois 60606.
Directors and Executive Officers
The Whole Earth Board currently consists of seven (7) members. The persons listed below are Whole Earth’s directors and executive officers as of the date of this proxy statement. The Merger Agreement provides, however, that the directors of Merger Sub immediately prior to the Effective Time will be the initial directors of the Surviving Corporation from and after the Effective Time. The Merger Agreement provides that the officers of Whole Earth immediately prior to the Effective Time will be the initial officers of the Surviving Corporation from and after the Effective Time. From and after the Effective Time, each executive officer will serve until a successor is elected or appointed and qualified or until the earlier of his or her death, resignation or removal, as the case may be.
There are no family relationships among any of Whole Earth’s directors or executive officers. During the past five years, neither Whole Earth nor any of Whole Earth’s directors or executive officers listed below has been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors). In addition, during the past five years, neither Whole Earth nor any of Whole Earth’s directors or executive officers listed below has been a party to any judicial or administrative proceeding (except for matters that were dismissed without sanction or settlement) that resulted in a judgment, decree or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of federal or state securities laws. The ages given below are as of June 21, 2024. Each of the individuals listed below is a citizen of the United States and can be reached at c/o Whole Earth, Inc., 125 S. Wacker Drive, Suite 1250, Chicago, Illinois 60606.
Name	Age	Current Position and Office
Irwin D. Simon	65	Executive Chairman
Anuraag Agarwal	49	Director
Steven M. Cohen	60	Director
Denise M. Faltischek	50	Director
Michael Franklin	28	Director
Michael F. Goss	64	Director
Ira J. Lamel	76	Director
Rajnish Ohri	62	Co-Chief Executive Officer
Jeffrey Robinson	60	Co-Chief Executive Officer
Bernardo Fiaux	34	Chief Financial Officer
Brian Litman	56	Chief Accounting Officer

Executive Officers
Below is information about Whole Earth’s executive officers:
Rajnish Ohri has served as Co-Chief Executive Officer of the Company since October 2023, having previously served as Interim Co-Chief Executive Officer of the Company from July 2023 to October 2023. Mr. Ohri is a seasoned entrepreneur and accomplished business operator with more than 30 years of experience in the consumer packaged goods industry across various geographies and cultures. As Vice President & Managing Director of IMEA at the Company from August 2020 to April 2023, Mr. Ohri demonstrated his passion for driving growth in underdeveloped markets and achieving positive results. Prior to joining the Company, Mr. Ohri served from October 2015 to August 2020 as the Managing Director of the IMEA region businesses of The Hain Celestial Group, Inc., a marketer, manufacturer and seller of organic and natural products.
Jeffrey Robinson has served as Co-Chief Executive Officer of the Company since October 2023, having previously served as Interim Co-Chief Executive Officer of the Company from July 2023 to October 2023. Mr. Robinson served as President of Company subsidiary Mafco Worldwide LLC (“Mafco”) and the Company’s Flavors & Ingredients segment from December 2020 to July 2023. Mr. Robinson began his career with Mafco in 1992. From August 2016 until December 2020, he was responsible for Mafco’s licorice extract business. Mr. Robinson served as Mafco’s CFO from November 2004 to December 2013. Mr. Robinson left Mafco in December 2013 (rejoining Mafco in August 2016) to work as CFO of Frutarom USA (now part of International Flavors & Fragrances - IFF).
Bernardo Fiaux has served as the Chief Financial Officer of the Company since April 2023. Mr. Fiaux joined the Company from The Kraft Heinz Company (Nasdaq: KHC) (“Kraft Heinz”), where he most recently served as CFO for the Meals, Condiments, and Foodservice division in North America. There, he supported the business in maintaining top-tier profitability and reducing balance sheet leverage to achieve post-merger targets. Prior to his role as division CFO, he also served as Head of North America M&A where he led two large divestiture processes at Kraft Heinz. Prior to Kraft Heinz, Mr. Fiaux was with 3G Capital, where he supported a series of deals including Tim Horton’s, Popeye’s, and the Heinz and Kraft Foods merger.
Brian Litman has served as the Chief Accounting Officer of the Company since September 2021, and joined the Company as Corporate Controller in June of 2020. Prior to joining the Company, Mr. Litman spent 22 years at Tribune Media Company, a media company owning a variety of newspapers, television stations and other media assets, where he served in several roles, including SVP/Controller & Chief Accounting Officer from February 2008 to April 2020 and VP/Assistant Controller from February 2005 to February 2008.
Non-Employee Directors
Below is information about Whole Earth’s non-employee directors:
Irwin D. Simon has served as Executive Chairman of the Whole Earth Board since June 2020 and previously served as Executive Chairman of Act II Global Acquisition Corp. from December 2018 until June 2020. Mr. Simon has more than 30 years of business experience in many domestic and international leadership and operating roles. Mr. Simon founded The Hain Celestial Group, Inc. (Nasdaq: HAIN), a leading organic and natural products company, in 1993. Mr. Simon was President, Chief Executive Officer and Chairman of Hain Celestial until December 2018 and a Director until December 2018. In the last five years, Mr. Simon has also served as Chief Executive Officer and Chairman of the Board of Tilray Brands, Inc. (Nasdaq: TLRY and TSX: TLRY), a global cannabis company, Lead Independent Director at Stagwell Inc., a provider of marketing, activation and communications solutions and services, and Co-Chairman of the Board of GP-Act III Acquisition Corp., a blank check company. Previously, he served as Chief Executive Officer and Chairman of the Board of Aphria Inc. (Nasdaq: APHA and TSX: APHA), until its reverse acquisition of Tilray Brands, Inc. In addition, he is a member of the board of trustees of Tulane University in New Orleans, Louisiana, and is a member of the board of trustees at Poly Prep Country Day School in Brooklyn, New York. Mr. Simon is also the majority owner of the Cape Breton Screaming Eagles, a Quebec Major Junior Hockey League Team, and co-owner of St. John’s Edge of the National Basketball League of Canada.
Anuraag Agarwal has served as a Director of the Company since June 2020 and previously served as a Director of Act II Global Acquisition Corp. from March 2019 until June 2020. Since April 2022, Mr. Agarwal has served as the Group Head of Mergers & Acquisitions of TVS Motor Company, a motorcycle manufacturer and leader in the mobility space headquartered in India. From July 2020 until April 2022, Mr. Agarwal was Group Head -

Strategy for ACG, a global pharma and neutraceutical manufacturing company. From June 2012 until July 2020, Mr. Agarwal was Group Head of Business Development, Strategy and Mergers & Acquisitions at Future Group, a consumer-oriented conglomerate with interests in retail, consumer brands, food parks, manufacturing, logistics, data sciences, media, insurance and financial services. Mr. Agarwal was actively involved in structuring, and overseeing Future Group’s international joint ventures, partnerships and alliances and was a member of the board of directors of some of its existing and former joint ventures and alliances, including those with The Migros Group in Switzerland, Hain Celestial, 7-Eleven, Inc. and Staples, Inc. in the United States, Fonterra Co-operative Group Limited in New Zealand and Clarks in the United Kingdom. Prior to joining Future Group in 2012, Mr. Agarwal was an investment banker focusing primarily on mergers and acquisitions, restructuring, private placements and principal investments, initially at Donaldson Lufkin and Jenrette and then for more than 10 years at Berenson & Company, a boutique investment bank.
Steven M. Cohen has served as a Director of the Company since June 2020. From February 2013 until July 2021, Mr. Cohen served as Chief Administrative Officer and General Counsel of MacAndrews & Forbes Incorporated, where he oversaw all legal and compliance matters. He also served as Secretary to New York Governor Andrew M. Cuomo, in addition to serving as Counselor and Chief of Staff in the Office of the New York Attorney General under Attorney General Cuomo. In private practice, Mr. Cohen has represented a wide array of corporations and individuals in complex commercial, criminal, and regulatory matters. He previously served as the Chief of the Violent Gangs Unit in the U.S. Attorney’s Office for the Southern District of New York. He is a member of the New York University Board of Trustees and University of Pennsylvania Law School Board of Advisors.
Denise Faltischek has served as a Director of the Company since June 2020. Ms. Faltischek has served as Chief Strategy Officer and Head of International Business of Tilray Brands, Inc. (Nasdaq: TLRY, TSX: TLRY), a leading global cannabis company, since May 2021, and has previously served as Chief Strategy Officer of Aphria Inc. (Nasdaq: APHA, TSX: APHA), a leading global cannabis company, from September 2019 until its reverse acquisition of Tilray Brands, Inc. From July 2005 until August 2019, Ms. Faltischek served in numerous roles of increasing responsibility within The Hain Celestial Group, Inc. (Nasdaq: HAIN). Prior to her role as Executive Vice President and Chief Strategy Officer, Corporate Secretary of Hain, she served as Executive Vice President and General Counsel, Chief Compliance Officer from November 2013 to April 2018; Senior Vice President and General Counsel from October 2010 to November 2013; General Counsel from October 2009 to October 2010; Senior Associate General Counsel from April 2009 to October 2009; and Associate General Counsel from July 2005 until April 2009.
Michael Franklin has served as a Director of the Company since August 2022 and was previously the Company’s Chief Executive Officer from January 1, 2023 to October 6, 2023. Since July 2021, Mr. Franklin has been a Partner at Mariposa. In his role at Mariposa, Mr. Franklin actively supports operational improvements and M&A execution. Prior to joining Mariposa, from September 2019 to July 2021, Mr. Franklin served as an investment associate at Viking Global Investors LP, a global investment firm. From July 2017 to August 2019, Mr. Franklin was an analyst at Centerview Partners, an investment banking and advisory firm.
Michael F. Goss has served as a Director of the Company since June 2023. Since March 2023, Mr. Goss has been a partner at Art Intelligence Global LLC, a fine art advisory firm. Mr. Goss was the Chief Financial Officer of Condé Nast from January 2020 to December 2020. Prior to joining Condé Nast, Mr. Goss was Executive Vice President and Chief Financial Officer of Sotheby's, Inc. from March 2016 to October 2019. Prior to Sotheby's, he served in various senior management capacities at Bain Capital, LLC for 13 years until December 2013, beginning in 2001 as Managing Director and Chief Financial Officer and assuming the additional role of Chief Operating Officer in 2004.
Ira J. Lamel, CPA, has served as a Director of the Company since June 2020 and previously served as Act II Global Acquisition Corp’s Chief Financial Officer from December 2018 until June 2020. Mr. Lamel is retired. Mr. Lamel has over 40 years of experience in finance and accounting. He previously served as a director of Novanta Inc. (Nasdaq: NOVT), a leading global supplier of core technology solutions for medical and advanced industrial original equipment manufacturers, from July 2010 until July 2022. Mr. Lamel was Senior Advisor to the Chief Executive Officer of Hain Celestial from 2013 to 2014 and Executive Vice President and Chief Financial Officer of Hain Celestial from 2001 to 2013. Previously, Mr. Lamel was an audit partner in the New York area practice of E&Y. He retired from E&Y after a 29-year career.

Selected Historical Consolidated Financial Data
Set forth below is certain selected historical consolidated financial data relating to Whole Earth. The historical unaudited selected financial data as of March 31, 2024 and for the three month periods ended March 31, 2024 and March 31, 2023, and the audited selected financial data as of and for the fiscal years ended December 31, 2023 and December 31, 2022 has been taken from Whole Earth’s consolidated financial information and statements.
This information is only a summary. The audited selected historical consolidated financial data as of December 31, 2023 and December 31, 2022 should be read in conjunction with Whole Earth’s Annual Report on Form 10-K for the fiscal year ended December 31, 2023, as amended, and the unaudited selected financial data as of March 31, 2024 and for the three month periods ended March 31, 2024 and March 13, 2023 should be read in conjunction with Whole Earth’s Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2024, each of which is incorporated by reference into this proxy statement in its entirety. More comprehensive financial information is included in such reports, including management’s discussion and analysis of financial condition and results of operations, and other documents filed by Whole Earth with the SEC, and the following summary is qualified in its entirety by reference to such reports and other documents and all of the financial information and notes contained therein. Please see the section of this proxy statement captioned “Where You Can Find More Information.”
Summary Consolidated Balance Sheets
	March 31, 2024	December 31, 2023	December 31, 2022
	(in thousands, except per share data)
Cash and cash equivalents	$23,750	$30,513	$28,676
Total current assets	$319,359	$320,225	$324,834
Total assets	$815,635	$825,697	$849,003
Total current liabilities	$95,564	$98,955	$87,044
Total liabilities	$581,648	$574,007	$574,452
Total stockholders’ equity	$233,987	$251,690	$274,551
Summary Consolidated Statements of Operations
	Three Months Ended March 31,		Year Ended December 31,
	2024	2023	2023	2022
	(in thousands, except per share data)
Product revenues, net	$129,500	$132,417	$550,913	$538,272
Gross profit	$37,307	$32,341	$143,677	$140,212
Operating income (loss)	$3,125	$3,001	$15,395	$(24,646)
Net loss	$(9,396)	$(19,797)	$(38,096)	$(58,752)
Net loss
Basic	$(0.22)	$(0.47)	$(0.90)	$(1.42)
Diluted	$(0.22)	$(0.47)	$(0.90)	$(1.42)
Security Ownership of Certain Beneficial Owners and Management
The following table sets forth the beneficial ownership of Company Common Stock as of June 21, 2024 by:
•	each person known by Whole Earth to be the beneficial owner of more than five percent of the outstanding Company Common Stock;
•	each of Whole Earth’s executive officers;
•	each of Whole Earth’s directors; and
•	all of Whole Earth’s executive officers and directors as a group.
The number of shares beneficially owned by each stockholder is determined under rules issued by the SEC. Under these rules, beneficial ownership includes any shares as to which a person has sole or shared voting power or investment power. Applicable percentage ownership is based on 43,582,541 shares of Company Common Stock outstanding as of June 21, 2024. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, shares of Company Common Stock subject to options, or other rights held by such person that are currently exercisable or will become exercisable within 60 days of June 21, 2024 are considered outstanding, although these shares are not considered outstanding for purposes of computing the percentage ownership of any other person.
Unless otherwise indicated, the address of each beneficial owner listed below is c/o Whole Earth Brands, 125 S. Wacker Drive, Suite 1250, Chicago, Illinois 60606. We believe, based on information provided to us, that each of the stockholders listed below has sole voting and investment power with respect to the shares beneficially owned by the stockholder unless noted otherwise.
Name of Beneficial Owner	Number of Shares Beneficially Owned	Percentage of Shares Beneficially Owned
Holders of More than 5%:
Entities affiliated with Sababa(1)	8,905,223	20.43%
Hilary L. Shane Revocable Trust(2)	3,242,353	7.44%
Beryl Capital Management LLC(3)	3,118,138	7.15%
Named Executive Officers and Directors:
Irwin D. Simon(4)	1,262,970	2.90%
Anuraag Agarwal(5)	53,627	*
Steven M. Cohen(6)	38,627	*
Denise M. Faltischek(7)	43,627	*
Michael Franklin(8)	—	*
Michael F. Goss(9)	15,971	*
Ira J. Lamel(10)	190,405	*
Rajnish Ohri(11)	195,576	*
Jeffrey Robinson(12)	140,487	*
Bernardo Fiaux(13)	149,731	*
Brian Litman(14)	78,387	*
All current executive officers and directors as a group (11 persons)	2,169,408	4.97%
(1)
Based on information reported on a Schedule 13D/A filed on February 12, 2024 by Sir Martin E. Franklin, Martin E. Franklin Revocable Trust and Sababa Holdings FREE LLC. Sababa Holdings FREE LLC, of which Sir Martin is the manager, is the direct holder of 8,905,223 shares of Company Common Stock. Sir Martin and the Franklin Trust beneficially own and have shared voting and dispositive power over all such shares held by Sababa Holdings FREE LLC. The principal business address of Sababa Holdings FREE LLC is 500 South Pointe Drive, Suite 240, Miami Beach, Florida 33139.

(2)
Based on information reported on a Schedule 13G filed on February 13, 2024 by Hilary L. Shane Revocable Trust and Hilary L. Shane. Hilary L. Shane Revocable Trust is the direct holder of 3,242,353 shares of Company Common Stock. Hilary L. Shane has shared voting and dispositive power over all such shares held by Hilary L. Shane Revocable Trust. The principal business address of Hilary L. Shane Revocable Trust is 78 Lighthouse Drive, Jupiter, Florida 33469.

(3)
Based solely on information reported on a Schedule 13G filed on March 28, 2024 by Beryl Capital Management LLC (“Beryl”), Beryl Capital Management LP (“Beryl GP”), Beryl Capital Partners II LP (the “Beryl Partnership”) and David A. Witkin. Beryl is the investment adviser to certain funds and other accounts. Beryl is the general partner of Beryl GP, which is the general partner of one or more of the funds. Mr. Witkin is the control person of Beryl. The principal business address of Beryl, Beryl GP, the Beryl Partnership and Mr. Witkin is 225 Avenue I, Suite 205, Redondo Beach, CA 90277.

(4)
Consists of (i) 1,201,545 shares of Company Common Stock held by Mr. Simon and (ii) 61,425 shares of Company Common Stock underlying restricted stock awards held by Mr. Simon that are subject to vesting.

(5)
Consists of (i) 37,656 shares of Company Common Stock held by Mr. Agarwal and (ii) 15,971 shares of Company Common Stock underlying restricted stock awards held by Mr. Agarwal that are subject to vesting.

(6)	Consists of (i) 22,656 shares of Company Common Stock held by Mr. Cohen and (ii) 15,971 shares of Company Common Stock underlying restricted stock awards held by Mr. Cohen that are subject to vesting.
(7)
Consists of (i) 27,656 shares of Company Common Stock held by Ms. Faltischek and (ii) 15,971 shares of Company Common Stock underlying restricted stock awards held by Ms. Faltischek that are subject to vesting.

(8)
Michael E. Franklin is the son of Sir Martin E. Franklin. Sir Martin does not control or influence Michael E. Franklin and Sir Martin is not controlled or influenced by Michael E. Franklin. Michael E. Franklin holds a profits interest in Sababa.

(9)	Consists of (i) 15,971 shares of Company Common Stock underlying restricted stock awards held by Mr. Goss that are subject to vesting.
(10)
Consists of (i) 174,434 shares of Company Common Stock held by Mr. Lamel and (ii) 15,971 shares of Company Common Stock underlying restricted stock awards held by Mr. Lamel that are subject to vesting.

(11)	Consists of 133,232 shares of Company Common Stock held by Mr. Ohri and 62,344 shares of Company Common Stock underlying restricted stock unit awards held by Mr. Ohri that are subject to vesting.
(12)	Consists of 140,487 shares of Company Common Stock held by Mr. Robinson.
(13)	Consists of 149,731 shares of Company Common Stock held by Mr. Fiaux.
(14)	Consists of 78,387 shares of Company Common Stock held by Mr. Litman.
Prior Public Offerings
During the past three years, none of Whole Earth, Parent, Merger Sub or any of their respective affiliates have made any underwritten public offering of shares of Company Common Stock for cash that was registered under the Securities Act or exempt from registration under Regulation A promulgated thereunder.
Transactions in Company Common Stock
Except as set forth below and in “—Prior Public Offerings” above, and other than the Merger Agreement and agreements entered into in connection therewith (as discussed in the section of this proxy statement captioned “The Merger Agreement”), and certain activity related to Whole Earth’s equity compensation awards discussed elsewhere in this proxy statement, (1) each of Whole Earth, its directors and executive officers, the Purchaser Filing Parties and their respective affiliates have not conducted any transactions with respect to shares of Company Common Stock during the past 60 days, and (2) none of Whole Earth or the Purchaser Filing Parties or their respective affiliates have purchased shares of Company Common Stock during the past two years.
Transactions by Whole Earth’s Directors and Executive Officers During the Last 60 Days
The following transactions by Whole Earth’s directors and executive officers within the last 60 days were reported on Statements of Changes of Beneficial Ownership on Form 4 filed with the SEC:
None.
Other Transactions in Company Common Stock by Whole Earth and the Purchaser Filing Parties in the Last Two Years
Purchaser Filing Parties
Set forth in the table below are all transactions in Company Common Stock by the Purchaser Filing Parties during each quarter in the two year period ending on March 31, 2024:
Purchaser Filing Person	Whole Earth Security	Buy/Sell/Transfer)	Number of Shares	Average Price Paid (US$)(3)	Range of Price Paid (US$)(3)	Date
Sababa, Franklin Trust, Sir Martin E. Franklin(1)	Common Stock	Buy	1,934,273(2)	$7.1638	$6.9192 to $7.2497	Quarter Ended March 31, 2022
Sababa, Franklin Trust, Sir Martin E. Franklin(1)	Common Stock	Buy	3,832,027	$6.7649	$6.62 to $7.492	Quarter Ended June 30, 2022
Sababa, Franklin Trust, Sir Martin E. Franklin(1)	Common Stock	Buy	2,600,000	$2.93	$2.7896 to $2.9736	Quarter Ended March 31, 2023
Sababa, Franklin Trust, Sir Martin E. Franklin(1)	Common Stock	Buy	488,923	$2.9998	$2.9998	Quarter Ended June 30, 2023
Franklin Trust	Common Stock	Distribution(4)	50,000	N/A	N/A	Quarter Ended March 31, 2024
Sababa(1)	Common Stock	Contribution(5)	50,000	N/A	N/A	Quarter Ended March 31, 2024
(1)	These shares of Common Stock are held directly by Sababa.
(2)	Excludes 50,000 shares of Common Stock initially purchased by Marpet Capital, LLC (“Marpet”), a Delaware limited liability company that is 75% owned by the Franklin Trust (and over which Sir Martin E. Franklin controls the disposition and voting of these shares as a manager of Marpet, which were subsequently distributed to the Franklin Trust and contributed to Sababa as described below in footnotes 3 and 4 of this table). These shares were purchased prior to the Quarter ended March 31, 2022.
(3)	Amounts reported exclude commissions paid in connection with each transaction.
(4)	Represents a distribution by an affiliate of the Franklin Parties to the Franklin Trust.
(5)	Represents a capital contribution to Sababa.
Past Contracts, Transactions, Negotiations and Agreements
Except as described above in “—Public Offerings” and “—Transactions in Company Common Stock,” and other than the Merger Agreement and agreements entered into in connection therewith (as discussed in the section of this proxy statement captioned “The Merger Agreement”), and certain activity related to Whole Earth’s equity compensation awards discussed elsewhere in this proxy statement, during the past two years: (1) there were no negotiations, transactions or material contacts between Whole Earth and its affiliates, on the one hand, and any of the Purchaser Filing Parties (in their capacity as such), on the other hand, concerning any merger, consolidation, acquisition, tender offer for or other acquisition of any class of Whole Earth’s securities, election of Whole Earth’s directors or sale or other transfer of a material amount of assets of Whole Earth, (2) Whole Earth and its affiliates did not enter into any other transaction with an aggregate value exceeding one percent of Whole Earth’s consolidated revenues with any Purchaser Filing Party, and (3) none of Whole Earth’s executive officers, directors or affiliates that is a natural person entered into any transaction during the past two years with an aggregate value (in respect of such transaction or series of similar transactions with that person) exceeding $60,000 with any of the Purchaser Filing Parties.
Book Value Per Share
The net book value per share of Company Common Stock as of March 31, 2024, was approximately $5.43 (calculated based on 43,058,541 shares of Company Common Stock issued and outstanding as of March 31, 2024).
Market Price of Company Common Stock
The Company Common Stock and Company Warrants are traded on Nasdaq under the symbols “FREE” and “FREEW,” respectively. The following table sets forth, for the periods indicated, the high and low sales prices per share of Company Common Stock:
	Market Price
	High	Low
2022
Second Quarter	$7.92	$5.94
Third Quarter	$6.74	$3.83
Fourth Quarter	$4.46	$3.00
2023
First Quarter	$4.72	$2.26
Second Quarter	$4.10	$2.09
Third Quarter	$4.26	$3.44
Fourth Quarter	$3.71	$2.70
2024
First Quarter	$4.82	$3.36
Second Quarter (through June 21, 2024)	$4.84	$4.77
On June 21, 2024, the most recent practicable date before this proxy statement was distributed to Whole Earth’s stockholders, the closing price of the Company Common Stock on Nasdaq was $4.80. You are encouraged to obtain current market quotations in connection with voting your shares.
Dividends
In the past two years, Whole Earth has not declared or paid any cash dividends on Company Common Stock.

IMPORTANT INFORMATION REGARDING THE PURCHASER FILING PARTIES
This section sets forth certain information about the Purchaser Filing Parties. During the past five years, none of the persons listed in this section has been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors). In addition, during the past five years, none of the persons listed in this section has been a party to any judicial or administrative proceeding (except for matters that were dismissed without sanction or settlement) that resulted in a judgment, decree or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of federal or state securities laws.
Purchaser Filing Parties
Merger Sub
Merger Sub is managed by Mariposa, a Delaware limited liability company owned by the Franklin Trust and managed by Sir Martin E. Franklin. The current business address of Merger Sub is 500 South Pointe Drive, Suite 240, Miami Beach, FL 33139, and its telephone number is (786) 482-6333. Merger Sub is a Delaware limited liability company, and its principal business is to engage in the transactions contemplated by the Merger Agreement. The sole stockholder of Merger Sub is Parent.
Parent
Parent is managed by Mariposa. The current business address of Parent is 500 South Pointe Drive, Suite 240, Miami Beach, FL 33139, and its telephone number is (786) 482-6333. Parent is a Delaware limited liability company, and its principal business is to serve as a holding company that owns and operates Royal Oak and to hold the capital stock of Merger Sub. Following the consummation of the Merger, Parent will own all of the outstanding capital stock of Whole Earth. The sole member of Parent is Sababa Holdings, LLC, a Delaware limited liability company. The sole member of Sababa Holdings, LLC is NewCo and the manager of Sababa Holdings, LLC is Mariposa.
Franklin Parties
The present principal business of the Franklin Trust is managing and holding investments for the benefit of the Franklin Trust beneficiary. The present principal business of Sababa is that of a private investment fund, engaged in the purchase and sale of securities for investment for its own account. The principal business of Sir Martin is to direct the voting and investment activities of the Franklin Trust, Sababa and other affiliated private investment vehicles. NewCo acts as a holding company and indirect parent to Parent. NewCo is controlled by its general partner, Sweet Oak GP LLC which is managed by Mariposa. The address and telephone number of the Franklin Trust, Sababa, Sir Martin and NewCo is 500 South Pointe Drive, Suite 240, Miami Beach, FL 33139, and the telephone number of each is (786) 482-6333. For information regarding Mr. Michael Franklin, see the section above entitled, “Important Information Regarding Whole Earth Brands—Non-Employee Directors.”
Mariposa
Sir Martin E. Franklin is the founder and Chief Executive Officer of Mariposa. Mariposa is a Miami-based family office focused on long-term value creation across various industries since 2013. Sir Martin also serves as the Chairman and controlling shareholder of Royal Oak since July 2016. Mr. Robert Franklin serves as Vice President of Mariposa and Sababa. Ms. Desiree DeStefano serves as the Chief Financial Officer of Mariposa and each of the Purchaser Filing Parties, except for the Franklin Trust. Each of Sir Martin, Mr. Robert Franklin and Ms. Desiree DeStefano have served in such position for more than five years. The current business address of Mariposa is 500 South Pointe Drive, Suite 240, Miami Beach, FL 33139, and its telephone number is (786) 482-6333. During the past five years, none of Sir Martin, Mr. Robert Franklin or Ms. DeStefano has been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) nor has he been a party to any judicial or administrative order (except for matters that were dismissed without sanction or settlement) that resulted in a judgment, decree or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of federal or state securities laws. Sir Martin is a citizen of the United Kingdom and each of Mr. Robert Franklin and Ms. DeStefano is a citizen of the United States.

APPRAISAL RIGHTS
If the Merger is consummated, holders of record and beneficial owners of Company Common Stock who do not vote in favor of the Merger Proposal (whether by voting against the Merger Proposal, abstaining or otherwise not voting with respect to the Merger Proposal), who properly demand an appraisal of their shares, who continuously hold (in the case of holders of record) or continuously own (in the case of beneficial owners) their shares of Company Common Stock through the effective date of the Merger, who otherwise comply with the statutory requirements of Section 262 of the DGCL (“Section 262”) and who do not withdraw their demands or otherwise lose their rights to appraisal, subject to the conditions thereof, are entitled to seek appraisal of their shares in connection with the Merger under Section 262. Unless the context requires otherwise, all references in Section 262 and in this summary to a “stockholder” or to a “holder of shares” are to a record holder of Company Common Stock. Unless the context requires otherwise, all references in Section 262 and in this summary to a “beneficial owner” are to person who is the beneficial owner of shares of Company Common Stock held either in voting trust or by a nominee on behalf of such person. Unless the context requires otherwise, all references in Section 262 and in this summary to a “person” are to any individual, corporation, partnership, unincorporated association or other entity.
The following discussion is not a complete statement of the law pertaining to appraisal rights under Section 262 and is qualified in its entirety by the full text of Section 262, which attached to this proxy statement as Annex C and is incorporated into this proxy statement by reference. The following summary does not constitute any legal or other advice and does not constitute a recommendation that Whole Earth’s stockholders or beneficial owners exercise their appraisal rights under Section 262. Holders of record and beneficial owners of shares of Company Common Stock should carefully review the full text of Section 262 as well as the information discussed below.
Under Section 262, if the Merger is completed, holders of record or beneficial owners of shares of Company Common Stock who (1) submit a written demand for appraisal of such stockholder’s or beneficial owner’s shares of Company Common Stock to Whole Earth prior to the vote on the Merger Proposal, (2) do not vote in favor of the Merger Proposal (whether by voting against the Merger Proposal, abstaining or otherwise not voting with respect to the Merger Proposal), (3) continuously hold (in the case of a holder of record) or own (in the case of a beneficial owner) such shares through the effective date of the Merger, (4) do not withdraw their demands or otherwise lose their rights to appraisal, and (5) otherwise comply with the statutory requirements and satisfy certain ownership thresholds set forth in Section 262, may be entitled to have their shares of Company Common Stock appraised by the Delaware Court of Chancery and to receive payment in cash for the “fair value” of their shares of Company Common Stock, exclusive of any element of value arising from the accomplishment or expectation of the Merger, together with (unless the Delaware Court of Chancery in its discretion determines otherwise for good cause shown) interest on the amount determined by the Delaware Court of Chancery to be fair value from the effective date of the Merger through the date of payment of the judgment. Unless the Delaware Court of Chancery in its discretion determines otherwise for good cause shown, interest on an appraisal award will accrue and compound quarterly from the effective date of the Merger through the date of payment of the judgment at five percent over the Federal Reserve discount rate (including any surcharge) as established from time to time during such period (except that, if at any time before the entry of judgment in the proceeding, the Surviving Corporation makes a voluntary cash payment to each person seeking appraisal, interest will accrue thereafter only upon the sum of (1) the difference, if any, between the amount so paid and the fair value of the shares as determined by the Delaware Court of Chancery, and (2) interest theretofore accrued, unless paid at that time). The Surviving Corporation is under no obligation to make such voluntary cash payment prior to such entry of judgment. If you are a beneficial owner of shares of Company Common Stock and you wish to exercise appraisal rights in such capacity, in addition to the foregoing requirements, your demand must also (1) reasonably identify the holder of record of the shares for which that demand is made, (2) be accompanied by documentary evidence of your beneficial ownership of such shares of Company Common Stock and include a statement that such documentary evidence is a true and correct copy of what it purports to be, and (3) provide an address at which you consent to receive notices given by the Surviving Corporation under Section 262 of the DGCL and to be set forth on the verified list required by Section 262(f).
After an appraisal petition has been filed, the Delaware Court of Chancery (see the “Appraisal Rights” section of this proxy statement captioned “Filing a Petition for Appraisal”), because immediately before the Merger the Company Common Stock was listed on a national securities exchange, is required by Section 262 to dismiss appraisal proceedings as to all persons who are otherwise entitled to appraisal rights unless (1) the total number of shares of Company Common Stock entitled to appraisal exceeds one percent of the outstanding shares of the class of Company Common Stock eligible for appraisal, or (2) the value of the consideration provided in the Merger for such total number of shares exceeds $1 million. Whole Earth refers to these conditions as the “ownership thresholds.”
Under Section 262, where the proposed merger for which appraisal rights are provided is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, must notify each of its stockholders of record as of the record date for notice of such meeting that appraisal rights are available and include in the notice a copy of Section 262 or information directing stockholders to a publicly available electronic resource at which Section 262 may be accessed without subscription or cost. This proxy statement constitutes Whole Earth’s notice to its stockholders that appraisal rights are available in connection with the Merger, and the full text of Section 262 is attached to this proxy statement as Annex C. In connection with the Merger, any holder of record or beneficial owner of shares Company Common Stock who wishes to exercise appraisal rights, or who wishes to preserve such holder’s or owner’s right to do so, should review Section 262 carefully. Failure to strictly comply with the requirements of Section 262 in a timely and proper manner may result in the loss of appraisal rights under Section 262. A stockholder or beneficial owner who loses such holder’s or owner’s appraisal rights will be entitled to receive the Per Share Price described in the Merger Agreement without interest and less any applicable withholding taxes. Because of the complexity of the procedures for exercising the right to seek appraisal of shares of Company Common Stock, the Company believes that if a stockholder or a beneficial owner is considering exercising such rights, that stockholder or beneficial owner should seek the advice of legal counsel.
Stockholders or beneficial owners wishing to exercise the right to seek an appraisal of their shares of Company Common Stock must do ALL of the following:
•	the stockholder or beneficial owner must not vote in favor of the Merger Proposal;
•
the stockholder or beneficial owner must deliver to Whole Earth a written demand for appraisal of such holder’s or owner’s shares of Company Common Stock before the vote on the Merger Proposal at the Special Meeting; and

•
the stockholder must continuously hold or the beneficial owner must continuously own the shares from the date of making the demand through the effective date of the Merger (a stockholder or beneficial owner will lose appraisal rights if the stockholder or beneficial owner transfers the shares before the effective date of the Merger).

Any person who has complied with the applicable requirements of Section 262 and is otherwise entitled to appraisal rights or the Surviving Corporation may file a petition in the Delaware Court of Chancery demanding a determination of the value of the stock of all such persons within 120 days after the effective date of the Merger (the Surviving Corporation is under no obligation to file any petition and has no intention of doing so). In addition, after an appraisal petition has been filed, the Delaware Court of Chancery, because immediately before the Merger the Company Common Stock was listed on a national securities exchange, is required by Section 262 to dismiss appraisal proceedings as to all persons who asserted appraisal rights unless one of the ownership thresholds is met. For stockholders, because a proxy that does not contain voting instructions will, unless revoked, be voted in favor of the Merger Proposal, each stockholder who votes by proxy and who wishes to exercise appraisal rights must vote against the Merger Proposal, abstain or not vote his, her or its shares.
Written Demand
A stockholder or beneficial owner wishing to exercise appraisal rights must deliver to Whole Earth, before the vote on the Merger Proposal at the Special Meeting, a written demand for the appraisal of such holder’s or beneficial owner’s shares of Company Common Stock. In addition, that stockholder or beneficial owner must not vote or submit a proxy in favor of the Merger Proposal. A vote in favor of the Merger Proposal, in person at the Special Meeting or by proxy (whether by mail or via the Internet or telephone), will constitute a waiver of appraisal rights in respect of the shares so voted and will nullify any previously filed written demands for appraisal with respect to such stockholder’s shares. A stockholder exercising appraisal rights must hold of record the shares of Company Common Stock on the date the written demand for appraisal is made and must continue to hold the shares of record through the effective date of the Merger. A beneficial owner exercising appraisal rights must own the shares of Company Common Stock on the date the written demand for appraisal is made and must continue to own such shares through the effective date of the Merger. For a stockholder, a proxy that is submitted and does not contain voting instructions will, unless revoked, be voted in favor of the Merger Proposal, and it will constitute a waiver of the stockholder’s right of appraisal and will nullify any previously delivered written demand for appraisal. A stockholder or beneficial owner who submits a proxy and who wishes to exercise appraisal rights must submit a proxy containing instructions to vote against the Merger Proposal or abstain from voting on the Merger Proposal. Neither voting against the Merger Proposal nor abstaining from voting or failing to vote on the Merger Proposal will, in and of itself, constitute a written demand for appraisal satisfying the requirements of Section 262. The written demand for appraisal must be in addition to and separate from any proxy or vote on the Merger Proposal. A stockholder’s or beneficial owner’s failure to make the written demand prior to the taking of the vote on the Merger Proposal at the Special Meeting will constitute a waiver of appraisal rights.
A holder of record of shares of Company Common Stock is entitled to demand appraisal for the shares registered in that holder’s name. A demand for appraisal in respect of shares of Company Common Stock by a holder of record must reasonably inform Whole Earth of the identity of the stockholder and that the stockholder intends thereby to demand an appraisal of such stockholder’s shares.
A beneficial owner may, in such person’s name, demand in writing an appraisal of such beneficial owner’s shares of Company Common Stock. A demand for appraisal in respect of shares of Company Common Stock owned by a beneficial owner must reasonably inform Whole Earth of the identity of the beneficial owner and that the beneficial owner intends thereby to demand an appraisal of such owner’s shares. The demand made by such beneficial owner must also (1) reasonably identify the holder of record of the shares of Company Common Stock for which the demand is made, (2) be accompanied by documentary evidence of such beneficial owner’s beneficial ownership of shares of Company Common Stock and a statement that such documentary evidence is a true and correct copy of what it purports to be, and (3) provide an address at which such beneficial owner consents to receive notices given by the Surviving Corporation under Section 262 of the DGCL and to be set forth on the verified list required by Section 262(f).
All written demands for appraisal pursuant to Section 262 should be mailed or delivered to:

Whole Earth Brands, Inc.
125 S. Wacker Drive, Suite 1250
Chicago, Illinois 60606
At any time within 60 days after the effective date of the Merger or thereafter with the written approval of Whole Earth, as the Surviving Corporation, any person entitled to appraisal rights who has not commenced an appraisal proceeding or joined that proceeding as a named party will have the right to withdraw such person’s demand for appraisal and to accept the Per Share Price offered pursuant to the Merger Agreement, without interest and less any applicable withholding taxes, by delivering to Whole Earth, as the Surviving Corporation, a written withdrawal of the demand for appraisal. Notwithstanding the foregoing, no appraisal proceeding in the Delaware Court of Chancery will be dismissed as to any person without the approval of the Delaware Court of Chancery, and such approval may be conditioned upon such terms as the Delaware Court of Chancery deems just; provided, however, that this shall not affect the right of any person who has not commenced an appraisal proceeding or joined that proceeding as a named party to withdraw such person’s demand for appraisal and to accept the Per Share Price within 60 days after the effective date of the Merger. Except with respect to any person who withdraws such person’s demand in accordance with the proviso in the immediately preceding sentence, if the Delaware Court of Chancery does not approve the dismissal of an appraisal proceeding with respect to a person, the person will be entitled to receive only the appraised value determined in any such appraisal proceeding, which value could be less than, equal to or more than the Per Share Price being offered pursuant to the Merger Agreement.
Additional Notice by the Surviving Corporation
If the Merger is completed, within ten (10) days after the effective date of the Merger, the Surviving Corporation will notify each record holder of shares of Company Common Stock who has properly made a written demand for appraisal pursuant to Section 262, and who has not voted in favor of the Merger Proposal, and any beneficial owner who has demanded appraisal in accordance with Section 262 that the Merger has become effective and the effective date thereof.

Filing a Petition for Appraisal
Within 120 days after the effective date of the Merger, but not thereafter, the Surviving Corporation or any person who has complied with Section 262 and who is otherwise entitled to appraisal rights under Section 262 may commence an appraisal proceeding by filing a petition in the Delaware Court of Chancery, with a copy served on the Surviving Corporation in the case of a petition filed by such a person other than the Surviving Corporation, demanding a determination of the value of the shares held by all persons entitled to appraisal. The Surviving Corporation is under no obligation, and has no present intention, to file a petition, and Whole Earth’s stockholders should not assume that the Surviving Corporation will file a petition or initiate any negotiations with respect to the fair value of the shares of Company Common Stock. Accordingly, any persons who desire to have their shares appraised should initiate all necessary action to perfect their appraisal rights in respect of their shares of Company Common Stock within the time and in the manner prescribed in Section 262. If a petition for an appraisal is not filed within the time period described above, the right to appraisal with respect to all shares of Company Common Stock will cease.
Within 120 days after the effective date of the Merger, any person who has complied with the requirements for an appraisal of such person’s shares of Company Common Stock pursuant to Section 262 will be entitled, upon written request, to receive from the Surviving Corporation a statement setting forth the aggregate number of shares of Company Common Stock not voted in favor of the Merger Proposal and with respect to which Whole Earth has received demands for appraisal, and the aggregate number of stockholders or beneficial owners holding or owning such shares (provided that, where a beneficial owner makes a demand pursuant to Section 262, the holder of record of such shares will not be considered a separate stockholder holding such shares for purposes of such aggregate number). The Surviving Corporation must send this statement to the requesting person within ten (10) days after receipt by the Surviving Corporation of the written request for such a statement or within ten (10) days after the expiration of the period for delivery of demands for appraisal, whichever is later.
If a petition for an appraisal is duly filed by a person and a copy thereof is served upon the Surviving Corporation, the Surviving Corporation will then be obligated within 20 days after such service to file in the office of the Delaware Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all persons who have demanded appraisal for their shares and with whom agreements as to the value of their shares have not been reached by the Surviving Corporation. The Delaware Court of Chancery may order that notice of the time and place fixed for the hearing of such petition be given to the Surviving Corporation and all of the persons shown on the verified list at the addresses stated therein. The forms of the notices by mail and by publication will be approved by the Delaware Court of Chancery and the costs of any such notice are borne by the Surviving Corporation.
After providing the foregoing notice, at the hearing on such petition, the Delaware Court of Chancery will determine the persons who have complied with Section 262 and who have become entitled to appraisal rights thereunder. The Delaware Court of Chancery may require the persons who demanded appraisal for their shares and who hold shares of Company Common Stock represented by certificates to submit their stock certificates to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings. If any person fails to comply with the direction, the Delaware Court of Chancery may dismiss the proceedings as to such person.
As described above, the Delaware Court of Chancery will dismiss appraisal proceedings as to all of persons who are otherwise entitled to appraisal rights unless (1) the total number of shares entitled to appraisal exceeds one percent of the outstanding shares of the class of Company Common Stock eligible for appraisal or (2) the value of the consideration provided in the Merger for such total number of shares exceeds $1 million.
Determination of Fair Value
After the Delaware Court of Chancery determines the persons entitled to appraisal, and that at least one of the ownership thresholds above has been satisfied, then the appraisal proceeding will be conducted in accordance with the rules of the Delaware Court of Chancery, including any rules specifically governing appraisal proceedings. Through such proceeding, the Delaware Court of Chancery will determine the “fair value” of the shares of Company Common Stock, exclusive of any element of value arising from the accomplishment or expectation of the Merger, together with interest, if any, to be paid upon the amount determined to be the fair value. In determining fair value, the Delaware Court of Chancery will take into account all relevant factors. Unless the Delaware Court of Chancery in its discretion determines otherwise for good cause shown, interest from the effective date of the Merger through the date of payment of the judgment will be compounded quarterly and will accrue at five percent over the Federal Reserve discount rate (including any surcharge) as established from time to time during the period between the effective date of the Merger and the date of payment of the judgment. However, the Surviving Corporation has the right, at any time prior to the Delaware Court of Chancery’s entry of judgment in the proceedings, to make a voluntary cash payment to each person seeking appraisal. If the Surviving Corporation makes a voluntary cash payment pursuant to subsection (h) of Section 262, interest will accrue thereafter only on the sum of (1) the difference, if any, between the amount paid by the Surviving Corporation in such voluntary cash payment and the fair value of the shares as determined by the Delaware Court of Chancery, and (2) interest accrued before such voluntary cash payment, unless paid at that time. In Weinberger v. UOP, Inc., Delaware Supreme Court discussed the factors that could be considered in determining fair value in an appraisal proceeding, stating that “proof of value by any techniques or methods which are generally considered acceptable in the financial community and otherwise admissible in court” should be considered, and that “[f]air price obviously requires consideration of all relevant factors involving the value of a company.” The Delaware Supreme Court stated that, in making this determination of fair value, the court must consider market value, asset value, dividends, earnings prospects, the nature of the enterprise and any other facts that could be ascertained as of the date of the Merger that throw any light on future prospects of the merged corporation. Section 262 provides that fair value is to be “exclusive of any element of value arising from the accomplishment or expectation of the merger.” In Cede & Co. v. Technicolor, Inc., the Delaware Supreme Court stated that such exclusion is a “narrow exclusion [that] does not encompass known elements of value,” but which rather applies only to the speculative elements of value arising from such accomplishment or expectation. In Weinberger, the Supreme Court of Delaware also stated that “elements of future value, including the nature of the enterprise, which are known or susceptible of proof as of the date of the merger and not the product of speculation, may be considered.”
Persons considering seeking appraisal should be aware that the fair value of their shares of Company Common Stock as so determined by the Delaware Court of Chancery could be more than, the same as or less than the consideration they would receive pursuant to the Merger if they did not seek appraisal of their shares and that an opinion of an investment banking firm as to the fairness from a financial point of view of the consideration payable in a Merger is not an opinion as to, and may not in any manner address, fair value under Section 262. Although Whole Earth believes that the Per Share Price is fair, no representation is made as to the outcome of the appraisal of fair value as determined by the Delaware Court of Chancery, and holders of record and beneficial owners of Company Common Stock should recognize that such an appraisal could result in a determination of a value higher or lower than, or the same as, the Per Share Price. Neither Whole Earth nor Parent anticipates offering more than the Per Share Price to any stockholder or beneficial owner exercising appraisal rights, and each of Whole Earth and Parent reserves the rights to make a voluntary cash payment pursuant to subsection (h) of Section 262 and to assert, in any appraisal proceeding, that for purposes of Section 262, the “fair value” of a share of Company Common Stock is less than the Per Share Price. If a petition for appraisal is not timely filed, or if neither of the ownership thresholds above has been satisfied in respect of persons seeking appraisal rights, then the right to an appraisal will cease. The costs of the appraisal proceedings may be determined by the Delaware Court of Chancery and taxed upon the parties as the Delaware Court of Chancery deems equitable under the circumstances. Upon application of a person whose name appears on the list filed by the Surviving Corporation pursuant to Section 262(f) who participated in the proceeding and incurred expenses in connection therewith, the Delaware Court of Chancery may also order that all or a portion of such expenses, including, without limitation, reasonable attorney’s fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal not dismissed pursuant to subsection (k) of Section 262 or subject to such an award pursuant to a reservation of judgment under such subsection (a “Reservation”). In the absence of such determination or assessment, each party bears its own expenses.
If any person who demands appraisal of his, her or its shares of Company Common Stock under Section 262 fails to perfect, or loses or validly withdraws, such person’s right to appraisal, such person’s shares of Company Common Stock will be deemed to have been converted at the Effective Time into the right to receive the Per Share Price as provided in the Merger Agreement. A person will fail to perfect, or effectively lose, such person’s right to appraisal if no petition for appraisal is filed within 120 days after the effective date of the Merger, if neither of the ownership thresholds above has been satisfied in respect of persons seeking appraisal rights or if the person delivers to the Surviving Corporation a written withdrawal of such person’s demand for appraisal and an acceptance of the Per Share Price as provided in the Merger Agreement in accordance with Section 262.

From and after the effective date of the Merger, no person who has demanded appraisal rights with respect to some or all of such person’s shares of Company Common Stock in compliance with Section 262 will be entitled to vote such shares of Company Common Stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the Merger).
Failure to comply strictly with all of the procedures set forth in Section 262 may result in the loss of a person’s statutory appraisal rights under Section 262. In that event, you will be entitled to receive the Per Share Price for your shares of Company Common Stock in accordance with the Merger Agreement, without interest and less any applicable withholding taxes. Consequently, any person wishing to exercise appraisal rights is encouraged to consult legal counsel before attempting to exercise those rights.

PROPOSAL 1: THE MERGER PROPOSAL
Whole Earth is asking you to approve the adoption of the Merger Agreement. For a summary of and detailed information regarding this proposal, see the information about the Merger Agreement throughout this proxy statement, including the information set forth in the section of this proxy statement captioned “The Merger Agreement.” A copy of the Merger Agreement is attached and incorporated by reference as Annex A to this proxy statement. You are urged to read the Merger Agreement carefully in its entirety.
The Whole Earth Board, based on the unanimous recommendation of the Special Committee and following the recusal of Mr. Franklin, recommends that you vote “FOR” this proposal.

PROPOSAL 2: THE ADJOURNMENT PROPOSAL
Whole Earth is asking you to approve a proposal to adjourn the Special Meeting, from time to time, to a later date or dates to solicit additional proxies if there are insufficient votes to adopt the Merger Agreement at the time of the Special Meeting. If stockholders approve this proposal, Whole Earth can adjourn the Special Meeting and any adjourned session of the Special Meeting and use the additional time to solicit additional proxies, including soliciting proxies from stockholders that have previously returned properly signed proxies voting against adoption of the Merger Agreement. Among other things, approval of the Adjournment Proposal could mean that, even if Whole Earth received proxies representing a sufficient number of votes against adoption of the Merger Agreement such that the proposal to adopt the Merger Agreement would be defeated, Whole Earth could adjourn the Special Meeting without a vote on the adoption of the Merger Agreement and seek to convince the holders of those shares to change their votes to votes in favor of adoption of the Merger Agreement. Additionally, Whole Earth may seek stockholder approval to adjourn the Special Meeting if a quorum is not present. Finally, the chairperson of the Special Meeting is permitted by the Company’s bylaws to adjourn the Special Meeting even if stockholders have not approved the proposal to adjourn the Special Meeting.
The Whole Earth Board, based on the unanimous recommendation of the Special Committee and following the recusal of Mr. Franklin, recommends that you vote “FOR” this proposal.

STOCKHOLDER PROPOSALS AND NOMINATIONS
If the Merger is completed, Whole Earth will have no public stockholders and there will be no public participation in any future meetings of Whole Earth’s stockholders. However, if the Merger is not completed, Whole Earth’s stockholders will continue to be entitled to attend and participate in stockholder meetings.
Whole Earth will hold an annual meeting of stockholders in 2024 (the “2024 Annual Meeting”) only if the Merger has not already been completed and Whole Earth remains a public company.
For a stockholder who intends to have a proposal considered for inclusion in Whole Earth’s proxy materials for presentation at the 2024 Annual Meeting, if held, Whole Earth’s Secretary must receive the written proposal at the Company’s principal executive offices not later than the close of business on the tenth (10th) day following the day on which notice of the date of the 2024 Annual Meeting is mailed or such public disclosure of the date of the 2024 Annual Meeting is made, whichever first occurs. In addition, stockholder proposals must comply with the requirements of Rule 14a-8 regarding the inclusion of stockholder proposals in company-sponsored proxy materials.
Stockholders intending to present a proposal at the 2024 Annual Meeting, if held, but not to include the proposal in our proxy statement, or to nominate a person for election as a director, must comply with the requirements set forth in the Company’s bylaws, which require, among other things, that Whole Earth’s Secretary receive written notice from the stockholder of record of their intent to present such proposal or nomination not earlier than the 120th day and not later than the 90th day prior to the anniversary of the preceding year’s annual meeting. The notice must contain the information required by the Company’s bylaws, a copy of which is available upon request to Whole Earth’s Secretary. In the event that the date of the 2024 Annual Meeting, if held, is not within twenty-five (25) days before or after June 8, 2024, then Whole Earth’s Corporate Secretary must receive such written notice not later than the close of business on the tenth (10th) day following the day on which notice of the date of the 2024 Annual Meeting is mailed or such public disclosure of the date of the 2024 Annual Meeting is made, whichever first occurs.
In addition to satisfying the foregoing requirements under the Company’s bylaws, to comply with the universal proxy rules, stockholders who intend to solicit proxies in support of director nominees other than Whole Earth’s nominees must provide notice that sets forth the information required by Rule 14a-19(b) under the Exchange Act, and Whole Earth’s Corporate Secretary must receive such written notice not later than the close of business on the tenth (10th) day following the day on which notice of the date of the 2024 Annual Meeting is mailed or such public disclosure of the date of the 2024 Annual Meeting is made, whichever first occurs.
Whole Earth reserves the right to reject, rule out of order, or take other appropriate action with respect to any proposal that does not comply with these or other applicable requirements.

WHERE YOU CAN FIND ADDITIONAL INFORMATION
Because the Merger is a “going-private” transaction, Parent, Merger Sub and Whole Earth will file with the SEC a Transaction Statement on Schedule 13E-3 with respect to the Merger. The Schedule 13E-3, including any amendments and exhibits filed or incorporated by reference as a part of it, can be obtained by following the directions set forth below. The Schedule 13E-3 will be amended to report promptly any material change in the information set forth in the most recent Schedule 13E-3 filed with the SEC.
Whole Earth files annual, quarterly and current reports, proxy statements and other information with the SEC. The SEC allows Whole Earth to “incorporate by reference” into this proxy statement documents that the Company files with the SEC. This means that Whole Earth can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be a part of this proxy statement and, with respect to this proxy statement but not with respect to the Schedule 13E-3, later information that Whole Earth files with the SEC will update and supersede such information. Information in documents that is deemed, in accordance with SEC rules, to be furnished and not filed is not deemed to be incorporated by reference into this proxy statement. Whole Earth incorporates by reference the documents listed below and, with respect to this proxy statement but not with respect to the Schedule 13E-3, any documents filed by Whole Earth pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this proxy statement and prior to the date of the Special Meeting:
•	Annual Report on Form 10-K for the fiscal year ended December 31, 2023, filed on March 12, 2024, as amended by Amendment No. 1 thereto on Form 10-K/A filed on April 29, 2024; and
•	Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2024, filed on May 9, 2024.
Whole Earth will amend the Schedule 13E-3 to incorporate by reference any additional documents that it may file with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this proxy statement and prior to the date of the Special Meeting to the extent required to fulfill Whole Earth’s obligations under the Exchange Act.
You may obtain any of the documents that Whole Earth files with the SEC, without charge, by requesting them in writing from Whole Earth at the following address:
Whole Earth Brands, Inc.
125 S. Wacker Drive, Suite 1250
Chicago, Illinois 60606
If you would like to request documents from Whole Earth, please do so as soon as possible to receive them before the Special Meeting. If you request any documents from Whole Earth, the Company will mail them to you by first class mail, or another equally prompt method. Please note that all of the documents that the Company files with the SEC are also promptly available through the “Investor Relations” section of Whole Earth’s website, https://investor.wholeearthbrands.com. The information included on the Company’s website is not incorporated by reference into this proxy statement. The website addresses, and the website addresses included in any documents incorporated by reference in this proxy statement, are not intended to function as hyperlinks, and the information contained on such websites and on the SEC’s website is not incorporated by reference in this proxy statement and you should not consider it a part of this proxy statement.
If you have any questions concerning the Merger, the Special Meeting or the accompanying proxy statement, would like additional copies of this proxy statement or need help voting your shares of Company Common Stock, please contact Whole Earth’s proxy solicitor:
Morrow Sodali LLC
430 Park Avenue
New York, NY 10022
Stockholders call: (800) 662-5200 (toll-free from the U.S. and Canada)
Banks and brokers call collect: (203) 658-9400
Email: FREE@info.morrowsodali.com

MISCELLANEOUS
Whole Earth has supplied all information relating to Whole Earth, and Parent has supplied, and Whole Earth has not independently verified, all of the information relating to Parent, Merger Sub, or their affiliates contained in this proxy statement.
YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROXY STATEMENT IN VOTING YOUR SHARES OF COMPANY COMMON STOCK AT THE SPECIAL MEETING. WHOLE EARTH BRANDS HAS NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION THAT IS DIFFERENT FROM WHAT IS CONTAINED IN THIS PROXY STATEMENT. THIS PROXY STATEMENT IS DATED JUNE 24, 2024. YOU SHOULD NOT ASSUME THAT THE INFORMATION CONTAINED IN THIS PROXY STATEMENT IS ACCURATE AS OF ANY DATE OTHER THAN THAT DATE (OR AS OF AN EARLIER DATE IF SO INDICATED IN THIS PROXY STATEMENT), AND THE SENDING OF THIS PROXY STATEMENT TO STOCKHOLDERS DOES NOT CREATE ANY IMPLICATION TO THE CONTRARY. THIS PROXY STATEMENT DOES NOT CONSTITUTE A SOLICITATION OF A PROXY IN ANY JURISDICTION WHERE, OR TO OR FROM ANY PERSON TO WHOM, IT IS UNLAWFUL TO MAKE A PROXY SOLICITATION.

ANNEX A
AGREEMENT OF MERGER

by and among

OZARK HOLDINGS, LLC,

SWEET OAK MERGER SUB, LLC

and

WHOLE EARTH BRANDS, INC.

Dated as of February 12, 2024

EXHIBITS
Exhibit A	Surviving Company Charter

INDEX OF DEFINED TERMS
Acceptable Confidentiality Agreement	A-56
Affiliate	A-57
Agreement	A-9
Alternative Acquisition Agreement	A-38
Anti-Corruption Laws	A-30
Applicable Privacy and Security Laws	A-57
Approval	A-57
Bankruptcy and Equity Exceptions	A-16
Business Day	A-57
Certificate of Merger	A-10
Clearance Date	A-42
Closing	A-10
Closing Date	A-10
Code	A-57
Company	A-9
Company Accelerated PRSU	A-14
Company Accelerated RSU	A-14
Company Accelerated Share	A-13
Company Assets	A-17
Company Benefit Plan	A-57
Company Board	A-9
Company Board Recommendation	A-9
Company Board Recommendation Change	A-39
Company Common Stock	A-9
Company Contracts	A-20
Company Disclosure Letter	A-15
Company Dissenting Share	A-13
Company Equity Plan	A-57
Company Excluded Share	A-11
Company Excluded Shares	A-11
Company Financial Advisor	A-31
Company Intellectual Property	A-57
Company Material Adverse Effect	A-52
Company Organizational Documents	A-16
Company Permits	A-29
Company Preferred Stock	A-17
Company Proxy Materials	A-42
Company Proxy Statement	A-16
Company PRSU	A-58
Company Related Parties	A-55
Company Requisite Vote	A-15
Company Restricted Stock Award	A-58
Company RSU	A-58
Company SEC Reports	A-18
Company Special Committee	A-9
Company Special Committee Recommendation	A-9
Company Stockholders	A-9
Company Stockholders Meeting	A-16
Company Termination Fee	A-54
Company Warrant	A-14

Company Warrants	A-14
Confidentiality Agreement	A-37
Continuing Employee	A-50
Contracts	A-58
Converted Share	A-11
Converted Shares	A-11
Copyrights	A-60
Courts	A-63
COVID-19 Measures	A-58
Customer Information	A-28
Debt Commitment Letter	A-58
Debt Financing	A-58
Debt Financing Documents	A-58
Debt Financing Sources	A-64
Debt Replacement Financing	A-48
DGCL	A-9
DLLCA	A-9
DTC	A-12
Effect	A-59
Effective Time	A-10
Electronic Delivery	A-67
Employment Matters	A-25
Enforcement Expenses	A-55
Environmental Laws	A-26
Environmental Matters	A-26
Equity Commitment Letter	A-59
Equity Financing	A-59
ERISA	A-59
ERISA Affiliate	A-59
Exchange Act	A-16
Expenses	A-46
FDA	A-59
Fee Letter	A-58
Financing Amounts	A-35
Financing Conditions	A-59
Financing Information	A-59
Financing Sources	A-59
Food Laws	A-59
GAAP	A-18
Governmental Entity	A-59
Guarantors	A-33
Hazardous Substances	A-59
HSR Act	A-16
Indemnified Person	A-43
Indemnified Persons	A-43
Intellectual Property	A-59
Intellectual Property Licenses	A-60
Interim Period	A-34
Intervening Event	A-60
Intervening Event Notice Period	A-40
Knowledge	A-60

Laws	A-60
Legal Actions	A-20
Liabilities	A-19
Liens	A-60
Limited Guarantee	A-33
Merger	A-9
Merger Sub	A-9
Nasdaq	A-16
OFAC	A-73
Orders	A-72
Outside Date	A-62
Overall Compensation	A-50
Parent	A-9
Parent Affiliated Person	A-60
Parent Assets	A-34
Parent Contracts	A-34
Parent Disclosure Letter	A-33
Parent Organizational Documents	A-32
Parent Related Parties	A-55
Parent Termination Fee	A-54
Parties	A-9
Party	A-9
Patents	A-60
Payment Agent	A-11
Payment Agent Agreement	A-11
Payment Fund	A-11
Per Share Merger Consideration	A-11
Permits	A-29
Person	A-60
Personal Information	A-28
Post-Signing Returns	A-46
Privacy Policy	A-28
Public Official	A-61
Registered Holder	A-12
Registered Holders	A-12
Representatives	A-61
Sanctioned Country	A-61
Sanctioned Person	A-61
Sarbanes-Oxley Act	A-18
Schedule 13E-3	A-41
SEC	A-16
Securities Act	A-16
Self-Help Mechanism	A-29
Software	A-60
Solvent	A-61
Stockholder Litigation	A-46
Subsidiary	A-61
Subsidiary Organizational Documents	A-16
Superior Proposal	A-61
Superior Proposal Notice Period	A-40
Surviving Company	A-10

Surviving Company Bylaws	A-10
Surviving Company Charter	A-10
Takeover Proposal	A-62
Tax	A-62
Tax Return	A-62
Trade Secrets	A-60
Trademarks	A-60
Transactions	A-9
U.S. Export Control Laws	A-63
Unauthorized Code	A-29
USDA	A-63
WARN	A-26
Warrant Agent	A-62
Warrant Agreement	A-62
Willful and Material Breach	A-63

AGREEMENT OF MERGER
AGREEMENT OF MERGER, dated as of February 12, 2024 (as amended, this “Agreement”), by and among Ozark Holdings, LLC, a Delaware limited liability company (“Parent”), SWEET OAK MERGER SUB, LLC, a Delaware limited liability company and a wholly owned subsidiary of Parent (“Merger Sub”), and Whole Earth Brands, Inc., a Delaware corporation (the “Company”) and collectively with Parent and Merger Sub, the “Parties” and each, a “Party”).
RECITALS
WHEREAS, as of the date of this Agreement, certain Parent Affiliated Persons own, of record or beneficially, in the aggregate 8,905,223 shares of common stock, par value $0.0001 per share, of the Company (“Company Common Stock”);
WHEREAS, the Parties desire to effect the merger of Merger Sub with and into the Company (the “Merger”), with the Company surviving the Merger as the Surviving Company, in accordance with the General Corporation Law of the State of Delaware (the “DGCL”) and the Delaware Limited Liability Company Act (the “DLLCA”), pursuant to which each share of Company Common Stock (other than Company Excluded Shares and Company Dissenting Shares (each as defined below)) shall be converted into the right to receive the Per Share Merger Consideration (as defined below), upon the terms and subject to the conditions set forth in this Agreement;
WHEREAS, the board of directors of the Company (the “Company Board”) has established a special committee consisting solely of disinterested directors of the Company (the “Company Special Committee”), which Company Special Committee has been delegated the full and exclusive power and authority of the Company Board to, among other things, review, evaluate, consider and negotiate the Merger and the other transactions contemplated by this Agreement (collectively, the “Transactions”) and make a recommendation to the Company Board with respect thereto;
WHEREAS, the Company Special Committee has unanimously adopted resolutions (i) determining that the terms of this Agreement and the Transactions are fair to and in the best interests of the Company and the holders of Company Common Stock (the “Company Stockholders”) (other than the holders of Company Excluded Shares), (ii) recommending to the Company Board that the Company Board adopt resolutions approving, adopting and declaring advisable this Agreement and the Transactions and (iii) recommending to the Company Board that the Company Board recommend that the Company Stockholders vote for the adoption of this Agreement and the Merger at the Company Stockholders Meeting (such recommendation, the “Company Special Committee Recommendation”);
WHEREAS, the Company Board, based upon the Company Special Committee Recommendation, has adopted resolutions (i) determining that the terms of this Agreement and the Transactions are fair to and in the best interests of the Company and the Company Stockholders (other than the holders of Company Excluded Shares), (ii) approving and declaring advisable the execution, delivery and performance of this Agreement and the Transactions and (iii) recommending that the Company Stockholders vote for the adoption and approval of this Agreement and the Merger at the Company Stockholders Meeting (such recommendation, the “Company Board Recommendation”);
WHEREAS, this Agreement and the Transactions have been duly authorized and approved by Parent and Merger Sub by all requisite limited liability company action;
WHEREAS, concurrently with entry into this Agreement, the Company, on the one hand, and certain Affiliates of Parent, on the other hand, have entered into a letter agreement with respect to certain governance matters;
WHEREAS, concurrently with the execution and delivery of this Agreement, and as a condition and material inducement to the Company’s willingness to enter into this Agreement, Parent has delivered to the Company the Equity Commitment Letter, the Debt Commitment Letter and the Limited Guarantee;
WHEREAS, the Company, Parent and Merger Sub desire to make certain representations, warranties, covenants and agreements in connection with the Merger and also to prescribe various conditions to the Merger; and
WHEREAS, certain capitalized terms used in this Agreement have the meanings specified in Section 8.1.

Accordingly, in consideration of the foregoing and the mutual representations, warranties, covenants and agreements contained in this Agreement, the Parties, intending to be legally bound, agree as follows:
ARTICLE I
MERGER
Section 1.1 The Merger. Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with applicable provisions of the DGCL and the DLLCA, at the Effective Time, Merger Sub shall be merged with and into the Company, the separate limited liability company existence of Merger Sub shall cease and the Company shall continue its corporate existence under the DGCL as the surviving company in the Merger (the “Surviving Company”) and a wholly-owned subsidiary of Parent.
Section 1.2 Closing. Subject to the satisfaction or waiver of all of the conditions to closing contained in Article VI, the closing of the Merger (the “Closing”) shall be effected remotely by the exchange of documents and signatures in PDF or other electronic format by electronic mail (a) at 9:00 a.m., New York time, no later than the third (3rd) Business Day after the day on which the last of those conditions (other than any conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or (to the fullest extent permitted by Applicable Laws) waiver of those conditions) is satisfied or, to the fullest extent permitted by applicable Laws, waived in accordance with this Agreement, or (b) at such other time or on such other date as Parent and the Company may agree in writing (the date on which the Closing occurs is referred to in this Agreement as the “Closing Date”); provided, however, that in the event that the Closing would occur by the terms of this Section 1.2 within ten (10) days of the end of any calendar month, the parties hereto shall use commercially reasonable efforts, to the extent practicable, to effect the Closing on the last day of a calendar month.
Section 1.3 Effective Time. Upon the terms and subject to the conditions set forth in this Agreement, as soon as practicable on the Closing Date, (a) the Company shall cause a certificate of merger providing for the Merger (the “Certificate of Merger”) to be duly executed, acknowledged and filed with the Secretary of State of the State of Delaware as provided in Section 251 of the DGCL and Section 18-209(c) of the DLLCA and (b) Parent and the Company shall cause all other filings, recordings or publications required by the DGCL or the DLLCA in connection with the Merger to be duly executed, acknowledged and filed. The Merger shall become effective when the Certificate of Merger has been duly filed with the Secretary of State of the State of Delaware or at such other subsequent date or time as Parent and the Company may agree and specify in the Certificate of Merger in accordance with the DGCL and the DLLCA (the “Effective Time”).
Section 1.4 Effects of the Merger. The Merger shall have the effects set forth in Section 259 of the DGCL and Section 18-209(g) of the DLLCA.
Section 1.5 Certificate of Incorporation. The certificate of incorporation of the Company as in effect immediately prior to the Effective Time shall, at the Effective Time, by virtue of the Merger and without any further action, be amended and restated to read in its entirety as set forth on Exhibit A attached to this Agreement and, as so amended and restated, shall be the certificate of incorporation of the Surviving Company (the “Surviving Company Charter”) until thereafter amended in accordance with the Surviving Company Charter and applicable Laws.
Section 1.6 Bylaws. The bylaws of the Company as in effect immediately prior to the Effective Time shall, at the Effective Time, by virtue of the Merger and without any further action, be the bylaws of the Surviving Company (the “Surviving Company Bylaws”) until thereafter amended in accordance with the Surviving Company Charter, Surviving Company Bylaws and applicable Laws.
Section 1.7 Directors and Officers of the Surviving Company. The Company shall take all lawful action so that (a) the directors of Merger Sub immediately prior to the Effective Time shall, from and after the Effective Time, be the directors of the Surviving Company until their respective successors are duly elected and qualified or until their earlier death, resignation or removal, as the case may be, in accordance with the Surviving Company Charter, the Surviving Company Bylaws and the DGCL, and (b) the officers of the Company immediately prior to the Effective Time shall, from and after the Effective Time, be the officers of the Surviving Company until their successors are duly elected or appointed and qualified or until their earlier death, resignation or removal, as the case may be, in accordance with the Surviving Company Charter, the Surviving Company Bylaws and the DGCL.

ARTICLE II
EFFECT OF THE MERGER
Section 2.1 Effect of the Merger on Securities of Merger Sub and the Company. At the Effective Time, by virtue of the Merger, and without any action on the part of the Parties or the holders of any of the following securities:
(a) Conversion of Limited Liability Company Interests in Merger Sub. The limited liability company interests in Merger Sub outstanding immediately prior to the Effective Time shall automatically be converted into and become 1,000 validly issued, fully paid and non-assessable shares of common stock, par value $0.0001 per share, of the Surviving Company, and shall constitute the only then-outstanding shares of capital stock of the Surviving Company.
(b) Cancellation of Certain Shares of Company Common Stock. Each share of Company Common Stock issued and outstanding immediately prior to the Effective Time and owned by (i) the Company or any of the Company’s wholly owned Subsidiaries or (ii) Parent or any of its Affiliates (including Merger Sub) (each, a “Company Excluded Share” and, collectively, the “Company Excluded Shares”) shall be automatically canceled and shall cease to exist, and no consideration shall be paid in respect thereof.
(c) Conversion of Company Common Stock.
(i) Subject to Section 2.2 and Section 2.5, each share of Company Common Stock issued and outstanding immediately prior to the Effective Time (other than Company Excluded Shares and Company Dissenting Shares) shall be converted into the right to receive $4.875 in cash, without interest (the “Per Share Merger Consideration”).
(ii) Each share of Company Common Stock converted into the right to receive the Per Share Merger Consideration as provided in Section 2.1(c)(i) (each, a “Converted Share” and collectively, the “Converted Shares”) shall no longer be outstanding and shall automatically be canceled and shall cease to exist and the Persons registered immediately prior to the Effective Time as owners of Converted Shares shall cease to have any rights with respect to the Converted Shares, other than the right to receive the Per Share Merger Consideration with respect to such Converted Shares as provided in Section 2.1(c)(i) upon delivery of instructions in accordance with Section 2.2(b).
Section 2.2 Payment Agent; Surrender of Company Certificates.
(a) Payment Agent. Prior to the Effective Time, Parent shall appoint Continental Stock Transfer & Trust Company to act as paying agent (the “Payment Agent”) for the benefit of holders of Converted Shares pursuant to a paying agent agreement between Parent and the Payment Agent (as the same may be amended or amended and restated, the “Payment Agent Agreement”). On the Closing Date, Parent (on behalf of the Surviving Company) shall deposit, or cause to be deposited, with the Paying Agent cash in an amount sufficient to pay the aggregate Per Share Merger Consideration payable pursuant to Section 2.1(c)(i). Such aggregate cash amount is referred to in this Agreement as the “Payment Fund.” Until disbursed in accordance with the terms and conditions of this Agreement, the Payment Agent Agreement shall require the Payment Agent to invest the Payment Fund as directed by Parent (on behalf of the Surviving Company) in short-term obligations of the United States of America with maturities of no more than ninety (90) days or guaranteed by the United States of America and backed by the full faith and credit of the United States of America or in commercial paper obligations rated A-1 or P-1 or better by Moody’s Investors Service, Inc. or Standard & Poor’s, respectively, or in certificates of deposit, bank repurchase agreements or bankers’ acceptances of commercial banks with capital exceeding $1,000,000,000 (based on the most recent financial statements of such bank that are then publicly available); provided, however, that no such investment shall relieve Parent from causing the Payment Agent to make, and the Paying Agent from making, the payments required by Section 2.1(c)(i) and, following any losses from such investment causing the Payment Fund to be less than the aggregate Per Share Merger Consideration payable under Section 2.1(c)(i), Parent shall promptly deposit or cause to be deposited such amount of cash as may be required to permit the Payment Agent to make the payments required by Section 2.1(c)(i). Any net profit resulting from, or income produced by, such investments shall inure to the benefit of and be the sole and exclusive property of and paid to the Surviving Company.

(b) Procedures.
(i) Payment Procedures. Promptly following the Effective Time (and in any event within two (2) Business Days after the Closing Date), Parent shall cause the Payment Agent to mail to each Person registered immediately prior to the Effective Time as an owner of Converted Shares (each, a “Registered Holder” and collectively, the “Registered Holders”) (i) a form of letter of transmittal (a “Letter of Transmittal”), in form and substance agreed upon prior to the Effective Time by the Company and Parent, which shall specify that delivery shall be effected and risk of loss and title shall pass upon (A) with respect to shares evidenced by certificates, only upon the proper delivery of the certificates and a validly executed Letter of Transmittal to the Paying Agent (and such other documents as the Paying Agent may reasonably request) and (b) with respect to shares evidenced in book-entry form, only upon proper delivery of an “agent’s message” in customary form regarding the transfer of such book-entry shares (or such other evidence, if any, of the transfer as the Paying Agent may reasonably request, and (ii) instructions for effecting the exchange of Converted Shares for the Per Share Merger Consideration payable with respect to the Converted Shares pursuant to Section 2.1(c). After the Effective Time, upon delivery to the Payment Agent by each Registered Holder of either (a) the certificates to be surrendered together with the Letter of Transmittal, duly, completely and validly executed in accordance with the instructions thereto, or (b) an instruction requesting the transfer of Converted Shares, which instruction may be an “agent’s message” in customary form (if required) (it being understood that the Registered Holders will be deemed to have delivered such instructions to the Payment Agent upon the Payment Agent’s receipt of an “agent’s message” or such other evidence, if any, as the Payment Agent may reasonably request), each Registered Holder shall be entitled to receive an amount in cash equal to (A) the aggregate number of Converted Shares of such Registered Holder multiplied by (B) the Per Share Merger Consideration. No interest shall be paid or accrued for the benefit of Registered Holders on the Per Share Merger Consideration payable upon the delivery of instructions pursuant to this Section 2.2(b). Until so exchanged, outstanding Converted Shares shall be deemed from and after the Effective Time to evidence only the right to receive the Per Share Merger Consideration payable in respect thereof pursuant to Section 2.1(c)(i).
(ii) DTC Payment. Prior to the Effective Time, Parent and the Company shall cooperate to establish procedures with the Payment Agent and the Depository Trust Company (“DTC”), such procedures to be set forth in the Payment Agent Agreement, with the objective that Parent shall or shall cause the Payment Agent to transmit to DTC or its nominee, on the Closing Date, by wire transfer of immediately available funds, an amount in cash equal to (i) the number of Converted Shares held of record by DTC or such nominee immediately prior to the Effective Time multiplied by (ii) the Per Share Merger Consideration.
(iii) Transfer of Ownership. If payment of the Per Share Merger Consideration is to be made to a Person other than a Registered Holder, it shall be a condition of payment that (i) the Person requesting such payment present proper evidence of transfer or shall otherwise be in proper form for transfer and (ii) the Person requesting such payment shall have paid any transfer and other Taxes required by reason of the payment of the Per Share Merger Consideration to a Person other than the Registered Holder or shall have established to the reasonable satisfaction of Parent and the Payment Agent that such Tax either has been paid or is not applicable.
(iv) No Other Rights. Until an instruction or certificate and letter is delivered in accordance with this Section 2.2(b), each Converted Share shall be deemed, from and after the Effective Time, to represent only the right to receive the Per Share Merger Consideration, and the Registered Holders shall cease to have any rights with respect to such Converted Shares, other than the right to receive the Per Share Merger Consideration. The Per Share Merger Consideration issued or paid with respect to each Converted Share upon delivery of a certificate and Letter of Transmittal or an instruction in accordance with Section 2.2(b) shall be deemed to have been issued or paid in full satisfaction of all rights pertaining to that Converted Share.
(c) No Further Transfers. At the Effective Time, the stock transfer books of the Company shall be closed and there shall be no further registration of transfers of the shares of Company Common Stock that were outstanding immediately prior to the Effective Time.

(d) Termination of Payment Fund. Any portion of the Payment Fund that remains unclaimed by the holders of Converted Shares twelve (12) months after the Effective Time shall be delivered by the Payment Agent to the Surviving Company. Any holder of a Converted Share who has not complied with Section 2.2(b) by such time shall thereafter look only to Parent or the Surviving Company, as applicable, for payment of the Per Share Merger Consideration respect to such Converted Share.
(e) No Liability. None of Parent, Merger Sub, the Surviving Company or the Payment Agent shall, to the fullest extent permitted by applicable Laws, be liable to any holder of Converted Shares for any Per Share Merger Consideration properly delivered to a public official under applicable abandoned property, escheat or similar Laws. Until an instruction or certificate and letter is delivered in accordance with Section 2.2(b), each Converted Share shall be deemed, from and after the Effective Time, to represent only the right to receive the Per Share Merger Consideration, and the Registered Holders shall cease to have any rights with respect to such Converted Shares, other than the right to receive the Per Share Merger Consideration. The Per Share Merger Consideration issued or paid with respect to each Converted Share upon delivery of a certificate and Letter of Transmittal or an instruction in accordance with Section 2.2(b) shall be deemed to have been issued or paid in full satisfaction of all rights pertaining to that Converted Share.
Section 2.3 Withholding Rights. Each of Parent, the Surviving Company, the Payment Agent and any other withholding agent hereunder (without duplication) shall, to the fullest extent permitted by applicable Laws, be entitled to deduct and withhold from the Per Share Merger Consideration payable to any Person such amounts as it is required to deduct and withhold from such payment under any applicable Laws. If the Payment Agent, Parent, the Surviving Company or such other withholding agent, as the case may be, deducts or withholds any such amounts, such amounts shall be treated for all purposes as having been paid to the Person in respect of whom the Payment Agent, Parent, the Surviving Company or such other withholding agent, as the case maybe, made such deduction and withholding.
Section 2.4 Lost Certificates. If any certificate evidencing ownership of shares of Company Common Stock shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such certificate to be lost, stolen or destroyed, the Paying Agent shall, in exchange for such lost, stolen or destroyed certificate, pay the Per Share Merger Consideration deliverable in respect thereof pursuant to this Agreement.
Section 2.5 Appraisal Rights. None of the shares of Company Common Stock issued and outstanding immediately prior to the Effective Time, the holder of which has (i) neither voted in favor of the Merger or consented thereto in writing pursuant to Section 228 of the DGCL and (ii) demanded such holder’s right to appraisal in accordance with Section 262 of the DGCL (each such share, a “Company Dissenting Share”), shall be converted into the right to receive the Per Share Merger Consideration. At the Effective Time, all Company Dissenting Shares shall be canceled and shall cease to exist and shall represent the right to receive only those rights provided under the DGCL. If, after the Effective Time, any holder of a Company Dissenting Share withdraws, loses or fails to perfect such holder’s rights to appraisal, such Company Dissenting Share shall be treated as if such Company Dissenting Share had been converted, as of the Effective Time, into the Per Share Merger Consideration. Holders of Company Dissenting Shares shall be entitled only to those rights granted under Section 262 of the DGCL. The Company shall promptly notify Parent upon receipt of any written demands for appraisal under Section 262 of the DGCL and any withdrawals of such demands and Parent shall have the right to participate in all negotiations and proceedings with respect to such demands. Prior to the Effective Time, the Company shall not, except with the prior written consent of Parent, make any payment with respect to, or settle or offer to settle, any such demands.
Section 2.6 Treatment of Equity Awards.
(a) Company Restricted Stock Awards. Immediately prior to the Effective Time, each share of Company Common Stock subject to a Company Restricted Stock Award (each, a “Company Accelerated Share”), shall, automatically, by virtue of the Merger and without any action on the part of the Company, Parent, Merger Sub or the holder of such Company Restricted Stock Award, be immediately fully vested (and subject to any applicable Tax withholding on such acceleration) and each such Company Accelerated Share shall be treated as a share of Company Common Stock issued and outstanding immediately prior to the Effective Time for all purposes under this Agreement.

(b) Treatment of Restricted Stock Units and Performance-Based Restricted Stock Units. Immediately prior to the Effective Time, (i) each Company RSU (each, a “Company Accelerated RSU”), shall, by virtue of the Merger and without any action on the part of the Company, Parent, Merger Sub or the holder of such Company RSU, become fully vested and, after giving effect to such vesting, automatically be cancelled and converted into the right to receive an amount in cash (less any applicable Tax withholding) equal to (x) the total number of shares of Company Common Stock underlying such award of Company RSUs, multiplied by (y) the Per Share Merger Consideration, and (ii) each Company PRSU (each, a “Company Accelerated PRSU”), shall, by virtue of the Merger and without any action on the part of the Company, Parent, Merger Sub or the holder of such Company PRSU, become vested as to the number of shares of Company Common Stock subject to such Company Accelerated PRSU that would vest based on target level achievement of all performance targets (without application of any modifier) and, after giving effect to such vesting, automatically be cancelled and converted into the right to receive an amount in cash (less any applicable Tax withholding) equal to (x) the number of shares of Company Common Stock underlying such Company Accelerated PRSU, multiplied by (y) the Per Share Merger Consideration.
(c) Payments. On the Closing Date, Parent shall pay to the Company an amount equal to the aggregate payments required to be made pursuant to Section 2.6(a) and Section 2.6(b). As promptly as practicable following the Closing (but no later than the Surviving Company’s second scheduled payroll payment date after the Closing Date), the Surviving Company shall pay to the holders of Company RSUs and Company PRSUs such amounts (if any) described in Section 2.6(a) and Section 2.6(b), less any Taxes required to be withheld under applicable Law with respect to such payments, through the Surviving Company’s payroll in accordance with the Company’s normal payroll practices.
(d) Termination of Company Equity Plan. As of the Effective Time, the Company Equity Plan shall be terminated and no further Company Restricted Stock Awards, Company RSUs, Company PRSUs, other equity interests in the Company or other rights with respect to shares of Company Common Stock shall be granted thereunder. Following the Effective Time, no Company Restricted Stock Award, Company RSU, Company PRSU, other equity interest in the Company or other right with respect to shares of Company Common Stock that was outstanding immediately prior to the Effective Time shall remain outstanding, and each former holder of any such Company Restricted Stock Award, Company RSU, Company PRSU, other equity interest in the Company or other right shall cease to have any rights with respect thereto, except the right to receive the applicable payments set forth in this Section 2.6.
(e) Board Actions. Prior to the Effective Time, the Company Board (or, if appropriate, any committee thereof) shall provide such notices, if any, to the extent required under the terms of any of the Company Equity Plan, adopt appropriate resolutions and take such other actions as are necessary, advisable and appropriate (including using commercially reasonable efforts to obtain any required consents) to effect the treatment and transactions described in this Section 2.6 and otherwise to give effect to the provisions hereof (including the satisfaction of the applicable requirements of Rule 16b-3(e) promulgated under the Exchange Act).
Section 2.7 Treatment of Company Warrants. From and after the Effective Time, each warrant to purchase shares of Company Common Stock outstanding immediately prior to the Effective Time (each, a “Company Warrant” and, collectively, the “Company Warrants”) shall, by virtue of the Merger and without any action on the part of the Company, Parent, Merger Sub or the holders thereof, be treated in the manner set forth in Section 4.4 of the Warrant Agreement. At or as promptly as practicable after the Effective Time, the Surviving Company shall (and Parent shall cause the Surviving Company to) enter into an amendment to the Warrant Agreement with the Warrant Agent providing for the delivery of the Alternative Issuance (as defined in the Warrant Agreement) that occurs as a result of the consummation of the Merger, as required by Section 4.4 of the Warrant Agreement.
Section 2.8 Company Indebtedness and Transaction Expenses. On the Closing Date, in addition all other payments required to be made pursuant to this Agreement, Parent shall make (or cause to be made) the following payments:
(a) all amounts required to be paid pursuant to the payoff letters delivered in accordance with Section 5.23, by wire transfer of immediately available funds to the accounts designated by the lenders and other creditors of the Company and its Subsidiaries; and

(b) all amounts required to be paid in order to discharge the transaction expenses of the Company required to be paid pursuant to the transaction expense pay off letters delivered in accordance with Section 5.23, by wire transfer of immediately available funds to the accounts designated by the service providers of the Company and its Subsidiaries.
Section 2.9 Certain Adjustments. Notwithstanding any provision of this Article II to the contrary, if, between the date of this Agreement and the Effective Time, (a) the outstanding shares of Company Common Stock shall have been increased, decreased, changed into or exchanged for a different number of shares or different class, in each case, by reason of any reclassification, recapitalization, stock split (including reverse stock split), split-up, combination or exchange or readjustment of shares, (b) a stock dividend or dividend payable in any other securities of the Company shall be declared with a record date within such period, or (c) any similar event shall have occurred, in each case, in accordance with Section 5.1(b), then in each case the Per Share Merger Consideration shall be proportionately adjusted to reflect such event and provide the Company Stockholders the same economic effect as contemplated by this Agreement prior to such event.
ARTICLE III
REPRESENTATIONS AND WARRANTIES OF THE COMPANY
Except as set forth (i) in the Company SEC Reports publicly filed at least three (3) Business Days prior to the date of this Agreement (including any exhibits or schedules to the Company SEC Reports and any documents incorporated by reference therein but excluding any disclosures set forth under the captions “Risk Factors” and “Forward-Looking Statements” to the extent they are general in nature, or are cautionary, predictive or forward-looking in nature) or (ii) in the disclosure letter, dated as of the date of this Agreement, delivered by the Company to Parent (the “Company Disclosure Letter”) (it being agreed that disclosure of any item in any section of the Company Disclosure Letter shall be deemed disclosed with respect to any other section or subsection of this Agreement and the Company Disclosure Letter to the extent that the relevance thereof is reasonably apparent on its face), the Company hereby represents and warrants to Parent and Merger Sub as follows:
Section 3.1 Organization and Power. Each of the Company and its Subsidiaries is a corporation, limited liability company or other legal entity duly organized, validly existing and in good standing under the Laws of its jurisdiction of organization (in the case of good standing, to the extent such jurisdiction recognizes such concept), except in the case of the Company Subsidiaries where the failure to be so organized, exist or be in good standing would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect. Each of the Company and its Subsidiaries has the requisite power and authority to own, lease and operate its assets and properties and to carry on its business as now conducted, except in the case of the Company Subsidiaries where the failure to have such power or authority would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.
Section 3.2 Foreign Qualifications. Each of the Company and its Subsidiaries is duly qualified or licensed to do business as a foreign corporation, limited liability company or other legal entity, and is in good standing (to the extent such jurisdiction recognizes such concept), in each jurisdiction where the character of the assets and properties owned, leased or operated by it or the nature of its business makes such qualification or license necessary, except where failures to be so qualified or licensed or in good standing would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.
Section 3.3 Corporate Authorization. The Company has all necessary corporate power and authority to enter into this Agreement and, subject to adoption of this Agreement by the affirmative vote at the Company Stockholders Meeting of (a) the holders of a majority in voting power of the outstanding shares of Company Common Stock, voting as a single class, as required by Sections 251 of the DGCL, and (b) the holders of at least sixty-six and two-thirds percent (66²/3%) of the outstanding voting stock that is not owned by Parent or any Parent Affiliated Persons (together, the “Company Requisite Vote”) to consummate the Transactions. The Company Special Committee has unanimously duly adopted resolutions (i) determining that the terms of this Agreement and the Transactions are fair to and in the best interests of the Company and the Company Stockholders (other than the holders of Company Excluded Shares), (ii) recommending to the Company Board to adopt resolutions approving, adopting and declaring advisable this Agreement and the Transactions and (iii) providing for the Company Special Committee Recommendation. The Company Board has duly adopted resolutions (A) determining that the terms of this Agreement and the Transactions are fair to and in the best interests of the Company and the Company Stockholders (other than the holders of Company Excluded Shares),

(B) approving and declaring advisable this Agreement and the Transactions and (C) providing for the Company Board Recommendation. The execution and delivery of this Agreement by the Company and the consummation by the Company of the Transactions have been duly and validly authorized by all necessary corporate action on the part of the Company, subject to obtaining the Company Requisite Vote.
Section 3.4 Enforceability. This Agreement has been duly executed and delivered by the Company and, assuming the due authorization, execution and delivery by Parent and Merger Sub, constitutes a legal, valid and binding agreement of the Company, enforceable against the Company in accordance with its terms, except, in each cash, as enforcement may be limited by bankruptcy, insolvency, fraudulent transfer and conveyance, reorganization, moratorium or similar Laws of general applicability affecting creditors rights and general principles of equity (the “Bankruptcy and Equity Exceptions”).
Section 3.5 Organizational Documents; Minute Books; Subsidiaries.
(a) The Company has made available to Parent true, correct and complete copies of the certificate of incorporation and bylaws of the Company (collectively, the “Company Organizational Documents”) and the certificate of incorporation and bylaws (or the equivalent organizational documents) of each of the Company’s Subsidiaries (collectively, the “Subsidiary Organizational Documents”), in each case, as in effect on the date of this Agreement. The Company Organizational Documents and all of the Subsidiary Organizational Documents are in full force and effect. The Company is not in violation in any material respect of any provisions of the Company Organizational Documents. None of the Subsidiaries of the Company is in violation of any provisions of the applicable Subsidiary Organizational Documents, except where such violation would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.
(b) A true and complete list of all the Company’s Subsidiaries, together with the jurisdiction of organization of each Subsidiary and the percentage of the outstanding capital stock of each Subsidiary owned by the Company and each other Subsidiary, in each case, as of the date of this Agreement, is set forth in Section 3.5(b) of the Company Disclosure Letter. Except as set forth in Section 3.5(b) of the Company Disclosure Letter, the Company does not directly or indirectly own any equity or similar interest in, or any interest convertible into or exchangeable or exercisable for any equity or similar interest in, any corporation, partnership, joint venture or business association or other entity.
Section 3.6 Governmental Authorizations. The execution, delivery and performance of this Agreement by the Company and the consummation by the Company of the Transactions do not and will not require any Approval by any Governmental Entity, other than:
(a) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware;
(b) the filing with the United States Securities and Exchange Commission (the “SEC”) of (i) a proxy statement (as amended or supplemented, the “Company Proxy Statement”) relating to the special meeting of the Company Stockholders to be held to consider adoption of this Agreement (including any adjournment or postponement thereof, the “Company Stockholders Meeting”), (ii) any reports under the Securities Exchange Act of 1934, as amended (the “Exchange Act”) that may be required in connection with this Agreement and the Transactions and (iii) any filings under the Securities Act of 1933, as amended (the “Securities Act”);
(c) compliance with the rules and regulations of the Nasdaq Stock Market (“Nasdaq”);
(d) compliance with and filings under Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”);
(e) such other consents, registrations, declarations, notices or filings as are required to be made or obtained under any foreign antitrust, competition, trade regulation, foreign investment or similar Laws in order to complete the Transactions;
(f) the Food Regulatory Approvals; and
(g) such other matters that, individually or in the aggregate, have not had and would not reasonably be expected to have a Company Material Adverse Effect.

Section 3.7 Non-Contravention. The execution, delivery and performance of this Agreement by the Company and the consummation by the Company of the Transactions do not and will not:
(a) assuming the Company Requisite Vote is obtained, contravene or conflict with, or result in any violation or breach of, any provision of the Company Organizational Documents or any of the Subsidiary Organizational Documents;
(b) contravene or conflict with, or result in any violation or breach of, any Laws or Orders applicable to the Company or any of its Subsidiaries or by which any assets or properties of the Company or any of its Subsidiaries (collectively, “Company Assets”) are bound, assuming that all Approvals described in Section 3.6 have been obtained or made, as applicable; or
(c) result in any material violation or breach of, or constitute a default (with or without notice or lapse of time or both) under, any Company Contracts, require any Approval by any Person under any Company Contracts, or give rise to any termination, cancellation, amendment or acceleration of any rights or obligations under any Company Contracts;
in each case, with respect to Sections 3.7(b) and 3.7(c), other than (x) as set forth in Section 3.7(b) or Section 3.7(c) of the Company Disclosure Letter or (y) as would not reasonably be expected, individually or in the aggregate, to have a Company Material Adverse Effect.
Section 3.8 Capitalization.
(a) The authorized capital stock of the Company consists solely of (i) 220,000,000 shares of Company Common Stock and (ii) 1,000,000 shares of preferred stock, par value $0.0001 per share, of the Company (the “Company Preferred Stock”), none of which have been designated as a series thereof.
(b) As of the close of business on February 7, 2024, (i) 43,073,205 shares of Company Common Stock were issued and outstanding (such amount includes 214,556 shares of Company Common Stock reserved for issuance upon vesting of Company Restricted Stock Awards), (ii) no shares of Company Common Stock were held in treasury by the Company and its Subsidiaries, (iii) 214,556 shares of Company Common Stock were reserved for issuance upon vesting of Company Restricted Stock Awards, (iv) 2,125,713 shares of Company Common Stock were reserved for issuance upon vesting of Company RSUs, (v) 1,526,328 shares of Company Common Stock were reserved for issuance upon vesting of Company PRSU, (vi) 20,263,300 warrants to purchase 10,131,650 full shares of Company Common Stock were outstanding and (vii) no shares of Company Preferred Stock were issued and outstanding. Except as set forth in this Section 3.8(b), as of the close of business on February 7, 2024, no shares of capital stock of the Company were issued, reserved for issuance or outstanding.
(c) Each outstanding share of Company Common Stock is duly uncertificated, authorized, validly issued, fully paid and non-assessable, and not subject to any subscription or preemptive rights. All shares of Company Common Stock that are subject to issuance prior to the Effective Time on the terms and conditions specified in the instruments under which they are issuable, will be duly authorized, validly issued, fully paid and non-assessable and will not be subject to any subscription or preemptive rights.
(d) There are no outstanding contractual obligations of the Company or any of its Subsidiaries (i) to repurchase, redeem or otherwise acquire any shares of Company Common Stock or any capital stock, limited liability company or membership interests, partnership interests or other equity interests of any Subsidiary of the Company or (ii) to provide funds to or make any investment in any Person (other than any wholly owned Subsidiaries of the Company).
(e) Each outstanding share of capital stock, limited liability company or membership interest, partnership interest or other equity interest of each Subsidiary of the Company is duly authorized, validly issued and, to the extent relevant under applicable Laws, fully paid and non-assessable, and not subject to any subscription or preemptive rights, and each such share or other equity interest owned by the Company or any of its Subsidiaries is free and clear of all Liens, except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.
Section 3.9 Company Equity Interests. Except as set forth in Section 3.8(b), there are no options, warrants, calls, conversion rights, stock appreciation rights, subscription rights, redemption rights, repurchase rights or other rights, agreements, arrangements, understandings or commitments to which the Company or any of its

Subsidiaries is a party relating to the issued or unissued capital stock or other securities, limited liability company or membership interest, partnership interest or other equity interest of the Company or any of its Subsidiaries or obligating the Company or any of its Subsidiaries to issue, transfer, register, redeem, repurchase, acquire or sell any shares of capital stock or other securities, limited liability company or membership interest, partnership interest or other equity interest the Company or any of its Subsidiaries.
Section 3.10 Voting.
(a) The Company Requisite Vote is the only vote of the holders of any class or series of capital stock of the Company necessary to approve or adopt this Agreement or the Transactions.
(b) There are no voting trusts, proxies or similar agreements or understandings to which the Company is a party with respect to the voting of any shares of capital stock of the Company. There are no bonds, debentures, notes or other indebtedness of the Company that have the right to vote, or that are convertible or exchangeable into or exercisable for securities having the right to vote, on any matters on which the Company Stockholders may vote.
Section 3.11 SEC Reports. The Company has timely filed with or furnished to, as applicable, the SEC all forms, reports, schedules, certifications, statements and other documents required to be publicly filed with or furnished to the SEC pursuant to the Exchange Act or the Securities Act since January 1, 2021 (collectively, the “Company SEC Reports”). Each of the Company SEC Reports (a) was prepared in accordance in all material respects with the requirements of the Securities Act, the Exchange Act or the Sarbanes-Oxley Act of 2022 (the “Sarbanes-Oxley Act”), including the rules and regulations promulgated thereunder, and (b) did not, at the time they were filed with or furnished to the SEC or, if amended, supplemented or superseded, as of the date of the most recent amendment, supplement or filing (or, in the case of any registration statement or proxy statement, on the applicable date of effectiveness or the date of the relevant meeting, respectively, and, if amended or supplemented, on the date of such amendment or supplement), contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which such statements were made, not misleading. No Subsidiary of the Company is subject to the periodic reporting requirements of the Exchange Act or is otherwise required file with or furnish to the SEC, any foreign Governmental Entity that performs a similar function to that of the SEC or any securities exchange or quotation service, any forms, reports, schedules, certifications, statements and other documents. No executive officer of the Company required to make a certification under Sections 302 or 906 of the Sarbanes-Oxley Act has failed to make the certifications required of such executive officer under Sections 302 or 906 of the Sarbanes-Oxley Act with respect to the Company SEC Reports.
Section 3.12 SEC Disclosure Controls and Procedures.
(a) The Company (with respect to itself and its consolidated Subsidiaries) has established and maintains disclosure controls and procedures and internal controls over financial reporting (as such terms are defined in Rule 13a-15 and 152-15 under the Exchange Act) as required by Rule 13a-15 or Rule 15d-15 under the Exchange Act. The Company’s disclosure controls and procedures are reasonably designed to ensure that all material information relating to the Company (with respect to itself and its consolidated Subsidiaries) required to be disclosed by the Company in the reports that it files or furnishes under the Exchange Act is accumulated and communicated to the Company’s principal executive officer, its principal financial officer or those individuals responsible for the preparation of the consolidated financial statements of the Company included in the Company SEC Reports to allow timely decisions regarding required disclosure and to make the certifications required by Rule 13a-14 or Rule 15d-14 under the Exchange Act and pursuant to Sections 302 and 906 of the Sarbanes-Oxley Act.
(b) The Company (with respect to itself and its consolidated Subsidiaries) has devised and maintains a system of internal accounting controls sufficient to provide reasonable assurances regarding the reliability of financial reporting and the preparation of financial statements in accordance with generally accepted accounting principles (“GAAP”).
(c) The Company has disclosed, based on the most recent evaluation of its disclosure controls and procedures and internal control over financial reporting by its chief executive officer and its chief financial officer, to the Company’s independent auditors and to the audit committee of the Company Board (i) all “significant deficiencies” in the design or operation of its internal controls over financial reporting that could reasonably be expected to adversely affect the Company’s ability to record, process, summarize and report financial information and has identified for the Company’s independent auditors and the audit committee of the Company Board any “material weaknesses” in such internal controls over financial reporting and (ii) any fraud, whether or not material, with respect to their role at the Company, that involves management or other employees of the Company or any of its Subsidiaries who have a significant role in the Company’s internal control over financial reporting. As of the date hereof, the Company has no “significant deficiencies” or “material weaknesses” in the design or operation of internal controls over financial reporting that are reasonably likely to adversely affect the Company’s ability to record, process, summarize and report financial information.
(d) No material complaints, allegations, assertions, claims or notifications from any source regarding the Company’s accounting, internal accounting controls or auditing practices, procedures or methods have been reported in writing to the audit committee of the Company Board by the Company’s head of internal audit.
(e) To the Knowledge of the Company, as of the date of this Agreement, none of the Company SEC Reports is the subject of an ongoing SEC review or outstanding SEC comments.
(f) To the Knowledge of the Company, as of the date of this Agreement, there are no pending SEC inquiries or investigations, or other inquiries by any Governmental Entities or internal investigations pending or threatened, in each case, regarding the accounting practices of the Company. To the Knowledge of the Company, there is no ongoing internal investigation of the Company regarding revenue recognition or other accounting or auditing issues.
Section 3.13 Financial Statements. The audited consolidated financial statements and unaudited consolidated interim financial statements of the Company and its consolidated Subsidiaries (including the related notes) included in or incorporated by reference into the Company SEC Reports:
(a) were prepared in all material respects in accordance with GAAP consistently applied during the periods involved (except as may be indicated in the notes thereto), except, in the case of unaudited financial statements, as permitted by Form 10-Q of the SEC or other rules and regulations of the SEC; and
(b) fairly present in all material respects the consolidated financial position of the Company and its consolidated Subsidiaries as of the dates thereof and their consolidated results of operations, cash flows, retained earnings/losses and changes in financial position, as the case may be, for the periods then ended (subject, in the case of any unaudited interim financial statements, to the absence of footnote disclosure and normal year-end audit adjustments), except in each case as may be noted therein or in the notes thereto.
Section 3.14 Liabilities.
(a) There are no liabilities or obligations of any kind, whether accrued, contingent, absolute, inchoate or otherwise (collectively, “Liabilities”) of the Company or any of its Subsidiaries which are required to be recorded or reflected on a balance sheet, including the footnotes thereto, under GAAP, other than:
(i) Liabilities disclosed in the consolidated balance sheet of the Company and its consolidated Subsidiaries as of December 31, 2022 and the footnotes thereto set forth in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2022;
(ii) Liabilities disclosed in the consolidated balance sheet of the Company and its consolidated Subsidiaries as of September 30, 2023 set forth in the Company’s Quarterly Report on Form 10-Q for the fiscal quarter ended September 30, 2023;
(iii) Liabilities incurred since September 30, 2023 in the ordinary course of business consistent with past practices, none of which has been, or would reasonably be expected to be, individually or in the aggregate, material to the Company and its Subsidiaries, taken as a whole;
(iv) Liabilities incurred in connection with the preparation, negotiation and consummation of the Transactions; and
(v) other Liabilities that have not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(b) There are no off-balance sheet transactions with respect to the Company or any of its Subsidiaries that would be required to be reported or set forth in the Company SEC Reports.
Section 3.15 Absence of Certain Changes. Since September 30, 2023 through the date of this Agreement:
(a) the Company and each of its Subsidiaries have conducted their business in all material respects in the ordinary course of business consistent with past practices; and
(b) there has not been a Company Material Adverse Effect;
(c) neither the Company nor any of its Subsidiaries has taken any action that would have constituted a breach of, or required Parent’s consent pursuant to, clauses (i) through (iii) (other than, with regard to clause (ii)(B), in connection with the vesting of employee equity grants), clause (v), clauses (xii) through (xiv) or clauses (xvi) through (xvii) of Section 5.1(b), in each case, had the covenants set forth therein applied since September 30, 2023.
Section 3.16 Litigation. Except as set forth in the Company SEC Reports filed at least three (3) Business Days prior to the date of this Agreement or as set forth on Section 3.16 of the Company Disclosure Letter, there are no legal actions, claims, demands, arbitrations, hearings, charges, complaints, investigations, examinations, indictments, litigations, suits or other civil, criminal, administrative or investigative proceedings (collectively, “Legal Actions”) pending or, to the Knowledge of the Company, threatened against the Company or any of its Subsidiaries or, to the Knowledge of the Company, against any director, officer or employee, in their capacity as such, of the Company or any of its Subsidiaries, other than Legal Actions that have not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. There are no Orders outstanding against the Company or any of its Subsidiaries, other than Orders that have not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.
Section 3.17 Contracts.
(a) Section 3.17(a) of the Company Disclosure Letter sets forth a true and complete list of the following Contracts to which, as of the date of this Agreement, the Company or any of its Subsidiaries is a party or by which any of the Company Assets are, as of the date of this Agreement, bound (collectively, “Company Contracts”):
(i) any “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K promulgated by the SEC), whether or not filed by the Company with the SEC;
(ii) any Contract containing any requirement that the Company or its Subsidiaries make, directly or indirectly, any material advance, loan, extension of credit or capital commitment or contribution to, or other investment in, any Person, or any capital expenditure after the date hereof;
(iii) any Contract that (A) grants any right of first refusal, right of first offer or similar right with respect to any material Company Assets or (B) materially limits or purports to materially limit the ability of the Company or any of its Subsidiaries (or, following the Closing, the Surviving Company, Parent or any of its Affiliates) to own, operate, sell, transfer, pledge or otherwise dispose of any material properties or assets;
(iv) any Contract that (A) (1) limits or purports to limit the ability of the Company or its Subsidiaries to compete in any line of business or with any Person or in any geographic area or during any period of time, in each case, to the extent that has been, or would reasonably be expect to be, individually or in the aggregate, material to the Company or its Subsidiaries, taken as a whole, or (2) would reasonably be expected to limit in any material respect the ability of Parent or any of its Affiliates to compete in any line of business or with any Person or in any geographic area or during any period of time following the Closing, (B) provides for any material exclusivity obligations (C) grants any exclusive rights to products or services, (D) contains any “most favored nation” or similar provisions requiring the Company or any of its Subsidiaries (or, following the Closing, Parent or any of its Affiliates) to offer to any Person any terms or conditions that are at least as favorable as those offered to one or more other Persons or (E) requires the Company or any of its Subsidiaries to purchase or obtain from any given Person either (1) a material minimum or material specified amount of any product or service or (2) all or a material portion of the Company’s or any of its Subsidiaries’ requirements for any product or service;

(v) any Contract relating to the acquisition or disposition by the Company or any of its Subsidiaries, directly or indirectly (whether by merger, sale of stock, sale of assets or otherwise), of any business, assets or capital stock or other equity interests of any Person, in each case, (i) with a fair market value in excess of $2,000,000 (other than any such Contract relating to the acquisition or disposition of assets in the ordinary course of business consistent with past practices), or (ii) that includes any earn-out or other similar contingent payment obligation of the Company or any of its Subsidiaries in excess of $2,000,000 outstanding as of the date hereof;
(vi) any Contract that requires, during the remaining term of such Contract, either (A) annual payments to or from the Company or its Subsidiaries of more than $2,000,000 or (B) aggregate payments to or from the Company or its Subsidiaries of more than $4,000,000 during the term of such Contract;
(vii) any financial derivatives master agreements, futures account opening agreements and other interest rate, currency or other Contracts relating to financial hedging or other trading activities;
(viii) any Contract providing for (A) material indemnification obligations of the Company or any of its Subsidiaries or (B) any guaranty by the Company or any of its Subsidiaries of any material obligations of any other Person, other than (1) any guaranty by the Company or any of its Subsidiaries of any obligations the Company or another wholly owned Subsidiary of the Company or (2) any indemnification obligations to customers pursuant to Contracts entered into in the ordinary course of business consistent with past practices;
(ix) any joint venture, strategic alliance, partnership or similar arrangement involving a sharing of profits or expenses or payments based on material revenues or profits of the Company or its Subsidiaries;
(x) any Contract with any Governmental Entity;
(xi) any distributor, broker, dealer, manufacturer’s representative, franchise, agency, sales promotion, market research, marketing consulting, advertising and similar Contract requiring payments on an annual or aggregate basis in excess of $1,000,000; and
(xii) any Contract relating to the incurrence of indebtedness for borrowed money (including any credit agreements, indentures, loans, letters of credit, performance bonds and surety bonds, whether or not drawn or called, and any mortgages, pledges or security agreements relating thereto), in each case, in an amount in excess of $1,000,000.
(b) Except for matters which, individually or in the aggregate, have not had and would not reasonably be expected to have a Company Material Adverse Effect, (i) each Company Contract is in full force and effect and, in accordance with its terms, constitutes a legal, valid, binding and enforceable obligation of the Company or its Subsidiaries party thereto and, to the Knowledge of the Company, of the other parties thereto, (ii) except as otherwise set forth on Section 3.17(b) of the Company Disclosure Letter, none of the Company or its Subsidiaries, as applicable, nor, to the Knowledge of the Company, any other party thereto, is in material breach of or default under (or is alleged to be in material breach of or default under), or has provided or received as of the date hereof any notice of any intention to terminate any Company Contract, (iii) no event, circumstance or condition has occurred that, to the Knowledge of the Company, with the lapse of time or the giving of notice, or both, other than entering into and performing this Agreement and the Transactions, would constitute a breach of any Company Contract or result in the right to terminate, or cause or permit the acceleration or other material changes of any right or obligation or the loss of any material benefit thereunder by the Company or its Subsidiaries, or any other party thereto. Correct and complete copies of each Company Contract (including all modifications, amendments and supplements thereto and waivers thereunder) have been made available to Parent.
Section 3.18 Taxes.
(a) The Company and each of its Subsidiaries has timely filed with the appropriate Taxing authority all material Tax Returns required to be filed (taking into account all applicable extensions), and all such Tax

Returns are correct and complete in all material respects and were prepared in compliance in all material respects with all applicable Laws. The Company and each of its Subsidiaries has timely paid all material Taxes for which they are liable (whether or not shown as due and payable on any Tax Return).
(b) All material Taxes that were required to be withheld by the Company or any of its Subsidiaries in connection with (i) amounts paid, owing or allocable to any Person or (ii) sales, use, ad valorem, and value added Taxes have been timely withheld and, to the extent required, properly and timely paid or deposited to the appropriate Taxing authority. The Company and each of its Subsidiaries have complied in all material respects with all information and reporting requirements relating to such withholding.
(c) There are no Liens for material Taxes on any of the assets of the Company or any of its Subsidiaries, other than Liens for Taxes not yet due and payable. There are no claims pending or, to the Knowledge of the Company, threatened that would reasonably be expected to result in any Lien for material Taxes on any of the assets of the Company or any of its Subsidiaries.
(d) No audit, examination, inquiry, investigation, request for information or other proceeding by any Taxing authority is pending, in progress or, to the Knowledge of the Company, threatened with respect to any material Tax Return filed or required to be filed by the Company or any of its Subsidiaries or any material Tax paid or required to be paid by the Company or any of its Subsidiaries. No claim, assessment or deficiency for any material Tax has been assessed or proposed in writing or, to the Knowledge of the Company, threatened against the Company or any of its Subsidiaries that has not been fully settled and paid. Neither the Company nor any of its Subsidiaries is the beneficiary of, or has requested, any extension of time to file any material Tax Return, which request or waiver remains outstanding, other than extensions obtained and requests made in the ordinary course of business. Neither the Company nor any of its Subsidiaries has waived any statute of limitations or agreed to any extension of time with respect to a material Tax claim, assessment or deficiency that, in either case, remains in effect.
(e) Neither the Company nor any of its Subsidiaries (i) is a party to any Tax allocation, sharing, indemnity, gross-up or similar agreement, other than customary commercial agreements entered into in the ordinary course of business and not primarily related to Taxes, (ii) has been a member of an affiliated group filing consolidated income Tax Returns under Section 1501 of the Code or any similar provision of state, local or foreign Law (other than an affiliated group consisting only of the Company and/or Subsidiaries of the Company), and (iii) has any material liability for Taxes of any other Person under Treasury Regulations Section 1.1502-6 or any similar provision of state, local or foreign Law (other than liabilities of the Company or any of its Subsidiaries under Treasury Regulations Section 1.1502-6 or any similar provision of state, local or foreign Law), as a transferee or successor, by contract (other than customary commercial agreements entered into in the ordinary course of business and not primarily related to Taxes), or applicable Law.
(f) No claim has been made by any Governmental Entity in a jurisdiction where the Company or any of its Subsidiaries does not file Tax Returns that the Company or any such Subsidiary, as applicable, is or may be required to file Tax Returns in or required to pay Taxes in that jurisdiction.
(g) At all times since its formation, the Company has been properly classified as a C corporation for U.S. federal and applicable U.S. state and local Tax purposes. No action has been taken by the Company or any other Person to cause the Company to cease to be classified as a C corporation for U.S. federal and applicable U.S. state and local Tax purposes. The U.S. federal and applicable U.S. state and local Tax classification of each of the Subsidiaries of the Company is set forth on Section 3.18(g) of the Company Disclosure Letter.
(h) Neither the Company nor any of its Subsidiaries will be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any taxable period (or portion thereof) ending on or after the Closing Date as a result of any: (i) change in method of accounting requested or occurring on or prior to the Closing Date or use of the cash or hybrid method of accounting or an improper method of accounting on or prior to the Closing Date (including for the avoidance of doubt any adjustments under Section 481 of the Code relating to any of the foregoing or under any corresponding or similar provision of state, local or foreign Law); (ii) agreement entered into with any Governmental Entity on or prior to the Closing Date (including a “closing agreement” under Section 7121 of the Code or any corresponding or similar provision of state, local or foreign Law); (iii) deferred intercompany gain or excess loss account described in Treasury Regulations under Code Section 1502 (or any corresponding or similar provision of state, local or foreign Law)

in existence on or prior to the Closing Date; (iv) installment sale made on or prior to the Closing Date governed by Section 453 of the Code (or any corresponding or similar provision of state, local or foreign Law); (v) deposit, advance payment, prepaid amount received or paid, or deferred revenue accrued, on or prior to the Closing Date and outside of the ordinary course of business; (vi) income arising or accruing prior to or on the Closing and includable after the Closing under Subchapter K or Sections 951, 951A, or 956 of the Code (or any corresponding provision of state, local or foreign Tax Law) with respect to any interest held by the Company or any of its Subsidiaries in a “controlled foreign corporation” or entity classified as a partnership; or (vii) transaction occurring on or before the Closing Date reported as an open transaction for U.S. federal income Tax purposes (or any similar doctrine under state, local or foreign Law). Neither the Company nor any of its Subsidiaries shall be required to pay any Tax pursuant to or as a result of Section 965 of the Code. Neither the Company nor any of its Subsidiaries has claimed any “employee retention credit” pursuant to Section 2301 of the Coronavirus Aid, Relief, and Economic Security Act of 2020 or any similar or successor Law, executive order, executive memorandum or guidance issued thereunder (or any corresponding or similar provision of state or local Law).
(i) Neither the Company nor any of its Subsidiaries has participated in a “reportable transaction” within the meaning of Treasury Regulations Section 1.6011-4(b)(1).
(j) None of the assets of the Company or any of its Subsidiaries is an interest in an entity or arrangement classified as a partnership, trust, or other pass-through entity for U.S. federal, state, or local Tax purposes.
(k) The unpaid Taxes of the Company and its Subsidiaries (i) did not, as of the date of the unaudited consolidated interim financial statements, materially exceed the reserve for Tax liability (rather than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the face of the balance sheet of such unaudited consolidated interim financial statements and (ii) will not materially exceed such reserve, as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of the Company and its Subsidiaries in filing Tax Returns.
(l) Neither the Company nor any of its Subsidiaries has constituted either a “distributing corporation” or “controlled corporation” in a distribution of stock qualifying for tax-free treatment under Section 355 of the Code (i) in the three (3) years prior to the date of this Agreement or (ii) in a distribution which could otherwise constitute part of a “plan” or “series of related transactions” (within the meaning of Section 355(e) of the Code) in conjunction with the Transactions.
Section 3.19 Benefit Plans.
(a) Section 3.19(a) of the Company Disclosure Letter contains a correct and complete list of each material Company Benefit Plan, and separately identifies any material Company Benefit Plan which covers employees, directors and/or independent contractors of the Company or any of its Subsidiaries outside of the United States, in each case other than at-will employee offer letters that are materially similar to the form provided to Parent.
(b) With respect to each Company Benefit Plan, true, current and complete copies of each of the following have been made available to Parent, as applicable: (i) the plan document together with all amendments and material contracts relating thereto, (ii) the most recent summary plan description and summary of material modifications thereto, (iii) in the case of any plan that is intended to be qualified under Code Section 401(a), the most recent determination, opinion, or advisory letter from the IRS and any related correspondence, (iv) in the case of any plan for which Forms 5500 are required to be filed, the Form 5500 (and all attachments and auditor’s reports thereto) for the two (2) most recent plan years, (v) copies of the non-discrimination testing results for the two (2) most recent plan years, and (vi) all material correspondence to or from any Governmental Entity with respect to each Company Benefit Plan within the past three (3) years.
(c) Except as has not been, and would not reasonably be expected to be, individually or in the aggregate, materially adverse to the Company and its Subsidiaries, taken as a whole, no Company Benefit Plan is or was within the past six (6) years, and neither the Company nor any of its Subsidiaries nor any of their ERISA Affiliates has or reasonably expects to have any Liability or obligation under (including current or potential withdrawal Liability): (i) any “multiemployer plan” (as that term is defined in Section 3(37) of

ERISA); (ii) any employee plan which is a “defined benefit plan” (as that term is defined in Section 3(35) of ERISA), whether or not terminated, which is subject to Section 412 of the Code and/or Title IV of ERISA; (iii) a “multiple employer plan” as described in Section 413(c) of the Code; or (iv) a “multiple employer welfare arrangement” as described in Section 3(40) of ERISA.
(d) All amounts properly accrued as Liabilities to or expenses of any Company Benefit Plan have been properly reflected, in all material respects, in the most recent financial statements contained in the Company SEC Reports, to the extent required by GAAP. Since the date of such financial statements, there has been no amendment by the Company relating to any Company Benefit Plan which would materially increase the cost of such Company Benefit Plan.
(e) With respect to each Company Benefit Plan: (i) such Company Benefit Plan has been established and maintained in accordance with and in compliance, in all material respects, with its terms and all applicable Laws, including ERISA and the Code; (ii) all material contributions, premiums and other similar payments to, and payments from, such Company Benefit Plan with respect to any period ending on or before the Closing Date have been timely made, except as would not result in any material Liability; and (iii) all required filings with any Governmental Entity have been made.
(f) Each Company Benefit Plan intended to qualify under Section 401(a) of the Code either have been determined by the Internal Revenue Service to be so qualified or is maintained pursuant to a favorable opinion letter from the Internal Revenue Service, and no event has occurred and no condition exists with respect to the form or operation of such Company Benefit Plan which would reasonably be expected to cause the loss of such qualification or exemption, except as has not been, and would not reasonably be expected to be, individually or in the aggregate, materially adverse to the Company and its Subsidiaries, taken as a whole.
(g) The Company, each Subsidiary and each ERISA Affiliate has complied in all material respects with (i) the notice and continuation coverage requirements, and all other requirements, of Section 4980B of the Code and Parts 6 and 7 of Title I of ERISA, and the regulations thereunder, and (ii) the affordability and minimum essential coverage requirements, and all other requirements, of the Patient Protection and Affordable Care Act of 2010, as amended, in each case, with respect to each Company Benefit Plan that is a group health plan.
(h) Except as set forth on Section 3.19(h) of the Company Disclosure Letter, there are no Company Benefit Plans, Contracts or other obligations of the Company or any of its Subsidiaries which provides for health, life or other welfare benefits to past or present employees beyond their retirement or other termination of service, other than coverage mandated by the Consolidated Omnibus Budget Recommendation Act of 1985, Section 4980B of the Code, Title I of ERISA or any similar state group health plan continuation Laws, the cost of which is fully paid by such employees or their dependents.
(i) Except as set forth on Section 3.19(i) of the Company Disclosure Letter, and excluding any Company Benefit Plans that provided for only statutory severance pay and other statutory termination entitlements, the execution of this Agreement and the consummation of the Transactions will not (either alone or in conjunction with any other action by the Company or any of its Subsidiaries prior to the Closing): (i) entitle any past or present employee, director and/or independent contractor of the Company or any of its Subsidiaries to any bonuses, severance pay, transaction related payments or any similar payments in excess of $150,000; (ii) accelerate the time of the payment or vesting of, or increase the amount of, any compensation and/or benefits due to any past or present employee, director and/or independent contractor of the Company or any of its Subsidiaries; or (iii) be the direct or indirect cause of any amount paid or payable by the Company or any of its Subsidiaries being classified as an “excess parachute payment” under Section 280G of the Code.
(j) Neither the Company nor any of its Subsidiaries has any obligation (whether pursuant to a Company Benefit Plan or otherwise) to indemnify, “gross-up”, reimburse or otherwise compensate any individual with respect to the additional Taxes or interest imposed pursuant to Sections 409A or 4999 of the Code.
(k) Neither the Company nor any of its Subsidiaries nor any Company Benefit Plan nor, to the Knowledge of the Company, any “disqualified person” (as defined in Section 4975 of the Code) or “party in interest” (as defined in Section 3(18) of ERISA) has engaged in any non-exempt prohibited transaction (within the meaning of Section 4975 of the Code or Section 406 of ERISA) which, individually or in the aggregate, has resulted or could reasonably be expected to result in any material liability to the Company or any of its Subsidiaries.
(l) Except as has not been, and would not reasonably be expected to be, individually or in the aggregate, materially adverse to the Company and its Subsidiaries, taken as a whole, there are no Legal Actions (other than routine claims for benefits) pending or, to the Knowledge of the Company, threatened against or relating to any of the Company Benefits Plans and, to the Knowledge of the Company, no facts exist which could give rise to any such Legal Actions.
Section 3.20 Labor Relations.
(a) Except as set forth on Section 3.20(a) of the Company Disclosure Letter, neither the Company nor any of its Subsidiaries is bound by a collective bargaining agreement with any labor organization. To the Knowledge of the Company, no labor union, trade union, labor organization or group of employees of the Company or any of its Subsidiaries has made a pending demand (orally or in writing) for recognition or certification, and there are no union organizing attempts, card signing activity, representation or certification proceedings or petitions seeking a representation proceeding presently pending or threatened (whether orally or in writing) to be brought or filed with the National Labor Relations Board or any other labor relations tribunal or authority.
(b) Except as has not been, and would not reasonably be expected to be, individually or in the aggregate, materially adverse to the Company and its Subsidiaries, taken as a whole, neither the Company nor any of its Subsidiaries has experienced any strike, slowdown, work stoppage, lockout, concerted refusal to work overtime, or claim of unfair labor practices since January 1, 2021, and no such claims are pending or, to the Knowledge of the Company, threatened, as of the date hereof.
(c) Except as has not been, and would not reasonably be expected to be, individually or in the aggregate, materially adverse to the Company and its Subsidiaries, taken as a whole, the Company and its Subsidiaries are, and since January 1, 2021 have been, in compliance with all applicable Laws governing the employment of labor, including all applicable Laws relating to: discrimination or harassment in employment; terms and conditions of employment; termination of employment; wages; overtime classification; hours; meal and rest breaks; occupational safety and health; plant closings; employee whistle-blowing; immigration and employment eligibility verification; defamation; background checks and other consumer reports regarding employees and applicants; employment practices; negligent hiring or retention; affirmative action and other employment-related obligations on federal contractors and subcontractors (if applicable); classification of employees, consultants and independent contractors; labor relations; collective bargaining; unemployment insurance; recordkeeping (including, where required by applicable Law, records of hours worked by employees classified as “nonexempt”); the collection and payment of withholding and/or social security taxes and any similar tax; employee benefits; and workers’ compensation (collectively, “Employment Matters”).
(d) Except as has not been, and would not reasonably be expected to be, individually or in the aggregate, materially adverse to the Company and its Subsidiaries, taken as a whole, each of the Company and its Subsidiaries: (i) is not delinquent in any payments to, or on behalf of, any current or former employees or independent contractors for any services or amounts required to be reimbursed or otherwise paid and (ii) is not liable for any payment to any trust or other fund governed by or maintained by or on behalf of any Governmental Entity with respect to unemployment compensation benefits, social security or other benefits or obligations for any current or former independent contractors or employees (other than routine payments to be made in the ordinary course of business and consistent with past practices).
(e) Except as has not been, and would not reasonably be expected to be, individually or in the aggregate, materially adverse to the Company and its Subsidiaries, taken as a whole, (i) there are no Legal Actions pending or, to the Knowledge of the Company, threatened in writing against the Company or any of its Subsidiaries relating to any Employment Matters, (ii) there are no pending or, to the Knowledge of the Company, threatened in writing investigations or audits by any Governmental Entity relating to any

Employment Matters of the Company or any of its Subsidiaries, and (iii) neither the Company nor any of its Subsidiaries is a party to, or otherwise bound by, any consent decree with, or citation by, any Governmental Entity relating to any Employment Matters for which there are outstanding material obligations.
(f) The Company has delivered to Parent a true, correct and complete listing, as of the date specified therein, of (i) each individual employed by the Company or any of its Subsidiaries, setting forth: the name of such employee (or an anonymized identified, where required by applicable law); such employee’s position or function; annual base salary or hourly wage; status as “exempt” or “nonexempt” for employment classification purposes; accrued vacation as of the date specified therein; and any target incentive or bonus amounts with respect to such employee; and (ii) each individual engaged by the Company or any of its Subsidiaries as an individual independent contractor (as opposed to a third-party vendor that is classified as a 1099 contractor), setting forth: the name of such individual; whether such individual has entered into a written agreement regarding their contractor engagement; and, to the extent such individual has not entered into a written agreement regarding their contractor engagement, such individual’s compensation arrangement with the Company or any of its Subsidiaries. Except as set forth in Section 3.20(f) of the Company Disclosure Letter, (i) the employment of each U.S.-based employee of the Company or any of its Subsidiaries is terminable by the Company or the applicable Subsidiary without any material penalty, severance obligation or other Liability incurred by the Company or any of its Subsidiaries; and (ii) the engagement of each individual independent contractor of the Company or any of its Subsidiaries is terminable by the Company or the applicable Subsidiary upon not more than sixty (60) days’ notice without material penalty, severance obligation, or other Liability incurred by the Company or any of its Subsidiaries.
(g) Except as set forth in Section 3.20(g) of the Company Disclosure Letter, (i) the execution of this Agreement and the consummation of the Transactions will not (either alone or in conjunction with any other action by the Company or any of its Subsidiaries prior to the Closing) result in any material Liabilities to any past or present employees, including as a result of the Worker Adjustment and Retraining Act of 1988 (“WARN”) or any similar state Laws, and (ii) there has been no “mass layoff” or “plant closing” (as defined by WARN) involving the Company or any of its Subsidiaries in the ninety (90) days prior to the date hereof.
Section 3.21 Environmental Matters.
Except as would not be reasonably expected to result in a Company Material Adverse Effect or as set forth in Section 3.21 of the Company Disclosure Letter,
(a) The Company and each of its Subsidiaries and, to the Knowledge of the Company, their respective predecessors, are and have been in compliance in all material respects with:
(i) all applicable Laws relating to (A) pollution, contamination, protection of the environment and health or safety (as each concern exposure to Hazardous Substances), (B) emissions, discharges, disseminations, Releases or threatened Releases of Hazardous Substances into the air (indoor or outdoor), surface water, groundwater, soil, land surface or subsurface, buildings, facilities, real or personal property or fixtures or (C) the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Hazardous Substances (collectively, “Environmental Matters”); and
(ii) all applicable Orders relating to Environmental Matters (collectively, “Environmental Laws”).
(b) There has been no Release of Hazardous Substances with respect to the Company in violation of Environmental Law, or which have given rise or could reasonably be expected to give rise to any material Liabilities of the Company or any of its Subsidiaries under any Environmental Laws, or requiring investigation, corrective or remedial action.
(c) Neither the Company nor any of its Subsidiaries has received any notice or other communication alleging that any of them (i) is or may be a potentially responsible person or otherwise subject to any Liability in connection with any waste disposal site or other location allegedly containing any Hazardous Substances, (ii) has failed to comply in any material respect with, or has any Liability under, any

Environmental Laws or the requirements of any environmental Permits, or (iii) is requested or required by any Governmental Entity to perform any material investigatory or remedial activity or other action in connection with any actual or alleged Release of Hazardous Substances or any other Environmental Matters.
(d) The Company has delivered to Parent true and complete copies of all final and non-privileged Phase I reports and other investigations, studies, audits, tests, reviews or other analyses commenced or conducted by or on behalf of the Company or any of its Subsidiaries’ (or by a third-party of which the Company has knowledge) in relation to the current or prior business of the Company or any of its Subsidiaries or any of its or their real property presently or formerly owned, leased, or operated by the Company or any of its Subsidiaries (or its or their predecessors) that are in the possession, custody or control of the Company or any of its Subsidiaries.
Section 3.22 Intellectual Property.
(a) Except as has not been, and would not reasonably be expected to be, individually or in the aggregate, materially adverse to the Company and its Subsidiaries, taken as a whole, or as otherwise set forth in Section 3.22(a) of the Company Disclosure Letter, the Company or its Subsidiaries exclusively own all right, title and interest to, or otherwise has the right to use all material Intellectual Property used in connection with the business of the Company and its Subsidiaries as presently conducted (the “Company Intellectual Property”), free and clear of any Liens. Except as has not been, and would not reasonably be expected to be, individually or in the aggregate, materially adverse to the Company and its Subsidiaries, taken as a whole, all of the Company’s rights in all Company Intellectual Property are subsistent and, to the Knowledge of the Company, valid and enforceable.
(b) The Company has delivered to Parent a complete list of all registrations, issuances, filings and applications for all material Intellectual Property owned by the Company or any of its Subsidiaries, as well as a list of all material unregistered trademarks owned by the Company or any of its Subsidiaries.
(c) Section 3.22(c) of the Company Disclosure Letter sets forth all material Intellectual Property Licenses under which the Company or any of its Subsidiaries is a licensor or licensee. Each Intellectual Property License is in full force and effect and, in accordance with its terms, constitutes a legal, valid, binding and enforceable obligation of the Company or its Subsidiaries party thereto and of the other parties thereto, except where such failures to be valid, binding, enforceable or in full force and effect have not been and would not reasonably be expected to be, individually or in the aggregate, materially adverse to the Company and its Subsidiaries, taken as a whole, and subject to the effect of applicable Bankruptcy and Equity Exceptions. Except as has not been, and would not reasonably be expected to be, individually or in the aggregate, materially adverse to the Company and its Subsidiaries, taken as a whole, none of the Company, its Subsidiaries nor, to the Knowledge of the Company, any other party thereto is in material breach of or default under (or is alleged to be in material breach of or default under), or has provided or received, as of the date hereof, any notice of any intention to terminate, any Intellectual Property License. Except as has not been, and would not reasonably be expected to be, individually or in the aggregate, materially adverse to the Company and its Subsidiaries, taken as a whole, no event, circumstance or condition has occurred that, to the Knowledge of the Company, with the lapse of time or the giving of notice, or both, other than entering into and performing this Agreement and the Transactions, would constitute a breach of any Intellectual Property License or result in the right to terminate, or cause or permit the acceleration or other material changes of any right or obligation or the loss of any material benefit thereunder by the Company or its Subsidiaries, or any other party thereto.
(d) Except as has not been, and would not reasonably be expected to be, individually or in the aggregate, materially adverse to the Company and its Subsidiaries, taken as a whole, the Company and its Subsidiaries have taken commercially reasonable steps to secure all Company Intellectual Property owned by the Company and its Subsidiaries and to protect the secrecy, confidentiality and value of their material Trade Secrets and the proprietary nature and value of the Company Intellectual Property whose value is derived by being kept confidential.
(e) Except as has not been, and would not reasonably be expected to be, individually or in the aggregate, materially adverse to the Company and its Subsidiaries, taken as a whole, (i) the Company has,

by operation of Law or otherwise, secured ownership of all Company Intellectual Property and (ii) none of the Trade Secrets owned by the Company or any of its Subsidiaries have been disclosed to any employee, representative or agent of the Company or any of its Subsidiaries or any other Person not obligated to maintain such Trade Secret in confidence.
(f) Except as has not been, and would not reasonably be expected to be, individually or in the aggregate, materially adverse to the Company and its Subsidiaries, taken as a whole, (i) none of the Intellectual Property, products or services owned, used, developed, provided, sold, licensed, imported or otherwise exploited by the Company or its Subsidiaries, or made for, used or sold by or licensed to the Company or its Subsidiaries by any person, infringes upon or otherwise violates any Intellectual Property rights of others, and (ii) there are no legal proceedings pending or, to the Knowledge of the Company, threatened that allege infringement or violation of any Intellectual Property rights of any other Person by the Company or any of its Subsidiaries or of any Intellectual Property rights of the Company or any of its Subsidiaries by any other Person.
(g) To the Knowledge of the Company, no Person is infringing upon or otherwise violating the Intellectual Property rights of the Company or its Subsidiaries, except as has not been, and would not reasonably be expected to be, individually or in the aggregate, materially adverse to the Company and its Subsidiaries, taken as a whole.
Section 3.23 Data Privacy.
(a) The Company has a privacy policy (the “Privacy Policy”) regarding the collection and use of Personal Information from website visitors (“Customer Information”). A copy of the currently posted Privacy Policy has been provided to Parent. Except as has not been, and would not reasonably be expected to be, individually or in the aggregate, materially adverse to the Company and its Subsidiaries, taken as a whole, (i) in connection with its collection, storage, use and/or disclosure of any Customer Information, “personal information,” “personal data” or “personally identifiable information” as defined in Applicable Privacy and Security Laws (collectively, “Personal Information”) by or on behalf of the Company, neither the Company nor any of its Subsidiaries has collected, processed, stored, used, maintained or controlled any Personal Information in violation of the Privacy Policy or Applicable Privacy and Security Laws, (ii) neither the Company nor any of its Subsidiaries uses any of the Personal Information it receives through its web site or otherwise in a manner that violates the Privacy Policy, Applicable Privacy and Security Laws, or the privacy rights of its customers, (iii) the Company and its Subsidiaries have adequate physical, technical and administrative security measures in place designed to protect the Personal Information they receive and that they store in their computer systems from unlawful, accidental or unauthorized access, destruction, loss, use, modification and/or disclosure, (iv) the Transactions and the transfer of the Personal Information in connection therewith will not violate the Privacy Policy and Applicable Privacy and Security Laws as they currently exist and have existed since September 1, 2021, (v) to the Knowledge of the Company, there has been no occurrence of (A) unlawful, accidental or unauthorized destruction, loss, use, modification, interruption, or disclosure of or access to Personal Information owned, stored, used, maintained or controlled by or on behalf of the Company such that any Applicable Privacy and Security Laws require or required the Company or any of its Subsidiaries to notify any Governmental Entities, affected individuals or other parties of such occurrence, (B) actual or potential unauthorized access to or disclosure of the Company’s or any of its Subsidiaries’ confidential information or trade secrets or (C) notification from any Governmental Entity that Company or any of its Subsidiaries is under investigation for any violation of any Laws relating to privacy, data security, telephone and text message communications, or marketing by email or other channels, and (vi) the Company and its Subsidiaries contractually require all third-parties, including vendors, affiliates and other persons providing services to Company or its Subsidiaries that have access to or receive Personal Information from or on behalf of the Company or its Subsidiaries, to comply with all Applicable Privacy and Security Laws, and to take all reasonable steps to ensure that all Personal Information in such third-parties’ possession or control is protected against damage, loss, and against unauthorized access, acquisition, use, modification, disclosure or other misuse.
(b) Except as has not been, and would not reasonably be expected to be, individually or in the aggregate, materially adverse to the Company and its Subsidiaries, taken as a whole, the information technology systems, including all Software, owned, licensed, leased, operated on behalf of, or otherwise held for use by the Company or any of its Subsidiaries, perform in conformance with its documentation and is fully and freely transferable without any third-party consents, is free from any material software defect, and does not contain (i) any back door, time bomb, drop dead device, or other software routine designed to disable a computer program automatically with the passage of time or under the positive control of a Person other than an authorized licensee or owner of a copy of the program or the right and title in and to the program or (ii) any virus, trojan horse, worm, or other software routines or hardware components designed to permit unauthorized access or to disable, erase or otherwise harm any computer, systems or Software.
Section 3.24 Real Property. All material real property owned or leased by the Company or any of its Subsidiaries is disclosed in the Company SEC Reports. The Company and its Subsidiaries have good and marketable title to, or have a valid and enforceable leasehold interest in, all real property (including all buildings, fixtures and other improvements) owned, used or held for use by them, free and clear of any Liens, except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.
Section 3.25 Personal Property. The Company and its Subsidiaries have good and marketable title to, or a valid and enforceable leasehold interest in, all personal Company Assets owned, used or held for use by them, free and clear of any Liens, except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. Except for normal wear and tear, the machinery and equipment of the Company and its Subsidiaries necessary for the continued conduct of their respective businesses are in good operating condition and in a state of reasonable maintenance and repair, except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.
Section 3.26 Compliance with Laws.
(a) Except as disclosed on Section 3.26(a) of the Company Disclosure Letter, each of the Company and its Subsidiaries is in possession of all franchises, grants, authorizations, licenses, easements, variances, exceptions, consents, certificates, approvals and other permits of any Governmental Entity (“Permits”) necessary for it to own, lease and operate its properties and assets or to carry on its business as it is now being conducted (collectively, the “Company Permits”), and all such Company Permits are in full force and effect, except, in each instance, where such failure to obtain or maintain, as applicable, has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. To the Knowledge of the Company, no suspension or cancellation of any of the Company Permits is pending or threatened, and no such suspension or cancellation will result from the Transactions, except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.
(b) Neither the Company nor any of its Subsidiaries is in conflict with, or in default or violation of, (i) any Laws applicable to the Company or such Subsidiary or by which any of the Company Assets is bound or (ii) any Company Permits, in each case, except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.
Section 3.27 Food Laws.
(a) Section 3.27(a) of the Company Disclosure Letter sets forth a true and complete list of all Approvals of Governmental Entities that are or will be required by Food Laws or any applicable rules, regulations or standards of the FDA, USDA or Federal Trade Commission and/or corresponding applicable state rules, regulations or standards in connection with the execution, delivery and performance of this Agreement by the Company or the consummation of the Transactions (collectively, the “Food Regulatory Approvals”), except for such Food Regulatory Approvals the failure to obtain which has not been, and would not reasonably be expected to be, individually or in the aggregate, materially adverse to the Company and its Subsidiaries, taken as a whole.
(b) The Company and its Subsidiaries are, and at all times since January 1, 2021, have been, manufacturing, processing, preparing, labeling, packaging, repackaging, handling, holding, distributing, storing, warehousing, wholesaling, and delivering products and in material compliance with all Food Laws, except as has not been, and would not reasonably be expected to be, individually or in the aggregate, materially adverse to the Company and its Subsidiaries, taken as a whole.
(c) Except as has not been, and would not reasonably be expected to be, individually or in the aggregate, materially adverse to the Company and its Subsidiaries, taken as a whole, (i) none of the

Company or any of its Subsidiaries is, or has been since January 1, 2021, subject to any obligation arising under any Legal Action by or on behalf of the FDA, USDA, or any other relevant Governmental Entity, or warning letter, untitled letter, Form FDA-483, notice of violation letter, consent decree, request for information or other notice, response, or commitment made to or with any Governmental Entity with respect to Food Laws, and no such material obligation has been threatened, (ii) there is no, and since January 1, 2021 there has not been, any Legal Action pending against or relating to the Company or any of its Subsidiaries, officers, directors, employees, agents, or independent contractors that involves or arises from a violation of any Food Laws, and (iii) neither the Company nor any of its Subsidiaries has any liability for failure to comply with any Food Laws.
(d) Except as has not been, and would not reasonably be expected to be, individually or in the aggregate, materially adverse to the Company and its Subsidiaries, taken as a whole, since January 1, 2021: (i) none of the Company’s or any of its Subsidiaries’ products have been seized, withdrawn, recalled, detained, or subject to a suspension of manufacturing, distribution, or commercialization activity by a Governmental Entity; (ii) no proceedings in the United States or any other jurisdiction seeking the withdrawal, recall, revocation, suspension, import refusal, or seizure of any Company or Subsidiaries product are or have been pending or threatened against the Company or any of its Subsidiaries; (iii) each product of the Company or any of its Subsidiaries has (x) been manufactured, processed, prepared, held, handled, labeled, packaged, repackaged, stored, warehoused, delivered, transported or distributed in compliance in accordance with Food Laws and current Good Manufacturing Practices as implemented in 21 C.F.R. Parts 110 and 117, as applicable, (y) been labeled, promoted, and advertised in material compliance in accordance applicable Food Laws or otherwise as permitted by Governmental Entity and applicable Law, and (z) not been adulterated or misbranded within the meaning of applicable Law; and (iv) neither the Company nor any of its Subsidiaries has received any written claim resulting in a Legal Action by a third party that the Company or any of its Subsidiaries has adulterated, misbranded, mispackaged, or mislabeled any Company or Subsidiaries product or engaged in misleading advertising for any product or any services offered to customers by or on behalf of the Company or any of its Subsidiaries.
(e) No officer, director, employee, or agent has been, or has been threatened to be (i) subject to any proceeding under 21 U.S.C. § 335 or (ii) subject to any enforcement proceeding arising from false statements to any Governmental Entity pursuant to 18 U.S.C. § 1001 or analogous applicable Law.
Section 3.28 International Trade and Anti-Corruption.
(a) Neither the Company nor any of its Subsidiaries nor, to the Company’s Knowledge, any of its Affiliates, officers, directors, employees, agents and other third-party representatives acting on behalf of the Company or its Subsidiaries, currently is or has been at any time since January 1, 2021: (i) a Sanctioned Person, (ii) engaged in any direct or indirect dealings or transactions with any Sanctioned Person or in any Sanctioned Country, to the extent such activities violate applicable Sanctions Laws, or (iii) otherwise in material violation of applicable Sanctions Laws or U.S. Export Control Laws.
(b) The Company and its Subsidiaries, and to the Company’s Knowledge, all of their respective Affiliates, officers, directors, employees, agents and other third-party representatives acting on behalf of the Company or its Subsidiaries, are and have been, since January 1, 2021, in compliance with the provisions of the U.S. Foreign Corrupt Practices Act of 1977 and any other applicable anti-corruption laws, applicable anti-bribery laws of each jurisdiction in which the Company and its Subsidiaries operate or have operated (“Anti-Corruption Laws”). Since January 1, 2021, either the Company nor any of its Subsidiaries nor, to the Company’s Knowledge, any of its Affiliates, officers, directors, employees, and, agents, representatives or other Persons acting on behalf of the Company or its Subsidiaries has paid, offered or promised to pay, or authorized or ratified the payment or transfer, directly or indirectly, of any monies or anything of value to any Public Official for the purpose of corruptly influencing any act or decision of such Public Official or of a Governmental Entity to obtain or retain business, or direct business to any Person or to secure any other improper benefit or advantage, in each case, in violation of any Anti-Corruption Laws.
Section 3.29 Insurance. Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, the Company and its Subsidiaries maintain, and have maintained without interruption, policies or binders of insurance covering risks and events and in amounts adequate, in the Company’s determination, for their respective businesses and operations. Except as set forth in Section 3.29 of the Company Disclosure Letter, such policies will not terminate as a result of the consummation of the Transactions.
Section 3.30 Related Party Transactions. Except as set forth on the Company SEC Reports, neither the Company nor any of its Subsidiaries is party to any transaction or arrangement under which any (a) present or former executive officer or director of the Company or any of its Subsidiaries, (b) beneficial owner (within the meaning of Section 13(d) of the Exchange Act) of 5% or more of any class of equity of the Company or (c) affiliate, “associate” or member of the “immediate family” (as such terms are respectively defined in Rules 12b-2 and 16a-1 of the Exchange Act) of any of the foregoing is a party to any actual or proposed loan, lease or other Contract with or binding upon the Company or any of its Subsidiaries or owns or has any interest in any of their respective properties or assets, in each case as would be required to be disclosed by the Company pursuant to Item 404 of Regulation S-K.
Section 3.31 Takeover Statutes. The Company Board has taken all necessary action, including the approval of this Agreement, the Merger, and the Transactions, to ensure that the restrictions on business combinations contained in Section 203 of the DGCL will not apply to the Transactions. No other so-called “fair price,” “moratorium,” “control share acquisition” or other similar takeover laws apply or purport to apply to this Agreement, the Merger, or the Transactions.
Section 3.32 Opinion of Financial Advisor. The disinterested directors of the Company Board have received an opinion of Jefferies LLC (the “Company Financial Advisor”), its financial advisor, to the effect that, as of the date of such opinion and subject to the factors, assumptions and limitations set forth therein, the Per Share Merger Consideration to be received by the holders of shares of Company Common Stock pursuant to this Agreement is fair, from a financial point of view, to such holders (other than Parent and its Affiliates). The Company will make available to Parent, promptly following the execution of this Agreement for informational purposes only, a complete and correct copy of such written opinion. The Company has obtained the authorization of the Company Financial Advisor to include a copy of such opinion in the Company Proxy Statement.
Section 3.33 Brokers and Finders. No broker, finder or investment banker other than the Company Financial Advisor is entitled to any brokerage, finder’s or other fee or commission in connection with the Transactions based upon arrangements made by or on behalf of the Company.
Section 3.34 No Other Representations or Warranties.
(a) Except for the express written representations and warranties made by Parent and Merger Sub in Article IV and in any certificate to be delivered by Parent and Merger Sub pursuant to this Agreement, the Company acknowledges and agrees that neither Parent, Merger Sub nor any other Person makes any express or implied representation or warranty with respect to Parent, Merger Sub or their respective Affiliates or with respect to any other information provided to the Company or any of its Affiliates or its and their respective Representatives by or on behalf of Parent, Merger Sub or their respective Affiliates in connection with the Transactions. The Company, on its own behalf and on behalf of its Subsidiaries and Affiliates and its and their respective Representatives, disclaims reliance on any representations or warranties or other information provided to them by Parent, Merger Sub or any of their Subsidiaries or its or their respective Representatives or any other Person except for the representations and warranties expressly set forth in Article IV and in any certificate delivered by Parent or Merger Sub pursuant to this Agreement. Without limiting the generality of the foregoing, the Company, on its own behalf and on behalf of their Subsidiaries and Affiliates and its and their respective Representatives, acknowledges and agrees that none of Parent, Merger Sub, any of its Subsidiaries or any other Person shall have or be subject to any liability or other obligation to the Company or any other Person resulting from the distribution to the Company or any of their respective Representatives, or the Company’s (or such Representatives’) use of, or the accuracy or completeness of, any representations or warranties or other information, except for the representations and warranties expressly set forth in Article IV and in any certificate delivered by Parent or Merger Sub pursuant to this Agreement, including any such information, documents, projections, forecasts or other material made available to the Company in expectation of the Merger.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB
Parent and Merger Sub jointly and severally hereby represent and warrant to the Company as follows:
Section 4.1 Organization and Power. Each of Parent and Merger Sub is a limited liability company duly formed, validly existing and in good standing under the Laws of the State of Delaware. Each of Parent and Merger Sub has the requisite limited liability company power and authority to own, lease and operate its assets and properties and to carry on its business as now conducted.
Section 4.2 Organizational Documents. Parent has made available to the Company true, correct and complete copies of the certificate of formation and limited liability company agreements of Parent and Merger Sub, as in effect on the date of this Agreement (collectively, the “Parent Organizational Documents”). Such Parent Organizational Documents are in full force and effect. Neither Parent nor Merger Sub is in violation in any material respect of any of the provisions of the Parent Organizational Documents.
Section 4.3 Corporate Authorization. Each of Parent and Merger Sub has all necessary limited liability company power and authority to enter into this Agreement and to consummate the Transactions. Each of Parent and Merger Sub has consented to the Transactions and approved this Agreement. The execution and delivery of this Agreement by each of Parent and Merger Sub and the consummation by each of Parent and Merger Sub of the Transactions have been duly and validly authorized by all necessary limited liability company action on the part of Parent and Merger Sub.
Section 4.4 Enforceability. This Agreement has been duly executed and delivered by each of Parent and Merger Sub and, assuming the due authorization, execution and delivery by the Company, constitutes a legal, valid and binding agreement, of each of Parent and Merger Sub, enforceable against them in accordance with its terms, except, in each case, as enforcement may be limited by the Bankruptcy and Equity Exceptions.
Section 4.5 Governmental Authorizations. The execution, delivery and performance of this Agreement by Parent and Merger Sub and the consummation by Parent and Merger Sub of the Transactions do not and will not require any Approval by any Governmental Entity, other than:
(a) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware;
(b) any reports under the Securities Act or the Exchange Act that may be required in connection with this Agreement and the Transactions;
(c) compliance with and filings under the HSR Act;
(d) such other consents, registrations, declarations, notices or filings as are required to be made or obtained under any foreign antitrust, competition, trade regulation, foreign investment or similar Laws in order to complete the Transactions; and
(e) such other matters that have not had, and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.
Section 4.6 Non-Contravention. The execution, delivery and performance of this Agreement by Parent and Merger Sub and the consummation by Parent and Merger Sub of the Transactions do not and will not:
(a) contravene or conflict with, or result in any violation of or breach of, any provision of the Parent Organizational Documents;
(b) contravene or conflict with, or result in any violation or breach of, any Laws or Orders applicable to Parent or Merger Sub or by which any assets or properties of Parent or Merger Sub (“Parent Assets”) are bound, assuming that all Approvals described in Section 4.5 have been obtained or made; or
(c) result in any violation or breach of, or constitute a default (with or without notice or lapse of time or both) under, any Contracts to which Parent or Merger Sub is a party or by which any Parent Assets are bound (collectively, “Parent Contracts”), require any Approval by any Person under any Parent Contracts, or give rise to any termination, cancellation, amendment or acceleration of any rights or obligations under any Parent Contracts, in each case, with respect to Sections 4.6(b) and 4.6(c), other that (x) as set forth in Section 4.6(b) or Section 4.6(c) of the Parent Disclosure Letter, dated as of the date of this Agreement and delivered by Parent to the Company (the “Parent Disclosure Letter”), or (y) as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.
Section 4.7 Financing. Concurrently with the execution of this Agreement, Parent has delivered to the Company true and complete copies of the executed Equity Commitment Letter and Debt Commitment Letter; provided that the fee letter referred to in clause (y) of the definition of Debt Commitment Letter may be redacted with respect to economic terms in a customary manner (provided that no such redactions shall relate to conditions to the availability of the Debt Financing). As of the date of this Agreement, (i) each of the Debt Commitment Letter and the Equity Commitment Letter is in full force and effect and represents a valid, binding and enforceable obligation of Parent and each other party thereto, with respect to the subject matter therein to provide the financing contemplated thereby subject only to the satisfaction or waiver of the Financing Conditions, except as limited by the Bankruptcy and Equity Exceptions, (ii) neither the Debt Commitment Letter nor the Equity Commitment Letter has been amended, supplemented or modified in any manner, (iii) the commitments under the Debt Commitment Letter and the Equity Commitment Letter have not been withdrawn, rescinded, replaced or terminated, (iv) no event has occurred which, with or without notice, lapse of time or both, would constitute a breach or default on the part of Parent or, to the Knowledge of Parent, any other party thereto under the Debt Commitment Letter or the Equity Commitment Letter that would reasonably be expected, in either case, to result in the failure of the funding obligations thereunder, (v) Parent has fully paid (or caused to be paid) any and all commitment fees and other amounts that are due and payable on or prior to the date of this Agreement in connection with the Debt Financing and the Equity Financing, and (vi) neither Parent nor any of its Affiliates has entered into any agreement, side letter or other arrangement relating to the Debt Financing or the Equity Financing, other than (A) as set forth in the Debt Commitment Letter and the Equity Commitment Letter or (B) as would not reasonably be expected to adversely affect the availability, conditionality, enforceability or amount of the Debt Financing or the Equity Financing, as applicable. At the Closing, the aggregate cash proceeds of the Equity Financing and the Debt Financing will be sufficient to make all payments to be made by or on behalf of Parent on the Closing Date in accordance with the terms hereof (such payments, collectively, the “Financing Amounts”). There are no conditions precedent or other contingencies related to the funding of the full amount of the Equity Financing and the Debt Financing, other than the applicable Financing Conditions. In no event shall the receipt or availability of any funds or financing by or to Parent, Merger Sub or any of their respective Subsidiaries be a condition to any of the obligations of Parent and Merger Sub under this Agreement.
Section 4.8 Limited Guarantee. Concurrently with the execution of this Agreement, Parent has delivered to the Company a limited guarantee, dated as of the date hereof, duly executed by each of (i) Sababa Holdings FREE, LLC, (ii) Rhône Partners VI L.P. and Rhône Partners VI (DE) L.P., (collectively, the “Guarantors”), in favor of the Company, in respect of Parent’s and Merger Sub’s payment obligations under this Agreement (the “Limited Guarantee”). The Limited Guarantee is in full force and effect and is a valid and binding obligation of the Guarantors, enforceable against the Guarantors in accordance with its terms, except as limited by except as limited by the Bankruptcy and Equity Exceptions. No event has occurred which, with or without notice, lapse of time or both, would constitute a default on the part of any Guarantor under the Limited Guarantee.
Section 4.9 Solvency. Subject to the satisfaction or waiver of all of the conditions to Closing contained in Article VI, after giving effect to the Merger, the incurrence of the Debt Financing and receipt of the Equity Financing and the payment of the aggregate amounts payable under Section 2.1(c)(i) and Section 2.6 and any fees or expenses payable by Parent or Merger Sub pursuant to this Agreement, Parent will be Solvent. Neither Parent nor Merger Sub is entering into this Agreement with the intent to hinder, delay or defraud present or future creditors.
Section 4.10 Litigation. As of the date hereof, (a) there is no suit, action or other proceeding pending or, to the Knowledge of Parent, threatened against Parent, Merger Sub or any of their respective Affiliates, and (b) there is no judgment outstanding against or, to the Knowledge of Parent, investigation by any Governmental Entity involving Parent, Merger Sub or any of their respective Affiliates, in each case, that has had, or would reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.
Section 4.11 Information Supplied. None of the information supplied or to be supplied by Parent, Merger Sub or any of their respective Affiliates for inclusion or incorporation by reference in the Company Proxy

Statement will, at the date it is first mailed to the Company’s stockholders or at the time of the Company Stockholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading; provided, however, that no representation is made by Parent, Merger Sub or any of their respective Affiliates with respect to statements made or incorporated by reference therein based on information supplied by or on behalf of the Company for inclusion or incorporation by reference therein.
Section 4.12 Brokers and Finders. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the Transactions based upon any agreements, arrangements or understandings made by or on behalf of Parent or Merger Sub.
Section 4.13 Interim Operations of Merger Sub. Merger Sub was formed solely for the purpose of engaging in the Transactions and has not engaged in any business activities or conducted any operations other than in connection with the Transactions.
Section 4.14 No Other Representations or Warranties; No Reliance. Parent and Merger Sub each acknowledges and agrees that, except for the representations and warranties set forth in Article III and in any certificate delivered by the Company pursuant to this Agreement, neither the Company nor any other Person makes or has made any express or implied representation or warranty with respect to the Company or any of its Subsidiaries or with respect to any other information provided to Parent, Merger Sub or any of their respective Affiliates or its and their respective Representatives by or on behalf of the Company or any of this Subsidiaries in connection with the Transactions. Each of Parent and Merger Sub, on its own behalf and on behalf of their Affiliates (other than the Company and its Subsidiaries) and its and their respective Representatives, disclaims reliance on any representations or warranties or other information provided to them by the Company or any of its Subsidiaries or its or their respective Representatives or any other Person except for the representations and warranties expressly set forth in Article III and in any certificate delivered by the Company pursuant to this Agreement. Without limiting the generality of the foregoing, each of Parent and Merger Sub, on its own behalf and on behalf of its Affiliates (other than the Company and its Subsidiaries) and its and their respective Representatives, acknowledges and agrees that none of the Company, any of its Subsidiaries or any other Person shall have or be subject to any liability or other obligation to Parent, Merger Sub or any other Person resulting from the distribution to Parent or Merger Sub or any of their respective Representatives, or Parent’s or Merger Sub’s (or their Representatives’) use of, or the accuracy or completeness of, any representations or warranties or other information, except for the representations and warranties expressly set forth in Article III and in any certificate delivered by the Company pursuant to this Agreement, including any such information, documents, projections, forecasts or other material made available to Parent or Merger Sub in certain “data rooms” or management presentations in expectation of the Merger. Except for the representations and warranties set forth in Article III or in any certificate delivered by the Company pursuant to this Agreement, each of Parent and Merger Sub hereby acknowledges and agrees that none of the Company, its Subsidiaries or any other Person makes, or has made, any representation or warranty with respect to any projections, forecasts or other estimates, plans or budgets of future revenues, expenses or expenditures, future results of operations (or any component thereof), future cash flows (or any component thereof) or future financial condition (or any component thereof) of the Company or its Subsidiaries or their future business, operations or affairs. Each of Parent and Merger Sub has relied solely on the results of its own independent investigation and the terms of this Agreement and has not relied directly or indirectly on any materials or information made available to Parent and/or its Representatives by or on behalf of the Company, except for the representations and warranties expressly set forth in Article III or in any certificate delivered by the Company pursuant to this Agreement.
ARTICLE V
COVENANTS
Section 5.1 Conduct of Business of the Company.
(a) From and after the date of this Agreement and the earlier to occur of the Effective Time and the termination of this Agreement in accordance with Article VII (the “Interim Period”), except as (w) required or expressly contemplated by this Agreement, (x) consented to in writing by Parent, (y) as required to comply with COVID-19 Measures, or (z) required by applicable Laws, the Company shall, and shall cause each of its Subsidiaries to, use its commercially reasonable efforts to (i) conduct its operations in the ordinary course of business consistent with past practices in all material respects and (ii) maintain and preserve intact its business organization, retain the services of its present officers and key employees, and preserve the good will of its customers, suppliers and other Persons with whom it currently has contractual business relationships.
(b) Without limiting the generality of Section 5.1(a), during the Interim Period, except as (v) required or expressly contemplated by this Agreement, (w) consented to in writing by Parent (which consent, in the case of the matters described in clauses (iv), (vi) (with regard to clause (vi), other than with respect to dispositions of capital stock of Subsidiaries), (vii) (with regard to clause (vii), other than with respect to acquisitions of capital stock or other equity securities of any Person), (x), (xi), (xiii) and (xvi) of this Section 5.1(b), shall not be unreasonably withheld, conditioned or delayed), (x) as required to comply with COVID-19 Measures, (y) required by applicable Laws or (z) set forth in Section 5.1(b) of the Company Disclosure Letter, the Company shall not, and shall not permit any of its Subsidiaries to:
(i) amend the Company Organizational Documents or any of the Subsidiary Organizational Documents;
(ii) do or effect any of the following actions with respect to its capital stock or other securities: (A) adjust, split, combine or reclassify its capital stock or any securities convertible or exchangeable into or exercisable for any shares of its capital stock; (B) issue (other than with regard to or in connection with the vesting of any employee equity grants outstanding as of the date hereof or issued in compliance with this Section 5.1(b)), grant, sell, transfer, pledge or otherwise dispose of or encumber any shares of its capital stock or any securities convertible or exchangeable into or exercisable for any shares of its capital stock, including any options, warrants, stock appreciation rights, shares of restricted stock, restricted stock units, performance-based restricted stock units; (C) amend or modify any material terms of any options, warrants, restricted stock units, performance-based restricted stock units, restricted stock or other rights to acquire any shares of its capital stock or any securities convertible or exchangeable into or exercisable for any shares of its capital stock (including, for the avoidance of doubt, by reducing the exercise price and/or extending the expiration date of any such options, warrants or other rights); or (D) enter into any agreement, arrangement or understanding with respect to the sale, issuance, voting, registration or repurchase of its capital stock or any other equity or voting securities;
(iii) make, declare, set aside or pay any dividend or other distribution (whether payable in cash, stock, property or a combination thereof) with respect to, or, directly or indirectly, redeem, purchase or otherwise acquire, any shares of its capital stock or any securities convertible or exchangeable into or exercisable for any shares of its capital stock, except for dividends or other distributions paid by a wholly owned Subsidiary of the Company to the Company or another wholly owned Subsidiary of the Company;
(iv) except to the extent required by applicable Law or to comply with the terms of any Company Contract, Company Benefit Plan or collective bargaining agreement in effect as of the date hereof, (A) materially increase the compensation or benefits payable to any of its directors, officers, employees or individual consultants (except, in the case of non-officer employees or consultants only, in the ordinary course of business consistent with past practices); (B) pay any material compensation or benefits not required by any existing plan or arrangement (including the granting of stock options, stock appreciation rights, shares of restricted stock, restricted stock units or performance-based restricted stock units) or grant any material severance or termination pay to any of its directors, officers, employees or individual consultants (except (x) as expressly required pursuant to any agreements, plans or policies in effect as of the date hereof, including, for the avoidance of doubt, annual bonuses for fiscal year 2023 previously approved by the Company Board, so long as (I) such annual bonuses are payable pursuant to the applicable bonus plan for fiscal year 2023 in the ordinary course of business consistent with past practices following the completion of the audit of the consolidated financial statements of the Company and its Subsidiaries for 2023 fiscal year and (II) the aggregate amount of such annual bonuses does not exceed the amount accrued in respect thereof on the audited consolidated balance sheet of the Company and its consolidated Subsidiaries as of December 31, 2023, which amount is set forth in Section 5.1(b) of the Company Disclosure Letter, or (y) in the case of non-officer employees or consultants only, in the ordinary course of business consistent with past practices); (C) establish, adopt, enter into, amend or terminate any material Company Benefit Plan, or take any action to accelerate the vesting, exercisability or funding of any rights under, any material Company Benefit Plan; or (D) terminate (other than for cause) the employment of or hire or promote any officer, employee or consultant with a title of Senior Vice President or above or with annual salary of $200,000 or more (except in the ordinary course of business consistent with past practices);
(v) merge or consolidate the Company or any of its Subsidiaries with any Person or adopt a plan of complete or partial liquidation or resolutions providing for a complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization of the Company or any of its Subsidiaries;
(vi) directly or indirectly sell, lease, license, transfer, pledge or otherwise dispose of or encumber (whether by merger, consolidation, other business combination, sale or otherwise) all or any material portion of the Company Assets, including the capital stock of Subsidiaries of the Company, other than (x) as required to comply with a Company Contract in effect as of the date hereof, (y) dispositions of assets for a purchase price not to exceed $2,000,000, individually or in the aggregate, pursuant to Contracts entered into from and after the date hereof in the ordinary course of business consistent with past practices, or (z) the sale of inventory or the disposition of used or excess equipment, in each case, in the ordinary course of business consistent with past practices (for the avoidance of doubt, selling raw inventory at cost shall not be treated as in the ordinary course of business);
(vii) directly or indirectly acquire or purchase (whether by merger, consolidation, other business combination, purchase, subscription or otherwise) any material assets or properties, including capital stock or other equity securities of any Person, other than (x) as required to comply with a Company Contract in effect as of the date hereof, (y) purchases of assets for a purchase price not to exceed $2,000,000, individually or in the aggregate, pursuant to Contracts entered into from and after the date hereof in the ordinary course of business consistent with past practices, or (z) the purchase of raw materials, supplies and equipment, in each case, in the ordinary course of business consistent with past practices;
(viii) (A) incur any indebtedness, issue any debt securities, (B) assume, guarantee or endorse, or otherwise as an accommodation become liable or responsible for (whether directly, contingently or otherwise), any indebtedness of any Person (other than a wholly owned Subsidiary of the Company), or (C) redeem, repurchase, cancel or otherwise acquire any indebtedness (directly, contingently or otherwise), except, in each case, for (1) borrowings under the Company’s credit facilities in existence as of the date of this Agreement, (2) letters of credit issued for the benefit of Company vendors in the ordinary course of business consistent with past practices and (3) capital leases entered into in the ordinary course of business consistent with past practices;
(ix) make any loans, advances or capital contributions to, or investments in, any other Person, except in the ordinary course of business consistent with past practices;
(x) terminate or cancel, or agree to any material amendment to or waiver under, any Company Contract, or enter into or amend any Contract that, if existing on the date hereof, would be a Company Contract, in each case, other than (A) in the ordinary course of business consistent with past practices and (B) renewals or extensions of any existing Company Contracts (and amendments that accompany such renewals or extensions) on terms that are consistent in all material respects with the terms of the applicable Company Contract as of the date hereof;
(xi) make or authorize any capital expenditures in excess of $1,000,000, individually or in the aggregate;
(xii) adopt or implement any change in its accounting policies, practices, principles, methods or procedures, other than as required by GAAP or applicable Law;
(xiii) waive, release, assign, settle or compromise any material rights, claims, litigation or proceedings, other than the payment, or satisfaction, in the ordinary course of business consistent with past practices, of Liabilities reflected or reserved against in the financial statements of the Company and its consolidated Subsidiaries included in or incorporated by reference into the Company SEC Reports;

(xiv) implement or announce any mass layoffs, plant closings, or other such actions that would implicate WARN or any similar federal, state local or foreign Law;
(xv) waive or release any noncompetition, non-solicitation, nondisclosure, noninterference, non-disparagement or similar obligations of any current or former officer, employee or consultant, except, solely in respect of rank-and-file non-management current or former employees or consultants, in the ordinary course of business consistent with past practices, or forego enforcement of any such obligations under any existing agreement or arrangement, to the extent the Company has Knowledge of a breach of such restrictions;
(xvi) enter into any Contract that would limit or otherwise restrict in any material respect the Company or any of its Subsidiaries (or any of their successors) from engaging or competing in any line of business or in any geographic area, other than in the ordinary course of business consistent with past practices;
(xvii) make, change or revoke any Tax election, other than in the ordinary course of business consistent with past practices, settle or compromise any material federal, state, local or foreign Tax liability, enter into any “closing agreement” or other agreement relating to Taxes with any Governmental Entity, apply for any Tax ruling, adopt or change any Tax accounting period or method (except as otherwise required by Law), surrender any right to claim a material refund of Taxes, agree to any extension or waiver regarding the application of the statute of limitations with respect to any Taxes or Tax Returns, make an amendment to any material Tax Return, or fail to timely pay any material Tax (including any estimated Tax) when due;
(xviii) fail to maintain insurance in such amounts and against such risks and losses as is maintained in all material respects by the Company and its Subsidiaries as of the date hereof;
(xix) take any action that could reasonably be expected to prevent, materially delay or materially impair the ability of the Company to consummate the Transactions; or
(xx) authorize, propose or commit to do any of the foregoing.
Section 5.2 Conduct of Business of Parent and Merger Sub. During the Interim Period, except as consented to in writing by the Company, each of Parent and Merger Sub shall not, and shall cause each of their respective Affiliates not to, take any action that could reasonably be expected to prevent, materially delay or materially impair the ability of Parent and Merger Sub to consummate the Transactions.
Section 5.3 No Control. Nothing contained in this Agreement shall give Parent, Merger Sub or any of their respective Affiliates, directly or indirectly, the right to control or direct the Company’s or its Subsidiaries’ operations prior to the Effective Time, and nothing contained in this Agreement shall give the Company, directly or indirectly, the right to control or direct Parent’s or its Subsidiaries’ operations prior to the Effective Time. Prior to the Effective Time, each of the Company, Parent and Merger Sub shall exercise, subject to the terms and conditions of this Agreement, complete control and supervision over its and its Subsidiaries’ respective operations.
Section 5.4 Access to Information; Minutes; Confidentiality.
(a) During the Interim Period, the Company shall, and shall cause its Subsidiaries, to (i) provide to Parent and its Representatives access at reasonable times, upon at least seventy-two (72) hours prior notice, to the Company’s officers, employees, agents, properties, books and records (including, for the avoidance of doubt, the Company Board (including any committee thereof) minutes and other meeting materials) of the Company and its Subsidiaries, and (ii) furnish promptly such information concerning the Company and its Subsidiaries as Parent may reasonably request from time to time; provided, however, that the Company shall not be required to permit such access or make such disclosure, to the extent it determines, after consultation with outside counsel, that such disclosure or access would reasonably be likely to (A) violate the terms of any confidentiality agreement or other Contract with a third party (provided that the Company shall use its commercially reasonable efforts to obtain the required consent of such third party to such access or disclosure); (B) result in the loss of any attorney-client privilege (provided that the Company shall use its commercially reasonable efforts to allow for such access or disclosure (or as much of it as possible) in a manner that does not result in a loss of attorney-client privilege); or (C) violate any Law (provided that the

Company shall use its commercially reasonable efforts to provide such access or make such disclosure in a manner that does not violate Law). Notwithstanding anything contained in this Agreement to the contrary, the Company shall not be required to provide any access or make any disclosure to Parent pursuant to this Section 5.4(a) or otherwise to the extent such access or information is reasonably pertinent to a litigation or investigation by a Governmental Entity where the Company or any of its Affiliates, on the one hand, is reasonably deemed to be adverse to Parent or any Parent Affiliated Person, on the other hand. No investigation conducted under this Section 5.4(a), however, will affect or be deemed to modify any representation or warranty made by the Company in this Agreement.
(b) Promptly after the date of this Agreement, the Company shall make available to Parent true, correct and complete copies of the minutes of all meetings of the Company Board and each committee of the Company Board (other than any minutes related to matters pertaining to the Transactions, any Takeover Proposal or Alternative Acquisition Agreement or any matters relating to the Parent Affiliated Persons or any Person affiliated therewith) held since January 1, 2021.
(c) Parent and the Company shall comply, and shall cause their respective Representatives to comply, with all of their respective obligations under the Confidentiality Agreement, dated August 14, 2023, by and between Sababa Holdings FREE, LLC and the Company, as the same may be amended or amended and restated (the “Confidentiality Agreement”), and if this Agreement is terminated prior to the Effective Time, the Confidentiality Agreement shall remain in full force and effect in accordance with its terms prior to giving effect to the execution of this Agreement.
Section 5.5 No Solicitation.
(a) During the Interim Period, except as specifically permitted by this Section 5.5, the Company shall not, and shall cause each of its Subsidiaries, directors, executive officers, or controlled Affiliates not to, and shall instruct its other Representatives not to, directly or indirectly:
(i) solicit, initiate, propose, cause (including by providing information), induce the making, submission or announcement of, or take any action designed to, or which could reasonably be expected to, facilitate, encourage or assist, directly or indirectly, any inquiries, offers or proposals that constitute, or could reasonably be expected to lead to, any Takeover Proposal (it being understood and agreed that ministerial acts that are not otherwise prohibited by this Section 5.5 (such as answering unsolicited phone calls) shall not be deemed to “facilitate” for purposes of, or otherwise constitute a violation of, this Section 5.5);
(ii) initiate, enter into, participate or engage in discussions or negotiations with any Person with respect to a Takeover Proposal;
(iii) furnish or otherwise disclose any non-public information relating to the Company or any of its Subsidiaries or the Company Assets, or afford access to the business, properties, assets, books, records or personnel of the Company or any of its Subsidiaries, in each case, to any Person that has made or, to the Knowledge of the Company, may be evaluating or considering making any inquiry, offer or proposal that constitutes, or could reasonably be expected to lead to, any Takeover Proposal, or otherwise with the intent to induce, facilitate, encourage or assist the making, submission or announcement of, any Takeover Proposal;
(iv) accept, approve, publicly endorse, publicly recommend or enter into any letter of intent, term sheet, memorandum of understanding, merger agreement, acquisition agreement, stock purchase agreement, asset purchase agreement, option agreement, joint venture agreement, partnership agreement or other agreement, arrangement or understanding, in each instance, relating to any Takeover Proposal (each, an “Alternative Acquisition Agreement”);
(v) take any other action inconsistent with the obligations of the Company under this Section 5.5, except as specifically permitted by this Section 5.5; or
(vi) resolve, agree, or propose, or publicly announce an intention to, do any of the foregoing.
(b) From and after the date of this Agreement, the Company shall, and shall cause each of its Subsidiaries and its and their respective Representatives to, immediately (i) cease any existing solicitations, discussions or negotiations with any Person or its Representatives with respect to any Takeover Proposal,

(ii) other than in the ordinary course of business consistent with past practices, cease providing any non-public information to any Person or its Representatives with respect to the Company, any of the Company’s Subsidiaries, the Company Assets or any Takeover Proposal, (iii) terminate all existing access of any Person or its Representatives to any physical or electronic data room (or any other diligence access to the business, properties, assets, books, records and personnel of the Company or its Subsidiaries) maintained in connection with the purpose of facilitating, encouraging or assisting (or that could reasonably be expected to facilitate, encourage or assist) a Takeover Proposal and (iv) instruct each Person (other than Parent and its Representatives) that has entered into a confidentiality agreement in connection with such Person’s consideration of any Takeover Proposal to return or destroy (and cause its Representatives to return or destroy) all confidential information provided thereunder. The Company shall promptly inform its Representatives of the Company’s obligations under this Section 5.5.
(c) During the Interim Period, the Company shall promptly (and, in any event, within twenty-four (24) hours) notify Parent if (i) any inquiries, offers or proposals or requests for non-public information or discussions, in each case, that constitute or could reasonably be expected to lead to any Takeover Proposal, or any material revisions to the terms and conditions of any Takeover Proposal or (ii) any requests for non-public information or discussions that could reasonably be expected to be related to a Takeover Proposal, are received by the Company, the Company’s Subsidiaries or any of its or their respective Representatives. Such notice shall include (i) the identity of the Person or Persons making such inquiries, offers or proposals or requests, (ii) a summary of the material terms and conditions of such inquiries, offers or proposals or requests. Thereafter, the Company shall keep Parent reasonably informed, on a reasonably prompt basis, of the status of any such inquiries, offers or proposals or requests (including any amendments thereto and any new, amended or revised written materials relating to such inquiries, offers or proposals or requests provided to the Company, the Company’s Subsidiaries or its or their respective Representatives).
(d) During the Interim Period, except as specifically permitted by this Section 5.5, neither the Company Board nor the Company Special Committee shall: (i) withhold, withdraw, amend, qualify or modify, or publicly propose to withhold, withdraw, amend, qualify or modify, the Company Special Committee Recommendation or the Company Board Recommendation, in each case, in a manner adverse to Parent (it being understood that it shall be considered a modification of the Company Special Committee Recommendation or the Company Board Recommendation adverse to Parent if (A) any Takeover Proposal structured as a tender or exchange offer is commenced by a Person other than a Parent Affiliated Person and the Company Board fails to publicly recommend against acceptance of such tender or exchange offer by the Company Stockholders in any solicitation or recommendation statement on Schedule 14D-9 filed by the Company with the SEC in connection with such tender offer or exchange offer, or (B) any Takeover Proposal is publicly announced by a Person other than a Parent Affiliated Person (other than by the commencement of a tender or exchange offer) and the Company Board fails to issue a public press release within ten (10) Business Days of such public announcement providing that the Company Board reaffirms the Company Board Recommendation); (ii) adopt, approve, endorse, recommend or otherwise declare advisable (or propose to adopt, approve, endorse, recommend or otherwise declare advisable) any Takeover Proposal by a Person other than a Parent Affiliated Person; (iii) fail to include the Company Board Recommendation in the Company Proxy Statement (any action described in the foregoing clauses (i) through (iii), a “Company Board Recommendation Change”); or (iv) resolve or agree to do any of the foregoing.
(e) Notwithstanding anything to the contrary contained in this Section 5.5, subject to the Company’s compliance with the provisions of this Section 5.5(e) and prior to obtaining the Company Requisite Vote, the Company (and its Representatives) may engage in discussions or negotiations with, or furnish or disclose non-public information relating to the Company or any of its Subsidiaries or give access to the business, properties, assets, books, records or personnel of the Company or any of its Subsidiaries to, any Person who has made a bona fide, written and unsolicited Takeover Proposal, if, and only if: (A) the Company has not in any material respect breached its obligations under this Section 5.5; (B) the Company Board has determined, based on the information then available and after consultation with outside legal counsel and the Company Financial Advisor, that (1) such Takeover Proposal constitutes, or is reasonably likely to lead to, a Superior Proposal and (2) the failure to take such action would be reasonably be expected to be inconsistent with the fiduciary duties of the Company Board under applicable Law; (C) the

Company has entered into an Acceptable Confidentiality Agreement with the Person that has made such Takeover Proposal; and (D) any non-public information relating to the Company or its Subsidiaries provided or made available to such Person shall, to the extent not previously provided or made available to Parent or Merger Sub, be provided or made available to Parent or Merger Sub as promptly as reasonably practicable (but in any event within forty-eight (48) hours) after such information is provided or made available to such Person. From and after the date hereof, the Company shall promptly (and in any event within forty-eight (48) hours after such determination) advise Parent in writing if the Company determines to begin providing information or to engage in discussions or negotiations relating to any Takeover Proposal pursuant to this Section 5.5(e).
(f) Notwithstanding anything to the contrary contained in this Section 5.5, subject to the Company’s compliance with the provisions of this Section 5.5(f), if, prior to obtaining the Company Requisite Vote, the Company has received a bona fide, written and unsolicited Takeover Proposal and the Company Board has determined, after consultation with outside legal counsel and the Company Financial Advisor, that such Takeover Proposal constitutes a Superior Proposal, then (i) the Company Board may effect a Company Board Recommendation Change with respect to such Superior Proposal, (ii) the Company may terminate this Agreement pursuant to Section 7.4(a) and enter into an Alternative Acquisition Agreement providing for the implementation of such Superior Proposal and/or (iii) take any action otherwise expressly prohibited by Section 5.5(i), in each case, if, and only if: (A) the Company has not in any material respect breached its obligations under this Section 5.5; (B) the Company Board has determined, after consultation with outside legal counsel, that the failure to take such action would be reasonably be expected to be inconsistent with the fiduciary duties of the Company Board under applicable Law; (C) the Company shall have provided to Parent at least four (4) Business Days’ prior written notice (the “Superior Proposal Notice Period”) to the effect that the Company Board intends to take such action, which notice shall specify the basis for such proposed action and describe the material terms and conditions of such Takeover Proposal in reasonable detail; provided, however, that in the event of any material modifications to such Takeover Proposal (it being understood that any change to the financial terms of such Takeover Proposal shall be deemed a material modification), the Company shall be required to deliver a new written notice to Parent and to comply with the requirements of this Section 5.5(f) with respect to such new written notice (it being understood that the “Superior Proposal Notice Period” in respect of such new written notice shall be two (2) Business Days from Parent’s receipt of such new written notice); (D) during the Superior Proposal Notice Period, the Company shall have, and shall have caused its Representatives to have, negotiated with Parent and its Representatives (if Parent wishes to so negotiate) reasonably and in good faith in furtherance of making such amendments or adjustments to the terms and conditions of this Agreement as would cause the applicable Takeover Proposal to no longer constitute, in the determination of the Company Board, a Superior Proposal; and (E) after the conclusion of the Superior Proposal Notice Period, the Company Board has determined, after consultation with outside legal counsel and the Company Financial Advisor and taking into account any amendments or adjustments to the terms and conditions of the Agreement proposed by Parent, that (1) that such Takeover Proposal continues to constitute a Superior Proposal and (2) the failure to effect a Company Board Recommendation Change with respect to such Superior Proposal and/or terminate this Agreement and enter into an Alternative Acquisition Agreement providing for the implementation of such Superior Proposal would reasonably be expected to be inconsistent with the fiduciary duties of the Company Board under applicable Law.
(g) Notwithstanding anything to the contrary set forth in this Section 5.5, subject to the Company’s compliance with the provisions of this Section 5.5(g), prior to obtaining the Company Requisite Vote, the Company Board may effect a Company Board Recommendation Change in response to any Intervening Event if, and only if: (A) the Company Board has determined, after consultation with outside legal counsel, that the failure to make such a Company Board Recommendation Change would reasonably be likely to be inconsistent with the fiduciary duties of the Company Board under applicable Law, (B) the Company shall have provided to Parent at least four (4) Business Days’ prior written notice (the “Intervening Event Notice Period”) to the effect that the Company Board intends to make such Company Board Recommendation Change, which notice shall specify the basis for such action and describe the facts and circumstances of such Intervening Event in reasonable detail, (C) during the Intervening Event Notice Period, the Company shall have, and shall have caused its Representatives to have, negotiated with Parent and its Representatives (if Parent wishes to so negotiate) reasonably and in good faith in furtherance of making such amendments or adjustments to the terms and conditions of this Agreement as would enable the Company to proceed with the Merger, (D) after the conclusion of the Intervening Event Notice Period, the Company Board has determined, after consultation with outside legal counsel and taking into account any amendments or adjustments to the terms and conditions of the Agreement proposed by Parent, that the failure to make such a Company Board Recommendation Change would reasonably be likely to be inconsistent with the fiduciary duties of the Company Board under applicable Law.
(h) Nothing contained in this Agreement shall prohibit the Company or the Company Board from taking and disclosing to the Company Stockholders a position contemplated by Rule 14d-9 or Rule 14e-2(a) promulgated under the Exchange Act (or any similar communication in connection with the making or amendment of a tender offer or exchange offer that is required by Law), making a customary “stop-look-and-listen” communication to the Company Stockholders pursuant to Rule 14d-9(f) under the Exchange Act (or any similar communication) or from making disclosures to the Company Stockholders that the Company Board has determined, after consultation with outside counsel, are required by applicable securities Laws with regard to the Transactions or an Acquisition Proposal, and any a customary “stop-look-and-listen” communication to the Company Stockholders pursuant to Rule 14d-9(f) under the Exchange Act by the Company or the Company Board shall not be deemed to be a Company Board Recommendation Change.
(i) Except as otherwise expressly permitted by this Section 5.5, during the Interim Period, the Company shall not, and shall cause its Subsidiaries and its and their respective Representatives not to, directly or indirectly, (i) terminate, amend, release, modify or fail to enforce any provision (including any standstill or similar provision) of, or grant any permission, waiver or request under, any confidentiality, standstill or similar agreement, (ii) grant any waiver, amendment or release under any “anti-takeover” Laws, (iii) exempt any Person other than Parent, any Parent Affiliated Person, or any of their respective Affiliates from the provisions of Section 203 of the DGCL or (iv) resolve, agree or propose to do any of the foregoing.
Section 5.6 Notices of Certain Events.
(a) The Company shall notify Parent as promptly as practicable of (i) any notice or other communication from any Person alleging that the consent of such Person (or another Person) is or may be required in connection with the Transactions, (ii) any notice or other communication from any Governmental Entity in connection with the Transactions, or (iii) any Legal Actions threatened or commenced against or otherwise affecting the Company or any of its Subsidiaries.
(b) Parent shall notify the Company as promptly as practicable of (i) any notice or other communication from any Person alleging that the consent of such Person (or another Person) is or may be required in connection with the Transactions, (ii) any notice or other communication from any Governmental Entity in connection with the Transactions, (ii) any Legal Actions threatened or commenced against or otherwise affecting Parent or Merger Sub.
Section 5.7 Proxy Statement; Schedule 13E-3.
(a) As promptly as reasonably practicable after the execution of this Agreement, the Company shall prepare and cause to be filed with the SEC the Company Proxy Statement in preliminary form. The Company shall cause the Company Proxy Statement to comply as to form and substance in all material respects with the requirements of applicable Laws. The Company shall not file the Company Proxy Statement or any other Company Proxy Materials with the SEC without providing Parent and Merger Sub, and their counsel, a reasonable opportunity to review and provide reasonable comments thereon, which comments shall be considered by the Company in good faith and shall not be unreasonably rejected. Parent shall furnish all information concerning Parent, Merger Sub and Parent’s Affiliates, and provide such other assistance, as the Company or its Representatives may reasonably request in connection with the preparation of the Company Proxy Statement; provided, that the Company assumes no responsibility with respect to information supplied by or on behalf of Parent, Merger Sub, Parent’s Affiliates (other than the Company and its Subsidiaries) or their respective Representatives for inclusion or incorporation by reference in the Company Proxy Statement. As promptly as reasonably practicable after the execution of this Agreement, the Company and Parent shall jointly prepare and file with the SEC a Rule 13E-3 transaction statement on Schedule 13E-3 relating to the adoption of this Agreement by the Company’s stockholders (the

“Schedule 13E-3”). As promptly as reasonably practicable after the SEC confirms orally or in writing that it has no further comments to the Company Proxy Statement or that it does not intend to review the Company Proxy Statement (the “Clearance Date”), the Company shall file a definitive Company Proxy Statement with the SEC and shall mail notice of the Company Stockholders Meeting and the Company Proxy Statement (collectively, the “Company Proxy Materials”) to the Company Stockholders.
(b) The Company Proxy Statement shall include the Company Board Recommendation, except to the extent that (i) the Company Special Committee shall have withdrawn, modified or amended the Company Special Committee Recommendation or the Company Board shall have withdrawn, modified or amended the Company Board Recommendation, in each case, in accordance with Section 5.5(f) or (ii) the Company terminates this Agreement as provided in Section 5.5(f) pursuant to Section 7.4(a).
(c) To the fullest extent permitted by applicable Law, no amendment or supplement to the Company Proxy Statement shall be made without the approval of Parent, which approval shall not be unreasonably withheld, delayed or conditioned. The Company shall promptly advise Parent upon becoming aware of any comments, responses or requests from the SEC relating to the Company Proxy Materials, this Agreement, or the Transactions. To the fullest extent permitted by applicable Law, no amendment or supplement to the Schedule 13E-3 shall be made without the approval of the Company Board, which approval shall not be unreasonably withheld, delayed or conditioned. Parent shall promptly advise the Company upon becoming aware of any comments, responses or requests from the SEC relating to the Schedule 13E-3, this Agreement, or the Transactions.
(d) The information supplied by the Parties for inclusion in the Company Proxy Statement and Schedule 13E-3 shall not, at (i) the time the Company Proxy Materials (or any amendment of or supplement to the Company Proxy Materials) are mailed to the Company Stockholders, (ii) the time of the Company Stockholders Meeting and (iii) the Effective Time, contain any misstatement of material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they are made, not misleading. If, at any time prior to the Effective Time, (i) any information relating to the Company or any of its Subsidiaries should be discovered by the Company or any of its Subsidiaries that should be set forth in an amendment or a supplement to the Company Proxy Statement or Schedule 13E-3 so that the Company Proxy Statement or Schedule 13E-3 would not include any misstatement of material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they are made, not misleading, the Company shall promptly inform Parent and (ii) any information relating to Parent or Merger Sub should be discovered by Parent or Merger Sub that should be set forth in an amendment or supplement to the Company Proxy Statement or Schedule 13E-3 so that the Company Proxy Statement or Schedule 13E-3 would not include any misstatement of material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they are made, not misleading, Parent shall promptly inform the Company; provided, that (A) the Company assumes no responsibility with respect to information supplied by or on behalf of Parent, its controlled Affiliates (other than the Company and its Subsidiaries) or their respective Representatives for inclusion or incorporation by reference in the Company Proxy Statement or the Schedule 13E-3 and (B) Parent and Merger Sub assume no responsibility with respect to information supplied by or on behalf of the Company, its controlled Affiliates or their respective Representatives for inclusion or incorporation by reference in the Company Proxy Statement or the Schedule 13E-3. All documents that the Company is responsible for filing with the SEC in connection with the Transactions shall comply as to form and substance in all material respects with the applicable requirements of the DGCL, the Securities Act and the Exchange Act. All documents that Parent is responsible for filing with the SEC in connection with the Transactions shall comply as to form and substance in all material respects with the applicable requirements of the DGCL, the DLLCA, the Securities Act and the Exchange Act.
Section 5.8 Company Stockholders Meeting. The Company shall take all lawful action necessary to call and hold the Company Stockholders Meeting as promptly as reasonably practicable after the Clearance Date and following the mailing of the Company Proxy Materials to the Company Stockholders. Subject to the Company Board’s fiduciary obligations under applicable Law, the Company shall use its commercially reasonable efforts (including engaging a nationally recognized proxy solicitation firm) to solicit or cause to be solicited from the Company Stockholders proxies in favor of the adoption of this Agreement and to secure the Company Requisite Vote. The Company shall not adjourn or postpone the Company Stockholders Meeting without the prior written consent of Parent; provided, however, subject at all times to the requirement of the Company to duly call and hold the Company Stockholders Meeting as promptly as reasonably practicable for the purpose of obtaining the Company Requisite Vote, nothing will prevent the Company from postponing or adjourning the Company Stockholders Meeting, after consultation with Parent: (i) for up to ten (10) Business Days, to allow additional solicitation of votes in order to obtain the Company Requisite Vote; (ii) if there are holders of an insufficient number of shares of the Company Common Stock present or represented by proxy at the Company Stockholders Meeting to constitute a quorum at the Company Stockholders Meeting; (iii) if the Company is required to postpone or adjourn the Company Stockholders Meeting by applicable Law or a request from the SEC or its staff; or (iv) in order to give the Company Stockholders sufficient time to evaluate any information or disclosure that the Company has sent to the Company Stockholders or otherwise made available to the Company Stockholders (including in connection with any Company Board Recommendation Change) that, after consultation with outside legal counsel, the Company Board has determined is required in the discharge of its fiduciary duties under applicable Law; provided that the Company shall not be permitted to adjourn or postpone the Company Stockholders Meeting to a date after seven (7) Business Days prior to the Outside Date. To the fullest extent permitted by applicable Law, the Company shall, if requested by Parent, postpone or adjourn the Company Stockholders Meeting (A) if there are holders of an insufficient number of shares of the Company Common Stock present or represented by proxy at the Company Stockholders Meeting to constitute a quorum at the Company Stockholders Meeting or (B) to allow additional solicitation of votes in order to obtain the Company Requisite Vote. To the fullest extent permitted by applicable Law, the Company agrees that no matters will be brought before the Company Stockholders Meeting other than the adoption of this Agreement and any related and customary procedural matters. To the fullest extent permitted by applicable Law, the Company shall not, unless required by applicable Law, change the record date for determining the Company Stockholders entitled to notice of and to vote at the Company Stockholders Meeting without the prior written consent of Parent, and any postponement or adjournment of the Company Stockholders Meeting shall be effected, to the extent practicable, in a manner that does not require the Company to establish a new record date. The Company shall, upon the reasonable request of Parent, use its commercially reasonable efforts to promptly advise Parent as to the aggregate tally of the proxies received by the Company with respect to the Company Requisite Vote. Except as otherwise expressly provided in this Agreement, the Company’s obligations pursuant to this Section 5.8, including the Company’s obligation to hold the Company Stockholders Meeting, shall not be affected by the notice, commencement, public proposal, public disclosure or communication to the Company, Parent or any other Person of any Takeover Proposal, or the making of a Company Board Recommendation Change; provided, however, that if the public announcement of a Company Board Recommendation Change occurs less than ten (10) Business Days prior to the Company Stockholders Meeting, the Company shall be entitled to postpone the Company Stockholders Meeting to a date not more than ten (10) Business Days after such public announcement.
Section 5.9 Stock Exchange Delisting; Exchange Act Deregistration. Prior to the Closing Date, the Company shall cooperate with Parent and use its commercially reasonable efforts to take, or cause to be taken, all lawful actions, and do or cause to be done all lawful things, necessary, proper or advisable on its part under applicable Laws and rules and policies of Nasdaq to enable the delisting by the Surviving Company of shares of Company Common Stock from the Nasdaq and the deregistration of the shares of Company Common Stock and other securities of the Company under the Exchange Act as promptly as practicable after the Effective Time.
Section 5.10 Directors’ and Officers’ Indemnification and Insurance.
(a) The rights to indemnification, advancements and exculpation from liability for acts or omissions occurring at or prior to the Effective Time existing in favor of any present or former director, officer, employee or agent of the Company or any of its Subsidiaries (collectively, the “Indemnified Persons” and each, an “Indemnified Person”) under the Company Organizational Documents, the Subsidiary Organizational Documents or in any agreement between any Indemnified Person and the Company or any Subsidiary of the Company shall survive the Effective Time and shall continue in full force and effect in accordance with their terms for a period of not less than six (6) years after the Effective Time. Without limiting the foregoing, from and after the Effective Time, the Surviving Company agrees that it will indemnify and hold harmless each Indemnified Person against all claims, losses, liabilities, damages, judgments, inquiries, fines and fees, costs and expenses, including reasonable attorneys’ fees and disbursements, incurred in connection with any claim, action, suit or proceeding, whether civil, criminal, administrative or investigative (including with respect to matters existing or occurring at or prior to the

Effective Time (including this Agreement and the Transactions)), by reason of the fact that the Indemnified Person is or was a director, officer or employee of the Company or any Subsidiary or is or was serving at the request of the Company or any Subsidiary as a director, officer or employee of another Person, whether asserted or claimed prior to, at or after the Effective Time, to the fullest extent permitted under applicable Law. In the event of any such claim, action, suit or proceeding, each Indemnified Person will be entitled to advancement of expenses incurred in the defense of any such claim, action, suit or proceeding prior to the final disposition thereof from the Surviving Company within thirty (30) days of receipt by the Surviving Company from the Indemnified Person of a written claim therefor; provided that the Indemnified Person to whom expenses are advanced provides an undertaking, if and only to the extent required by the DGCL or any applicable indemnification agreement, to repay such advances if it is ultimately determined by final non-appealable adjudication that such Indemnified Person is not entitled to indemnification.
(b) The Surviving Company shall maintain in effect for at least six (6) years after the Effective Time the current policies of directors’ and officers’ liability insurance maintained by the Company or policies of at least the same coverage and amounts containing terms and conditions which are no less advantageous with respect to claims arising out of or relating to events which occurred before or at the Effective Time; provided, however, that if the Surviving Company is unable to obtain the insurance coverage required under the prior sentence, the Surviving Company shall obtain as much comparable insurance coverage as possible for each year within such six-year period. The provisions of the immediately preceding sentence shall be deemed to have been satisfied if prepaid “tail” policies have been obtained by Parent or the Surviving Company on or prior to the Effective Time, which policies provide directors and officers with coverage substantially similar in scope and amount to the coverage available to them under the policies currently in place (but excluding cyber ransomware coverage), for an aggregate period of six years with respect to acts or omissions occurring or alleged to have occurred prior to the Effective Time that were committed or alleged to have been committed by such directors and officers. Prior to the Closing, the Company and Parent shall cooperate to obtain such “tail” coverage (of at least the same coverage and amounts (but excluding cyber ransomware coverage) and containing terms and conditions which are no less advantageous with respect to claims arising out of or relating to events which occurred before or at the Effective Time, in the reasonable judgment of the Company Special Committee) at the lowest total premium available (it being understood that if the Parties are unable to obtain such “tail” coverage at a lower premium than the quote previously obtained by the Company and provided to Parent, then the foregoing shall not preclude the Company from purchasing such “tail” coverage at such previously quoted premium).
(c) The provisions of this Section 5.10 (i) shall survive consummation of the Transactions, (ii) are intended to be for the benefit of, and will be enforceable by, each Indemnified Person, his or her heirs and his or her representatives, and (iii) are in addition to, and not in substitution for, any other rights to indemnification or contribution that any such Person may have by contract or otherwise.
(d) From and after the Effective Time, neither Parent nor the Surviving Company shall take any action to amend, modify or circumvent any obligations to any officers or directors of the Company under any indemnification agreement, applicable Laws or otherwise that are in existence as of immediately prior to the Effective Time.
(e) From and after the Effective Time, Parent shall cause the prompt payment of the obligations of the Surviving Company and its Subsidiaries under this Section 5.10, including any obligations of the Company under any indemnification agreement with any officers or directors of the Company in existence as of immediately prior to the Effective Time.
(f) In the event that the Surviving Company or any of its successors or assigns (i) consolidates with or mergers into any other Person and is not the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers or conveys all of substantially all of its properties and assets to any Person, then, and in each such case, the Surviving Company shall cause proper provisions to be made so that the successors and assigns of the Surviving Company assume the obligations set forth in this Section 5.10, including any obligations of the Company under any indemnification agreement with any officers or directors of the Company in existence as of immediately prior to the Effective Time.
Section 5.11 Efforts. Upon the terms and subject to the conditions set forth in this Agreement and in accordance with applicable Laws, during the Interim Period, each of the Parties shall use its reasonable best efforts to take, or cause to be taken, all lawful action, and to do, or cause to be done, and to assist and cooperate with the other Parties in doing, as promptly as practicable, all lawful things necessary, proper or advisable under applicable Laws and regulations to ensure that the conditions set forth in Article VI are satisfied and to consummate the Transactions no later than the Outside Date. If, at any time after the Effective Time, any further lawful action is necessary or desirable to carry out the purposes of this Agreement, including the execution of additional instruments, the proper officers and directors of each Party shall take all such necessary lawful action.
Section 5.12 Consents; Filings; Further Action.
(a) Upon the terms and subject to the conditions of this Agreement and in accordance with applicable Laws, each of the Parties shall use its respective reasonable best efforts to (i) obtain any Approvals required to be obtained by Parent or the Company or any of their respective Subsidiaries in connection with the Transactions and (ii) make any necessary filings and notifications as promptly as reasonably practicable following the date of this Agreement, and thereafter make any other submissions either required or deemed appropriate by each of the Parties, with respect to the Transactions required under (A) the Securities Act, the Exchange Act and state securities or “blue sky” Laws, (B) any applicable competition and antitrust Laws, including the HSR Act, (C) the DGCL and the DLLCA, (D) any other applicable Laws and (E) the rules and regulations of Nasdaq. Parent shall be responsible for paying all filing fees required to be paid in connection with any of the aforementioned filings under the HSR Act or any other antitrust or competition Laws. The Parties shall cooperate and consult with each other in connection with the making of all such filings and notifications, including by providing copies of all such documents to the non-filing Party and its advisors prior to filing, and none of the Parties shall file any such document if any of the other Parties shall have reasonably objected to the filing of such document. None of the Parties shall consent to any voluntary extension of any statutory deadline or waiting period or to any voluntary delay of the consummation of the Transactions at the behest of any Governmental Entity without the prior written consent of the other Parties, which consent shall not be unreasonably withheld or delayed.
(b) Each of the Parties shall promptly inform the other Parties of any notice or other communication from the Federal Trade Commission, the Department of Justice or any other Governmental Entity regarding any of the Transactions. If any of the Parties or their respective Affiliate receives a request for additional information or documentary material from any such Governmental Entity with respect to the Transactions, then such Party shall endeavor in good faith to make, or cause to be made, as soon as reasonably practicable and after consultation with the other Parties, an appropriate response in compliance with such request. Parent shall advise the Company promptly in respect of any understandings, undertakings or agreements (oral or written) which Parent proposes to make or enter into with the Federal Trade Commission, the Department of Justice or any other Governmental Entity in connection with the Transactions. In furtherance and not in limitation of the foregoing, Parent shall use reasonable best efforts to resolve such objections, if any, as may be asserted with respect to the Transactions under any antitrust, competition or trade regulatory laws, rules or regulations of any domestic or foreign government or Governmental Entity or any multinational authority.
(c) Notwithstanding the foregoing, the reasonable best efforts of Parent under this Section 5.12 shall not require Parent or the Company, in connection with the receipt of any regulatory Approval, to offer or agree to (i) sell or hold separate and agree to sell, divest or to discontinue or limit, before or after the Effective Time, any assets, businesses, or interest in any assets or businesses of the Parent, the Company or any of their respective Affiliates (or to consent to any sale, or agreement to sell, or discontinuance or limitation by Parent or the Company, as the case may be, of any of its assets or businesses) or (ii) agree to any conditions relating to, or changes or restriction in, the operations of any such asset or businesses, in either case, which could reasonably be expected, individually or in the aggregate, to (A) be materially adverse to the Company and its Subsidiaries, taken as a whole, or Parent and its Subsidiaries, taken as a whole, either before or after giving effect to the Merger, or (B) materially and adversely impact the economic, business or other benefits of the Transactions to such Party.
(d) During the Interim Period, neither Parent nor any of its Subsidiaries or Affiliates shall enter into, negotiate, agree to, or otherwise engage in any transaction, including any acquisition, merger, license agreement, or other arrangement if doing so would reasonably be expected to increase the risk of (i) delaying, limiting, preventing, or otherwise constraining the Closing or the receipt of any Approvals from any Governmental Entities required for the consummation of the Transactions, (ii) not obtaining any Approvals from any Governmental Entities required for the consummation of the Transactions, or (iii) not satisfying any of the conditions set forth Article VI hereto.
Section 5.13 Public Announcements. Except with respect to any Company Board Recommendation Change or announcement made with respect to any Takeover Proposal, Superior Proposal, Intervening Event or related matters in accordance with the terms of this Agreement, or any Legal Action between the parties relating to this Agreement or the Transactions, the Parties shall consult with each other before issuing any press release or otherwise making any public statements with respect to this Agreement or any of the Transactions and shall not, and shall cause their respective Affiliates to not, issue any such press release or make any such public statement prior to such consultation, except to the extent required by applicable Laws or the requirements of Nasdaq, in which case the issuing Party shall use its commercially reasonable efforts to consult with the other Parties before issuing any such release or making any such public statement.
Section 5.14 Fees, Costs and Expenses. Except as otherwise expressly provided in this Agreement, if the Merger is not consummated, all expenses (including those payable to counsel, accountants, investment bankers, experts and consultants to a Party and its Affiliates) incurred by any Party or on its behalf (collectively, “Expenses”) in connection with this Agreement and the Transactions shall be paid by the Party incurring such Expenses, except that (i) if the Merger is consummated, all of the Company’s Expenses, to the extent not paid at or prior to the Closing in accordance with Section 2.8, shall become Liabilities of the Surviving Company, and (ii) all costs, fees and expenses incurred by the Company (A) in connection with the filing, printing and mailing of the Company Proxy Materials and (B) with regard to proxy solicitation (to the extent applicable) shall be shared equally by the Company and Parent (it being understood, for the avoidance of doubt, that such costs, fees and expenses shall not include those payable to counsel, accountants, investment bankers or other advisors to the Company or any of its Affiliates (other than the proxy solicitors)).
Section 5.15 Takeover Statutes. If any Takeover Statute is or may become applicable to the Transactions, the Company shall take all necessary lawful action to ensure that such Transactions may be consummated as promptly as practicable on the terms and subject to the conditions set forth in this Agreement and otherwise act to eliminate or minimize the effects of such Takeover Statute.
Section 5.16 Defense of Litigation. The Company shall not settle or offer to settle any Legal Action against the Company, any of its Subsidiaries or any of their respective present or former directors or officers by any Company Stockholder arising out of or relating to this Agreement or the Transactions (“Stockholder Litigation”) without the prior written consent of Parent (which consent shall not be unreasonably withheld, conditioned or delayed). The Company shall (a) promptly notify Parent of any Stockholder Litigation and keep Parent reasonably and promptly informed (including by providing copies of all pleadings with respect thereto) with respect to the status thereof, (b) give Parent reasonable opportunity to participate in the defense or settlement of any Stockholder Litigation, (c) consult in good faith with Parent with respect to the defense, settlement and prosecution of any Stockholder Litigation and (d) direct its counsel to consider in good faith Parent’s advice, comments, recommendations and suggestions relating to proposed strategy and other significant decisions with respect to such Stockholder Litigation. The Company shall not cooperate with any Person that may seek to restrain, enjoin, prohibit or otherwise oppose the Transactions, and the Company shall consider in good faith Parent’s advice and recommendations with respect to any such effort to restrain, enjoin, prohibit or otherwise oppose the Transactions.
Section 5.17 Tax Matters. During the Interim Period, the Company and its Subsidiaries shall: (a) properly prepare, in the ordinary course of business consistent with past practices, and timely file all material Tax Returns required to be filed by them on or before the Closing Date (“Post-Signing Returns”); (b) consult with Parent with respect to all Post-Signing Returns and deliver drafts of such Post-Signing Returns to Parent no later than twenty (20) days prior to the date (including extensions) on which such Post-Signing Returns are required to be filed and incorporate any reasonable comments made by Parent thereto and received by the Company at least ten (10) days prior to the date (including extensions) on which such Post-Signing Return is required to be filed; (c) fully and timely pay all Taxes due and payable in respect of such Post-Signing Returns that are so filed; (d) properly reserve (and reflect such reserve in its books and records and financial statements), in the ordinary course of business consistent with past practices, for all material Taxes payable by the Company and its Subsidiaries for which no Post-Signing Return is due prior to the Effective Time; (e) promptly notify Parent of any Legal Actions pending against or with respect to the Company or any of its Subsidiaries in respect of any

Tax matter, including Tax liabilities and refund claims, and not settle or compromise any such Tax matter or Legal Action without Parent’s consent (which shall not be unreasonably withheld, conditioned or delayed); and (f) except as otherwise required by applicable Law, not make, change or revoke any Tax election or adopt or change an tax accounting method without Parent’s consent (which shall not be unreasonably withheld, conditioned or delayed).
Section 5.18 Maintenance and Prosecution of Intellectual Property.
(a) The Company shall take commercially reasonable actions to protect and maintain the Company Intellectual Property.
Section 5.19 Financing.
(a) Parent shall use reasonable best efforts to take, or cause to be taken, all actions and do, or cause to be done, all things necessary or advisable to consummate the Equity Financing on the Closing Date, and Parent shall use its commercially reasonable efforts to take, or cause to be taken, all actions and do, or cause to be done, all things necessary or advisable to arrange the Debt Financing in an amount necessary, together with the Equity Financing, to fund the Financing Amounts and to consummate the Debt Financing on the Closing Date, including the following:
(i) maintaining in full force and effect the Debt Commitment Letter and not permitting any amendment or modification to be made to, not consenting to any termination or waiver of any provision or remedy under, and not replacing, the Debt Commitment Letter (other than as contemplated by the Debt Commitment Letter, as of the date hereof), in any case if such amendment, modification, waiver or replacement: (A) reduces (or would reasonably be expected to have the effect of reducing) the aggregate amount of the Debt Financing (unless an equal amount from alternative financing sources is then made available on a committed basis subject to no additional conditions to funding) to an amount, together with the Equity Financing, less than what is necessary to fund the Financing Amounts or (B) imposes new or additional conditions to the funding of any of the Debt Financing in a manner that would reasonably be expected to delay or prevent the Closing (it being understood, for the avoidance of doubt, that Parent may amend the Debt Commitment Letter to add lenders, lead arrangers, bookrunners, syndication agents or similar entities who had not executed the Debt Commitment Letter as of the date hereof);
(ii) causing the Equity Financing to be consummated upon satisfaction of the Financing Conditions contained in the Equity Commitment Letter;
(iii) satisfying on a timely basis (or, if available, obtain waivers of) the Financing Conditions;
(iv) negotiating, executing and delivering Debt Financing Documents that reflect and are consistent with the terms contained in the Debt Commitment Letter or on such other terms acceptable to the Financing Sources; and
(v) in the event that the conditions set forth in Section 6.1 and Section 6.3 have been satisfied, or upon funding of the Debt Financing would be satisfied, causing the full amount of the Financing to be funded at or prior to the Closing.
(b) Parent shall not amend, modify, waive or replace, or agree to amend, modify, waive or replace (in any case whether by action or inaction) any term of the Equity Commitment Letter without the prior written consent of the Company.
(c) Upon request of the Company, (i) Parent shall provide copies of all material agreements and other documents relating to the Debt Financing to the Company; provided that only a redacted version of the Fee Letter (with such redaction to be reasonably acceptable to the Debt Financing Sources) may be disclosed to the Company, and (ii) keep the Company informed in reasonable detail of the status of its efforts to arrange the Debt Financing and any material developments with respect to the Debt Financing.
(d) Neither Parent nor any of its Affiliates shall take any action that would reasonably be expected to materially delay or prevent the consummation of the Debt Financing or the Equity Financing.
(e) In the event that (i) the commitments with respect to all or any portion of the Debt Financing shall have expired or been terminated, (ii) all or any portion of the Debt Financing shall have become unavailable for any reason or (iii) any party to the Debt Commitment Letter shall have materially breached or repudiated its obligations thereunder, in each case, such that the Financing Amounts shall not be able to be satisfied at the Closing, Parent shall promptly notify the Company of any such event (to the extent Parent becomes aware thereof) and shall use commercially reasonable efforts to obtain, as promptly as practicable and in any event prior to the Outside Date, alternative debt financing on terms at least as favorable to Parent as the terms of the Debt Commitment Letter or as are reasonably available for financings of the type contemplated by the Debt Commitment Letter in the debt markets at such time (“Debt Replacement Financing”), in an amount that, together with the Equity Financing and all other funds available to Parent, will be sufficient to pay the Financing Amounts. Any Debt Replacement financing shall be subject to the same obligations as set forth in this Section 5.19 with respect to the Debt Financing.
Section 5.20 Debt Financing Cooperation.
(a) The Company shall use, and shall cause each of its Subsidiaries to use, commercially reasonable efforts to provide such cooperation in connection with the arrangement of the Debt Financing as is customary for similar debt financings and is reasonably requested by Parent. Such assistance shall include the following, each of which shall be at Parent’s sole cost and expense:
(i) participation by the senior management team of the Company in the customary marketing activities undertaken in connection with assignments permitted under the Debt Commitment Letter, including (A) due diligence sessions related thereto and (B) meetings with prospective lenders and debt investors (each of which may be conducted by conference call);
(ii) participation by senior management of the Company in, and assistance with, the preparation of rating agency presentations and meetings with rating agencies required in connection with the Debt Financing (including customary authorization letters), if necessary;
(iii) delivery to Parent of (A) the Financing Information and (B) from time to time, other pertinent and customary information regarding the Company and its Subsidiaries reasonably requested by the Financing Sources and reasonably available to the Company;
(iv) participation by senior management of the Company in the negotiation and furnishing of the Debt Financing Documents as may be reasonably requested by Parent; provided that such Debt Financing Documents shall be effective no earlier than as of the Effective Time;
(v) cooperating reasonably with the Financing Sources’ due diligence, to the extent reasonable and customary;
(vi) reasonably facilitating the taking of all corporate actions, subject to and only effective upon the occurrence of the Effective Time, reasonably requested by Parent to permit the consummation of the Debt Financing and to permit the proceeds thereof to be made available to Parent (or its Subsidiaries) immediately after; provided, that no such action shall be required of the Company Board and/or any committee thereof, in any case, which is effective prior to the Effective Time; and
(vii) providing any information about the Company required by any of the Financing Sources to comply with applicable “know your customer” and anti-money laundering rules and regulations, including the USA PATRIOT Act at least four (4) Business Days prior to the Closing, to the extent requested by Parent within nine (9) Business Days prior to the Closing;
provided, however, that (1) other than customary authorization letters (if any), no obligation of the Company or any of its Subsidiaries under any such certificate, document or instrument shall be effective until the Closing; (2) other than customary authorization letters (if any), none of the Company or any of its Subsidiaries shall be required to take any action under any certificate, document or instrument that is not contingent upon the Closing (including the entry into any agreement that is effective before the Closing), that does not terminate without liability to the Company upon the termination of this Agreement or that would be effective prior to the Effective Time; and (3) the foregoing provisions shall not require cooperation to the extent it would (I) interfere unreasonably with the business or operations of the Company or any of its Subsidiaries, (II) cause any condition to Closing to not be satisfied or otherwise cause any breach of this Agreement (including any representations or warranties thereunder), (III) cause the Company or any of its Subsidiaries to incur any liability in connection with or related to the Debt Financing prior to the Effective

Time, (IV) result in the material contravention of, or that could reasonably be expected to result in a material violation or breach of, or a default under, any Laws, under any material Contract or under any confidentiality arrangement to which the Company or any of its Subsidiaries is a party in effect on the date hereof, (V) require the Company to provide access to or disclose information that the Company determines would jeopardize any attorney-client privilege of the Company or any of its Subsidiaries or (VI) require the Company or any of its Subsidiaries to make any representations, warranties or certifications as to which, after the Company’s use of reasonable best efforts to cause such representation, warranty or certification to be true, the Company has determined that such representation, warranty or certification is not true. Notwithstanding anything to the contrary elsewhere in this Agreement, neither the Company nor any Subsidiary thereof shall be required to pay any commitment or other similar fee or make any other payment or incur any other expense or liability or provide or agree to provide any indemnity in connection with the Debt Financing that is effective prior to the Effective Time.
(b) The Company shall have the right to review and comment on marketing materials used in connection with the arrangement of the Debt Financing prior to the dissemination of such materials to potential lenders or other counterparties; provided, that (x) the Company shall promptly communicate in writing its comments, if any, to Parent and its counsel and (y) Parent and its counsel shall give due regard and consideration to any such comments of the Company. Notwithstanding the foregoing, Parent shall be solely responsible for the content of any such marketing materials.
(c) Parent shall indemnify and hold harmless the Company and its Subsidiaries, and each of their respective directors, officers, employees, agents and other Representatives, from and against any and all liabilities, costs or expenses suffered or incurred in connection with any assistance or activities provided pursuant to Section 5.20(a), except to the extent such losses are suffered or incurred (i) as a result of any such Person’s bad faith, gross negligence, willful misconduct or fraud, as applicable, or (ii) as a result of any material errors, omission, misstatements or inaccuracies contained in any written information (including any of the Financial Statements or any other historical financial information). Promptly upon the termination of this Agreement pursuant to Section 7.1, Parent shall reimburse the Company for all reasonable and documented out-of-pocket third-party costs and expenses incurred by the Company in connection with the cooperation under Section 5.20(a); provided, that the Company shall not incur such expenses in excess of $25,000 in the aggregate without Parent’s prior written consent.
(d) All non-public or otherwise confidential information regarding the Company and its Subsidiaries obtained by Parent or its representatives shall be kept confidential in accordance with the Confidentiality Agreement, except that Parent shall be permitted to disclose such information to potential investors and lenders and their respective general or limited partners, shareholders, managers, members, directors, officers, employees, agents and representatives, as necessary and consistent with customary practices in connection with the Debt Financing, in each case, subject to customary confidentiality undertakings with respect to such information.
(e) The Company and its Subsidiaries consents to the use of their logos by Parent, the Financing Sources and their respective representatives in connection with the Debt Financing in a manner customary for such financing transactions; provided, that such logos are used solely in a manner that is not intended to or reasonably expected to harm or disparage the Company and its Subsidiaries or the reputation or goodwill of the Company and its Subsidiaries.
Section 5.21 Section 16 Matters. Prior to the Effective Time, the Company shall take all such steps as may be reasonably necessary or required to cause any dispositions of shares of Company Common Stock (including derivative securities with respect to shares of Company Common Stock) resulting from the Transactions by each individual who is subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to the Company, to be exempt under Rule 16b-3 promulgated under the Exchange Act. Prior to taking the actions required by this Section 5.21, the Company will provide Parent copies of resolutions or other documentation with respect to such actions and the Company shall give consideration to all reasonable additions, deletions or changes thereto suggested by Parent.

Section 5.22 FIRPTA. On or prior to the Closing Date, the Company shall deliver to Parent a certification from the Company pursuant to Treasury Regulations Section 1.1445-2(c)(3) dated no more than thirty (30) days prior to the Closing Date and signed by a responsible corporate officer of the Company, together with a signed notice as contemplated by Treasury Regulation Section 1.897-2(h), which Parent shall cause the Company to file with the Internal Revenue Service after the Closing.
Section 5.23 Payoff Letters; Lien Releases; Transaction Expenses.
(a) The Company shall (i) deliver to Parent, at least three (3) Business Days prior to the Closing Date, payoff letters executed by the holders of indebtedness set forth in Section 5.23(a)(i) of the Company Disclosure Letter, in each case, in form and substance reasonably satisfactory to Parent, together with any UCC authorizations or other Lien releases and terminations, each in form and substance reasonably satisfactory to Parent, to evidence the full repayment and satisfaction of such indebtedness (subject to any liabilities that survive by their express terms) and discharge and termination of associated Liens (if any), (ii) cooperate in making arrangements reasonably satisfactory to Parent for such holders of indebtedness to deliver all related Lien and guarantee releases to Parent on or prior to the Closing Date and (iii) use reasonable best efforts to obtain the Lien releases set forth in Section 5.23(a)(iii) of the Company Disclosure Letter, effective on or prior to the Closing Date.
(b) The Company shall deliver to Parent, at least five (5) Business Days prior to the Closing Date, invoices from the vendors set forth in Section 5.23(b) of the Company Disclosure Letter to evidence the full payment and satisfaction of such transaction expenses as of the Closing.
Section 5.24 R&W Insurance Policy; Data Room. From and after the date hereof and prior to the Closing, the Company shall, and shall cause its Subsidiaries to, use commercially reasonable efforts to cooperate with Parent’s efforts to obtain, on commercially reasonable terms, a representations and warranties insurance policy with respect to the Transactions. Within (10) calendar days following the date of this Agreement, the Company shall deliver (or cause to be delivered) to Parent a consolidated electronic copy of the Data Room, which electronic copy shall contain all contents of the Data Room as of the date hereof.
Section 5.25 Additional Actions. If, at any time after the Effective Time, the Surviving Company shall consider or be advised that any further deeds, assignments or assurances under any applicable Laws or any other acts are necessary or desirable to (a) vest, perfect or confirm, of record or otherwise, in the Surviving Company its right, title or interest in, to or under any of the rights, properties or assets of the Company or (b) otherwise carry out the provisions of this Agreement, the Company and its directors and officers shall be deemed to have granted to the Surviving Company an irrevocable power of attorney to execute and deliver all such deeds, assignments or assurances in law and to take all acts necessary, proper or desirable to vest, perfect or confirm title to and possession of such rights, properties or assets in the Surviving Corporation and otherwise to carry out the provisions of this Agreement, and the directors and officers of the Surviving Company are authorized for, in the name of and on behalf of the Company or otherwise to take any and all such action.
Section 5.26 Employee Matters.
(a) Until the first (1st) anniversary of the Closing Date (or, if earlier, the date of the termination of the employee’s employment with the Surviving Company or its Subsidiaries), the Surviving Company will provide to each Company employee who is employed immediately preceding the Closing Date, including employees on vacation, a leave of absence or short- or long-term disability (each, a “Continuing Employee”), a benefits and compensation package (“Overall Compensation”) that is no less favorable in the aggregate than the Overall Compensation provided by the Company immediately prior to the Closing. For purposes of this Section 5.26, “Overall Compensation” includes (i) a base salary, commission rate and hourly wage rate, (ii) cash incentive compensation opportunities and (iii) employee benefits (including paid time off and vacation, but excluding retiree benefits, defined benefit pension benefits and accruals and equity and equity-based compensation). In addition, for a period of six (6) months following the Closing Date, the Surviving Company will cause each Continuing Employee (other than any Continuing Employee (x) covered by an individual agreement providing for severance benefits outside of the Company’s written severance policies or limiting benefits provided under such written severance policies or (y) eligible for statutory severance pay and other statutory termination entitlements) to be provided with severance benefits that are no less favorable than the severance benefits provided under the Company’s written severance policies in effect immediately prior to the Closing (copies of which have been provided to Parent). The Surviving Company may condition any such payments and benefits upon the execution by the applicable Continuing Employee of a commercially standard release of claims in a form reasonably satisfactory to the Surviving Company.
(b) Nothing in this Agreement shall be construed to confer on any Person, other than the Parties, their successors and permitted assigns, any right to enforce the provisions of this Section 5.26 or be construed as an amendment of any benefit plan or any employee benefit plan maintained by Company, Parent or their respective Affiliates. In addition, nothing expressed or implied in this this Section 5.26 shall confer upon any of the employees or any other Person any additional rights or remedies, including any additional right to employment, or continued employment for any specified period, of any nature or kind whatsoever under or by reason of this Agreement.
Section 5.27 280G Matters. The Company shall, no later than ten (10) Business Days prior to the Closing Date, deliver to Parent true and complete copies of a Section 280G analysis and calculations, reasonable acceptable to Parent, covering any and all payments and/or benefits that might otherwise result, separately or in the aggregate, in the payment of any amount and/or the provision of any benefit that could not be deductible by reason of Section 280G of the Code or that could be subject to an excise tax under Section 4999 of the Code in connection with the Merger.
Section 5.28 Monthly Financials. During the Interim Period, the Company shall deliver to Parent, on or before the fifteenth (15th) day of each calendar month, an unaudited consolidated balance sheet of the Company and its Subsidiaries as at and for the monthly period ending on the last day of the preceding calendar month, together with the related unaudited consolidated operating results for such calendar month (excluding adjustments solely made on a quarterly basis), in such form as such information are prepared for management of the Company in the ordinary course of business.
Section 5.29 Directors. The Company shall use reasonable best efforts to deliver to Parent, at or prior to the Closing, written resignations of each member of the Company Board, which resignations shall be effective as of the Effective Time unless an earlier date is specified in the respective written resignation.
ARTICLE VI
CONDITIONS
Section 6.1 Conditions to Each Party’s Obligation to Effect the Merger. The respective obligation of each of the Parties to effect the Merger is subject to the satisfaction or waiver or prior to the Closing Date of each of the following conditions:
(a) Requisite Stockholder Approval. The Company Requisite Vote shall have been obtained.
(b) Injunctions. No Governmental Entity shall have enacted, issued, promulgated, enforced or entered any Laws or Orders (whether temporary, preliminary or permanent) that restrain, enjoin or otherwise prohibit consummation of the Transactions or that would prevent, materially impede or materially delay the consummation of the Transactions or the payment of the Per Share Merger Consideration, and no Governmental Entity shall have instituted any proceeding seeking such Laws or Orders.
(c) Antitrust. The waiting period (and any extensions thereof) applicable to the consummation of the Transactions, if any, under the HSR Act shall have expired or been terminated. Any Approvals under any foreign competition Laws, the absence of which would prohibit consummation of the Transactions or limit Parent from exercising full ownership rights with respect to the Company and its Subsidiaries, shall have been obtained or made.
Section 6.2 Conditions to Obligations of Parent and Merger Sub. The obligations of each of Parent and Merger Sub to effect the Merger are also subject to the satisfaction or waiver by Parent on or prior to the Closing Date of the following conditions:
(a) Representations and Warranties of the Company. Each representation and warranty of the Company (i) contained in Section 3.1 (Organization and Power), Section 3.3 (Corporate Authorization), Section 3.4 (Enforceability), Section 3.5(a) (Organizational Documents; Minute Books; Subsidiaries), Section 3.9 (Company Equity Interests) and Section 3.33 (Brokers and Finders) that (A) are not qualified by Company Material Adverse Effect or other materiality qualifications shall be true and correct in all material respects at and as of the Closing Date, as though made on the Closing Date, except for representations and warranties that relate to a specific date or time (which need only be true and correct in all material respects as of such date or time), and (B) are qualified by Company Material Adverse Effect or other materiality qualifications shall be true and correct in all respects at and as of the Closing Date, as though made on the Closing Date, except for representations and warranties that relate to a specific date or time (which need only be true and correct in all respects as of such date or time), (ii) contained in Section 3.8(a) and Section 3.8(b) (Capitalization) shall be true and correct in all respects (except for any de minimis inaccuracies) at and as of the Closing Date, as though made as of the Closing Date, except for representations and warranties that relate to a specific date or time (which need only be true and correct in all respects as of such date or time), and (iii) otherwise set forth in Article III, without giving effect to any qualifications as to materiality or Company Material Adverse Effect or other similar qualifications contained therein (provided, however, that the foregoing shall not apply to the applicable portions of any representations and warranties set forth in Article III requiring the scheduling of matters and that are qualified by materiality or similar qualifications) shall be true and correct at and as of the Closing Date, as though made on the Closing Date, except for representations and warranties that relate to a specific date or time (which need only be true and correct as of such date or time) and except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.
(b) Performance of Obligations by the Company. The Company shall have performed and complied in all material respects with all covenants and agreements required to be performed or complied with by the Company under this Agreement at or prior to the Closing Date.
(c) Company Material Adverse Effect. Since the date of this Agreement, there shall have been no Effect that has had, or would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.
(d) Company Officer’s Certificate. Parent shall have received a certificate signed by the chief executive officer of the Company, certifying as to the matters set forth in Section 6.2(a), Section 6.2(b) and Section 6.2(c).
Section 6.3 Conditions to Obligation of the Company. The obligation of the Company to effect the Merger is also subject to the satisfaction or waiver by the Company on or prior to the Closing Date of the following conditions:
(a) Representations and Warranties of Parent and Merger Sub. The representations and warranties of each of Parent and Merger Sub set forth in Article IV shall be true and correct at and as of the Closing Date, as though made on the Closing Date, except for representations or warranties that relate to a specific date or time (which need only be true and correct as of such date or time), except where the failure of any such representation or warranty to be so true and correct would not, individually or in the aggregate, prevent, materially impede or materially delay the consummation of the Transactions.
(b) Performance of Obligations by Parent and Merger Sub. Each of Parent and Merger Sub shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date.
(c) Parent Officer’s Certificate. The Company shall have received a certificate, signed by the chief executive officer or chief financial officer of Parent, certifying as to the matters set forth in Section 6.3(a) and Section 6.3(b).
Section 6.4 Frustration of Closing Conditions. None of the Parties may rely on the failure of any condition set forth in this Article VI to be satisfied if such failure was caused by such Party’s failure to use commercially reasonable efforts to consummate the Transactions.
ARTICLE VII
TERMINATION; AMENDMENT; WAIVER
Section 7.1 Termination by Mutual Consent. This Agreement may be terminated at any time prior to the Effective Time, whether before or after the Company Requisite Vote shall have been obtained, by mutual written consent of Parent and the Company.

Section 7.2 Termination by Either Parent or the Company. This Agreement may be terminated by either Parent or the Company at any time prior to the Effective Time:
(a) if the Merger has not been consummated by August 12, 2024 (the “Outside Date”); provided, that the right to terminate this Agreement under this Section 7.2(a) shall not be available to any Party whose failure to fulfill any of its obligations has been a principal cause of, or resulted in, the failure to consummate the Merger by such date;
(b) if any Laws shall prohibit the consummation of the Merger; provided that the right to terminate this Agreement pursuant to this Section 7.2(b) shall not be available to any Party that has breached in any material respects its obligations under Section 5.12;
(c) if any Orders shall restrain, enjoin or otherwise prohibit consummation of the Merger, and such Orders shall have become final and non-appealable; provided that the right to terminate this Agreement pursuant to this Section 7.2(c) shall not be available to any Party that has breached in any material respects its obligations under Section 5.12; or
(d) if the Company Requisite Vote shall not have been obtained at the Company Stockholders Meeting held in accordance with this Agreement.
Section 7.3 Termination by Parent. This Agreement may be terminated by Parent at any time prior to the Effective Time:
(a) if, prior to the time the Company Requisite Vote is obtained, there shall be a Change of Board Recommendation (except, for the avoidance of doubt, such actions as shall not be deemed to constitute a Change of Board Recommendation pursuant Section 5.5); or
(b) if the Company shall have breached any of its representations, warranties, covenants or agreements contained in this Agreement, which breach (i) would give rise to the failure of a condition set forth in Section 6.2(a) or Section 6.2(b) and (ii) either is not capable of cure prior to the Outside Date or has not been cured by the Company within thirty (30) Business Days after the Company’s receipt of written notice of such breach from Parent; provided, that Parent shall not have a right to terminate this Agreement pursuant to this Section 7.3(b) if Parent or Merger Sub is then in material breach of any representation, warranty, agreement or covenant contained in this Agreement.
Section 7.4 Termination by the Company. This Agreement may be terminated by the Company at any time prior to the Effective Time:
(a) if, prior to obtaining the Company Requisite Vote, the Company Board shall have determined to accept a Superior Proposal and authorized the Company to enter into, and the Company concurrently enters into, an Alternative Acquisition Agreement with respect to such Superior Proposal in accordance with Section 5.5(f); provided, however, that the Company shall prior to or substantially concurrently with such termination pay the Company Termination Fee to or for the account of Parent pursuant to Section 7.6(b); or
(b) if Parent shall have breached any of its representations, warranties, covenants or agreements contained in this Agreement, which breach (i) would give rise to the failure of a condition set forth in Section 6.3(a) or Section 6.3(b) and (ii) either is not capable of cure prior to the Outside Date or has not been cured by Parent within thirty (30) Business Days after Parent’s receipt of written notice of such breach from the Company; provided, that the Company shall not have a right to terminate this Agreement pursuant to this Section 7.4(b) if the Company is then in material breach of any representation, warranty, agreement or covenant contained in this Agreement.
(c) if (i) all of the conditions set forth in Section 6.1 and Section 6.2 (other than those conditions that by their nature or terms are to be satisfied at the Closing, so long as such conditions are at the time capable of being satisfied as if such time were the Closing) have been satisfied, (ii) Parent fails to consummate the Transactions by the date that is three (3) Business Days after the date on which Parent is required to consummate the Closing pursuant to Section 1.2, and (iii) the Company has irrevocably confirmed to Parent in writing (that has not been withdrawn or revoked) that (A) all of the conditions set forth in Section 6.1 and Section 6.3 (other than those conditions that by their nature or terms are to be satisfied at the Closing, so long as such conditions are at the time capable of being satisfied as if such time were the Closing) have been satisfied or have been waived by the Company, as the case may be, and (B) the Company is prepared, willing and able to consummate the Closing, and (iv) Parent and Merger Sub fail to consummate the Merger within three (3) Business Days following the delivery of such notice.
Section 7.5 Effect of Termination. If this Agreement is terminated pursuant to this Article VII, it shall, to the fullest extent permitted by applicable Laws, become void and of no further force and effect, with no liability or obligation on the part of any Party (or any of their respective Affiliates or Representatives), except that (a) subject to Section 7.6, nothing herein shall relieve any Party from liability for fraud or a Willful and Material Breach of any of its representations, warranties, covenants or other agreements set forth in this Agreement prior to such termination and (b) the provisions of Section 5.14, Section 5.20(c), this Section 7.5, Section 7.6 and Article VIII shall survive any termination of this Agreement.
Section 7.6 Expenses Following Termination.
(a) Except as set forth in Section 7.5 and this Section 7.6, all Expenses incurred in connection with this Agreement and the Transactions shall be paid in accordance with the provisions of Section 5.14.
(b) The Company shall pay, or cause to be paid, to Parent, by wire transfer of immediately available funds to an account or accounts designated in writing by Parent, an amount in cash equal to $20,000,000 (the “Company Termination Fee”), as follows:
(i) if this Agreement is validly terminated by the Company pursuant to Section 7.4(a), payment shall be made concurrently with such termination;
(ii) if this Agreement is validly terminated by Parent pursuant to Section 7.3(a), payment shall be made within two (2) Business Days of such termination; or
(iii) if (A) a Takeover Proposal shall have been made or proposed to the Company or its stockholders or publicly announced prior to the Company Stockholders Meeting (and not publicly withdrawn at least five (5) Business Days prior to the Company Stockholders Meeting), (B) this Agreement is validly terminated by either Parent or the Company pursuant to Section 7.2(a) and Section 7.2(d), and (C) within twelve (12) months of the date of such termination, the Company or any of its Subsidiaries enters into an agreement, arrangement or understanding providing for the implementation of any Takeover Proposal and such Takeover Proposal is ultimately consummated, payment shall be made concurrently with the consummation of such Takeover Proposal, whichever occurs earlier, provided, however, that for purposes of this Section 7.6(b)(iii), the references to 20% in the definition of “Takeover Proposal” shall be deemed to be references to 50%.
(c) Parent shall pay, or cause to be paid, to the Company, by wire transfer of immediately available funds, an amount in cash equal to $40,000,000 (the “Parent Termination Fee”) if this Agreement is validly terminated by the Company pursuant to either Section 7.4(b) or Section 7.4(c); provided, however, that if this Agreement is so terminated by the Company as a result of fraud or Willful and Material Breach of this Agreement by Parent or Merger Sub, then the Company shall elect, by providing written notice to Parent within five (5) Business Days after such termination, to either: (i) require Parent to pay to the Company, within three (3) Business Days after Parent’s receipt of such written notice from the Company, the Parent Termination Fee in accordance with this Section 7.6(c) or (ii) seek an award of monetary damages against Parent for any losses suffered by the Company in connection with such termination of this Agreement; provided, further, for the avoidance of doubt, that, notwithstanding anything to the contrary in this Agreement, the Company shall not be entitled to both collect the Parent Termination Fee and seek monetary damages against Parent or any Parent Related Parties for any losses suffered by the Company in connection with such termination of this Agreement or any breach giving rise thereto.
(d) Each of the Company and Parent acknowledges that (i) the agreements contained in this Section 7.6 are an integral part of the Transactions and (ii) without these agreements the other Party would not have entered into this Agreement. Accordingly, if either the Company or Parent fails to pay when due any amounts required to be paid by it pursuant to this Section 7.6 and, in order to obtain such payment, the Company or Parent, as applicable, commences a Legal Action which results in a judgment against Parent or the Company, respectively, for such amounts, then, in addition to the amount of such judgment, Parent or Company, as applicable, shall pay to the Company or Parent, respectively, an amount equal to the fees, costs and expenses (including reasonable attorneys’ fees, costs and expenses) incurred by such Party in connection with such Legal Action, together with interest from the date of termination of this Agreement on all amounts so owed at the prime rate as published in the Wall Street Journal in effect on the date such payment was required to be made plus three percent (3%) (“Enforcement Expenses”).
(e) The Parties acknowledge and agree that in no event will Parent be required to pay the Parent Termination Fee on more than one occasion, whether or not the Parent Termination Fee may be payable pursuant to more than one provision of this Agreement at the same or at different times and upon the occurrence of different events. Notwithstanding anything to the contrary in this Agreement, subject to (x) the Company’s right to specific performance pursuant to Section 8.14 (subject to the conditions and limitations set forth therein) and (y) the Company’s right to seek monetary damages pursuant to Section 7.6(e) in the event this Agreement is validly terminated by the Company pursuant to Section 7.4(b) or Section 7.4(c) as a result of fraud or Willful and Material Breach of this Agreement by Parent, Merger Sub or any Parent Related Party, following the valid termination of this Agreement, the Company’s receipt in full of the Parent Termination Fee pursuant to Section 7.6(c), together with any Enforcement Expenses, shall be the sole and exclusive remedy of the Company and its Affiliates against (i) Parent, Merger Sub, the Investor, the Guarantors and each of their respective Affiliates and (ii) each of the respective former, current and future holders of any equity, controlling persons, directors, officers, employees, agents, attorneys, Affiliates, members, managers, general or limited partners, stockholders and assignees of any of the Persons described in clause (i) above (the Persons described in the foregoing clauses (i) and (ii), collectively, the “Parent Related Parties”) in respect of this Agreement and the Transactions, and upon payment in full of the Parent Termination Fee, together with any Enforcement Expenses, none of the Parent Related Parties shall have any further liability or obligation to the Company or any of its Affiliates relating to or arising out of this Agreement or the Transactions (except that the Company may be entitled to remedies under the Confidentiality Agreement, solely to the extent provided therein), through Parent or otherwise, whether by or through the attempted piercing of the corporate (or limited liability company or limited partnership) veil, by or through a claim (whether at law, in equity, in contract, in tort or otherwise) by or on behalf of any Party against any Parent Related Party, by the enforcement of any assessment or by any legal or equitable proceeding, by virtue of any statute, regulation or other applicable Law, or otherwise. Except in the case of fraud or Willful and Material Breach of this Agreement by Parent or Merger Sub or any Parent Related Party, following the valid termination of this Agreement, in no event shall Parent, Merger Sub or any Parent Related Party have liability for monetary damages (including monetary damages in lieu of specific performance) relating to or arising out of this Agreement or the Transactions (A) in circumstances where the Parent Termination Fee is not payable pursuant to this Agreement or (B) in the aggregate in excess of the Parent Termination Fee, together with any Enforcement Expenses (less any portion thereof that has been paid), in the circumstances where the Parent Termination Fee, together with any Enforcement Expenses, is payable, and, in the case of this clause (B), the Parent Termination Fee, together with any Enforcement Expenses, shall be the maximum aggregate liability of the Parent Related Parties under this Agreement. Notwithstanding that the Company has the right to seek specific performance of Parent’s obligation to consummate the Closing, on the one hand, and the Parent Termination Fee, on the other hand, simultaneously, it may only obtain either specific performance of Parent’s obligation to consummate the Closing, on the one hand, or payment of the Parent Termination Fee, on the other hand. The Parent Related Parties are intended third-party beneficiaries of this Section 7.6(e).
(f) The Parties acknowledge and agree that in no event will the Company be required to pay the Company Termination Fee on more than one occasion, whether or not the Company Termination Fee may be payable pursuant to more than one provision of this Agreement at the same or at different times and upon the occurrence of different events. Notwithstanding anything to the contrary in this Agreement, if Parent is entitled to receive the Company Termination Fee pursuant to Section 7.6(b), subject Parent’s right to specific performance pursuant to Section 8.14, following the valid termination of this Agreement in the circumstances in which the Company Termination Fee is payable pursuant to Section 7.6(b), Parent’s right to receive payment of the Company Termination Fee pursuant to Section 7.6(b), together with any Enforcement Expenses, shall be the sole and exclusive monetary remedy of Parent and each of its Affiliates against the Company, its Subsidiaries, each of their respective Affiliates and each of the former, current and future holders of any equity, controlling persons, directors, officers, employees, agents, attorneys, Affiliates, members, managers, general or limited partners, stockholders and assignees of each of the Company, its Subsidiaries and each of their respective Affiliates (collectively, the “Company Related Parties”) in respect of this Agreement or the Transactions, in each instance, except in the case of fraud or Willful and Material Breach of this Agreement by the Company or any Company Related Party, and, upon payment in full of the Company Termination Fee, together with any Enforcement Expenses, none of the Company Related Parties shall have any further liability or obligation to Parent relating to or arising out of this Agreement or the Transactions (except that Parent (or an Affiliate of Parent) may be entitled to remedies under the Confidentiality Agreement, solely to the extent provided therein), through the Company or otherwise, whether by or through the attempted piercing of the corporate (or limited liability company or limited partnership) veil, by or through a claim (whether at law, in equity, in contract, in tort or otherwise) by or on behalf of any Party against any Company Related Party, by the enforcement of any assessment or by any legal or equitable proceeding, by virtue of any statute, regulation or other applicable Law, or otherwise. Except in the case of fraud or Willful and Material Breach of this Agreement by the Company or any Company Related Party, following the valid termination of this Agreement, in no event shall the Company or any of its Subsidiaries or any Company Related Party have liability for monetary damages relating to or arising out of this Agreement or the Transactions in excess of the Company Termination Fee, together with any Enforcement Expenses. The Company Related Parties are intended third-party beneficiaries of this Section 7.6(f).
Section 7.7 Amendment. Subject to the DGCL, this Agreement may be amended by the Parties by an instrument in writing signed by each of the Parties and any such amendment on behalf of the Company shall require approval by the Company Board.
Section 7.8 Extension; Waiver. At any time prior to the Effective Time, each of the Parties may (a) extend the time for the performance of any of the obligations of any other Party, (b) waive any inaccuracies in the representations and warranties of any other Party contained in this Agreement or in any document delivered under this Agreement or (c) subject to applicable Laws, waive compliance with any of the covenants or conditions contained in this Agreement. Any agreement on the part of any Party to any extension or waiver shall be valid only if set forth in an instrument in writing signed by such Party and, in the case of the Company, approved in writing by the Company Board. The failure of any Party to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of such rights.
Section 7.9 Procedure for Termination, Amendment, Extension or Waiver. Any valid termination of this Agreement by either the Company or Parent pursuant to Section 7.1 through Section 7.4 will be effective immediately upon the delivery of written notice thereof by the terminating Party to the other Party or Parties, specifying the provisions hereof pursuant to which such termination is made and the basis therefor described in reasonable detail. Notwithstanding anything to the contrary in this Agreement, (a) any termination or amendment of this Agreement shall require the prior approval of that action by the Party seeking to terminate or amend this Agreement by, if such Party is the Company, the Company Special Committee; provided, however, that any amendment of this Agreement made subsequent to the adoption of this Agreement by the Company Stockholders shall not (i) alter or change the amount or kind of shares, securities, cash, property and/or rights to be received in exchange for or on conversion of all or any of the shares of capital stock of the Company, (ii) alter or change any term of the certificate of incorporation of the Surviving Company to be effected by Merger or (iii) alter or change any of the terms and conditions of this Agreement if such alteration or change would adversely affect the holders of shares of capital stock of the Company and (b) any extension or waiver of any obligation under this Agreement or condition to the consummation of this Agreement shall require the prior approval of the Party entitled to extend or waive that obligation or condition by, if such Party is the Company, the Company Special Committee.
ARTICLE VIII
MISCELLANEOUS
Section 8.1 Certain Definitions. For purposes of this Agreement:
(a) “Acceptable Confidentiality Agreement” means any confidentiality agreement executed, delivered and effective after the date hereof containing terms (including confidentiality and use terms) that are not less favorable in any substantive respect to the Company than those contained in the Confidentiality Agreement, except that such confidentiality agreement need not contain any “standstill” or similar provision or otherwise prohibit the making of any Takeover Proposal, and provided that such agreement does not

(i) contain provisions which prohibit the Company from providing any information to Parent in accordance with Section 5.5 or that otherwise prohibits the Company from complying with its obligations under this Agreement, including the provisions of Section 5.5, or (ii) require the Company to negotiate exclusively with any party thereto.
(b) “Applicable Privacy and Security Laws” means all applicable Laws, contractual obligations, self-regulatory standards such as the Payment Card Industry Data Security Standards (to the extent applicable to the Company), that are related to privacy, security, data-breach notification, data protection or processing of Personal Information (including Laws of jurisdictions where Personal Information was collected).
(c) “Affiliate” means, with respect to any Person, any other Person that directly or indirectly controls, is controlled by or is under common control with, such first Person; provided, however, that notwithstanding anything in this definition to the contrary, neither the Company nor any of its Subsidiaries shall be deemed to be an “Affiliate” of Parent, Merger Sub or any of their respective Affiliates, and none of Parent, Merger Sub or any of their respective Affiliates shall be deemed to be an “Affiliate” of the Company or any of its Subsidiaries, for purposes of this Agreement or any document or certificate contemplated by this Agreement. For the purposes of this definition, “control” (including, with correlative meanings, the terms “controlling,” “controlled by” and “under common control with”), as applied to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of that Person, whether through the ownership of voting securities, by contract or otherwise.
(d) “Approval” means all filings, approvals, Orders, authorizations, consents, Permits, qualifications, clearances, actions, non-actions, waiting period ends or terminations, or waivers of any of the foregoing, required to be obtained from or made with or by, or any notice, statement or other communications required to be filed with or delivered to, any Governmental Entity or any other Person.
(e) “Business Day” means any day, other than Saturday, Sunday or a federal holiday, and shall consist of the time period from 12:01 a.m. through 12:00 midnight New York time.
(f) “Code” means Internal Revenue Code of 1986, as amended.
(g) “Company Benefit Plan” means each “employee benefit plan,” as defined in Section 3(3) of ERISA and any material profit sharing, bonus, incentive, equity or equity-based compensation, phantom equity, pension, retirement, severance, deferred compensation, change in control, retention, stay bonus, excess benefit, supplemental unemployment, post-retirement medical or life insurance, welfare or incentive plan, or sick leave, long-term disability, medical, hospitalization, life insurance, other insurance plan, or other employee benefit plan, programs, agreements, understandings or arrangements, in each case, sponsored, maintained, or contributed to by the Company and its Subsidiaries, or under which the Company and/or its Subsidiaries could have any material obligation or liability.
(h) “Company Equity Plan” means the Whole Earth Brands, Inc. 2020 Long-Term Incentive Plan, as amended.
(i) “Company Intellectual Property” means the Intellectual Property owned by the Company or its Subsidiaries that is material to the operation of the business of the Company and its Subsidiaries.
(j) “Company Material Adverse Effect” means any Effect that, individually or in the aggregate with any other Effect, has had or would reasonably be expected to have a material adverse effect on (a) the business, results of operations, assets, financial condition or prospects of the Company and its Subsidiaries, taken as a whole, or (b) the ability of the Company to consummate the Transactions on the terms and conditions of this Agreement by the Outside Date; provided, however, that none of the following shall be deemed to constitute, alone or in combination, or be taken into account in determining whether a Company Material Adverse Effect has occurred or would reasonably be expected to occur under the foregoing clause (a): any adverse Effect arising after the date of this Agreement from or related to (i) general business or economic conditions in or affecting the United States, or changes therein, or the global economy generally, (ii) acts of war, whether declared or undeclared, sabotage or terrorism (including cyberterrorism) or national or international emergency in the United States or any other countries or region in the world, (iii) changes in conditions of the economic, financial, banking, credit, capital or securities markets generally,

(iv) changes in any applicable Laws or accounting requirements or principles required by GAAP or any official interpretation thereof, (v) any Effect that is generally applicable to the industries or markets in which any Company or its Subsidiaries operates, (vi) the execution or public announcement of this Agreement or the pendency or consummation of the Transactions, (vii) any failure by the Company to meet, or changes to, any internal or published budgets, projections, forecasts, estimates, guidance, milestones, operating statistics or predictions for any period (it being understood that the underlying facts giving rise or contributing to such failure or change may be taken into account in determining whether there has been a Company Material Adverse Effect), or (viii) any outbreaks of diseases or public health events, acts of God or other natural disasters or comparable events, or any escalation of the foregoing; provided, however, that any Effect resulting from a matter described in any of the foregoing clauses (i) through (v) or (viii) may be taken into account in determining whether a Company Material Adverse Effect has occurred or is reasonably likely to occur to the extent such Effect has a disproportionate adverse effect on the Company and its Subsidiaries, taken as a whole, relative to other participants operating in the industries or markets in which the Company and its Subsidiaries operate.
(k) “Company PRSU” means each performance-based restricted stock unit award with respect to a share of Company Common Stock, granted pursuant to the Company Equity Plan or otherwise, whether vested or unvested, which is outstanding as of immediately prior to the Effective Time and which is subject to a performance-based vesting schedule.
(l) “Company Restricted Stock Award” means each award of restricted Company Common Stock granted pursuant to the Company Equity Plan or otherwise, whether vested or unvested, which is outstanding immediately prior to the Effective Time.
(m) “Company RSU” means each restricted stock unit award with respect to a share of Company Common Stock, granted pursuant to the Company Equity Plan or otherwise, whether vested or unvested, which is outstanding as of immediately prior to the Effective Time and which is subject to a time-based vesting schedule.
(n) “Contracts” means any agreement, contract, license, franchise, note, bond, mortgage, indenture, guarantee, lease, obligation, undertaking or other commitment or arrangement (whether oral or written) that is legally binding upon a Person or any of his, her or its properties or assets, and any amendments thereto.
(o) “COVID-19 Measures” means, collectively, any quarantine, shelter in place, stay at home, workforce reduction, social distancing, shut down, closure, sequester or any other Law, directive, policy, guideline or recommendation by any Governmental Authority in connection with or in response to COVID-19 and applicable to the Company, its Subsidiaries or their respective businesses.
(p) “Debt Commitment Letter” means, collectively, (x) the debt commitment letter, dated as of the date hereof, as it may be amended, supplemented or replaced in accordance with this Agreement, pursuant to which the Financing Sources party thereto have agreed to provide or cause to be provided the debt financing set forth therein for the purposes of financing the Transactions, including the Per Share Merger Consideration and (y) the fee letter, dated as of the date hereof (as it may be amended, supplemented or replaced in accordance with this Agreement, the “Fee Letter”), related to the foregoing debt commitment letter.
(q) “Debt Financing” means the debt financing incurred or intended to be incurred pursuant to the Debt Commitment Letter.
(r) “Debt Financing Documents” means, collectively, the agreements, documents and certificates contemplated by the Debt Financing, including: (a) all credit agreements, loan documents, purchase agreements, underwriting agreements, indentures, debentures, notes, intercreditor agreements, lease agreements, mortgages and other security documents pursuant to which the Debt Financing will be governed or otherwise contemplated by the Debt Commitment Letter; (b) officer, secretary, solvency (including a solvency certificate in the form as referenced in Section 6 of Exhibit C of the Debt Commitment Letter) and perfection certificates, legal opinions, corporate organizational documents, good standing certificates, Lien searches, and resolutions contemplated by the Debt Commitment Letter or reasonably requested by Parent or its Financing Sources; (c) all documentation and other information required by bank regulatory authorities under applicable “know-your-customer” and anti-money laundering rules and regulations, including, but not limited to, the Patriot Act; and (d) agreements, documents or certificates that facilitate the creation, perfection or enforcement of liens securing the Debt Financing (including original copies of all certificated securities (with transfer powers executed in blank), control agreements, surveys, title insurance, landlord consent and access letters) as are reasonably requested by Parent or its Financing Sources.
(s) “Effect” means any event, occurrence, fact, condition, change, development, circumstance or effect or cause thereof.
(t) “Equity Commitment Letter” means the equity commitment letter, dated as of the date hereof, between Parent and Investor.
(u) “Equity Financing” means the equity financing contemplated by the Equity Commitment Letter.
(v) “ERISA” means the Employee Retirement Income Security Act of 1974, as amended.
(w) “ERISA Affiliate” means, with respect to the Company or any of its Subsidiaries, any other entity, trade or business that is a member of a group described in Section 414(b),(c), (m) or (o) of the Code or Section 4001(b)(l) of ERISA that includes the Company or any Subsidiary, or that is a member of the same “controlled group” as the Company or any of its Subsidiaries pursuant to Section 4001(a)(14) of ERISA.
(x) “FDA” means the United States Food and Drug Administration.
(y) “Financing Conditions” means (a) with respect to the Debt Financing, the conditions precedent set forth in Exhibit C of the Debt Commitment Letter, and (b) with respect to the Equity Financing, the conditions precedent set forth in Section 2 of the Equity Commitment Letter.
(z) “Financing Information” means (i) historical financial statements of the Company and its Subsidiaries required pursuant to Section 4 of Exhibit C of the Debt Commitment Letter (as in effect on the date of this Agreement) and (ii) such information and data reasonably requested by Parent with respect to the Company and its Subsidiaries that is necessary for Parent to prepare the pro forma financial statements identified in Section 5 of Exhibit C of the Debt Commitment Letter, it being understood that such information shall include historical financial information regarding the Company and its Subsidiaries necessary to prepare such pro forma financial statements.
(aa) “Financing Sources” means entities that have committed to provide or arrange or otherwise entered into agreements in connection with all or any part of the Debt Financing (other than the Equity Financing) in connection with the Transactions, including the parties to any joinder agreements or credit agreements entered into pursuant thereto or relating thereto, and their affiliates and the former, current or future general or limited partners, shareholders, managers, members, directors, officers, employees, agents and representatives of the foregoing and their respective successors and assigns.
(bb) “Food Laws” means the Federal Food, Drug, and Cosmetic Act, as amended (21 U.S.C. § 301 et seq.), the Food Allergen Labeling and Consumer Protection Act of 2004 (Pub. L. 108-282), and the regulations promulgated under those laws and any other applicable Laws (but, for the sake of clarity, excluding Environmental Laws) relating to food manufacture, processing, preparation, safety, labeling, packaging, repackaging, holding, handling, distribution, storing, warehousing, sanitation, transportation, and delivery, including laws of applicable state and federal Governmental Entities.
(cc) “Governmental Entity” means any domestic or foreign international, national, federal, state, provincial or local governmental, regulatory or administrative authority, agency, commission, court, tribunal, arbitral body or self-regulated entity, including the European Union and the European Community.
(dd) “Hazardous Substances” means: (i) any substance that is listed, classified or regulated under any Environmental Laws; (ii) any petroleum product or by-product, asbestos-containing material, lead-containing paint or plumbing, polychlorinated biphenyls, radioactive material or radon; or (iii) any other substance that is the subject of regulatory action under any Environmental Laws as of the Closing Date.
(ee) “Intellectual Property” shall mean all of the following, to the extent protectable by applicable Laws, anywhere in the world: (i) patents, patent applications and inventions, designs and improvements described and claimed therein, patentable inventions and other patent rights (including any divisions, continuations, continuations-in-part, reissues, reexaminations, or interferences thereof, whether or not patents are issued on any such applications and whether or not any such applications are modified, withdrawn, or resubmitted) (“Patents”); (ii) trademarks, service marks, trade dress, trade names, brand names, designs, logos, or corporate names, whether registered or unregistered, and all registrations and applications for registration thereof, and all goodwill related thereto (“Trademarks”); (iii) copyrights and mask works, including all renewals and extensions thereof, copyright registrations and applications for registration thereof, and non-registered copyrights (“Copyrights”); (iv) trade secrets, know-how, inventions, processes, procedures, databases, confidential business information, concepts, ideas, designs, research or development information, techniques, technical information, specifications, operating and maintenance manuals, engineering-drawings, methods, technical data, discoveries, modifications, extensions, improvements, and other proprietary information and rights (whether or not patentable or subject to copyright, mask work, or trade secret protection) (“Trade Secrets”); (v) computer software programs, including all source code, object code, and documentation related thereto (“Software”); (vi) domain names, Internet addresses and other computer identifiers, web sites, web pages and similar rights and items; and (vii) licenses, sublicenses, distributor agreements and other agreements or permissions, including the right to receive royalties or any other consideration, related to any of the items described in (i) - (vi).
(ff) “Intellectual Property Licenses” shall mean all (i) licenses granted by the Company to any Person for any Intellectual Property, (ii) licenses granted by any Person to the Company for any Intellectual Property, excluding non-exclusive, “off the shelf” licenses to third-party Software available on standard terms and conditions for annual license fees of less than $100,000.
(gg) “Intervening Event” means any Effect that materially affects the business, assets or operations of the Company and its Subsidiaries, taken as a whole, and that (i) was not known to, or reasonably foreseeable by, the Company as of the date of this Agreement (or, if known or reasonably foreseeable as of the date of this Agreement, the material consequences of which were not known to, or reasonably foreseeable by, the Company as of the date of this Agreement), which Effect, or the material consequences thereof, becomes known to, or reasonably foreseeable by, the Company prior to the time the Company Requisite Vote is obtained and (ii) does not involve or relate to a Takeover Proposal.
(hh) “Investor” means Sweet Oak Holdings LP, a Delaware limited partnership.
(ii) “Knowledge” means the actual knowledge after reasonable investigation, as to a specified fact or event, of: (a) with respect to the Company, the individuals listed on Section 8.1 of the Company Disclosure Letter and (b) with respect to Parent, the individuals listed on Section 8.1 of the Parent Disclosure Letter.
(jj) “Laws” means any federal, state, local, foreign, national or supranational statute, law (including common law), act, statute, ordinance, treaty, rule, code, regulation, Order, judgment, injunction, ruling, award, decree, writ or other binding directive or guidance issued, promulgated or enforced by a Governmental Entity having jurisdiction over a given matter.
(kk) “Liens” means any liens, pledges, security interests, licenses or sublicense, claims, options, rights of first offer or refusal, charges or other encumbrances.
(ll) “Orders” means any orders, judgments, injunctions, awards, decrees or writs handed down, adopted or imposed by any Governmental Entity.
(mm) “Parent Affiliated Person” means any “affiliate” or “associate” (in each case, as defined in Section 203 of the DGCL) of Parent that holds (or that after the date hereof becomes the holder of) shares of Company Common Stock.
(nn) “Parent Material Adverse Effect” means any Effect that, individually or in the aggregate with any other Effect, has had or would reasonably be expected to (a) have a materially adverse impact on the ability of Parent or Merger Sub to perform their obligations under this Agreement or (b) prevent, materially impede or materially delay the consummation of the Transactions or the payment of the Per Share Merger Consideration.
(oo) “Person” means any individual, corporation, limited or general partnership, limited liability company, limited liability partnership, trust, association, joint venture, Governmental Entity and other entity and group (which term shall include a “group” as such term is defined in Section 13(d)(3) of the Exchange Act).

(pp) “Public Official” means (a) any officer, employee or representative of any Governmental Entity; (b) any officer, employee or representative of any commercial enterprise that is owned or controlled by a Governmental Entity; (c) any officer, employee or representative of any public international organization, such as the International Monetary Fund, the United Nations or the World Bank; (d) any Person acting in an official capacity for any Governmental Entity, enterprise, or organization identified above; and (e) any political party, party official or candidate for political office.
(qq) “Release” means any release, spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, abandonment, disposing or allowing to escape or migrate into or through the environment.
(rr) “Representatives” means, with respect to a Person, such Person’s directors, officers, managers, members, partners, employees, accountants, consultants, legal counsel, investment bankers, advisors, agents, Financing Sources and other representatives.
(ss) “Sanctioned Country” means at any time, a country, jurisdiction or territory that is the target of comprehensive economic or trade sanctions measures. As of the date of this Agreement, Sanctioned Countries include the Crimea Region, Cuba, Iran, North Korea, Syria and the occupied Ukrainian regions of Kherson, Zaporizhzhia, Luhansk, and Donetsk.
(tt) “Sanctioned Person” means any person that is or was the subject or target of sanctions or restrictions under Sanctions Laws, including: (a) any person listed on any applicable U.S. or non-U.S. sanctions- or export-related restricted party list, including but not limited to the U.S. Department of the Treasury’s Office of Foreign Assets Control’s (“OFAC”) Specially Designated Nationals and Blocked Persons List, List of Persons Identified as Blocked Solely Pursuant to Executive Order 13599, and Sectoral Sanctions Identifications List; the Denied Persons, Unverified, and Entity Lists, maintained by the U.S. Department of Commerce; and the Debarred List or non-proliferation sanctions lists maintained by the U.S. State Department; (b) any person that is, in the aggregate, fifty percent (50%) or greater owned, directly or indirectly, by a person or persons described in clause (a); or (c) any Person located, organized or resident in a Sanctioned Country.
(uu) “Sanctions Laws” means all U.S. and non-U.S. laws and regulations relating to economic or trade sanctions, including but not limited to the Laws administered or enforced by the United States (including by OFAC or the U.S. Department of State).
(vv) “Solvent” means, when used with respect to any Person, that, as of the date of determination, (i) the amount of the “fair saleable value” of the assets of such Person will, as of such date, exceed (A) the value of all “liabilities of such person, including contingent and other liabilities,” as of such date, as such quoted terms are generally determined in accordance with applicable Laws governing determinations of the insolvency of debtors and (B) the amount that will be required to pay the probable liabilities of such Person as such debts become absolute and mature, (ii) such Person will not have, as of such date, an unreasonably small amount of capital for the operation of the businesses in which it is engaged or proposed to be engaged following such date and (iii) such Person will be able to pay its liabilities as they mature.
(ww) “Subsidiary” means, when used with respect to Parent or the Company, any other Person that Parent or the Company, as applicable, directly or indirectly owns or has the power to vote or control fifty percent (50%) or more of any other class or series of capital stock, limited liability company or membership interest, partnership interest or other equity interest of such Person; provided, however, that, notwithstanding the foregoing to the contrary, the Company shall not be a “Subsidiary” of Parent.
(xx) “Superior Proposal” means any bona fide, written and unsolicited Takeover Proposal that is received after the date of this Agreement and (i) is on terms that the Company Board (or the Company Special Committee) has determined in good faith (after consultation with the Company Financial Advisor and outside legal counsel) are more favorable from a financial point of view to the Company Stockholders (other than Parent and its Affiliates) than those contemplated by this Agreement and (ii) is reasonably likely to be consummated on the terms and timing proposed (taking into account any legal, regulatory, financial, timing, financing and other aspects of such proposal that the Company Board (or the Company Special Committee) considers relevant and any revisions to this Agreement proposed in writing by Parent);

provided, however¸ that, for purposes of the reference to a “Takeover Proposal” in this definition of “Superior Proposal,” the term “Takeover Proposal” shall have the meaning assigned to such term herein, except that the references to 20% in such definition shall be deemed to be references to 50%.
(yy) “Takeover Proposal” means any proposal or offer relating to any transaction or series of related transactions (other than the Merger) involving: (i) any direct or indirect purchase or other acquisition by any Person, other than a Parent Affiliated Person, of (A) shares of Company Common Stock representing 20% or more of the Company Common Stock outstanding after giving effect to the consummation of such purchase or other acquisition or (B) any other securities representing 20% or more of the outstanding voting or equity interests of the Company or any class of equity or voting securities of the Company, in each case, including pursuant to a tender offer or exchange offer; (ii) any tender or exchange offer by any Person, other than a Parent Affiliated Person, that, if consummated in accordance with its terms, would result in such Person beneficially owning (A) 20% or more of the outstanding Company Common Stock or (B) any other securities representing 20% or more of the outstanding voting or equity interests of the Company or any class of equity or voting securities of the Company, in each case, outstanding after giving effect to the consummation of such tender or exchange offer; (iii) any direct or indirect purchase or other acquisition (including by means of a dividend, contribution, exclusive license, exchange, transfer or acquisition of capital stock or other equity interests of any Subsidiaries of the Company) by any Person, other than a Parent Affiliated Person, of 20% or more of the consolidated assets or the consolidated net revenue of the Company and its Subsidiaries, taken as a whole (measured by the fair market value thereof as determined in good faith by the Company Board or a committee thereof); (iv) any merger, consolidation, business combination, share exchange, recapitalization, reorganization, liquidation, dissolution or other transaction involving the Company or any of its Subsidiaries pursuant to which any Person, other than a Parent Affiliated Person, would hold, directly or indirectly, shares of Company Common Stock representing 20% or more of the outstanding Company Common Stock or 20% or more of the outstanding equity interests of the surviving or resulting entity of such transaction, in each case, after giving effect to the consummation of such transaction; or (v) any combination of the foregoing (it being understood, for the avoidance of doubt, that all references to a “Person” in this definition shall include any “group” as defined pursuant to Section 13(d) of the Exchange Act).
(zz) “Tax” means any federal, state, local or foreign income, gross receipts, franchise, capital gains, estimated, alternative minimum, add-on minimum, sales, use, transfer, registration, value added, excise, natural resources, severance, stamp, occupation, premium, windfall profit, environmental, customs duty or fee, other import duty or fee, real property, personal property, abandoned and unclaimed property or escheat, capital stock, social security, employment, unemployment, disability, payroll, license, employee or other withholding (including backup withholding), or other tax, fee, assessment, duty or charge, of any kind whatsoever, whether computed on a separate or consolidated, unitary or combined basis or in any other manner and whether disputed or not, including any interest, penalties or additions to tax or additional amounts in respect of the foregoing.
(aaa) “Tax Return” means any return, declaration, report, refund claim, information return, statement or other similar document relating to Taxes and filed or required to be filed with a Governmental Entity, including any schedule or attachment thereto and any amendment thereof.
(bbb) “USDA” means the United States Department of Agriculture.
(ccc) “U.S. Export Control Laws” means all U.S. Laws relating to the export, re-export, transfer of information, data, goods, and technology, including but not limited to the Export Administration Act of 1979, as amended; the Export Administration Regulations (EAR) administer by the U.S. Department of Commerce and the International Traffic in Arms Regulations (ITAR) administered by the U.S. Department of State.
(ddd) “Warrant Agent” means Continental Stock Transfer & Trust Company, in its capacity as warrant agent under the Warrant Agreement.
(eee) “Warrant Agreement” means that certain Amended and Restated Warrant Agreement, dated as of June 25, 2020, by and between the Company and the Warrant Agent.

(fff) “Willful and Material Breach” means, with respect to any Party, a material breach that is a consequence of a deliberate act or deliberate failure to act undertaken by the breaching Party with the actual knowledge that the taking of, or failure to take, such act would cause or constitute or would reasonably be expected to cause or constitute a material breach of this Agreement. For the avoidance of doubt, with regard to Parent and Merger Sub, if such Parties have materially complied with their covenants in this Agreement with respect to the Equity Financing and the Debt Financing, the failure to obtain the Equity Financing or the Debt Financing, as the case may be, shall not be deemed to be a Willful and Material Breach.
Section 8.2 Interpretation. The table of contents and headings in this Agreement are for reference only and shall not affect the meaning or interpretation of this Agreement. Definitions shall apply equally to both the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. All references in this Agreement to Articles, Sections and Exhibits shall refer to Articles and Sections of, and Exhibits to, this Agreement unless the context shall require otherwise. The words “include,” “includes” and “including” shall not be limiting and shall be deemed to be followed by the phrase “without limitation.” Unless the context shall require otherwise, any agreements, documents, instruments or Laws defined or referred to in this Agreement shall be deemed to mean or refer to such agreements, documents, instruments or Laws as from time to time amended, modified or supplemented, including (a) in the case of agreements, documents or instruments, by waiver or consent and (b) in the case of Laws, by succession of comparable successor statutes. All references in this Agreement to any particular Law shall be deemed to refer also to any rules and regulations promulgated under that Law.
Section 8.3 Non-Survival. The representations, warranties, covenants and agreements in this Agreement and in any certificate delivered under this Agreement shall terminate at the Effective Time or upon the termination of this Agreement under Article VII, except that the agreements set forth in Article I, Article II, Section 5.10 and this Article VIII shall survive the Effective Time and those set forth in Section 7.5, Section 7.6 and this Article VIII shall survive termination of this Agreement. This Section 8.3 shall not limit any covenant or agreement of a Party which, by its terms, contemplates performance after the Effective Time.
Section 8.4 Governing Law. This Agreement, including all matters of construction, validity and performance and any Legal Actions (whether in contract, tort, equity or otherwise) directly or indirectly arising out of or relating to this Agreement or any of the Transactions contemplated by this Agreement or the negotiation, administration, performance and enforcement hereof, shall be governed by, and construed in accordance with, the Laws of the State of Delaware, without regard to the Laws that might otherwise govern under applicable principles of choice or conflicts of law.
Section 8.5 Submission to Jurisdiction.
(a) To the fullest extent permitted by applicable Laws, each of the Parties hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of the Court of Chancery of the State of Delaware or, to the extent that the Court of Chancery of the State of Delaware is found to lack jurisdiction, then the Superior Court of the State of Delaware or, to the extent that both of the aforesaid courts are found to lack jurisdiction, then the United States District Court of the District of Delaware (collectively with any appellate courts thereof, the “Courts”), in any Legal Actions directly or indirectly arising out of or relating to this Agreement, any document or certificate contemplated by this Agreement or the Transactions, or to interpret, apply or enforce this Agreement or any document or certificate contemplated by this Agreement, or for recognition or enforcement of any judgment relating thereto, and each of the Parties hereby irrevocably and unconditionally (a) agrees not to commence any such Legal Actions except in the Courts, (b) agrees that any claim in respect of any such Legal Actions may be heard and determined in the Courts, (c) waives any objection which it may now or hereafter have to the laying of venue of any such Legal Actions in the Courts and (d) waives the defense of an inconvenient forum to the maintenance of any such Legal Actions in the Courts. To the fullest extent permitted by applicable Laws, each of the Parties agrees that a final judgment in any such Legal Actions shall be conclusive and may be enforced in other jurisdictions by Legal Actions on the judgment or in any other manner provided by applicable Law. Each of the Parties irrevocably consents to service of process in the manner provided for notices in Section 8.7 or in any other manner permitted by applicable Laws.
(b) Notwithstanding anything in this Agreement to the contrary, each of the Company Related Parties acknowledges and irrevocably (i) agrees (w) that any legal action or proceeding, whether at law or in equity, whether in contract or in tort or otherwise against any Debt Financing Source arising out of or relating to this Agreement or the performance hereunder shall be subject to the exclusive jurisdiction of any state or federal court sitting in the Borough of Manhattan in the City and State of New York (whether a state or federal court) and any appellate court from thereof (and each Company Related Party (A) submits for itself and its property with respect to any such action to the exclusive jurisdiction of such courts and (B) agrees that a final judgment in any such action shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law), (x) that any legal action or proceeding, whether at law or in equity, whether in contract or in tort or otherwise, against any Debt Financing Source shall be governed by, and construed in accordance with, the laws of the State of New York, (y) not to bring or permit any of their Affiliates to bring or support anyone else in bringing any such legal action in any other court and (z) that the Debt Financing Sources are express third-party beneficiaries of this Section 8.5(b), that Section 8.5(b) shall expressly inure to the benefit of the Debt Financing Sources and that the Debt Financing Sources shall be entitled to rely on and enforce the provisions of Section 8.5(b) and (ii) waives and hereby irrevocably waives, to the fullest extent permitted by law, any objection which it may now or hereafter have to the laying of venue of, and the defense of an inconvenient forum to the maintenance of, any such action in any such court. NOTWITHSTANDING ANYTHING HEREIN TO THE CONTRARY, EACH COMPANY RELATED PARTY AND EACH OTHER PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ALL RIGHTS OF TRIAL BY JURY IN ANY ACTION, PROCEEDING, OR COUNTERCLAIM (WHETHER BASED UPON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE MERGER, THE DEBT FINANCING OR ANY OF THE OTHER TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY, INCLUDING IN ANY ACTION, PROCEEDING OR COUNTERCLAIM AGAINST ANY DEBT FINANCING SOURCE. The Company Related Parties covenant and agree that the Debt Financing Sources shall not have any liability or obligations (whether based in contract, tort, fraud, strict liability or otherwise) to any Company Related Party arising out of or relating to this Agreement or the Debt Financing, and that no Debt Financing Source shall be subject to any special, consequential, punitive or indirect damages or damages of a tortious nature. It is also hereby agreed that in no event will any Company Related Party be entitled to specific performance of the Debt Commitment Letter or similar agreement entered into by Parent for the Debt Financing against the Debt Financing Sources providing the Debt Financing. Notwithstanding anything else to the contrary herein, the provisions of this Section 8.5(b), Section 8.9, Section 8.14(b) or defined term used therein (and any other provision or definition of this Agreement to the extent that an amendment, modification, waiver or supplement would modify the substance of any such foregoing section or defined term used therein) may not be amended, modified, waived or supplemented in any manner materially adverse to a Debt Financing Source without the prior written consent of such Debt Financing Source. For the avoidance of doubt, nothing in this Section 8.5(b) shall limit the rights of Parent against the Debt Financing Sources under the Debt Commitment Letter or the agreements, if any, pertaining to the Debt Financing. “Debt Financing Sources” means the collective reference to each lender and each other Person (including, without limitation, each agent and each arranger) that have committed to provide or otherwise entered into agreements in connection with the Debt Financing, including the parties to the Debt Commitment Letter and any joinder agreements, credit agreements, engagement letters, loan agreements or indentures (or similar definitive financing documents) relating thereto (and any joinders or amendments thereof), together with each former, current and future Affiliate thereof and each former, current and future officer, director, employee, member, manager, partner, controlling person, advisor, attorney, agent and representative of each such lender, other Person or Affiliate, and together with the heirs, executors, successors and assigns of any of the foregoing.
Section 8.6 Waiver of Jury Trial. Each of the Parties acknowledges and agrees that any controversy directly or indirectly arising out of or relating to this Agreement, any document or certificate contemplated by this Agreement or the Transactions is likely to involve complicated and difficult issues and, therefore, it irrevocably and unconditionally waives any right it may have to a trial by jury in respect of any Legal Actions directly or indirectly arising out of or relating to this Agreement, any document or certificate contemplated by this Agreement or the Transactions. Each of the Parties certifies and acknowledges that (a) no representative, agent or attorney of any other Party has represented, expressly or otherwise, that such other Party would not, in the event of any Legal Actions, seek to enforce the foregoing waiver, (b) such Party has considered the implications of this waiver, (c) such Party makes this waiver voluntarily and (d) such Party has been induced to enter into this agreement by, among other things, the mutual waivers and certifications in this Section 8.6.

Section 8.7 Notices. Any notice, request, instruction or other communication under this Agreement shall be in writing and shall be deemed given if delivered personally, by overnight courier service or by email (confirmation of receipt requested):
If to Parent or Merger Sub, to:

Ozark Holdings, LLC c/o Mariposa Capital 500 South Pointe Drive Suite 240 Miami Beach, FL 33139
Attention:	Desiree DeStefano
Email:	ddestefano@marcapllc.com

with a copy (which shall not constitute notice) to:

Greenberg Traurig, P.A. 401 E. Las Olas Blvd., Suite 2000 Ft. Lauderdale, FL 33301
Attention:	Brian J. Gavsie, Esq.
Email:	brian.gavsie@gtlaw.com

If to the Company, to:

125 S. Wacker Drive, Suite 1250 Chicago, Illinois 60606
Attention:	Ira Schlussel
Email:	ira.schlussel@wholeearthbrands.com

with a copy (which shall not constitute notice) to:

DLA Piper LLP (US) 1251 Avenue of the Americas New York, New York 10020-1104
Attention:	Christopher P. Giordano; Jon Venick
Email:	christopher.giordano@us.dlapiper.com; jon.venick@us.dlapiper.com or to such other Persons or addresses as may be designated in writing by the Person entitled to receive such communication as provided above.
Section 8.8 Entire Agreement. This Agreement (including exhibits to this Agreement), the Confidentiality Agreement, and any other documents, instruments and certificates explicitly referred to herein constitute the entire agreement and supersede all other prior agreements, understandings, representations and warranties, both written and oral, among the Parties with respect to the subject matter of this Agreement. No representation, warranty, inducement, promise, understanding or condition not set forth in this Agreement has been made or relied upon by any of the Parties.
Section 8.9 No Third-Party Beneficiaries. Except for Indemnified Persons, Parent Related Parties and Company Related Parties, this Agreement is not intended to confer upon any Person other than the Parties any rights or remedies; provided, however, that, notwithstanding the foregoing, the Debt Financing Sources are intended third-party beneficiaries of, and may enforce, Section 8.5(b), this Section 8.9 and Section 8.14.
Section 8.10 Severability. To the fullest extent permitted by applicable Laws, the provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability or the other provisions of this Agreement. If any provision of this Agreement, or the application of that provision to any Person or any circumstance, is invalid or unenforceable, (a) a suitable and equitable provision shall be substituted for that provision in order to carry out, so far as may be valid and enforceable, the intent and purpose of the invalid or unenforceable provision and (b) the remainder of this Agreement and the application of the provision to other persons or circumstances shall not be affected by such invalidity or unenforceability, nor shall such invalidity or unenforceability affect the validity or enforceability of the provision, or the application of that provision, in any other jurisdiction.
Section 8.11 Rules of Construction. The Parties have been represented by counsel during the negotiation and execution of this Agreement and waive the application of any Laws or rule of construction providing that ambiguities in any, agreement or other document shall be construed against the Party drafting such agreement or other document to the fullest extent permitted by applicable Laws.
Section 8.12 Assignment. This Agreement shall not be assignable by operation of law or otherwise, except that Parent may designate, by written notice to the Company, a Subsidiary that is wholly owned by Parent to be merged with and into the Company in lieu of Merger Sub, in which event all references in this Agreement to Merger Sub shall, to the fullest extent permitted by applicable Laws, be deemed references to such Subsidiary, and in that case, all representations and warranties made in this Agreement with respect to Merger Sub as of the date of this Agreement shall be deemed representations and warranties made with respect to such Subsidiary as of the date of such designation.
Section 8.13 Remedies. Except as otherwise provided in this Agreement, any and all remedies expressly conferred upon a Party shall be cumulative with and not exclusive of any other remedy contained in this Agreement, at law or in equity and the exercise by a Party of any one remedy shall not preclude the exercise of any other remedy.
Section 8.14 Specific Performance.
(a) The Parties acknowledge and agree that (i) irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached and (ii) monetary damages would both be incalculable and an insufficient remedy for such failure or breach. It is accordingly agreed that, in addition to any other remedy they are entitled to at law or in equity, prior to the valid termination of this Agreement (or, solely with regard to Section 7.6, following such valid termination), each of the Parties shall, to the fullest extent permitted by applicable Laws, be entitled to seek specific performance and the issuance of immediate injunctive and other equitable relief to prevent breaches of this Agreement and to seek specifically to enforce the terms and provisions hereof in the Courts, without the necessity of proving the inadequacy of money damages as a remedy, and, to the fullest extent permitted by applicable Laws, the Parties further waive any requirement for the securing or posting of any bond in connection with the obtaining of any such injunctive or other equitable relief, this being in addition to any other remedy to which the Parties are entitled at Law or in equity. Each of the Parties further agrees, to the fullest extent permitted by applicable Laws, that in the event of any action for specific performance in respect of such breach or violation, it will not assert the defense that a remedy at law would be adequate or that the consideration reflected in this Agreement was inadequate or that the terms of this Agreement were not just and reasonable.
(b) Notwithstanding anything herein to the contrary, it is acknowledged and agreed that the Company shall be entitled to seek specific performance of Parent’s obligations to cause the Equity Financing to be funded and to consummate the Transactions if and only if (i) all of the conditions set forth in Section 6.1 and Section 6.2 (other than those conditions that by their nature or terms are to be satisfied at the Closing, so long as such conditions are at the time capable of being satisfied as if such time were the Closing) have been satisfied, (ii) the proceeds of the Debt Financings have been funded (or will be funded in accordance with the terms thereof at the Closing if the Equity Financing is funded at the Closing) in accordance with the terms set forth in the Debt Commitment Letter, (iii) Parent fails to consummate the Transactions by the date that is three (3) Business Days after the date on which Parent is required to consummate the Closing pursuant to Section 1.2, and (iv) the Company has irrevocably confirmed to Parent in writing (that has not been withdrawn or revoked) that (A) all of the conditions set forth in Section 6.1 and Section 6.3 (other than those conditions that by their nature or terms are to be satisfied at the Closing, so long as such conditions are at the time capable of being satisfied as if such time were the Closing) have been satisfied or have been waived by the Company, as the case may be, (B) the Company is prepared, willing and able to consummate the Closing, and (C) the Closing will occur pursuant to Article I if specific performance is granted and the Equity Financing is funded in accordance with the Equity Commitment

Letter. For the avoidance of doubt, while the Company shall have the right to seek (i) an injunction, specific performance or other equitable remedies in accordance with this Section 8.14 and (ii) payment of the Parent Termination Fee, under no circumstances shall the Company, directly or indirectly, be permitted or entitled to receive both (A) a grant of specific performance to cause the Equity Financing to be funded (whether under this Agreement or the Equity Commitment Letter) or other equitable relief to cause the aggregate Per Share Merger Consideration to be paid and the Closing to occur, on the one hand, and (B) payment of the Parent Termination Fee and any Enforcement Expenses (if any), on the other hand. Notwithstanding anything to the contrary herein, no Financing Source shall have any liability for any obligations or liabilities of the Parties or for any action, cause of action, claim, cross-claim or third-party claim of any kind or description whether in law or in equity, whether in tort, contract or otherwise, based on, in respect of, or by reason of, this Agreement, the Transactions, the Debt Financing, any of the agreements entered into in connection with the Debt Financing or any of the transactions contemplated thereby or the performance of any services thereunder or in respect of any oral representations made or alleged to be made in connection herewith or therewith. In no event shall the Company or any Company Related Party (i) seek the remedy of specific performance of this Agreement or seek to enforce this Agreement against, make any claims for breach of this Agreement against, or seek to recover monetary damages from, any Financing Source in connection with this Agreement, or (ii) seek to enforce the commitments against, make any claims for breach of the commitments of such Financing Source against, or seek to recover monetary damages from, or otherwise sue, the Financing Source in connection with this Agreement or the commitments of such Financing Source or the obligations of Financing Source thereunder. Nothing in this Section 8.14(b) shall affect the rights of Parent or, from and after the Closing, the Surviving Company, under the Debt Commitment Letter and any financing agreements.
Section 8.15 No Recourse. This Agreement may only be enforced against, and any claims or causes of action that may be based upon, arise out of or relate to this Agreement, or the negotiation, execution or performance of this Agreement and the Transactions may only be made against the entities that are expressly identified as the Parties, except for claims that the Company may assert in accordance with the Limited Guarantee or the Equity Commitment Letter, and then only with respect to the specific obligations set forth herein or therein with respect to such party. No Parent Related Party shall have any liability for any obligations or liabilities of the Parties or for any claim (whether at law, in equity, in contract, in tort or otherwise) based on, in respect of, or by reason of, the Transactions or in respect of any representations, warranties, covenants, agreements or other obligations or liabilities made or alleged to be made in connection herewith (other than the right of the Company to seek specific performance of the Equity Commitment Letter in accordance with the terms thereof and Section 8.14 and claims by the Company against any of the Guarantors under, and subject to the limitations of, the Limited Guarantee). Without limiting the rights of the Company against Parent or Merger Sub hereunder, in no event shall the Company or any Company Related Party, and the Company agrees not to, and to cause the Company Related Parties not to, seek to enforce this Agreement against, make any claims for breach of this Agreement against, or seek to recover monetary damages from, any Parent Related Party (other than the right of the Company to seek to cause specific performance by Parent of the Equity Commitment Letter in accordance with the terms thereof and Section 8.14 and claims by the Company against any of the Guarantors under, and subject to the limitations of, the Limited Guarantee).
Section 8.16 Counterparts; Effectiveness. To the fullest extent permitted by applicable Laws, this Agreement and any document or certificate contemplated by this Agreement may be executed and delivered, including by e-mail of an attachment in Adobe Portable Document Format or other file format based on common standards (“Electronic Delivery”), in any number of counterparts, and in separate counterparts, each of which when executed and delivered shall be deemed to be an original but all of which taken together shall constitute one and the same agreement. Any such counterpart, to the extent delivered using Electronic Delivery shall be treated in all manner and respects as an original executed counterpart and shall be considered to have the same binding legal effect as if it were the original signed version thereof delivered in-person. To the fullest extent permitted by applicable Laws, none of the Parties shall raise the use of Electronic Delivery to deliver a signature or the fact that any signature or this Agreement or any document or certificate contemplated by this Agreement was transmitted or communicated through the use of Electronic Delivery as a defense to the formation of a contract, and each forever waives any such defense, except to the extent that such defense relates to lack of authenticity. This Agreement shall become effective when each Party shall have received counterparts signed by all of the other Parties.
[Signature Page Follows]

IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the duly authorized officers of the Parties as of the date first written above.
OZARK HOLDINGS, LLC

By: Mariposa Capital, LLC, its sole manager

By:	/s/ Desiree DeStefano
Name:	Desiree DeStefano
Title:	Chief Financial Officer

SWEET OAK MERGER SUB, LLC

By: Mariposa Capital, LLC, its sole manager

By:	/s/ Desiree DeStefano
Name:	Desiree DeStefano
Title:	Chief Financial Officer

WHOLE EARTH BRANDS, INC.

By:	/s/ Rajnish Ohri
Name:	Rajnish Ohri
Title:	Co-Chief Executive Officer

By:	/s/ Jeff Robinson
Name:	Jeff Robinson
Title:	Co-Chief Executive Officer

EXHIBIT A

SURVIVING COMPANY CHARTER
(Attached)

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION
OF
WHOLE EARTH BRANDS, INC.
FIRST. The name of the corporation is Whole Earth Brands, Inc.
SECOND. The address of the corporation’s registered office in the State of Delaware is 251 Little Falls Drive, City of Wilmington, County of New Castle, Delaware 19808. The name of its registered agent at such address is Corporation Service Company.
THIRD. The purpose of the corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware.
FOURTH. The total number of shares of stock which the corporation shall have authority to issue is One Thousand (1,000). All such shares are to be Common Stock, par value of $0.0001 per share, and are to be of one class.
FIFTH. Unless and except to the extent that the bylaws of the corporation shall so require, the election of directors of the corporation need not be by written ballot.
SIXTH. In furtherance and not in limitation of the powers conferred by the laws of the State of Delaware, the Board of Directors of the corporation is expressly authorized to make, alter and repeal the bylaws of the corporation, subject to the power of the stockholders of the corporation to alter or repeal any bylaw whether adopted by them or otherwise.
SEVENTH. A director of the corporation shall not be liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except to the extent such exemption from liability or limitation thereof is not permitted under the General Corporation Law of the State of Delaware as the same exists or may hereafter be amended. Any amendment, modification, repeal or elimination of the foregoing sentence shall not adversely affect any right or protection of a director of the corporation thereunder in respect of any act or omission occurring prior to the time of such amendment, modification, repeal or elimination.
EIGHTH. The corporation shall indemnify its directors and officers to the fullest extent authorized or permitted by applicable law as the same exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the corporation to provide greater indemnification rights than said law permitted the corporation to provide prior to such amendment), and such right to indemnification shall continue as to a person who has ceased to be a director or officer of the corporation and shall inure to the benefit of his or her heirs, executors and personal and legal representatives; provided, however, that, except for proceedings to enforce rights to indemnification, the corporation shall not be obligated to indemnify any director or officer (or his or her heirs, executors or personal or legal representatives) in connection with a proceeding (or part thereof) initiated by such person unless such proceeding (or part thereof) was authorized or consented to by the Board of Directors of the corporation. The right to indemnification conferred by this Article EIGHTH shall include the right to be paid by the corporation the expenses incurred in defending or otherwise participating in any proceeding in advance of its final disposition upon receipt by the corporation of an undertaking by or on behalf of the director or officer receiving advancement to repay the amount advanced if it shall ultimately be determined that such person is not entitled to be indemnified by the corporation under this Article EIGHTH. The rights to indemnification and to the advancement of expenses conferred in this Article EIGHTH shall not be exclusive of any other right which a director or officer of the corporation may have or hereafter acquire under this certificate of incorporation, the bylaws of the corporation, any statute, agreement, vote of stockholders or disinterested directors or otherwise. Any amendment, repeal, modification or elimination of this Article EIGHTH by the stockholders of the corporation shall not adversely affect any rights to indemnification and to the advancement of expenses of a director or officer of the corporation existing at the time of such amendment, repeal, modification or elimination with respect to any acts or omissions occurring prior to such amendment, repeal, modification or elimination.
NINTH. The corporation reserves the right at any time, and from time to time, to amend, alter, change or repeal any provision contained in this certificate of incorporation, and other provisions authorized by the laws of the State of Delaware at the time in force may be added or inserted, in the manner now or hereafter prescribed by law; and all rights, preferences and privileges of whatsoever nature conferred upon stockholders, directors or any other persons whomsoever by and pursuant to this certificate of incorporation in its present form or as hereafter amended are granted subject to the rights reserved in this Article NINTH.

ANNEX B
February 12, 2024 Disinterested Members of the Board of Directors of Whole Earth Brands, Inc. 125 South Wacker Drive, Suite 3150 Chicago, IL 60606

Disinterested Members of the Board of Directors:
We understand that Whole Earth Brands, Inc. (the “Company”), Ozark Holdings, LLC (“Parent”), and Sweet Oak Merger Sub, LLC, a wholly-owned subsidiary of Parent (“Merger Sub”), propose to enter into an Agreement and Plan of Merger (the “Merger Agreement”), pursuant to which, among other things, Merger Sub will merge with and into the Company, with the Company as the surviving company in the merger (the “Merger”) in a transaction in which each outstanding share of common stock, par value $0.0001 per share, of the Company (the “Company Common Stock”), other than shares of Company Common Stock owned by the Company or any of its wholly-owned subsidiaries, Parent or any of its affiliates (including Merger Sub), all of which shares will be cancelled, or as to which dissenters rights have been properly exercised, will be converted into the right to receive $4.875 in cash (the “Per Share Merger Consideration”). The terms and conditions of the Merger are more fully set forth in the Merger Agreement.
The disinterested members of the Board of Directors (the “Board”) have asked for our opinion as to whether the Per Share Merger Consideration to be received by the holders of shares of Company Common Stock pursuant to the Merger Agreement is fair, from a financial point of view, to such holders (other than Parent, Merger Sub and their respective affiliates).
In arriving at our opinion, we have, among other things:
(i)	reviewed a draft dated February 11, 2024 of the Merger Agreement;
(ii)	reviewed certain publicly available financial and other information about the Company;
(iii)
reviewed certain information furnished to us by Company management and approved for our use by the Company, including financial forecasts and analyses, relating to the business, operations and prospects of the Company (the “Company Forecasts”);

(iv)	held discussions with members of senior management of the Company concerning the matters described in clauses (ii) and (iii) above;
(v)	reviewed the share trading price history and valuation multiples for the Company Common Stock and compared them with those of certain publicly traded companies that we deemed relevant;
(vi)	compared the proposed financial terms of the Merger with the financial terms of certain other transactions that we deemed relevant; and
(vii)	conducted such other financial studies, analyses and investigations as we deemed appropriate.
In our review and analysis and in rendering this opinion, with your permission we have assumed and relied upon, but have not assumed any responsibility to independently investigate or verify, the accuracy and completeness of all financial and other information that was supplied or otherwise made available to us by the Company or that was publicly available to us (including, without limitation, the information described above), or that was otherwise reviewed by us. We have relied on assurances of the management of the Company that it is not aware of any facts or circumstances that would make any of the foregoing information incomplete, inaccurate or misleading. In our review, we did not obtain any independent evaluation or appraisal of any of the assets or liabilities (contingent, accrued, derivative, off-balance sheet or otherwise), nor did we conduct a physical inspection of any of the properties or facilities of, the Company, and we have not been furnished with and assume no responsibility to obtain, any such evaluations, appraisals or physical inspections. We have not evaluated the solvency or fair value of the Company or any other entity under any laws relating to bankruptcy, insolvency or similar matters.
With respect to the Company Forecasts provided to and reviewed by us, we note that projecting future results of any company is inherently subject to uncertainty. However, we have been advised, and we have assumed, that the Company Forecasts were reasonably prepared on bases reflecting the best currently available estimates and good faith judgments of the management of the Company as to the future financial performance of the Company and the other matters covered thereby. We express no opinion as to the Company Forecasts or the assumptions on which they are based.
Our opinion is based on economic, monetary, regulatory, market and other conditions existing and which can be evaluated as of the date hereof. We expressly disclaim any undertaking or obligation to advise any person of any change in any fact or matter affecting our opinion of which we become aware after the date hereof.
We have made no independent investigation of, and we express no view or opinion as to, any legal, regulatory, accounting or tax matters affecting or relating to the Company, and we have assumed the correctness in all respects material to our analyses and opinion of all legal, regulatory, accounting and tax advice given to the Company and the Board including, without limitation, with respect to changes in, or the impact of, accounting standards or tax and other laws, regulations and governmental and legislative policies affecting the Company or the Merger and legal, regulatory, accounting and tax consequences of the terms of, and transactions contemplated by, the Merger Agreement and related documents to the Company and its stockholders. In addition, in preparing this opinion, we have not taken into account any tax consequences of the transaction to any holder of Company Common Stock. We have assumed that the Merger will be consummated in accordance with the terms of the Merger Agreement without waiver, modification or amendment of any term, condition or agreement and in compliance with all applicable laws, documents and other requirements and that the final form of the Merger Agreement will be substantially similar to the last draft reviewed by us. We have also assumed that in the course of obtaining the necessary governmental, regulatory or third-party approvals, consents, waivers and releases for the Merger or otherwise, including with respect to any divestitures or other requirements, no delay, limitation, restriction or condition will be imposed or occur that would have an adverse effect on the Company, Parent or the contemplated benefits of the Merger or that otherwise would be material in any respect to our analyses or opinion.
Our opinion does not address the relative merits of the transactions contemplated by the Merger Agreement as compared to any alternative transaction or opportunity that might be available to the Company, nor does it address the underlying business decision by the Company or the Board to engage in the Merger or the terms of the Merger Agreement or the documents referred to therein, including the form or structure of the Merger or any term, aspect or implication of any other agreements, arrangements or understandings entered into in connection with, or contemplated by or resulting from the Merger or otherwise. Our opinion does not constitute a recommendation as to how any holder of shares of Company Common Stock should vote on the Merger or any matter related thereto. We have not been asked to address, and our opinion does not address, the fairness to, or any other consideration of, the holders of any class of securities, creditors or other constituencies of the Company or any other party, other than the holders of shares of Company Common Stock (other than Parent, Merger Sub and their respective affiliates). We express no view or opinion as to the price at which shares of Company Common Stock will trade or otherwise be transferrable at any time. Furthermore, we do not express any view or opinion as to the fairness, financial or otherwise, of the amount or nature of any compensation or other consideration payable to or to be received by any of the Company’s officers, directors or employees, or any class of such persons, in connection with the Merger relative to the Per Share Merger Consideration to be received by holders of shares of Company Common Stock or otherwise. Our opinion has been authorized by the Fairness Committee of Jefferies LLC.
It is understood that our opinion is for the use and benefit of the disinterested members of the Board of Directors of the Company (in their capacity as such) in their consideration of the Merger, and may not be relied upon by any affiliates of Parent or other individuals or entities who are otherwise participating in the Merger.
We have been engaged by the Company to act as its financial advisor in connection with the Merger and will receive a fee for our services, a portion of which is payable upon delivery of this opinion and a significant portion of which is payable contingent upon consummation of the Merger. We also will be reimbursed for expenses incurred. The Company has also agreed to indemnify us against liabilities arising out of or in connection with the services rendered and to be rendered by us under such engagement. As you are aware, in the past two years, we and our affiliates have not provided financial advisory or financing services to the Company or Parent for which we and our affiliates have received compensation. As you are also aware, in the past two years, we have provided investment banking services to certain affiliates of Parent and may continue to do so and have received, and may receive, fees for the rendering of such services. In the ordinary course of our business, we and our affiliates may trade or hold securities or financial instruments (including loans and other obligations) of the Company or Parent and/or their respective affiliates for our own account and for the accounts of our customers and, accordingly, may at any time hold long or short positions or otherwise effect transactions in those securities. In addition, we may seek to, in the future, provide financial advisory and financing services to the Company, Parent or entities that are affiliated with the Company or Parent, for which we would expect to receive compensation. Except as otherwise expressly provided in our engagement letter with the Company, our opinion may not be used or referred to by the Company, or quoted or disclosed to any person (including any officer or director of the Company affiliated with Parent) in any manner, without our prior written consent.
Based upon and subject to the foregoing, we are of the opinion that, as of the date hereof, the Per Share Merger Consideration to be received by the holders of shares of Company Common Stock pursuant to the Merger Agreement is fair, from a financial point of view, to such holders (other than Parent, Merger Sub and their respective affiliates).
Very truly yours,

/s/ Jefferies LLC

JEFFERIES LLC

ANNEX C
Section 262 of the General Corporation Law of the State of Delaware
§ 262. Appraisal rights
(a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger, consolidation, conversion, transfer, domestication or continuance, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger, consolidation, conversion, transfer, domestication or continuance nor consented thereto in writing pursuant to § 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder’s shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word “stockholder” means a holder of record of stock in a corporation; the words “stock” and “share” mean and include what is ordinarily meant by those words; the words “depository receipt” mean a receipt or other instrument issued by a depository representing an interest in 1 or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository; the words “beneficial owner” mean a person who is the beneficial owner of shares of stock held either in voting trust or by a nominee on behalf of such person; and the word “person” means any individual, corporation, partnership, unincorporated association or other entity.
(b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent, converting, transferring, domesticating or continuing corporation in a merger, consolidation, conversion, transfer, domestication or continuance to be effected pursuant to § 251 (other than a merger effected pursuant to § 251(g) of this title), § 252, § 254, § 255, § 256, § 257, § 258, § 263, § 264, § 266 or § 390 of this title (other than, in each case and solely with respect to a converted or domesticated corporation, a merger, consolidation, conversion, transfer, domestication or continuance authorized pursuant to and in accordance with the provisions of§ 265 or § 388 of this title):
(1) Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of the meeting of stockholders, or at the record date fixed to determine the stockholders entitled to consent pursuant to § 228 of this title, to act upon the agreement of merger or consolidation or the resolution providing for the conversion, transfer, domestication or continuance (or, in the case of a merger pursuant to § 251(h) of this title, as of immediately prior to the execution of the agreement of merger), were either: (i) listed on a national securities exchange or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in § 251(f) of this title.
(2) Notwithstanding paragraph (b)(1) of this section, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent, converting, transferring, domesticating or continuing corporation if the holders thereof are required by the terms of an agreement of merger or consolidation, or by the terms of a resolution providing for conversion, transfer, domestication or continuance, pursuant to § 251, § 252, § 254, § 255, § 256, § 257, § 258, § 263, § 264, § 266 or § 390 of this title to accept for such stock anything except:
a. Shares of stock of the corporation surviving or resulting from such merger or consolidation, or of the converted entity or the entity resulting from a transfer, domestication or continuance if such entity is a corporation as a result of the conversion, transfer, domestication or continuance, or depository receipts in respect thereof;
b. Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger, consolidation, conversion, transfer, domestication or continuance will be either listed on a national securities exchange or held of record by more than 2,000 holders;
c. Cash in lieu of fractional shares or fractional depository receipts described in the foregoing paragraphs (b)(2)a. and b. of this section; or

d. Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing paragraphs (b)(2)a., b. and c. of this section.
(3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under § 253 or § 267 of this title is not owned by the parent immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.
(4) [Repealed.]
(c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation, the sale of all or substantially all of the assets of the corporation or a conversion effected pursuant to § 266 of this title or a transfer, domestication or continuance effected pursuant to § 390 of this title. If the certificate of incorporation contains such a provision, the provisions of this section, including those set forth in subsections (d), (e), and (g) of this section, shall apply as nearly as is practicable.
(d) Appraisal rights shall be perfected as follows:
(1) If a proposed merger, consolidation, conversion, transfer, domestication or continuance for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for notice of such meeting (or such members who received notice in accordance with § 255(c) of this title) with respect to shares for which appraisal rights are available pursuant to subsection (b) or (c) of this section that appraisal rights are available for any or all of the shares of the constituent corporations or the converting, transferring, domesticating or continuing corporation, and shall include in such notice either a copy of this section (and, if 1 of the constituent corporations or the converting corporation is a nonstock corporation, a copy of § 114 of this title) or information directing the stockholders to a publicly available electronic resource at which this section (and, § 114 of this title, if applicable) may be accessed without subscription or cost. Each stockholder electing to demand the appraisal of such stockholder’s shares shall deliver to the corporation, before the taking of the vote on the merger, consolidation, conversion, transfer, domestication or continuance, a written demand for appraisal of such stockholder’s shares; provided that a demand may be delivered to the corporation by electronic transmission if directed to an information processing system (if any) expressly designated for that purpose in such notice. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder’s shares. A proxy or vote against the merger, consolidation, conversion, transfer, domestication or continuance shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger, consolidation, conversion, transfer, domestication or continuance, the surviving, resulting or converted entity shall notify each stockholder of each constituent or converting, transferring, domesticating or continuing corporation who has complied with this subsection and has not voted in favor of or consented to the merger, consolidation, conversion, transfer, domestication or continuance, and any beneficial owner who has demanded appraisal under paragraph (d)(3) of this section, of the date that the merger, consolidation or conversion has become effective; or
(2) If the merger, consolidation, conversion, transfer, domestication or continuance was approved pursuant to § 228, § 251(h), § 253, or § 267 of this title, then either a constituent, converting, transferring, domesticating or continuing corporation before the effective date of the merger, consolidation, conversion, transfer, domestication or continuance, or the surviving, resulting or converted entity within 10 days after such effective date, shall notify each stockholder of any class or series of stock of such constituent, converting, transferring, domesticating or continuing corporation who is entitled to appraisal rights of the approval of the merger, consolidation, conversion, transfer, domestication or continuance and that appraisal rights are available for any or all shares of such class or series of stock of such constituent, converting, transferring, domesticating or continuing corporation, and shall include in such notice either a copy of this section (and, if 1 of the constituent corporations or the converting, transferring, domesticating or continuing corporation is a nonstock corporation, a copy of § 114 of this title) or information directing the stockholders to a publicly available electronic resource at which this section (and § 114 of this title, if applicable) may be accessed without subscription or cost. Such notice may, and, if given on or after the effective date of the merger, consolidation, conversion, transfer, domestication or continuance, shall, also notify such stockholders of the effective date of the merger, consolidation, conversion, transfer, domestication or continuance. Any stockholder entitled to appraisal rights may, within 20 days after the date of giving such notice or, in the case of a merger approved pursuant to § 251(h) of this title, within the later of the consummation of the offer contemplated by § 251(h) of this title and 20 days after the date of giving such notice, demand in writing from the surviving, resulting or converted entity the appraisal of such holder’s shares; provided that a demand may be delivered to such entity by electronic transmission if directed to an information processing system (if any) expressly designated for that purpose in such notice. Such demand will be sufficient if it reasonably informs such entity of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder’s shares. If such notice did not notify stockholders of the effective date of the merger, consolidation, conversion, transfer, domestication or continuance, either (i) each such constituent corporation or the converting, transferring, domesticating or continuing corporation shall send a second notice before the effective date of the merger, consolidation, conversion, transfer, domestication or continuance notifying each of the holders of any class or series of stock of such constituent, converting, transferring, domesticating or continuing corporation that are entitled to appraisal rights of the effective date of the merger, consolidation, conversion, transfer, domestication or continuance or (ii) the surviving, resulting or converted entity shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice or, in the case of a merger approved pursuant to § 251(h) of this title, later than the later of the consummation of the offer contemplated by § 251(h) of this title and 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder’s shares in accordance with this subsection and any beneficial owner who has demanded appraisal under paragraph (d)(3) of this section. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation or entity that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation or the converting, transferring, domesticating or continuing corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger, consolidation, conversion, transfer, domestication or continuance, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.
(3) Notwithstanding subsection (a) of this section (but subject to this paragraph (d)(3)), a beneficial owner may, in such person’s name, demand in writing an appraisal of such beneficial owner’s shares in accordance with either paragraph (d)(1) or (2) of this section, as applicable; provided that (i) such beneficial owner continuously owns such shares through the effective date of the merger, consolidation, conversion, transfer, domestication or continuance and otherwise satisfies the requirements applicable to a stockholder under the first sentence of subsection (a) of this section and (ii) the demand made by such beneficial owner reasonably identifies the holder of record of the shares for which the demand is made, is accompanied by documentary evidence of such beneficial owner’s beneficial ownership of stock and a statement that such documentary evidence is a true and correct copy of what it purports to be, and provides an address at which such beneficial owner consents to receive notices given by the surviving, resulting or converted entity hereunder and to be set forth on the verified list required by subsection (f) of this section.
(e) Within 120 days after the effective date of the merger, consolidation, conversion, transfer, domestication or continuance, the surviving, resulting or converted entity, or any person who has complied with subsections (a) and (d) of this section and who is otherwise entitled to appraisal rights, may commence an appraisal proceeding by filing a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger, consolidation, conversion, transfer, domestication or continuance, any person entitled to appraisal rights who has not commenced an appraisal proceeding or joined that proceeding as a named party shall have the right to withdraw such person’s demand for appraisal and to accept the terms offered upon the merger, consolidation, conversion, transfer, domestication or continuance. Within 120 days after the effective date of the merger, consolidation, conversion, transfer, domestication or continuance, any person who has complied with the requirements of subsections (a) and (d) of this section, upon request given in writing (or by electronic transmission directed to an information processing system (if any) expressly designated for that purpose in the notice of appraisal), shall be entitled to receive from the surviving, resulting or converted entity a statement setting forth the aggregate number of shares not voted in favor of the merger, consolidation, conversion, transfer, domestication or continuance (or, in the case of a merger approved pursuant to § 251(h) of this title, the aggregate number of shares (other than any excluded stock (as defined in § 251(h)(6)d. of this title)) that were the subject of, and were not tendered into, and accepted for purchase or exchange in, the offer referred to in § 251(h)(2) of this title)), and, in either case, with respect to which demands for appraisal have been received and the aggregate number of stockholders or beneficial owners holding or owning such shares (provided that, where a beneficial owner makes a demand pursuant to paragraph (d)(3) of this section, the record holder of such shares shall not be considered a separate stockholder holding such shares for purposes of such aggregate number). Such statement shall be given to the person within 10 days after such person’s request for such a statement is received by the surviving, resulting or converted entity or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) of this section, whichever is later.
(f) Upon the filing of any such petition by any person other than the surviving, resulting or converted entity, service of a copy thereof shall be made upon such entity, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all persons who have demanded appraisal for their shares and with whom agreements as to the value of their shares have not been reached by such entity. If the petition shall be filed by the surviving, resulting or converted entity, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving, resulting or converted entity and to the persons shown on the list at the addresses therein stated. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving, resulting or converted entity.
(g) At the hearing on such petition, the Court shall determine the persons who have complied with this section and who have become entitled to appraisal rights. The Court may require the persons who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any person fails to comply with such direction, the Court may dismiss the proceedings as to such person. If immediately before the merger, consolidation, conversion, transfer, domestication or continuance the shares of the class or series of stock of the constituent, converting, transferring, domesticating or continuing corporation as to which appraisal rights are available were listed on a national securities exchange, the Court shall dismiss the proceedings as to all holders of such shares who are otherwise entitled to appraisal rights unless (1) the total number of shares entitled to appraisal exceeds 1% of the outstanding shares of the class or series eligible for appraisal, (2) the value of the consideration provided in the merger, consolidation, conversion, transfer, domestication or continuance for such total number of shares exceeds $1 million, or (3) the merger was approved pursuant to § 253 or § 267 of this title.
(h) After the Court determines the persons entitled to an appraisal, the appraisal proceeding shall be conducted in accordance with the rules of the Court of Chancery, including any rules specifically governing appraisal proceedings. Through such proceeding the Court shall determine the fair value of the shares exclusive of any element of value arising from the accomplishment or expectation of the merger, consolidation, conversion, transfer, domestication or continuance, together with interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. Unless the Court in its discretion determines otherwise for good cause shown, and except as provided in this subsection, interest from the effective date of the merger, consolidation, conversion, transfer, domestication or continuance through the date of payment of the judgment shall be compounded quarterly and shall accrue at 5% over the Federal Reserve discount rate (including any surcharge) as established from time to time during the period between the effective date of the merger, consolidation or conversion and the date of payment of the judgment. At any time before the entry of judgment in the proceedings, the surviving, resulting or converted entity may pay to each person entitled to appraisal an amount in cash, in which case interest shall accrue thereafter as provided herein only upon the sum of (1) the difference, if any, between the amount so paid and the fair value of the shares as determined by the Court, and (2) interest theretofore accrued, unless paid at that time. Upon application by the surviving, resulting or converted entity or by any person entitled to participate in the appraisal proceeding, the Court may, in its discretion, proceed to trial upon the appraisal prior to the final determination of the persons entitled to an appraisal. Any person whose name appears on the list filed by the surviving, resulting or converted entity pursuant to subsection (f) of this section may participate fully in all proceedings until it is finally determined that such person is not entitled to appraisal rights under this section.
(i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving, resulting or converted entity to the persons entitled thereto. Payment shall be so made to each such person upon such terms and conditions as the Court may order. The Court’s decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving, resulting or converted entity be an entity of this State or of any state.
(j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a person whose name appears on the list filed by the surviving, resulting or converted entity pursuant to subsection (f) of this section who participated in the proceeding and incurred expenses in connection therewith, the Court may order all or a portion of such expenses, including, without limitation, reasonable attorney’s fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal not dismissed pursuant to subsection (k) of this section or subject to such an award pursuant to a reservation of jurisdiction under subsection (k) of this section.
(k) Subject to the remainder of this subsection, from and after the effective date of the merger, consolidation, conversion, transfer, domestication or continuance, no person who has demanded appraisal rights with respect to some or all of such person’s shares as provided in subsection (d) of this section shall be entitled to vote such shares for any purpose or to receive payment of dividends or other distributions on such shares (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger, consolidation, conversion, transfer, domestication or continuance). If a person who has made a demand for an appraisal in accordance with this section shall deliver to the surviving, resulting or converted entity a written withdrawal of such person’s demand for an appraisal in respect of some or all of such person’s shares in accordance with subsection (e) of this section, either within 60 days after such effective date or thereafter with the written approval of the corporation, then the right of such person to an appraisal of the shares subject to the withdrawal shall cease. Notwithstanding the foregoing, an appraisal proceeding in the Court of Chancery shall not be dismissed as to any person without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just, including without limitation, a reservation of jurisdiction for any application to the Court made under subsection (j) of this section; provided, however that this provision shall not affect the right of any person who has not commenced an appraisal proceeding or joined that proceeding as a named party to withdraw such person’s demand for appraisal and to accept the terms offered upon the merger, consolidation, conversion, transfer, domestication or continuance within 60 days after the effective date of the merger, consolidation, conversion, transfer, domestication or continuance, as set forth in subsection (e) of this section. If a petition for an appraisal is not filed within the time provided in subsection (e) of this section, the right to appraisal with respect to all shares shall cease.
(l) The shares or other equity interests of the surviving, resulting or converted entity to which the shares of stock subject to appraisal under this section would have otherwise converted but for an appraisal demand made in accordance with this section shall have the status of authorized but not outstanding shares of stock or other equity interests of the surviving, resulting or converted entity, unless and until the person that has demanded appraisal is no longer entitled to appraisal pursuant to this section.

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During The Meeting - Go to **www.virtualshareholdermeeting.com/FREE2024SM**

You may attend the meeting via the internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions. Vote by 11:59 P.M. ET on July 30, 2024. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

V39020-S92765

KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

WHOLE EARTH BRANDS, INC.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Special Meeting:
The Proxy Statement is available at www.proxyvote.com.

V39021-S92765

WHOLE EARTH BRANDS, INC.
Special Meeting of Stockholders
July 31, 2024 at 9:00 a.m. Eastern Time
This proxy is solicited by the Board of Directors

The stockholder(s) hereby appoint(s) Ira W. Schlussel, Vice-President and Chief Legal Officer of the Company, with full power of substitution and re-substitution, as proxy, and hereby authorize(s) him to represent and to vote, as designated on the reverse side of this ballot, all of the shares of Common Stock of WHOLE EARTH BRANDS, INC. that the stockholder(s) is/are entitled to vote at the Special Meeting of Stockholders to be held at 9:00 a.m. Eastern Time on July 31, 2024, live via the internet - please visit www.virtualshareholdermeeting.com/FREE2024SM - and any adjournment or postponement thereof.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors' recommendations.

Continued and to be signed on reverse side